Form 10KSB40, Exhibit 13
period 1996-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 1997-04-03
CIK 714286

                            UNITED FINANCIAL BANKING
                        COMPANIES, INC. AND SUBSIDIARIES


                         ANNUAL REPORT TO SHAREHOLDERS

                                C O N T E N T S



                                                          Page

INDEPENDENT AUDITOR'S REPORT                                  1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                 2
  Consolidated statements of income                           3
  Consolidated statements of stockholders' equity             4
  Consolidated statements of cash flows                  5 -  6
  Notes to financial statements                          7 - 28

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
United Financial Banking Companies, Inc.

We have audited the consolidated balance sheet of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1994, and for the year ended December 31, 1994, were audited by other auditors whose report dated February 6, 1995 on those statements included an explanatory paragraph that described substantial doubt about the Company's ability to continue as a going concern as discussed in Note 9 to the financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has suffered recurring losses from operations. As of December 31,1996, the Company's banking subsidiary is in compliance with the provisions of an Order to Cease and Desist Certain Practices issued by the Federal Deposit Insurance Corporation, as discussed in Note 11. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Notes 9 and 11. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



       / s /


D.R. MAXFIELD & COMPANY

January 16, 1997

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES           2

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

              ASSETS                                                        1996            1995
                                                                       --------------   ------------
  Cash and due from banks (Note 11)                                    $   4,265,513    $ 2,187,146
  Interest-bearing deposits in other banks                                   300,000        400,541
  Federal funds sold                                                         898,000      6,360,000
                                                                       -------------    -----------
  Total cash and cash equivalents                                          5,463,513      8,947,687
                                                                       -------------    -----------
  Securities available-for-sale (Note 2)                                   2,095,422        603,500
  Securities held-to-maturity  (Note 2)                                      300,000        300,000
                                                                       -------------    -----------
  Total securities                                                         2,395,422        903,500
                                                                       -------------    -----------
  Loans and lease financing, net of unearned income of
    1996 $52,175; 1995 $320,716 (Notes 3, 4 and 10)                       30,618,335     23,874,982
  Less:  Allowance for loan/lease losses                                    (584,106)      (462,846)
                                                                       -------------    -----------
  Net loans and lease financing                                           30,034,229     23,412,136
  Real estate owned, net (Note 5)                                          3,115,080      7,912,936
  Premises and equipment, net (Note 6)                                       132,712      1,419,122
  Other assets                                                               460,733        470,589
                                                                       -------------    -----------
                                                                          33,742,754     33,214,783
                                                                       -------------    -----------

         Total assets                                                  $  41,601,689    $43,065,970
                                                                       =============    ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                                             $   7,897,677    $ 7,033,571
    Savings and NOW                                                        2,779,982      2,966,721
    Money market                                                           3,970,348      5,917,979
    Time:
      Under $100,000                                                      16,763,355     15,139,336
      $100,000 and over                                                    6,323,212      6,417,628
                                                                       -------------    -----------
         Total deposits                                                   37,734,574     37,475,235
  Short-term debt (Note 7)                                                         -      1,538,544
  Accounts payable and accrued expenses (Note 8)                             360,295        382,144
                                                                       -------------    -----------

         Total liabilities                                                38,094,869     39,395,923
                                                                       -------------    -----------

COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)

REDEEMABLE PREFERRED STOCK (Note 16)
  Series A $-0- par value, authorized 900 shares, 500 shares issued in 1996 and 0 shares in 1995, 10% cumulative
     dividend, redemption value @ 9/30/2001 $1,125,000                       768,750              -
                                                                       -------------    -----------

STOCKHOLDERS' EQUITY (Notes 11, 14 and 17)
  Preferred stock $-0- par value,
    authorized 5,000,000 shares, no shares issued                                  -              -
  Common stock, par value $1; authorized 3,500,000
    shares, issued 2,808,201 shares in 1996 and 1995;                      2,808,201      2,808,201
  Surplus                                                                 10,514,311     10,533,061
  Accumulated deficit                                                   ( 10,583,932)    (9,676,323)
  Unrealized holding gain (loss) on securities available-for-sale               (510)         5,108
                                                                       -------------    -----------
         Total stockholders' equity                                        2,738,070      3,670,047
                                                                       -------------    -----------

         Total liabilities and stockholders' equity                    $  41,601,689    $43,065,970
                                                                       =============    ===========

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES           3

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994


                                                            1996           1995           1994
                                                         -----------   ------------   ------------

Interest income:
  Interest and fees on loans/leases                      $2,462,895    $ 1,823,798    $ 1,442,648
  Interest on investment securities                         117,225         37,872              -
  Interest on interest-bearing deposits                      23,351          8,793              -
  Interest on federal funds sold                            224,807        321,404        163,917
                                                         ----------    -----------    -----------
                                                          2,828,278      2,191,867      1,606,565
                                                         ----------    -----------    -----------
Interest expense:
  Interest on deposits (Note 13)                          1,498,089      1,341,370        942,657
  Interest on short-term borrowings (Note 7)                 64,762            347         38,962
  Interest on long-term debt                                      -          1,879         10,470
                                                         ----------    -----------    -----------
                                                          1,562,851      1,343,596        992,089
                                                         ----------    -----------    -----------
Net interest income                                       1,265,427        848,271        614,476
Provision for loan/lease losses (Note 3)                    694,203           (295)      (238,727)
                                                         ----------    -----------    -----------
         Net interest income after provision
           for loan/lease losses                            571,224        848,566        853,203
                                                         ----------    -----------    -----------

Noninterest income (loss):
  Other earning assets                                       11,000          8,250         24,448
  Loan servicing and other fees                              82,669         77,614        117,107
  Gain on the sale of fixed assets (Notes 6 and 10)         734,641              -         20,000
  Other income (Note 12)                                   (176,428)       145,932        418,233
                                                         ----------    -----------    -----------
                                                            651,882        231,796        579,788
                                                         ----------    -----------    -----------

Noninterest expense:
  Salaries                                                  746,352        762,478        818,229
  Employee benefits (Note 14)                               140,611        (21,447)       125,513
  Occupancy                                                 133,151        154,864        193,263
  Furniture and equipment                                    45,697        103,857        115,620
  Other (Note 15)                                         1,067,365      1,404,098      2,409,131
                                                         ----------    -----------    -----------
                                                          2,133,176      2,403,850      3,661,756
                                                         ----------    -----------    -----------

Loss before income taxes                                   (910,070)    (1,323,488)    (2,228,765)
Provision (credit) for federal income
  taxes (Note 8)                                             (2,461)         2,598         10,640
                                                         ----------    -----------    -----------
Net loss before extraordinary gain                         (907,609)    (1,326,086)    (2,239,405)
Extraordinary gain, net of state income
  tax effect of $20,158 (Note 9)                                  -              -      3,357,375
                                                         ----------    -----------    -----------

Net income (loss)                                        $ (907,609)   $(1,326,086)   $ 1,117,970
                                                         ==========    ===========    ===========

Earnings per share:
  Income (loss) before extraordinary gain                     $(.32)         $(.48)        $(2.20)
  Extraordinary gain                                              -              -           3.30
                                                         ----------    -----------    -----------
  Net income (loss) (Note 1)                                  $(.32)         $(.48)         $1.10
                                                         ==========    ===========    ===========

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES           4

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994




                                      Common                     Accumulated     Unrealized
                                      Stock        Surplus         Deficit      Gain on AFS       Total
                                    ----------   -----------    ------------    -----------    -----------

Balance, December 31, 1993          $1,007,201   $10,191,762    $ (9,468,207)   $         -    $ 1,730,756

  Net income                                 -             -       1,117,970              -      1,117,970

  Net proceeds from issuance
  of shares of common
  stock (Note 17)                    1,701,641       316,459               -              -      2,018,100
                                    ----------   -----------    ------------    -----------    -----------

Balance, December 31, 1994          $2,708,842   $10,508,221    $ (8,350,237)   $         -    $ 4,866,826

  Net loss                                   -             -      (1,326,086)             -     (1,326,086)

  Net proceeds from issuance
    of shares of common
    stock (Note 17)                     99,359        24,840               -              -        124,199

  Change in unrealized
    holding gain on
    available-for-sale
    securities (AFS), net
    of taxes                                 -             -               -          5,108          5,108
                                    ----------   -----------    ------------    -----------    -----------

Balance, December 31, 1995          $2,808,201   $10,533,061    $ (9,676,323)   $     5,108    $ 3,670,047
                                    ----------   -----------    ------------    -----------    -----------

  Net loss                                   -             -        (907,609)             -       (907,609)

  Accrued dividend for
    redeemable preferred
    stock - series A (Note 16)               -       (18,750)              -              -        (18,750)

  Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                 -             -               -         (5,618)        (5,618)
                                    ----------   -----------    ------------    -----------    -----------

Balance, December 31, 1996          $2,808,201   $10,514,311    $(10,583,932)   $      (510)   $ 2,738,070
                                    ==========   ===========    ============    ===========    ===========

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES           5

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994


                                                                     1996           1995          1994
                                                                 -----------    -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                               $  (907,609)   $(1,326,086)   $ 1,117,970
 Adjustments to reconcile net income (loss)
 to net cash provided by (used in) operating
 activities:
   Extraordinary gain from extinguishment

     of debt                                                               -              -     (3,377,533)
   Depreciation and amortization                                      72,370         77,621         90,890
   Provision for loan/lease losses                                   694,203            295       (238,727)
   Provision for losses on real estate owned                         168,187        488,000      1,437,957
   Amortization of investment security discounts                      (1,898)       (13,488)             -
   Amortization of loan fees and discounts                           (25,991)       (78,468)       102,823
   Net gain on disposal of fixed assets                             (734,641)       (10,653)       (20,000)
   Net (gain) loss on real estate owned                              306,969        (43,671)       111,022
   Net gain on other earning assets                                        -              -       (211,948)
   Net gain on loan servicing rights                                       -              -        (27,919)
   Amortization of loan servicing rights                                   -              -         29,124
   Increase in taxes payable                                               -              -         30,798
   (Increase) decrease in other assets                                13,908        (83,511)       470,107
   Increase (decrease) in other liabilities                          (22,673)      (698,738)        28,821
                                                                 -----------    -----------    -----------
       Net cash provided by (used in) operating
         activities                                                 (437,175)    (1,688,699)      (456,615)
                                                                 -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected - non-bank subsidiaries                          50,493         47,220        149,473
 Bank loans and leases repaid, net of
  originations                                                    (7,857,586)    (9,852,649)     2,922,888
 Loan fees and discounts deferred                                      3,049              -         88,196
 Purchases of securities held-to-maturity                                  -       (300,376)             -
 Purchases of securities available-for-sale                       (1,695,642)      (584,528)             -
 Investments made in real estate owned                            (5,178,439)    (4,404,748)    (1,942,066)
 Investments made in other earning assets                                  -              -        (40,350)
 Proceeds received from maturity of AFS securities                   200,000              -              -
 Proceeds received from real estate owned                         10,011,649      7,235,937      3,009,908
 Proceeds received from other earning assets                               -              -        419,652
 Proceeds received from loan servicing rights sold                         -              -        128,844
 Purchases of premises and equipment                                 (19,840)       (79,370)        (3,627)
 Proceeds from sale of premises and equipment                      1,968,521         17,236         20,000
                                                                 -----------    -----------    -----------
       Net cash provided by (used in) investing
         activities                                               (2,517,795)    (7,921,278)     4,752,918
                                                                 -----------    -----------    -----------

See Notes to Consolidated Financial Statements.

                                                                               6

                                                               1996           1995           1994
                                                           ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in demand deposits, savings
   accounts, NOW accounts and money market accounts         (1,276,263)     8,350,008     (1,611,890)
 Certificates of deposit sold (matured), net                 1,535,603      3,088,918     (5,345,419)
 Net change in short-term borrowings                        (1,538,544)       804,544     (1,300,000)
 Proceeds from issuance of long-term debt                            -              -        700,000
 Proceeds from issuance of redeemable preferred stock          750,000              -              -
 Proceeds from issuance of convertible note                          -              -        124,199
 Proceeds from issuance of common stock                              -              -      2,018,100
 Payments on long-term debt                                          -        (84,948)        (1,516)
                                                           -----------    -----------    -----------

       Net cash provided by (used in) financing
         activities                                           (529,204)    12,158,522     (5,416,526)
                                                           -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents        (3,484,174)     2,548,545     (1,120,223)

Cash and cash equivalents at beginning of year               8,947,687      6,399,142      7,519,365
                                                           -----------    -----------    -----------

Cash and cash equivalents at end of year                   $ 5,463,513    $ 8,947,687    $ 6,399,142
                                                           ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
 Cash paid during the years for:
   Interest on deposits and other borrowings               $ 1,701,011    $ 1,513,210    $ 1,014,979
                                                           ===========    ===========    ===========

   Income taxes                                            $    11,471    $    33,080    $     4,572
                                                           ===========    ===========    ===========

NON-CASH ITEMS
 Increase in foreclosed properties and
   decrease in loans                                       $   513,740    $   486,974    $ 1,002,455
  Other liabilities - accrued REO payables                           -              -        492,336
 Effect on stockholders' equity of an
   unrealized gain (loss) on debt and
   equity securities in available-for-sale                      (5,618)         5,108              -

        UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES              7

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

       Basis of accounting:

          The accounting and reporting policies used in preparing these financial statements conform to generally accepted accounting principles and to general practices within the commercial banking industry.

       Principles of consolidation:

          The accompanying consolidated financial statements include the accounts of United Financial Banking Companies, Inc. and subsidiaries (the Company). Following is a summary of each subsidiary and its primary business activity:

         The Business Bank and Subsidiaries       Commercial Bank
         (the Bank)

         Business Venture Capital, Inc. (BVCI)    Develop certain real estate
                                                  held for sale

         Omni Homes, Inc. (Omni)                  Hold certain real estate
                                                  held for sale see Note 9

    All material intercompany accounts and transactions have been eliminated in consolidation.

       Pervasiveness of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Presentation of cash flows:

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and investments in certificates of deposit. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans not acquired for resale, demand, interest checking, savings, and time deposits are reported net.


       Securities:

          Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity (HTM) when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

          Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale (AFS). Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders' equity.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   8

       Securities (continued):

          The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income from investments. The Company adopted SFAS 115 effective January 1, 1996. See Note 2.

       Loans and lease financing:

          Loans are stated at unpaid principal balances, net of unearned income and the allowance for loan losses. Interest on discounted loans is recognized using the effective yield method. For all other loans, interest is accrued daily on the outstanding balances. Net deferred loan fees and discounts on loans are being amortized over the contractual and/or the estimated average life of the loans as an adjustment of the yield. The estimated average lives of such loans range from one to ten years.

          Lease financing contracts are recorded on the finance method of accounting. Under this method, the aggregate amount of all lease payments and the estimated residual value of the equipment is recorded as an asset. The excess of these assets over the investments in the leased equipment is recorded as unearned income and is credited to income over the lives of the leases under a method that results in an approximate level rate of return when related to the unrecovered lease investment.

          Loans are placed on non-accrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received.

       Allowance for loan/lease losses:

          The allowance for loan/lease losses represents an amount which management believes will be adequate to absorb potential losses inherent in the existing loan/lease portfolio. Principal factors in management's evaluation of the adequacy of the allowance include prior loss experience, changes in the composition and volume of the portfolio, overall portfolio quality, the value of underlying collateral, reviews of portfolio quality by state and federal supervisory authorities, specific problem loans, and current and anticipated economic conditions that may affect a borrower's ability to repay. The allowance for loan/lease losses is increased by provisions for losses charged to expense and decreased by charge-offs, net of recoveries. In the normal course of business, it is reasonably possible that this estimate will change in the near term.

          In 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), which was amended in 1995 by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure (SFAS 118). These standards address the accounting for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Loans that are to be foreclosed or that are solely dependent on the collateral for repayment may alternatively be measured based on the fair value of the collateral for such loans. Measurement may also be based on observable market prices. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for credit losses. The Company adopted SFAS 114 and SFAS 118 effective January 1, 1995. Adoption of the standards has not had a material impact on the Company's financial position or results of operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   9

       Real estate owned:

          Real estate owned consists of properties held for resale which were acquired through foreclosure on loans secured by real estate. Other real estate is carried at the lower of cost or appraised market value. In the normal course of business, it is reasonably possible that the estimated market value will change in the near term. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense. Routine holding costs, subsequent declines and recoveries in appraised value are included in other expense. Net gains or losses on disposal are included in other income.

          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, (SFAS 121). SFAS 121 does not apply to financial instruments, long-term customer relationships of a financial institution, mortgage and other servicing rights, deferred policy acquisition costs or deferred tax assets, all of which are covered by existing accounting standards. Assets which are within the scope of SFAS 121 include real estate owned, premises and equipment, certain identifiable intangibles and goodwill related to those assets. The Company adopted SFAS 121 effective January 1, 1996. As the Company had similar existing accounting policies, adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

       Other earning assets:

          Other earning assets includes certain acquisition, development and construction (ADC) loans and rental properties. Certain ADC loans, while legally structured as loans, are accounted for as real estate investments or joint ventures in accordance with generally accepted accounting principles. This accounting treatment is applied whenever, in management's opinion, such loans have essentially the same risks and rewards as those of investments in real estate or joint ventures. The Company capitalizes interest on ADC loans accounted for as investments or joint ventures at the Company's average applicable interest rate. The equity method of accounting is used for investments in ADC loans accounted for as joint ventures. Assets are recorded at the lower of cost or estimated net realizable value.

       Premises and equipment:

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, not exceeding 40 and 10 years for buildings and equipment, respectively. Leasehold improvements are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the Company's records and net gain or loss is included in operations expense or income .

       Mortgage Servicing Rights:

          In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, (SFAS 122). SFAS 122 amends SFAS 65, Accounting for Certain Mortgage Banking Activities, to require the rights to service mortgage loans originated for sale be recognized as separate assets either upon origination (if a definitive plan to sell the loans and to retain the rights exists) or upon sale of the loans, based on the relative fair values of the rights and loans. SFAS 122 also requires that mortgage servicing rights be assessed for impairment based on the fair value of those rights, using a stratified method. The Company adopted SFAS 122 effective January 1, 1996. The adoption of this standard had no impact on the financial condition or results of operation, since the Company, as of December 31, 1996, had no transactions which were identified as meeting the criteria of SFAS 122.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  10

       Income taxes:

          The Company accounts for certain income and expense items in different time periods for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences using an asset and liability approach. Investment tax credits taken in prior years relating to lease financing are deferred and amortized over the terms of the respective leases.

       Earnings per share:

          Earnings per share are computed using the weighted average number of shares of common stock outstanding as adjusted retroactively to reflect shares issued in connection with stock dividends. The computation includes the effect of average common equivalent shares attributable to stock options and/or stock warrants only if such effect is dilutive. Weighted average shares were 2,808,201 in 1996, 2,757,752 in 1995 and 1,016,525 in 1994. The computation includes the effect of the dividend accrued on the Company's redeemable preferred stock (Note 16) which totaled $18,750 in 1996 and $-0- in 1995 and 1994.

       Reclassifications:

          Certain amounts for fiscal year 1995 and 1994 have been reclassified to conform to the presentation for fiscal year 1996.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  11

Note 2.  Securities

     In May 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115)." The Company adopted the provisions of SFAS 115 effective January 1, 1996, in accordance with the statement. SFAS 115 was not applicable for the prior period financial statements as the Company did not hold any investment securities at that date.

     The amortized cost, market value, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

     Securities Available-for-Sale
     -----------------------------
                                                           Gross         Gross
                                                         Unrealized   Unrealized       Fair
                                        Amortized Cost     Gains        Losses        Value
                                        --------------   ----------   -----------   ----------

       December 31, 1996:
       U.S. Treasury                        $2,095,932       $    -        $(510)   $2,095,422
                                            ----------       ------   ----------    ----------
       Total                                $2,095,932       $    -        $(510)   $2,095,422
                                            ==========       ======   ==========    ==========

       December 31, 1995:
       U.S. Treasury                        $  598,392       $5,108        $   -    $  603,500
                                            ----------       ------   ----------    ----------
       Total                                $  598,392       $5,108        $   -    $  603,500
                                            ==========       ======   ==========    ==========


       Securities Held-to-Maturity
       ---------------------------

       December 31, 1996:
       U.S. Government Agencies             $  300,000       $1,768        $   -    $  301,768
                                            ----------       ------   ----------    ----------
       Total                                $  300,000       $1,768        $   -    $  301,768
                                            ==========       ======   ==========    ==========

       December 31, 1995:
       U.S. Government Agencies             $  300,000       $6,250        $   -    $  306,250
       Other Securities                              -       $    -        $   -    $        -
                                            ----------       ------   ----------    ----------
       Total                                $  300,000       $6,250        $   -    $  306,250
                                            ==========       ======   ==========    ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  12

  The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity are shown below.

       Securities Available-for-Sale              Cost      Fair Value
       -----------------------------           ----------   ----------

       Due in one year or less                 $1,099,429   $1,101,172
       Due after 1 year through 5 years           996,503      994,250
       Due after 5 years through 10 years               -            -
       Due after 10 years                               -            -
                                               ----------   ----------
       Total                                   $2,095,932   $2,095,422
                                               ==========   ==========

       Securities Held-to-Maturity
       ---------------------------
       Due in one year or less                 $  300,000   $  301,768
       Due after 1 year through 5 years                 -            -
       Due after 5 years through 10 years               -            -
       Due after 10 years                               -            -
                                               ----------   ----------
       Total                                   $  300,000   $  301,768
                                               ==========   ==========



  Securities with an amortized cost of $1,598,415 and $898,392 at December 31, 1996, and 1995, respectively, were pledged as collateral for treasury, tax and loan, a daylight overdraft line at the Federal Reserve and a letter of credit at Community Bankers Bank.

  No gross gains or gross losses were realized in 1996 or 1995.



Note 3.  Loans and Lease Financing and Related Accounts

  Loans and lease financing consists of:

                                                1996                1995
                                         ------------------   -----------------

           Commercial                           $21,868,684         $17,535,738
           Real estate construction               1,527,521           1,979,587
           Real estate mortgage                   4,418,814           1,568,745
           Installment                            2,438,674           1,946,570
           Direct financing lease                         -                   -
           Leveraged leases                         364,642             844,342
                                                -----------         -----------
                                                $30,618,335         $23,874,982
                                                ===========         ===========

  Investment in direct financing leases does not include total estimated residual values for leased computer equipment at December 31, 1996 and 1995.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  13

   During 1988, the Company entered into an agreement to lease computer
   equipment under a leveraged lease agreement.   During 1995, the lessee
   exercised its option to exchange computer equipment for like-kind computer equipment in a tax-free exchange. The leases have been reclassified as new leveraged leases since the lessees, lease term and residual value also changed. The lease expires in 1998. The estimated residual value of the leased computer equipment has been determined by an independent appraiser. Estimated residual values are subject to change based upon technological obsolescence, physical deterioration and other factors. In the normal course of business, it is reasonably possible that this estimate will change in the near term. A change in the estimated residual value would affect the unearned and deferred income. The Company's net investment in leveraged leases is composed of the following elements:

                                                            1996         1995
                                                          ---------   -----------
           Estimated residual value of leased assets      $366,700    $1,086,590
           Less:  unearned and deferred income              (2,058)     (242,248)
                                                          --------    ----------
           Investment in leveraged leases                  364,642       844,342
           Less:  deferred taxes arising from
            leveraged leases                                     -             -
                                                          --------    ----------
           Net investment in leveraged leases             $364,642    $  844,342
                                                          ========    ==========

   Deferred taxes arising from leveraged leases have been limited by the carryforward of net operating losses. For the years ended December 31, 1996 and 1995 there was no income effect from the leveraged lease.

   Nonperforming loans are those on which income is recognized on the cash basis (non-accrual loans) and those on which the yield has been reduced substantially because of credit deterioration (restructured loans).

   Nonperforming loans and loans 90 days or more past due are summarized as follows:

                                                             1996       1995
                                                           --------   --------

           Non-accrual                                     $328,355   $403,318
           Restructured                                           -          -
                                                           --------   --------
           Total nonperforming                              328,355    403,318
           90 days or more past due                               -          -
                                                           --------   --------
                                                           $328,355   $403,318
                                                           ========   ========

   The following is an analysis of approximate interest income related to loans on non-accrual status:

                                                                        1996       1995
                                                                    --------   --------
           Interest income that would have been recognized          $ 55,000   $ 80,000
           Amount recognized as interest income                       17,000     33,000
                                                                    --------   --------
           Difference                                               $ 38,000   $ 47,000
                                                                    ========   ========

   There were no commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1996.


   Changes in the allowance for loan/lease losses are summarized as follows:

                                                   1996         1995
                                                ----------   ----------

           Balance, beginning                   $ 462,846    $ 700,666
           Provision charged to operations        694,203         (295)
           Loans charged off                     (594,140)    (269,434)
           Recoveries                              21,197       31,909
                                                ---------    ---------
           Balance, ending                      $ 584,106    $ 462,846
                                                =========    =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  14

Note 4.  Significant Concentrations of Credit Risk

   The Company's business activity is primarily with customers located in Northern Virginia and the surrounding metropolitan area. A portion of the Company's lending activities is with customers involved in residential or commercial real estate development or in holding land to be developed. As of December 31, 1996 and 1995, the Company and its subsidiaries had loans to such customers amounting to approximately $4,019,000 and $4,478,000, respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. Generally, these loans are secured by the underlying real estate, securities and/or business assets.

   The Company maintains cash in commercial checking accounts. Accounts at the commercial banks are insured by the Federal Deposit Insurance Corporation only up to $100,000 per customer. At December 31, 1996, the Company had uninsured cash of $58,203.



Note 5.  Real Estate Owned

                                                                          1996           1995
                                                                       -----------    -----------

          Real estate owned                                            $ 4,452,905    $11,658,239
              Allowances for losses on real estate owned                (1,337,825)    (3,745,303)
                                                                       -----------    -----------
              Real estate owned, net                                   $ 3,115,080    $ 7,912,936
                                                                       ===========    ===========

   Capitalized interest amounted to $144,000 and $147,800 for the years ended December 31, 1996 and 1995, respectively.

   Changes in the allowance for losses on real estate owned are summarized as follows:

                                                    1996           1995
                                                -----------    -----------
           Balance, beginning                   $ 3,745,303    $ 4,025,486
           Provision charged to operations          168,187        488,000
           Losses charged to allowance           (2,575,665)      (768,183)
                                                -----------    -----------
           Balance, ending                      $ 1,337,825    $ 3,745,303
                                                ===========    ===========


Note 6.  Premises and Equipment

   Major classifications of premises and equipment are summarized as follows:

                                                   1996          1995
                                                ----------   ------------

           Land                                 $       -    $   390,923
           Buildings                                    -      1,226,875
           Leasehold improvements                 225,908        225,908
           Furniture and equipment                634,581        637,111
                                                ---------    -----------
                                                  860,489      2,480,817
           Accumulated depreciation and
            amortization                         (727,777)    (1,061,695)
                                                ---------    -----------
                                                $ 132,712    $ 1,419,122
                                                =========    ===========

   On December 30, 1996, the Bank sold the building it occupies and the surrounding land for $1,968,171, net. The transaction resulted in a gain of $734,291. The Bank then entered into a one year lease to rent the building sold. As of December 31, 1996, the Bank's minimum obligation for the lease totaled $187,820. The lease terms include three options for renewal and a right of first offer. During the normal course of planning, Bank management decided that the Bank would require a significant capital expenditure, the purchase of an automatic teller machine. The projected expense required Bank management to analyze and to decide the

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  15
   best location for the Bank for the  future.   As a result of the analysis,
   the Bank, subsequent to December 31, 1996, chose to exercise the first option, a nine year extension. The future minimum lease payments for the Bank lease, including the option period, total $2,083,620.

   Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 1996, are as follows:

                1997                              $248,913
                1998                                63,132
                1999                                65,026
                2000                                33,488
                2001                                     -
                Later years                              -
                                                  --------
                Total minimum lease payments      $410,559
                                                  ========


   In 1995, the Company consolidated its operations into one location. The site previously leased for bank operations has been sublet and the rental income has been netted against rent expense. Also, during 1996 and 1995 the Bank sublet a portion of the building headquarters, the income of which is netted against rent expense.

   Rental expense for operating leases amounted to $(17,074), $13,261 and $29,115 for the years ended December 31, 1996, 1995 and 1994, respectively.

   Depreciation and amortization expense of $72,370 in 1996, $77,621 in 1995 and $90,890 in 1994, is included in occupancy expense or furniture and equipment expense, depending on the nature of the asset.


Note 7.  Short-Term Debt

                                                       1996       1995
                                                       -----   ----------

   Note payable at 8% fixed, collateralized
     by real estate classified as real estate
     owned.  Interest is payable quarterly and
     principal is due on demand.                       $   -   $   64,840

   Note payable of $500,000 at prime plus 5%,
     collateralized by cash distributions from
     BVCI.  Interest is payable quarterly
     and principal is due December 31, 1996.***            -      500,000

   Note payable of $700,000 at prime plus 5%,
     collateralized by common stock of the Bank
     and BVCI.  Interest is payable quarterly
     and principal is due December 31, 1996.***            -      700,000

   Note payable of $273,704 at prime plus 2%,
     collateralized by a first deed of trust on
     certain BVCI property.  Interest is payable
     monthly and principal is due December 1996.           -      273,704
                                                       ------  ----------
                                                       $   -   $1,538,544
                                                       ======  ==========

   In 1996 and 1995, interest was capitalized on certain properties classified as real estate owned (Note 5).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  16

   The following is a summary of short-term debt and weighted average interest rates:

                                                          1996          1995
                                                       ----------    ----------

           Average daily amount outstanding            $1,743,971    $  727,511
                                                       ==========    ==========

           Weighted average interest rate                    12.0%         12.5%
                                                       ==========    ==========

           Maximum outstanding at any month-end**      $3,962,946    $1,538,544
                                                       ==========    ==========


   *** On October 1, 1996, the Company paid various note holders $600,000 to retire a portion of the $700,000 and $500,000 secured note debt. The remaining $600,000 of short-term debt was converted into redeemable preferred stock (Note 16).



Note 8.  Income Taxes

   The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, as of the beginning of the fiscal year 1994. The adoption of SFAS No. 109 had no effect on the net income of the Company.

   Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

                           1996      1995     1994
                         --------   ------   -------

           Current       $(2,461)   $2,598   $10,640
           Deferred            -         -         -
                         -------    ------   -------
                         $(2,461)   $2,598   $10,640
                         =======    ======   =======

   The credit for income taxes for the years ended December 31, 1996 and 1995, is limited due to the Company's inability to utilize net operating losses and alternative minimum tax credits.


   There were no net deferred income tax assets (liabilities) as of December 31, 1996 and 1995, as illustrated in the following table:

                                                          1996           1995
                                                      -----------    -----------

           Deferred tax liabilities                   $(1,086,224)   $(2,840,812)
           Deferred tax assets                          5,395,677      7,153,062
           Deferred asset valuation allowance          (4,309,453)    (4,312,250)
                                                      -----------    -----------
           Net deferred tax assets (liabilities)      $         -    $         -
                                                      ===========    ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  17

   The principal sources of the deferred tax provisions were as follows:

                                                       1996          1995         1994
                                                    -----------   ----------   ----------

       Accelerated depreciation                     $  182,978    $  65,151    $ (73,237)
       Lease financing                                 285,950      109,694      241,747
       Provision for loan losses                      (185,201)        (101)    (261,819)
       Valuation adjustment of real properties        (851,512)     (36,098)    (321,089)
       Deferred compensation plans                           -      (65,867)       8,785
       Supplemental retirement plans                     1,632        1,513      (49,995)
       Acquisition, development and
         construction loans                                  -            -      (18,129)
       Net operating loss carryforward                (614,880)    (628,677)    (313,037)
       Limitation of net operating losses
         and alternative minimum tax credits         1,195,450      585,839      785,777
       Other                                           (14,417)     (31,454)         997
                                                    ----------    ---------    ---------
                                                    $        -    $       -    $       -
                                                    ==========    =========    =========


   A reconciliation between the amount of reported federal income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate is as follows:

                                                      1996          1995          1994
                                                   ----------   ------------   -----------

         Income (loss) before income taxes         $(910,070)   $(1,323,488)   $1,148,768
         Applicable statutory income tax rate             34%            34%           34%
                                                   ---------    -----------    ----------
         Computed "expected" federal tax
           expense                                  (309,424)      (449,986)      390,581
         Adjustments to federal income tax
           resulting from:
             Net operating loss carryforward         309,424        449,986      (275,637)
             Other                                    (2,461)         2,598      (104,304)
                                                   ---------    -----------    ----------
         Provision for federal income tax          $  (2,461)   $     2,598    $   10,640
                                                   =========    ===========    ==========

   At December 31, 1996, the Company has net operating loss carryforwards for income tax purposes of $5,264,330 which will expire $518,977 in 2006, $1,066,398 in 2007, $1,849,246 in 2008 and $1,829,709 in 2010. The Company
   also has an alternative minimum tax credit carryforward of approximately $302,000 which may be carried forward indefinitely.


Note 9.  Commitments and Contingencies

       Omni Homes, Inc.
       ----------------

   In 1994, the Company foreclosed its collateral position on the common stock of its borrower, Omni Homes, Inc. (Omni). Omni, a real estate development company, defaulted on its loan with a principal balance of $465,000. This loan subsequently was charged off in full by the Company in 1994, all expenses associated with the foreclosure and lawsuit have been expensed as incurred, and the Omni common stock is currently carried on the books at no value.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  18

   In 1994, the Company on behalf of the wholly-owned subsidiary, Omni, instituted a lawsuit against Prince William County, alleging indirect condemnation and substantial damages therefrom. On November 1, 1995, the Prince William County Circuit Court ruled in favor of Omni Homes and awarded $850,000 in damages in addition to allowing Omni to retain ownership of the 72-acre piece of property appraised at $350,000. Prince William County appealed the ruling in December, 1995, to the Virginia Supreme Court. On January 10, 1997, the Virginia Supreme Court reversed the lower court ruling and ruled in favor of Prince William County. In addition to the 'land condemnation' issue, Omni pursued recovery of legal expenses. As a result of the Virginia Supreme Court ruling in favor of Prince William County, the Virginia Supreme Court also ruled that Omni was responsible for Prince William County's legal fees of approximately $8,200.

   On the recommendation of counsel, the UFBC Board of Directors and management have decided to pursue the appeal process. During the process, Omni is projected to incur only minor out of pocket expenses. If the matter is accepted for hearing before the U.S. Supreme Court, UFBC on behalf of Omni, will incur duplication charges of approximately $8,000.

       FDIC Settlement
       ---------------

   Although a profit was reported by the Company for the year ended December 31, 1994, it was primarily attributable to one-time asset recoveries and an extraordinary gain on settlement of a debt with the Federal Deposit Insurance Corporation. The Company continues to report losses. As a consequence, the Company continues to operate under a restrictive agreement with the Federal Reserve and State Corporation Commission, and the Company's Bank subsidiary operates under a similar agreement with the Federal Deposit Insurance
   Corporation.  These agreements are discussed further in Note 11.   The
   Company and the Bank subsidiary currently are in compliance with these agreements and, most importantly, exceed the capital adequacy requirements. Nonetheless, the long-term ability of the Company to continue as a going concern is dependent upon management's ability to return the Company to consistent profitability. Achieving this goal will depend on continuing to reduce the level of non-earning assets, increasing earning assets (loans and investments), controlling operating expenses and continuing to meet the terms of the agreements with the regulatory agencies.

   Though there can be no assurance that these measures will succeed, the Company has taken several steps since 1994 to achieve the above objectives. During 1994 and 1995, a significant portion of senior management was replaced and the organization restructured in order to facilitate the implementation of a more focused strategic plan for the Company. Concurrently, several seasoned businessmen of varied backgrounds were added to the Company's Boards of Directors. During 1996, the Bank subsidiary gained additional expertise and community support by the establishment of an Advisory Board consisting of ten community businessmen and women. Since December 31, 1994 to December 31, 1996, the Company has reduced non-earning assets, including real estate owned, by $8,365,000 or 68.9%. During the same period, the Company's loan portfolio, net of unearned income, and security investments have increased $10,462,000 or 71.1%, while operating expenses have decreased $250,000 or 12.3%.

       General Contingency
       -------------------

   The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 1996 which would have a material adverse effect on the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  19

Financial Instruments With Off-Balance Risk
-------------------------------------------

   In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Such collateral, where required, generally consists of real estate and assets of the business.

   Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Company is willing to extend. At December 31, 1996 and 1995, commitments to extend credit under unused lines of credit amounted to approximately $2,813,335 and $1,747,000, respectively.

   The Company's outstanding standby letters of credit amounted to approximately $531,528 and $167,000 as of December 31, 1996 and 1995, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.


Note 10.  Related Party Transactions

   Directors and officers of the Company were customers of, and entered into transactions with, the Company in the ordinary course of business. Loan transactions with directors and officers were made on substantially the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Loans to directors and officers, including family members or businesses in which they have 5 percent or more beneficial ownership, are summarized as follows:

             Balance, December 31, 1994      $ 50,722
               Additions                       58,309
               Reductions                     (41,123)
                                             --------
             Balance, December 31, 1995      $ 67,908
               Additions                      863,623
               Reductions                     (48,144)
                                             --------
             Balance, December 31, 1996      $883,387
                                             ========

   The December 31, 1996 balance consists of both secured and unsecured loans. None of the loans to related parties were classified as non-performing as of December 31, 1996.

   As part of the recapitalization which occurred at December 30, 1994, certain directors and shareholders of the Company purchased $700,000 of notes secured by all of the common stock of the Bank and BVCI (Notes 7 and 11). In 1995, as a measure to comply with the Order (Note 11), certain directors and shareholders of the Company purchased $500,000 of notes secured by projected cashflows of BVCI.

   Certain directors and shareholders were participants in both transactions. During 1996, certain shareholders and directors holding $600,000 of the secured notes were paid in full. Certain shareholders and directors holding $600,000 of the secured notes chose to convert their notes to redeemable preferred stock (Note 16).

   During the year ended December 31,1996, the building which serves as the Company's headquarters was sold to a limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The building was sold for $1,968,171, net. The sale resulted in a gain of $734,291 for the Company's banking subsidiary which owned the building. The terms of the sale were substantially the same as those prevailing for similar sales within the market area that the building is located. The Company did not finance any portion of the transaction.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  20

   During the year ended December 31, 1996, the Bank sold a piece of foreclosed real estate to another limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The foreclosed property was sold for
   $960,294, net. The sale resulted in a consolidated loss of $370,529.   With
   regulatory approval, the Bank financed $790,000 of the sales price of the property. The loan was made on substantially the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


Note 11.  Regulatory Requirements and Restrictions

   On August 12, 1994, the Business Bank (Bank), UFBC's main subsidiary, consented to the issuance of a Cease and Desist Order (Order) by the Federal Deposit Insurance Corporation (FDIC) and by the Virginia Commissioner of Financial Institutions. On December 31, 1994, UFBC entered into a written agreement (Agreement) with the Federal Reserve Bank of Richmond and the Commissioner of Financial Institutions, Bureau of Financial Institutions of the Commonwealth of Virginia. The Order and the Agreement address various areas of operation in the Company, most specifically the Bank, and required the Board of Directors and management to complete and to perform several specific directives. The Order and the Agreement also include provisions to monitor the Company's progress toward profitability. The Order also requires the Bank to maintain a minimum Leverage Capital ratio of 6%.

   As of December 31, 1996, management believes that the Company is in compliance with all terms and provisions of the Order and of the Agreement.

   The Company's banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. As stipulated in the Order, the Bank is restricted from paying dividends until so approved by the appropriate regulatory authorities. The Bank paid no dividends in 1996, 1995 and 1994.

   The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank's capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank's capital and surplus totaled approximately $2,846,000 at December 31, 1996; thus net assets of the Bank in excess of approximately $284,600 were restricted from use by UFBC in the form of loans or advances. UFBC had no such borrowings from the Bank in 1996 or 1995.

   As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 1996 was $379,000.

   The Federal Reserve Board issued risk-based capital guidelines for bank holding companies. The guidelines initially defined a two-tier capital framework. Tier I Capital consists of common and qualifying preferred shareholders' equity less intangible assets. Tier II Capital consists of mandatory convertible, subordinated and other qualifying debt, preferred stock not qualifying as Tier I Capital and the reserve for loan losses up to
   1.25 percent of risk-weighted assets. Under these guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items such as loan commitments are also applied a risk weight after conversion to balance sheet equivalent amounts. Tier I and Tier II Capital require a minimum ratio of 4.0% and 8.0%, respectively. The Federal Reserve issued another guideline, a minimum Leverage ratio, which measures the ratio of Tier I capital to quarterly average assets less intangible assets. A Leverage ratio of 3% must be maintained for highly rated banks. Otherwise, the minimum leverage ratio, based upon the institution's overall financial condition, must be at least 100 to 200 basis points above the minimum. These guidelines were also adopted by the Federal Deposit Insurance Corporation and therefore applies to the

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  21

   Company's banking subsidiary. Additionally, the Federal Reserve Board requires bank holding companies to meet a minimum ratio of qualifying Total (combined Tier I and Tier II) capital to risk-weighted assets of 8.0%, at least half of which must be composed of core (Tier I) capital elements. The following table presents the Company and the Bank's capital position and related ratios as of December 31, 1996 and 1995.

                                                                                       1996              1995
                                                                                  -------------       -----------
       Tier I Capital
           Company                                                                  $ 2,737,560       $ 3,670,047
           The Business Bank                                                          2,846,159         2,444,320
       Total qualifying capital
           Company                                                                  $ 3,862,590       $ 4,086,452
           The Business Bank                                                          3,233,509         2,829,855
       Risk-weighted assets
           Company                                                                  $31,388,047       $33,265,920
           The Business Bank                                                         30,987,987        30,842,784
       Quarterly average assets
           Company                                                                  $42,658,678       $43,517,261
           The Business Bank                                                         41,014,942        40,456,681

                                                                                                         Required
       Risk-based capital ratios:                                           1996           1995           Minimum
                                                                       ---------    -----------       -----------

       Tier I capital (Tier I capital/risk-weighted assets)
           Company                                                          8.72%         11.03%             4.00%
           The Business Bank                                                9.18%          7.93%             4.00%
       Total capital (Total capital/risk-weighted assets)
           Company                                                         12.31%         12.28%             8.00%
           The Business Bank                                               10.43%          9.18%             8.00%
       Leverage ratio (Tier I capital/adjusted average assets)
           Company                                                          6.42%          8.43%            *6.00%
           The Business Bank                                                6.94%          6.04%            *6.00%

*Minimum required by the Order and Agreement


Note 12.  Other Income
                                                                            1996           1995              1994
                                                                       ---------    -----------       -----------

       Gain on sale of loans                                           $       -    $         -       $    73,651
       Service charges on deposits                                        71,362         65,795            65,712
       Fees on letters of credit                                           7,433          5,188             5,060
       Gain on sale of other earning assets                                    -              -           187,500
       Gain (loss) on sale of real estate owned                         (306,969)        35,420          (111,022)
       Other                                                              30,294         39,529            59,331
       Gain on canceled director deferred
         compensation plans                                                    -              -            27,803
       Forfeited deposit on real estate owned                             21,452              -            50,000
       Gain on sale of loan servicing rights                                   -              -            27,919
       Benefit from life insurance policy                                      -              -            32,279
                                                                       ---------    -----------       -----------

                                                                       $(176,428)   $   145,932       $   418,233
                                                                       =========    ===========       ===========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  22


Note 13.  Interest on Deposits
                                                          1996        1995         1994
                                                      ----------   ----------   ---------

             Savings and NOW                          $   66,738   $   46,248   $  44,630
             Money market                                163,612      155,577      58,354
             Time:
               Under $100,000                            929,006      811,137     650,949
               $100,000 and over                         338,733      328,408     289,935
             Less capitalized interest                         -            -    (101,211)
                                                      ----------   ----------   ---------
                                                      $1,498,089   $1,341,370   $ 942,657
                                                      ==========   ==========   =========

   In 1994, interest was capitalized on certain ADC loans and certain property classified as real estate owned (Note 5).

Note 14.  Employee Benefit Programs

   (a) Retirement Plans

   The Company had a 401(K) Plan which covered all employees who met specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $1,200 in 1996. The Company has made no contributions to the Plan to date. Future contributions, if any, will be determined annually at the discretion of the Company's Board of Directors.

   (b)  Stock Options

   The Company has an Executive Stock Plan (Plan) covering substantially all employees. Under the Plan, any employee who has or is expected to significantly contribute to the Company's growth and profit may be granted one or more options and/or Stock Appreciation Rights (SAR). Members of the Compensation Committee are not eligible. The Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options or SAR's.

   The Committee establishes the price of each option share granted. The maximum number of shares issuable under the Plan currently is 308,910 based on formula adjustments since adoption of the Plan. This amount includes the 60,313 increase in the number of shares issuable under the Plan which was approved at the Annual Meeting of Shareholders on June 12,1996. The options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. As of December 31, 1996, 205,410 options to purchase common stock were granted. Certain employee grants are to vest over a 4 year span.

   In 1996, Company shareholders approved the 1996 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase an aggregate of 40,000 shares of Company Common Stock to non-employee directors of the Company and the Bank. The options have a term of ten years from the date of grant and have an exercise price of $1.50 per share. On July 1, 1996, five non-employee directors received options to purchase 4,000 shares of Company Common Stock. All non-employee members of the Board of Directors of the Company and the Bank will receive non-qualified options to purchase 2,000 shares of Common Stock on each of July 1,1997 and July 1, 1998, subject to reduction and proration if there are not sufficient authorized shares remaining available for issuance pursuant to the plan to issue the full number of options to each director. No options may be granted pursuant to the Directors Plan after July 1, 1998. In the event of the sale, merger or other consolidation of the Company before July 1, 1998, all options available for issuance shall be immediately granted, vested and exercisable without any waiting periods.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  23

   The following table summarizes the Company's stock option activity for the year ended December 31, 1996:

                                              Average
                                             Price Per
                                               Share     Options
                                             ---------   -------
    Outstanding at December 31, 1995         $      -          -
        Granted                                  1.50    245,410
        Exercised                                   -          -
        Canceled or expired                         -          -
                                             --------    -------
    Outstanding at December 31, 1996            $1.50    245,410
                                             --------    =======
    Exercisable at December 31, 1996            $1.50    141,264
                                             --------    =======

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Such plans include all arrangements by which employees or others receive shares of stock or other equity instruments of the Company. SFAS 123 allows two alternative accounting methods: (1) fair-value-based method, or (2) an intrinsic-value-based method which is already prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25).

   Under the fair value based method, compensation expense would be measured as the fair value of the equity instrument, such as a stock option (option) on the date granted, and would be recognized over the vesting period of the option. Fair value would be determined by considering, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock of the option and the stock's expected volatility, expected dividends on the underlying stock, and the risk-free interest rate for the expected term of the option. Under the intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the option as of the date granted, over the exercise price. Under the Company's plan, options have no intrinsic value on the date of grant as the exercise price equals the market price of that date.

   The Company has elected to account for stock-based compensation under the intrinsic value guidelines of APB 25. Accordingly, no compensation expense associated with the options granted had been recognized as of December 31, 1996. The required proforma disclosures have not been presented because the effect of applying SFAS 123's fair value method to the Company's stock-based awards results in net income and earnings per share that are not materially different from the 1996 amounts reported.


Note 15.  Other Expense

                                                        1996         1995         1994
                                                     ----------   ----------   ----------

       Amortization of loan servicing rights         $        -   $        -   $   29,124
       Data processing                                   90,088       47,402        2,469
       Professional fees                                180,634      314,596      213,139
       Stationery, printing and supplies                 36,137       38,669       61,376
       Insurance                                        144,232      111,910      158,923
       Consulting and commissions                       121,622       90,246       58,294
       Telephone                                         15,956       29,574       27,740
       Advertising                                       22,405       29,127       37,856
       Travel, mileage, and lodging                      11,909        1,151       10,172
       Provision for losses on real
         estate owned, net                              168,187      488,000    1,437,957
       Real estate owned, holding expense               178,202      183,764      187,515
       Other                                             97,993       69,659      184,566
                                                     ----------   ----------   ----------
                                                     $1,067,365   $1,404,098   $2,409,131
                                                     ==========   ==========   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  24


NOTE 16.  Redeemable Preferred Stock

   The Board of Directors has authorized the issuance of up to 900 shares of Series A Preferred Stock in exchange for the certain promissory notes issued by the Company or for cash. The issuance of up to 180,000 warrants, exercisable at $1.50 per warrant and expiring September 30, 2001, has also been authorized. The Series A Preferred Stock shall bear a ten percent (10%) cumulative annual dividend, payable quarterly, prorated for any quarter where the shares have been outstanding for less than a full quarter, except for the dividend payable January 1, 1997, which shall be a full dividend regardless of the date of issuance of the Series A Preferred Stock. The Series A Preferred Stock shall be redeemable by the company at any time, or from time to time, in whole or in part, at a redemption price of one thousand five hundred dollars ($1,500) plus any dividends accrued but unpaid as of the redemption date. The Series A Preferred Stock will be mandatorily redeemed, at a redemption price of one thousand five hundred dollars ($1,500) plus any dividends accrued but unpaid as of the redemption date, on September 30, 2001. The Company is not required to set up a sinking fund or similar reserve of funds for the redemption of the Series A Preferred Stock. While any shares of Series A Preferred Stock are outstanding, the Company is restricted from repurchasing or redeeming any shares of Common Stock or any other class of stock junior to the Series A Preferred Stock. Generally, the Series A Preferred Stock will not be entitled to vote except as may be required by law or upon the occurrence of an event of default. In general, an event of default will have occurred if the Company shall fail to redeem or provide for the redemption of all Series A Preferred Stock, and to have paid all accrued but unpaid dividends on the Series A Preferred Stock, by September 30, 2001. Upon the occurrence of an event of default, the Series A Preferred Stock, voting as a separate class and subject to the receipt of any required regulatory approvals, shall be entitled to elect a majority of the Board of Directors. Additionally, the approval of the holders of a majority of the Series A Preferred Stock is required in order to authorize the issuance of any shares of a class or series of stock having dividend or liquidation rights prior or superior to the Series A Preferred Stock.

   As of December 31, 1996, the Series A Preferred Stock balance of $768,750 is projected to have a redemption value of $1,125,000 at September 30, 2001. Subsequent to December 31, 1996, the Company sold an additional 300 shares or $450,000 of Series A Preferred Stock to a director and shareholder of beneficial ownership in excess of 5%. As of January 24,1997, redemption value of the Company's redeemable preferred stock, at September 30, 2001, is projected to be $1,786,000.

Note 17.  Shareholder's Equity

   The Company has authorized 5,000,000 shares of no par value preferred stock. As of December 31, 1996, no shares of preferred stock had been issued. The preferred stock discussed in Note 16 is prohibited from being classified as shareholder's equity by the Security and Exchange Commission (SEC) due to its mandatory redemption requirement. Additionally, the SEC requires specific disclosures regarding mandatory redeemable preferred stock. These disclosures are presented in the Consolidated Balance Sheets and in Note 16.

   The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 1996 and 1995, there were 2,808,201 outstanding. Shares reserved by the Company for future issuance (convertible notes, stock option plans and stock warrants) total 318,590.

   Beginning on or about August 22, 1994, the Company offered subscriptions to purchase shares of stock, at $1.25 per share, to certain qualified investors through a private placement memorandum (Offering). The Offering closed on or about December 29, 1994. On December 30, 1994, the Company issued to subscribers 1,701,641 shares of common stock. Proceeds received from the Offering totaled $2,251,250 and increased the Company's capital $2,018,100, net of expenses and convertible notes.

   Certain investors' total subscriptions would have granted them voting shares of 10% or more of the Company's total outstanding shares of common stock. The Change in Bank Control Act of 1978 requires any such person(s) to notify and to be granted the permission of The Federal Reserve Bank of the District in which the bank or bank holding company is located. Until approval was granted, certain subscribers were issued non-interest bearing notes for the subscribed voting shares in excess of 10% of the Company's total outstanding shares. Upon the approval of the Federal Reserve Bank of Richmond (the Company's District), the notes were automatically converted to shares of common stock totaling 99,359.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  25

   Concurrent to the 1994 Offering, a $700,000 secured loan (Note 7) was arranged for the Company. The loan carries detachable warrants for the purchase of 70,000 shares of the Company's common stock. The warrants have an exercise price of $1.50/share and expire in December 1999. The $700,000 loan was repaid in October, 1996 (Note 7). The associated detachable warrants remain outstanding until December 1999.

Note 18.  Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires disclosure of the estimated fair values of financial instruments which is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow analyses or other valuation techniques. Those techniques involve subjective judgment and are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The estimation methods for individual classifications of financial instruments are more fully described below. Accordingly, the net realizable values could be materially different from the estimates presented below.

   Cash and short-term investments
   The carrying value of cash and short-term investments is a reasonable estimate of fair value.

   Investment Securities
   Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loans
   For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposits
   The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1996. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

   Borrowings
   The Company's book values for short and long-term borrowings approximate their fair values.

                                        1996                          1995
                                -------------------------   -------------------------
                                   Book          Fair          Book          Fair
                                   Value         Value         Value         Value
                                -----------   -----------   -----------   -----------
Financial Assets:
  Cash and short-term
    investments                 $ 5,463,000   $ 5,463,000   $ 8,947,000   $ 8,947,000
Investment Securities             2,395,000     2,397,000       903,000       909,000
Net loans                        29,670,000    30,761,000    22,568,000    22,755,000

Financial Liabilities:
  Deposits                       37,735,000    37,551,000    37,475,000    37,649,000
  Short-term borrowings                   -             -       339,000       339,000
  Long-term debt                          -             -     1,200,000     1,200,000

   SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  26


Note 19.  Parent Company Financial Statements

   Condensed financial statements of the parent company, United Financial Banking Companies, Inc., as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, follow:

                                BALANCE SHEETS
                          December 31, 1996 and 1995

                 ASSETS                                              1996         1995
                                                                  ----------   ----------

           Cash on deposit with subsidiary bank                   $  132,832   $  188,435
           Investment in The Business Bank                         2,846,671    2,439,211
           Investments in other subsidiaries                          97,619    1,780,833
           Loans receivable                                          425,576      441,707
           Real estate owned                                               -            -
           Other assets                                               44,874       43,265
                                                                  ----------   ----------
                  Total assets                                    $3,547,572   $4,893,451
                                                                  ==========   ==========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

         LIABILITIES
           Short-term and long-term debt                          $        -   $1,200,000
           Other liabilities                                          40,242       28,512
                                                                  ----------   ----------
                  Total liabilities                                   40,242    1,228,512
                                                                  ----------   ----------

         REDEEMABLE PREFERRED STOCK
           Series A                                                  768,750            -

         STOCKHOLDERS' EQUITY                                      2,738,580    3,664,939
                                                                  ----------   ----------

                  Total liabilities and stockholders' equity      $3,547,572   $4,893,451
                                                                  ==========   ==========

                              STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994


                                                      1996          1995           1994
                                                   ----------   ------------   ------------

       Income:
         Interest                                  $  35,337    $    40,257    $    16,757
         Other                                       (73,051)        17,475        239,378
                                                   ---------    -----------    -----------
               Total income                          (37,714)        57,732        256,135
       Expenses                                      946,093        394,463       (223,569)
                                                   ---------    -----------    -----------
       Income (loss) before income taxes            (983,807)      (336,731)       479,704
       Income tax expense (benefit)                   (2,461)         2,598         10,640
                                                   ---------    -----------    -----------
       Income (loss)                                (981,346)      (339,329)       469,064
       Undistributed net loss of subsidiaries         73,737       (986,757)    (2,708,469)
       Extraordinary item, net of tax                      -              -      3,357,375
                                                   ---------    -----------    -----------
               Net income (loss)                   $(907,609)   $(1,326,086)   $ 1,117,970
                                                   =========    ===========    ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  27

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994

                                                         1996           1995           1994
                                                      -----------   ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                    $ (907,609)   $(1,326,086)   $ 1,117,970
 Adjustments to reconcile net income
 (loss) to net cash used in
 operating activities:
   Extraordinary gain from extinguishment
     of debt                                                   -              -     (3,377,533)
   Depreciation and amortization                               -            159            638
   Provision for loan losses                             498,800       (250,000)      (325,727)
   Valuation adjustment on ADC arrangements                    -              -              -
   Provision for losses on real estate owned              28,000        194,000       (542,011)
   (Gain) loss on other earning assets                         -              -       (187,500)
   (Gain) loss on real estate owned                       75,000         10,795        (16,867)
   Undistributed net (gain) loss of:
      The Business Bank                                 (154,460)     1,149,694      1,351,026
      Other Subsidiaries                                  80,723       (162,937)     1,357,442
   Increase in taxes payable                                   -              -         30,798
   (Increase) decrease in other assets                    (1,609)       321,274         46,732
   Increase (decrease) in other liabilities               11,730       (281,900)       (50,448)
                                                      ----------    -----------    -----------

       Net cash used in
         operating activities                           (369,425)      (345,001)      (595,480)
                                                      ----------    -----------    -----------


CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected on loans                             50,493         47,220        149,473
 Investments made in other real estate                         -         (2,037)       (15,089)
 Proceeds received from other earning assets                   -              -        187,500
 Proceeds received from real estate owned                      -        564,241        657,340
 Cash received in liquidation of subsidiaries                  -              -         30,403
 Loans purchased from subsidiary                        (533,162)             -        (40,273)
     Real estate owned purchased from subsidiary        (103,000)             -              -
 (Investment in) distributions from
   subsidiaries                                        1,349,491       (631,411)    (1,774,439)
                                                      ----------    -----------    -----------

       Net cash used in investing activities             763,822        (21,987)      (805,085)
                                                      ----------    -----------    -----------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  28



CASH FLOWS FROM FINANCING ACTIVITIES
 Net short-term borrowings                                  (600,000)    466,000     (1,300,000)
 Proceeds from issuance of long-term debt                          -           -        700,000
 Proceeds from issuance of redeemable preferred stock        150,000           -              -
 Proceeds from issuance of convertible note                        -           -        124,199
 Proceeds from issuance of common stock                            -           -      2,018,100
     Retirement of long-term debt                                  -     (84,948)             -
                                                           ---------    --------    -----------

       Net cash provided by (used in)
         financing activities                               (450,000)    381,052      1,542,299
                                                           ---------    --------    -----------

 Net increase (decrease) in cash and
   cash equivalents                                          (55,603)     14,064        141,734

 Cash and cash equivalents at
   beginning of year                                         188,435     174,371         32,637
                                                           ---------    --------    -----------
 Cash and cash equivalents at
   end of year                                             $ 132,832    $188,435    $   174,371
                                                           =========    ========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
 Cash paid during the years for:
   Interest on borrowings                                  $  69,811    $ 98,723    $     6,485
                                                           =========    ========    ===========

   Income taxes                                            $  11,471    $ 12,607    $         -
                                                           =========    ========    ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

   In 1996, $600,000 of short-term borrowings were converted into 400 shares of redeemable preferred stock. See Note 16 to consolidated financial statements.

   In 1995, two convertible notes were converted into 99,359 shares of common stock.

   In 1994, a subsidiary was liquidated and commercial loans of $555,293, liabilities of $384,601, and REO of $767,000 were transferred to the parent company. Also, the parent transferred REO property of $372,435 to another subsidiary.


TABLE 1

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

Year Ended December 31,                       1996              1995            1994             1993             1992
-----------------------                   -----------       -----------      -----------      -----------      -----------

Results of operations:
  Total Interest Income                   $ 2,828,278       $ 2,191,867      $ 1,606,565      $ 1,964,012      $ 2,782,256
  Total Interest Expense                    1,562,851         1,343,596          992,089          967,164        1,252,313
                                          -----------       -----------      -----------      -----------      -----------
  Net Interest Income                       1,265,427           848,271          614,476          996,848        1,529,943

  Provision for
    loan/lease losses                         694,203              (295)        (238,727)        (305,000)         880,000
                                          -----------       -----------      -----------      -----------      -----------

  Net interest income after
    provision for
    loan/lease losses                         571,224           848,566          853,203        1,301,848          649,943

  Other income                                651,882           231,796          579,788        1,404,099        1,749,272

  Other expenses                            2,133,176         2,403,850        3,661,756        8,221,780        5,667,306
                                          -----------       -----------      -----------      -----------      -----------
  Income before                              (910,070)       (1,323,488)      (2,228,765)      (5,515,833)      (3,268,091)
    income taxes and
    extraordinary gain

  Income tax
    expense (benefit)                          (2,461)            2,598           10,640           -              (378,990)
                                          -----------       -----------      -----------      -----------      -----------
  Net income (loss) before                   (907,609)       (1,326,086)      (2,239,405)      (5,515,833)      (2,889,101)
    extraordinary gain

  Extraordinary gain, net of
    state income tax effect
    of $20,158                                 -                 -             3,357,375           -                -
                                          -----------       -----------      -----------      -----------      -----------
  Net income (loss)                       $  (907,609)      $(1,326,086)     $ 1,117,970      $(5,515,833)     $(2,889,101)
                                          ===========       ===========      ===========      ===========      ===========

  Earning per share:
    Income (loss) before
    extraordinary gain                    $     (0.32)      $     (0.48)     $     (2.20)     $     (5.48)     $     (2.87)
    Extraordinary gain                         -                 -                  3.30           -                -
                                          -----------       -----------      -----------      -----------      -----------

    Net income (loss)                     $     (0.32)      $     (0.48)     $      1.10      $     (5.48)     $     (2.87)
                                          ===========       ===========      ===========      ===========      ===========
Period-ending balances:

  Total loans                             $30,618,335       $23,874,982      $14,716,184      $17,922,719      $22,727,935
  Total assets                             41,601,689        43,065,970       32,945,072       40,069,206       58,853,179
  Total deposits                           37,734,574        37,475,235       26,036,309       32,993,618       46,477,127
  Shareholders' equity                      2,738,070         3,670,047        4,866,826        1,730,756        7,246,589

Selected ratios:

  Return on average
    total assets                                (2.07%)           (3.45%)           3.15%          (11.43%)          (4.44%)

  Return on average
    earning assets                              (2.68%)           (5.23%)           5.61%          (20.12%)          (7.43%)

  Return on average
    shareholders' equity                       (27.51%)          (29.73%)          94.59%          (91.47%)         (31.40%)

  Average shareholders'
    equity to average
    total assets                                 7.54%            11.60%            3.33%           12.50%           14.14%



MANAGEMENT DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


OVERVIEW
--------

     United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank) and its subsidiaries. UFBC also wholly owns Business Venture Capital, Inc. (BVCI) which holds and is developing certain real estate held for sale and Omni Homes, Inc. (Omni) which holds certain real estate held for sale. Collectively, UFBC, the Bank, BVCI and Omni are referred to as "the Company". The following commentary provides an overview of the consolidated financial condition and results of operation of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

     Forward looking statements. This discussion contains forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which, by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

     The Company reported a net loss of $907,609, or $.32, per share for the year ended December 31, 1996. The net loss for the year ended December 31, 1995 was $1,326,086, or $.48 per share. The Company's loss for the year ended December 31, 1996 is primarily attributable to the charge-off of a portion of a leveraged lease arrangement, losses on the sale of real estate owned (REO) and REO write-downs and holding costs.

     During 1996, management continued to focus on the liquidation of nonearning assets which is a critical part of the Company's plan to return to profitability, although there can be no assurance that the plan will succeed. The Bank building was sold on December 30, 1996 for a net gain of $734,291. As the result of the REO sales, the partial charge-off of the leveraged lease and the sale of the Bank building, non-earning assets decreased $6,564,000 or 64.5% from $10,176,000 at December 31, 1995 to $3,612,000 at December 31, 1996 as
shown in the Consolidated Balance Sheets. Non-earning assets were 8.7% of total assets at December 31, 1996 compared to 23.6% of total assets at December 31, 1995. The decrease in nonearning assets contributed to the Company's growth in total average earning assets which grew 8,437,000 or 33.4% during 1996 and produced a 49.2% increase in net interest income (Consolidated Average Balances, Table 2).

     The Company's loss for the year ended December 31, 1995 was primarily attributable to the real estate owned (REO) nonearning asset balance and REO write-downs and holding costs. Although total average earning assets grew 27.3% in 1995 and produced a 38.1% increase in net interest income, the $7,912,936 of REO held by the Company at December 31, 1995, represented 31.2% of total average earning assets and continued to hinder the Company's progress towards profitability.

     Net income of $1,117,970 for the year ended December 31, 1994 was primarily attributable to an extraordinary gain of $3,357,375, net of tax, from UFBC's settlement of its debt with the Federal Deposit Insurance Corporation (FDIC) and one-time asset recoveries. Before the extraordinary gain, the Company experienced an operating loss of $2,239,405. The 1994 operating loss was influenced by low volumes of earning assets, high cost deposits and real estate related write-downs and holding costs.

           ----------------------------------------------------
TABLE 2    UNITED FINANCIAL BANKING COMPANIES, INC.
           CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/
           YIELDS AND RATES
           ----------------------------------------------------

                                                 For the Year Ended                          For the Year Ended
                                                 December 31, 1996                           December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                        Average                     Yield/            Average                     Yield/
                                        Balance       Interest       Rate             Balance        Interest      Rate
--------------------------------------------------------------------------------------------------------------------------
                  ASSETS
 Earning assets:
  Loans/Leases:
  Commercial                         $19,112,191     $1,860,952      9.74%         $14,437,231     $1,464,937     10.15%
  Real estate construction             2,031,003        175,921      8.66%           1,513,131        148,151      9.79%
  Real estate mortgage                 2,762,087        215,294      7.79%           1,004,975         80,649      8.02%
  Installment                          2,497,572        210,729      8.44%           1,343,754        130,061      9.68%
  Leases                                 807,442              -      0.00%             844,342              -      0.00%
                                     -----------     ----------                    -----------     ----------
    Total loans/leases                27,210,295      2,462,896      9.05%          19,143,433      1,823,798      9.53%
                                     -----------     ----------                    -----------     ----------

 Interest-bearing deposits               377,217         23,350      6.19%             154,379          8,793      5.70%
 Federal funds sold                    4,203,072        224,807      5.35%           5,492,258        321,404      5.85%
 Investment securities                 1,999,656        117,225      5.86%             563,027         37,872      6.73%
                                     -----------     ----------                    -----------     ----------
    Total earning assets              33,790,240      2,828,278      8.37%          25,353,097      2,191,867      8.65%
                                                     ==========                                    ==========

 Noninterest-earning assets
  Cash and due from banks              1,768,340                                     2,002,293
  Other assets                         8,678,803                                    11,667,430
  Allowance for loan losses/lease       (495,103)                                     (572,666)
                                     -----------                                   -----------
     Total assets                    $43,742,280                                   $38,450,154
                                     ===========                                   ===========

        LIABILITIES AND
     STOCKHOLDERS' EQUITY

 Interest-bearing liabilities:
 Interest-bearing deposits:
  Savings and NOW accounts             2,717,904         66,738      2.46%           2,075,394         46,248      2.23%
  Money market accounts                5,106,331        163,612      3.20%           4,318,259        155,577      3.60%
  Time:
   Under $100,000                     16,569,137        929,006      5.61%          14,195,288        811,137      5.71%
   $100,000 and over                   6,237,825        338,733      5.43%           5,979,498        328,408      5.49%
                                     -----------     ----------                    -----------     ----------
    Total interest-bearing
     deposits                         30,631,197      1,498,089      4.89%          26,568,439      1,341,370      5.05%
 Short-term borrowings                 1,624,107         64,762     12.82%           1,255,571          2,226     11.95% *
 Long-term debt                                -              -      0.00%                   -              -      0.00%
                                     -----------     ----------                    -----------     ----------
    Total interest-bearing
     liabilities                      32,255,304     $1,562,851      5.29%          27,824,010     $1,343,596      5.36% *
                                                     ==========                                    ==========
 Non interest-bearing liabilities:
  Demand deposits                      7,543,201                                     5,671,220
  Other liabilities                      470,137                                       494,575
  Redeemable preferred stock             174,519                                             -
  Stockholders' equity                 3,299,119                                     4,460,349
                                     -----------                                   -----------
     Total liabilities and
       stockholders' equity          $43,742,280                                   $38,450,154
                                     ===========                                   ===========
 Net interest income                                 $1,265,427                                    $  848,271
                                                     ==========                                    ==========
 Net interest margin (1)                                             3.74%                                         3.35%
                                                                    =====                                         =====
 Net interest spread (2)                                             3.08%                                         3.29%
                                                                    =====                                         =====
 Fees included in loan income                        $  119,781                                    $  133,990
                                                     ==========                                    ==========
 Taxable equivalent adjustment                       $        0                                    $        0
                                                     ==========                                    ==========

                                                 For the Year Ended
                                                 December 31, 1994
---------------------------------------------------------------------------
                                        Average                     Yield/
                                        Balance       Interest       Rate
---------------------------------------------------------------------------
                  ASSETS
 Earning assets:
  Loans/Leases:
  Commercial                         $12,951,841     $1,195,056       9.23%
  Real estate construction             1,434,160        159,739      11.14%
  Real estate mortgage                   285,331         36,339      12.74%
  Installment                            569,260         51,514       9.05%
  Leases                                 844,462              -       0.00%
                                     -----------     ----------
    Total loans/leases                16,085,054      1,442,648       8.97%
                                     -----------     ----------

 Interest-bearing deposits                     -              -       0.00%
 Federal funds sold                    3,831,391        163,917       4.28%
 Investment securities                         -              -       0.00%
                                     -----------     ----------
    Total earning assets              19,916,445      1,606,565       8.07%
                                                     ==========
 Noninterest-earning assets
  Cash and due from banks              1,742,634
  Other assets                        14,430,713
  Allowance for loan losses/lease       (576,819)
                                     -----------
     Total assets                    $35,512,973
                                     ===========

        LIABILITIES AND
     STOCKHOLDERS' EQUITY

 Interest-bearing liabilities:
 Interest-bearing deposits:
  Savings and NOW accounts             1,990,225         44,630       2.24%
  Money market accounts                1,912,205         58,354       3.05%
  Time:
   Under $100,000                     14,417,108        650,949       4.52%
   $100,000 and over                   6,502,668        188,724       4.48%
                                     -----------     ----------
    Total interest-bearing
     deposits                         24,822,206        942,657       4.60%
 Short-term borrowings                 3,824,724         38,962       7.40%
 Long-term debt                          124,989         10,470       8.38%
                                     -----------     ----------
    Total interest-bearing
     liabilities                      28,771,919     $  992,089       4.57%
                                                     ==========
 Non interest-bearing liabilities:
  Demand deposits                      4,066,104
  Other liabilities                    1,493,018
  Redeemable preferred stock                   -
  Stockholders' equity                 1,181,932
                                     -----------
     Total liabilities and
       stockholders' equity          $35,512,973
                                     ===========
 Net interest income                                 $  614,476
                                                     ==========
 Net interest margin (1)                                              3.09%
                                                                     =====
 Net interest spread (2)                                              3.50%
                                                                     =====
 Fees included in loan income                        $  102,823
                                                     ==========
 Taxable equivalent adjustment                       $        0
                                                     ==========

     Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

 * The yield on this component of interest-bearing liabilities is derived as a percentage of gross interest paid on the average balance. Interest shown is net of capitalized interest of $144,000 on short-term debt in 1996, $147,800 on short-term debt in 1995 and $101,211 on CODs over $100,000 and $221,100 on short-term debt in 1994.

 (1) Net interest income divided by total earning assets.
 (2) Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.


NET INTEREST INCOME AND INTEREST ANALYSIS
-----------------------------------------

     Net interest income is the principal component of the Company's operating income and is the amount by which interest and fee income earned on earning assets exceeds interest paid on interest-bearing liabilities. Net interest income increased $417,000 or 49.2% from $848,000 at December 31, 1995 to $1,265,000 at December 31, 1996. The increase is primarily attributable to the increased loan volume in the Bank. As shown in Table 2, Consolidated Average Balances, the average total loan/lease volume increased $8,067,000 or 42.1% from $19,143,000 at December 31, 1995 to $27,210,000 at December 31, 1996. Due to
the increased loan volume, interest and fees on loans rose $639,000 or 35.0% during the year ended December 31,1996 when compared to the comparable period of 1995 which favorably impacted net interest income.

     For the year ended December 31, 1996 when compared to the year ended December 31, 1995, interest income from federal funds sold declined $97,000 or 30.0% as a result of a $1,200,000 decline in the volume of federal funds sold and a decline in the average rate as shown in Table 2. A substantial change in the investment mix, such as loans, securities or federal funds sold, chosen by management during the compared years also contributed to the decline. As a result of the change in the investment mix, interest income from investment securities and interest bearing deposits increased 94,000 or 201.3% when comparing the years ended December 31, 1996 and 1995.

     Interest expense on deposits increased $157,000 or 11.7% at December 31, 1996 when compared to the year ended December 31, 1995. Interest expense on deposits reflects management's continuing plan and efforts to alter the Bank's deposit mix by obtaining more demand or low interest-bearing deposits. The implementation of management's plan for the Bank's deposit mix is the reason for the sixteen basis points decrease in the cost of total interest-bearing deposits as shown in Table 2, Consolidated Average Balances, when comparing the year ended December 31, 1995 to the year ended December 31,1996.

     Net interest margin is a key measure of net interest income performance. Representing the Company's net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. In 1996, the net interest margin of 3.74% improved thirty-nine basis points from 3.35% in 1995. The 1996 increase was principally attributable to the increased volume of earning assets as shown in Table 3.



CHANGE IN NET INTEREST INCOME (RATE/VOLUME VARIANCE)
----------------------------------------------------

     The analysis of the changes for the components of net interest income presented in Table 3 shows the direct causes of the changes in net interest earnings from year to year. It is computed as prescribed by the Securities and Exchange Commission. UFBC's net yield on earning assets, interest income and expense is affected by fluctuating interest rates, volumes of and changes in the mix between earning assets and interest-bearing liabilities, and the interaction between these factors.

TABLE 3     ANALYSIS OF THE CHANGES FOR THE COMPONENTS OF NET INTEREST
            INCOME

United Financial Banking Companies, Inc.
Changes in the components of net interest income
December 31, 1996


                                            1996 Compared to 1995                           1995 Compared to 1994
                                      ----------------------------------------------------------------------------------------------

                                      Total           Change Due To:                      Total            Change Due To:
                                     Increase         --------------                    Increase           --------------
                                     (Decrease)           Rate             Volume       (Decrease)             Rate        Volume
------------------------------------------------------------------------------------------------------------------------------------

Interest income:
Loans & lease financing:
  Commercial                          $396,015       $ (78,350)        $474,365         $ 269,881          $ 132,825      $ 137,056
  Real estate - construction            27,770         (22,935)          50,705           (11,588)           (20,384)         8,796
  Real estate - mortgage               134,645          (6,363)         141,008            44,310            (47,342)        91,652
  Installment                           80,668         (31,009)         111,677            78,547              8,461         70,086
  Leases                                     -               -                -                 -                  -              -
                                      --------                                          ---------
    Total loans/leases                 639,098        (138,657)         777,755           381,150             73,560        307,590
Interest-bearing deposits               14,557           1,865           12,692             8,793              8,793              -
Investment securities                   79,353         (17,282)          96,635            37,872             37,872              -
Federal funds sold                     (96,597)        (21,155)         (75,442)          157,487             86,431         71,056
                                      --------                                          ---------
    Total interest income              636,411        (175,229)         811,640           585,302            206,656        378,646
                                      --------                                          ---------

Interest expense:
  Savings and NOW accounts              20,490           6,172           14,318             1,618               (292)         1,910
  Money markets accounts                 8,035         (20,357)          28,392            97,223             23,798         73,425
  Time:
    Under $100,000                     117,869         (17,776)         135,645           160,188            170,203        (10,015)
    $100,000 and over                   10,325          (3,863)          14,188            38,473             61,800        (23,327)
  Short-term borrowings                 58,736          14,700           44,036          (110,036)            64,653       (174,689)
  Long-term borrowings                       -               -                -           (10,470)                  -       (10,470)
                                      --------                                          ---------
    Total interest expense             215,455         (21,124)         236,579           176,996            320,162       (143,166)
                                      --------                                          ---------
    Net interest income               $420,956  *    $(154,105)        $575,061         $ 408,306    *     $(113,506)     $ 521,812
                                      ========                                          =========



 * Net interest income on the yield report is net of capitalized interest of $147,800 in 1995 and $322,311 in 1994. Time deposits $100,000 and over, interest on short and long-term borrowings, and total interest-bearing expense are affected by the same factor.

NONINTEREST INCOME
------------------

     Total noninterest income increased 101.2% or $420,000 during 1996. In 1996, the Bank building was sold for a gain of $734,291, which primarily accounts for the increase in total noninterest income when comparing the years ended December 31,1996 and 1995.

     The Bank sold the final portion of the servicing rights for its multi-family loan portfolio during 1994 for a net gain of $27,919. The cessation of income from the multi-family loan portfolio accounts for the decline in loan servicing and other fees for the years ended December 31, 1996 and 1995 when compared to the same period of 1994.

     For the year ended December 31, 1996 as compared to the year ended December 31,1995, other income dropped 220.9% or $322,000 due to the losses sustained on the sales of REO during 1996. Other income decreased 65.1% or $272,000 for the year ended December 31, 1995 as compared to the comparable year ended 1994. During 1994, as the result of several one-time asset transactions, the Bank received other income totaling approximately $130,000. Additionally, sales of SBA loans in the Bank generated approximately $74,000 of income for the year ending 1994.

     Detail of other income is shown in Note 12 to the consolidated financial statements.



NONINTEREST EXPENSE
-------------------

     Noninterest expense decreased 11.3% or $271,000 for the year ended December 31,1996 as compared to the comparable period of 1995 as shown in Table 4. Diminished expense for professional fees and the provision for real estate owned during 1996 primarily account for the decline when comparing year end 1996 to 1995. The variance between the years ended December 31, 1995 and 1994 is due primarily to significant REO write-downs which occurred in 1994.

     Expense for professional fees declined during the year ended December 31, 1996 when compared to the comparable year ended December 31, 1995. The decline is principally attributable to significantly reduced litigation expense in UFBC during 1996. In 1995, UFBC, as plaintiff, incurred substantial litigation expense associated with the subsidiary, Omni Homes, Inc. Omni litigation is discussed in Note 9 to the consolidated financial statements.

     Insurance expense increased 28.9% at December 31,1996 when compared to December 31,1995 as a result of the Bank's deposit growth during 1996. The 29.6% decrease in insurance expense at December 31, 1995 when compared to December 31,1994 is primarily attributable to a reduction in the Bank's FDIC insurance assessment during 1995 as a result of its improved capital position.

     Furniture and equipment expense dropped $58,000 or 56.0% during 1996 when compared to the same period of 1995 as a result of the Bank's purchase of new equipment and the decision to out source the Bank's proof operations. These changes significantly reduced the cost of repairing aged equipment which was principally associated with the Bank's proof operations. Additionally, during 1996 many of the Company fixed assets became fully depreciated.

  Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

TABLE 4    NONINTEREST EXPENSE


                                                                                                       Percentage
                                                                                                    increase (decrease)
                                                                                                    -------------------
                                                1996              1995             1994            '96/'95    '95/'94
                                             ---------          ---------        ---------          -------    --------
Salaries and employee benefits                 886,963            741,031          943,742          19.69 %    (21.48)%

Occupancy, net                                 133,151            154,864          193,263         (14.02)     (19.87)

Furniture and equipment                         45,697            103,857          115,620         (56.00)     (10.17)

Professional fees                              180,634            314,596          213,139         (42.58)      47.60

Insurance                                      144,232            111,910          158,923          28.88      (29.58)

Provision for real estate owned                168,187            488,000        1,437,957         (65.54)     (66.06)

Real estate owned holding expense              178,202            183,764          187,515          (3.03)      (2.00)

Other expenses                                 396,110            305,828          411,597          29.52      (25.70)
                                             ---------          ---------        ---------
   Total                                     2,133,176          2,403,850        3,661,756         (11.26)     (34.35)
                                             =========          =========        =========

Total other expense as a percentage of:

   Average assets                                 4.88%              6.25%           10.30%
                                             =========          =========        =========

   Average earning assets                         6.31%              9.48%           18.39%
                                             =========          =========        =========

   Gross income                                  61.30%             99.18%          167.48%
                                             =========          =========        =========


BALANCE SHEET ANALYSIS
----------------------

     Total assets decreased $1,464,000 or 3.5% since December 31, 1995. The decline is due primarily to sales of nonearning assets and run off of deposits in the normal course of business, during December 1996. The decline at December 31, 1996 is not representative of the year. Average total assets were $43,742,000 at December 31, 1996 compared to $38,450,000 at December 31, 1995 as shown in Table 2, Consolidated Average Balances. The growth is primarily concentrated in loans and deposits. Management believes that this change is necessary for the Company to return to profitability. Additionally, management believes that developing a diversified balance sheet is essential to supporting future growth. During 1996, the Company retired its short-term debt (Note 7 to the consolidated financial statements). The Company also authorized and sold redeemable preferred stock to maintain the capital necessary for further growth. Both the Company and the Bank remained above regulatory capital requirements, although the Company's stockholders' equity decreased 25.4% during 1996.

LOAN PORTFOLIO
--------------

  Loans and leases are the largest component of total assets. Loans as a percentage of total assets were 73.6% at the end of 1996 compared to 55.4% at the end 1995.

     In managing risk for what is predominantly a commercial loan portfolio, management maintains clearly defined credit standards. Approval and funding of all loans is centralized, providing for uniform application of credit standards. The Bank Board reviews and regularly monitors policies for lending practices. The Bank has policies limiting exposure to certain industries in an effort to limit the risks associated with commercial lending, particularly in the area of extending new credit to real estate related businesses. The primary focus when extending credit is the borrower's ability to repay the loan from expected cash flows.

  As the Bank continues to focus on expanding deposit relationships, management projects that the resulting blend of loan types and maturities will continue to become more diversified due to the new customers' product needs. However, the Bank has also refocused on its primary market, providing short-term working capital for small and medium-sized businesses and professionals. Commercial loans, therefore remain the most sizable element of the portfolio, comprising 71.4% and 73.4% of total loans and leases at the end of 1996 and 1995, respectively.

TABLE 5     LOAN DISTRIBUTION

------------------------------------------------------------------------------------------------------------------
December 31,                            1996            1995            1994            1993            1992
------------------------------------------------------------------------------------------------------------------
Commercial                           $ 21,868,684    $ 17,535,738    $ 10,991,625    $ 14,706,691    $ 19,529,947

Real estate construction                1,627,521       1,979,587       1,500,816       1,979,680       1,866,169

Real estate mortgage                    4,418,814       1,568,745         477,286         184,009         267,333

Installment                             2,438,674       1,946,570         902,115         207,221         225,113

Lease financing                                 -               -               -             775           5,031

Leveraged leases                          364,642         844,342         844,342         844,342         844,342
                                      -----------     -----------     -----------     -----------     -----------
        Total loans                  $ 30,618,335    $ 23,874,982    $ 14,716,184    $ 17,922,719    $ 22,727,935
                                     ============    ============    ============    ============    ============

  The loan portfolio is still predominately short-term, which works to minimize interest rate risk. Approximately 55.1% of the commercial and mortgage loans mature within one year. The following chart shows the maturities of the two largest loan classes, commercial and mortgage.

(TABLE 5A) NO HEADING

                         One Year    One Through      Over Five
                         or Less      Five Years        Years        Total
                       -----------   -----------     ----------   -----------
Commericial            $14,339,958    $5,645,765     $1,882,961   $21,868,684

Real estate mortgage       144,416     1,132,088      3,142,310     4,418,814
                       -----------    ----------     ----------   -----------
                       $14,484,374    $6,777,853     $5,025,271   $26,287,498
                       ===========    ==========     ==========   ===========

     At December 31, 1996, the loan portfolio had approximately $4,019,000 in loans to customers in land, residential, or commercial real estate development, compared to $4,478,000 at December 31, 1995. The decrease is attributable to the mix of the loan portfolio which occurs in the normal course of business.
The Company had no loans or leases still accruing interest that were ninety days or more past due as to principal or interest as of December 31, 1996. Management's policy for placing loans on nonaccrual status, as described under Nonperforming Assets, is to consider the overall security and character of the loan.

  The allowance for loan/lease losses is established as an amount to cover the potential inability of borrowers to make payment on their indebtedness. The determination of the level of allowance is based on management's judgment as to the overall risk in the loan portfolio, identification and analysis of loss potential utilizing a credit risk grading process, as well as other factors outlined in Note 1 to the consolidated financial statements. Conclusions are of necessity dependent upon estimates, appraisals and judgments, which may change quickly because of economic conditions and the Company's perception as to how these factors may affect debtors' financial conditions.

   The allowance for loan/lease losses increased $121,000 or 26.2% in 1996. The ratio of allowance for loan/lease losses to total loans/leases on a consolidated basis was 1.9% at the end of 1996 and 1995, compared to 4.8% at the end of 1994. In addition to the charge-offs, the increased loan volume influenced the decrease in the allowance as a percentage of total loans. During 1996, UFBC purchased and charged-off $479,700 of the leveraged lease arrangement due to a change in the appraised value as of December 1996. UFBC replenished the allowance for loan/leases $498,800 as a result of the charge-off and risks associated with its loan portfolio. The Bank charged approximately $195,400 to provision expense during 1996.

  A five-year history of the activity in the allowance for loan/lease losses follows:

ALLOWANCE FOR LOAN/LEASE LOSSES



                                    TABLE 6

                        ALLOWANCE FOR LOAN/LEASE LOSSES
                        -------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
At December 31,                                         1996               1995               1994          1993            1992
------------------------------------------------------------------------------------------------------------------------------------

Balance at beginning of period                   $      462,846      $     700,666    $      712,548    $  1,568,223   $  1,224,338

Charge-offs:
  Installment                                                --            (31,891)           (3,670)           (633)            --
  Commercial                                           (114,440)          (237,542)         (394,501)     (1,385,942)      (583,382)
  Lease financing                                      (479,700)                --                --              --        (20,340)

Recoveries:
  Installment                                             3,011              6,522             8,392           2,155            384
  Commercial                                             18,186             25,388           616,624         833,745         65,196
  Lease financing                                            --                 --                --              --          2,027
                                                  --------------      -------------    --------------    ------------   -----------
Net charge-offs                                        (572,943)          (237,525)          226,845        (550,675)      (536,115)
Provision charged to operations                         894,203               (295)         (238,727)       (305,000)       880,000
                                                  --------------      -------------    --------------    ------------   -----------
Balance at end of period                         $      584,108      $     462,846    $      700,666    $    712,548   $  1,568,223
                                                  ==============      =============    ==============    ============   ===========

Average total loans                              $   27,210,295      $  19,143,433    $   16,086,054    $ 20,835,808   $ 25,265,800
                                                  ==============      =============    ==============    ============   ===========

Ratio of net charge-offs
 to average total loans                                  (2.10%)            (1.24%)            1.41%          (2.64%)        (2.12%)
                                                  ==============      =============    ==============    ============   ============


  The allowance for loan losses is a general allowance applicable to all loan categories. The allocation of the allowance for loan/lease losses following is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:


                                   TABLE 6A

-----------------------------------------------------------------------------------------------------------------------------------
Period ending December 31,                              1996               1995               1994          1993            1992
-----------------------------------------------------------------------------------------------------------------------------------

Commercial                                       $      385,000      $     379,000    $      550,000    $    580,000   $  1,372,000
Real estate construction                                 23,000             29,000            35,000          55,000         65,000
Real estate mortgage                                    121,000             23,000            12,000          25,000         30,000
Installment                                              37,000             29,000            40,000          15,000         20,000
Leases                                                    5,600                 --             5,000           5,000          5,000
Unallocated                                              12,506              2,846            58,666          32,548         76,223
                                                  --------------      -------------    --------------    ------------   ------------
                                                 $      584,106      $     462,846    $      700,666    $    712,548   $  1,568,223
                                                  ==============      =============    ==============    ============   ============

NONPERFORMING ASSETS
--------------------

     Nonperforming assets are assets on which income recognition has been discontinued. Nonperforming assets include nonaccrual loans, restructured loans and foreclosed real estate. As of December 31, 1996, the Company had no restructured loans. Nonaccrual loans are those on which the accrual of interest has been discontinued and any accrued interest reversed. Loans are placed on nonaccrual status when management believes that the collection of interest and/or principal is uncertain or when it is 90 days or more past due and not well secured and in the process of collection. Whenever a loan is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status unless there is no doubt as to the performance of that credit. Interest payments received on nonaccrual loans are applied as a reduction of principal where there is concern as to the ultimate collection of principal. The financial condition of the borrower, the nature of the loan, and the loan's security are evaluated individually to determine the probability of collection. Loans are charged against the allowance when the collection of principal is considered unlikely.

     Nonaccruing loans at the end of 1996 totaled $328,355. This compares to a balance of $403,318 in nonaccrual loans at the end of 1995. The allowance for loan/lease losses covers nonaccruing loans 1.2 times at year end 1996, compared to a coverage of 1.1 times at year end 1995. Interest foregone as a result of loans on nonperforming status amounted to approximately $55,000 in 1996, compared to $80,000 for 1995. Interest income on nonperforming loans reflected in earnings for 1996 and 1995 was $17,000 and $39,000, respectively. The decline in nonaccruing loans at December 31, 1996 when compared to the year ended December 31, 1995 is due principally to charge-off activity.

   The following is a summary of nonperforming assets:

TABLE 7  NONPERFORMING ASSETS


--------------------------------------------------------------------------------------------------------------
December 31,                                                     1996             1995                1994
------------                                                  ----------       ----------          -----------
Nonaccruing loans (90 days or more past due)                  $  328,355       $  403,318          $   581,632

Real estate owned                                              3,115,080        7,912,936           10,719,378
                                                              ----------       ----------          -----------
    Total nonperforming assets                                $3,443,435       $8,316,254          $11,301,010
                                                              ==========       ==========          ===========


Nonaccruing loans as a % of total loans                            1.06%            1.69%                3.85%

Reserve for loans losses to nonaccruing loans                    177.89%          114.76%              120.45%

Nonperforming assets to total loans                               11.25%           34.83%               76.79%



REAL ESTATE OWNED
-----------------

     Real estate owned includes properties that the Company has foreclosed on and taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements.

     REO comprised 7.5% and 18.4% of total assets of the Company at December 31, 1996 and 1995, respectively. Of the Company's total REO, $2,998,785 is held in the Bank, representing 7.3% of the Bank's total assets and is comprised mainly of the two properties described below. The book value of the Company's REO was $3,115,080 at year end 1996, as compared to $7,912,936 at year end 1995, and was comprised of six properties, five of which are in the Bank. The 60.6% or $4,798,000 decline in the value of REO held by the Company is attributable to net write-downs of $168,000, property sales of $10,012,000, investment of $5,178,000, net losses on sales of $310,000 and foreclosures totaling $514,000. Three properties accounted for 85% of the Company's property sales; BVCI's North Ocean City project represented 50.0%, the Bank's Culpeper project represented 25.0% and the sale of property located in Washington, D.C. represented 10.0%. The North Ocean City project accounted for 55.0% of the Company's investment cost, while the Bank's Culpeper project accounted for 34.0%. As of December 31,1996, one hundred and two of BVCI's North Ocean City project's one hundred and three townhomes had been sold.

     At December 31, 1996, two properties accounted for 73.9% of the total dollar volume of the Company's REO: (1) 354 acres of land in Culpeper, Virginia, recorded at $1,480,000, (2) undeveloped land located in Prince William County, Virginia, recorded at $825,000.

     An aging of real estate owned and a breakdown by project type as of December 31, 1996 and 1995 are presented in Table 8.

TABLE 8   REAL ESTATE OWNED

   Aging of Foreclosed Properties

---------------------------------------------------------------------
December 31,                                     1996          1995
---------------------------------------------------------------------
From 1 to 6 months                           $        -    $  252,118

From 7 to 12 months                                   -       196,337

From 13 to 24 months                            106,105       514,405

Over 24 months                                3,008,975     6,950,076
                                             ----------    ----------
                                             $3,115,080    $7,912,936
                                             ==========    ==========

   Foreclosed Properties by Project Type

---------------------------------------------------------------------
December 31,                                     1996          1995
---------------------------------------------------------------------
Undeveloped land                             $2,508,719    $2,506,117

Commercial                                            -     1,330,000

1 - 4 family dwelling                           372,809       342,350

Developed land                                  233,552     3,734,469
                                             ----------    ----------
                                             $3,115,080    $7,912,936
                                             ==========    ==========

DEPOSITS
--------

    As shown in Table 10, deposits increased $259,340 or .7% at December 31, 1996 when compared to December 31, 1995. The minimal increase shown in Table 10 and on the consolidated balance sheets at December 31, 1996 is due to a run off of deposits which occurred in the normal course of business. Total average deposits, as shown in Table 9, increased $5,935,000 for the year ended December 31, 1996 when compared to the year ended December 31, 1995. By design, the deposit mix continues to change as the Bank seeks to increase core deposits. Core deposits consist of demand, savings and NOW, money market accounts and time deposits under $100,000. Total average core deposits increased $5,676,000 or 21.6% from $26,260,000 at December 31, 1995 to $31,937,000 at December 31,
1996. The growth in average core deposits occurred in: demand deposits increased $1,872,000 or 33.0%, savings and NOW deposits rose $643,000 or 31.0%, money market deposits grew $788,000 or 18.2% and time deposits under $100,000 escalated 2,374,000 or 16.7%.

TABLE  9  DEPOSITS BALANCE AND RATE

Deposits Structure
Rates paid on each classification of deposits are shown below:

-----------------------------------------------------------------------------------------
Year Ended December 31,   1996                    1995                    1994
-----------------------------------------------------------------------------------------
                        Average                 Average                 Average
                        Balance     Rate        Balance     Rate        Balance     Rate
-----------------------------------------------------------------------------------------

Demand               $ 7,543,201       -%    $ 5,671,220       -%    $ 4,066,104       -%

Savings and NOW        2,717,904    2.46       2,075,394    2.23       1,990,225    2.24
   accounts

Money market           5,106,331    3.20       4,318,259    3.60       1,912,205    3.05
   accounts

Time:
Under $100,000        16,569,137    5.61      14,195,288    5.71      14,417,108    4.52
$100,000 and over      6,237,825    5.43       5,979,498    5.49       6,502,668    4.48
                     -----------             -----------             -----------
     Total           $38,174,398    3.93%    $32,239,659    4.16%    $28,888,310    3.62%
                     ===========             ===========             ===========

---------------------------------------------------------------------
Year Ended December 31,       1993                    1992
---------------------------------------------------------------------
                            Average                 Average
                            Balance      Rate       Balance     Rate
---------------------------------------------------------------------

Demand                   $ 7,616,240       -%    $16,784,524       -%

Savings and NOW            2,693,948    2.46       3,017,486    3.06
   accounts

Money market               4,012,324    2.72      13,165,245    3.08
   accounts

Time:
Under $100,000            15,796,522    4.46       9,719,725    5.44
$100,000 and over          6,734,922    4.16       7,701,574    5.35
                         -----------             -----------
     Total               $36,853,956    3.16%    $50,388,554    2.85%
                         ===========             ===========

* Rates for 1995, 1994, 1993, 1992, and 1991 are presented consistently with the method within the Net Interest Analysis/Yield & Rate presented earlier.

TABLE 10  DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER

------------------------------------------------------------------------------------------------------------------------------------
Year ended
 December 31,      1996                    1995                   1994                      1993                     1992
-----------------------------------------------------------------------------------------------------------------------------------
                            % of                   % of                    % of                      % of                     % of
              Amount       Total      Amount      Total      Amount       Total        Amount       Total      Amount        Total
------------------------------------------------------------------------------------------------------------------------------------
Demand      $  7,897,677   20.93 % $   7,033,571  16.77 %  $  3,666,226   14.10 %  $    4,954,159   15.00 %  $  17,624,571   37.90 %
Savings and
 NOW
 accounts      2,779,982    7.37       2,966,721   7.92       1,596,898    5.10         2,158,871    6.50        5,450,658   11.70
Money
 market
 accounts      3,970,348   10.62       5,917,979  15.78       2,305,139    8.90         2,067,123    6.30        5,462,722   18.20

Time:
Under
 $100,000     16,763,355   44.42      15,139,336  40.40      12,499,708   48.00        15,418,036   49.80        9,551,502   20.60
$100,000 and
 over          6,323,212   16.76       6,417,628  17.12       5,965,335   22.90         7,395,428   22.40        5,377,678   11.60
             -----------  -------   ------------  ------    -----------   -----     -------------   ------    ------------  ------
  Total     $ 37,734,574  100.00 % $  37,475,235 100.00 %  $ 26,036,309  100.00 %  $   32,993,618  100.00 %  $  48,477,127  100.00 %
             ===========  =======   ============ =======    ===========  ======     =============  =======    ============  ======


 The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 1996.

-----------------------------------------------------------------------------------------------------------------------------------
Maturing                                                                             Balance                       Percent
------------------------------------------------------------------------------------------------------------------------------------
Three months or less                                                               $   1,749,806                     27.87 %
Three months to six months                                                               734,967                     11.52
Six months to twelve months                                                            2,604,333                     41.19
Twelve months and over                                                                 1,234,104                     19.52
                                                                                    -------------             ------------
  Total                                                                           $    6,323,212                    100.00 %
                                                                                    =============             ============


INVESTMENTS
-----------

     The Bank holds all of the Company's investments. The securities portfolio is comprised of U.S. Treasury securities, U.S. Government agency securities and interest-bearing deposits placed with financial institutions. The Bank is strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio includes both instruments available-for-sale and those held-to-maturity. Securities classified as available for sale may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as held to maturity are intended for investment purposes. Further detail on securities is discussed in Note 2 to the consolidated financial statements.



LIQUIDITY AND INTEREST SENSITIVITY
----------------------------------

  The Company's liquidity management is designed to achieve an appropriate balance between the maturities of its assets and liabilities. This is accomplished through a combined strategy of maintaining sufficient liquid assets which can be easily converted into cash as well as the ability to increase core deposits or to raise funds in the various money markets. Cash and due from banks, money market investments, securities available-for-sale and loan maturities are the Company's primary source of liquidity. Average liquid assets were 15.7% of average total assets for 1995, and 21.4% for 1996. Additional sources of liquidity are available through loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

  UFBC's operational needs were significantly reduced by the cancellation of its debt to the FDIC and staff reduction in 1995. For the near future, management projects that proceeds received from earning assets, the liquidation of non-Bank REO and the sale of non-Bank assets will provide sufficient cash flow for UFBC's continuing operational needs.

  Interest rate risk is primarily the result of the imbalance between the repricing of assets and liabilities either through maturity or interest rate changes. Perfectly matching liabilities with assets can eliminate interest rate risk, but profits are not always enhanced. As a result, the Company manages its interest rate sensitivity in order to limit risk while at the same time profiting from favorable market opportunities. The objective is to obtain an appropriate balance sheet mix that maximizes earnings while protecting against unanticipated changes in interest rates.

  One method of monitoring rate risk is through the analysis of gap positions. Gap is the difference between the amount of assets and the amount of liabilities that mature or are repriced during a given period of time. A positive gap results when more assets than liabilities mature or are repriced during a given period of time. A negative gap results when there are more liabilities than assets maturing or being repriced during a given time frame.

  The short-term nature of the Company's assets and liabilities can be seen in the interest sensitivity analysis presented below in Table 11. The volume of nonearning assets also significantly affects the analysis, limiting the amount of assets available to reprice. As nonearning assets are returned to earning status, the gap position will become more balanced throughout the time frames measured. The negative gap position indicates that more liabilities than assets will reprice, having a negative earnings impact in a rising rate environment.



INTEREST SENSITIVITY ANALYSIS


----------------------------------------
TABLE 11 - INTEREST SENSITIVITY ANALYSIS
----------------------------------------
                                                      CURRENT         0-3                      4-6                     7-12
                                                      BALANCES       MONTHS      RATE         MONTHS      RATE         MONTHS
                                                     ----------    ----------    ----       ----------    ----       ----------
                      ASSETS
  FEDERAL FUNDS SOLD                                    898,000       898,000    5.87%
  AVAILABLE-FOR-SALE INVESTMENTS                      2,095,422       100,078    6.25%         200,313    5.63%         800,781
  HELD-TO-MATURITY INVESTMENTS                          300,000       200,000    6.78%                                  100,000
  INTEREST BEARING DEPOSITS                             300,000       100,000    6.13%         100,000    6.50%
  LOANS, NET - FIXED                                 16,966,861     3,124,028    9.36%         483,767    9.31%       1,259,663
  LOANS, NET - VARIABLE                              13,343,356    13,000,108    9.35%                                  343,248
                                                     ----------    ----------    ----       ----------    ----       ----------
     TOTAL EARNING ASSETS                            33,903,639    17,422,214    8.96%         784,080    6.58%       2,503,692

  LOAN LOSS RESERVE                                    (584,106)
  NON-ACCRUAL LOANS                                     308,118
  CASH AND DUE FROM BANKS                             4,265,513
  REAL ESTATE OWNED                                   3,115,080
  FIXED ASSETS                                          132,712
  OTHER NONINTEREST-BEARING ASSETS                      460,733
                                                     ----------    ----------    ----       ----------    ----       ----------
     TOTAL NONEARNING ASSETS                          7,698,050             0                        0                        0
                                                     ----------    ----------    ----       ----------    ----       ----------

     TOTAL ASSETS                                    41,601,689    17,422,214                  784,080                2,503,692
                                                     ==========    ==========    ====       ==========    ====        =========

                    LIABILITIES
  NOW ACCOUNTS                                        2,539,111     2,539,111    2.36%
  MONEY MARKET ACCOUNTS                               3,970,348     3,970,348    3.29%
  SAVINGS ACCOUNTS                                      240,872
  CERTIFICATES OF DEPOSIT
   LESS THAN OR EQUAL TO $100,000                    16,763,355     3,857,319    5.70%       2,500,241    5.24%       5,182,718
  CERTIFICATES OF DEPOSIT
   GREATER THAN $100,000                              6,323,212     1,749,808    5.90%         734,967    5.10%       2,604,333
                                                     ----------    ----------    ----       ----------    ----       ----------
     TOTAL INTEREST-BEARING DEPOSITS                 29,836,897    12,116,586    4.24%       3,235,208    5.21%       7,787,051
                                                     ----------    ----------    ----       ----------    ----       ----------
  NONINTEREST-BEARING DEPOSITS                        7,897,677
                                                     ----------    ----------    ----       ----------    ----       ----------
     TOTAL DEPOSITS                                  37,734,575    12,116,586                3,235,208                7,787,051

     TOTAL OTHER LIABILITIES                            360,295
     REDEEMABLE PREFERRED STOCK-SERIES A                768,750
     TOTAL CAPITAL                                    2,738,070
                                                     ----------    ----------    ----       ----------    ----       ----------
     TOTAL LIABILITIES & CAPITAL                     41,601,689    12,116,586                3,235,208                7,787,051
                                                     ==========    ==========    ====       ==========    ====        =========

INTERVAL GAP/GAP SPREAD                                             5,305,629    4.72%      (2,451,128)   1.37%      (5,283,359)
CUMULATIVE GAP                                                      5,305,629                2,854,500               (2,428,859)

INTERVAL GAP/TOTAL ASSETS                                               12.75%                   -5.89%                  -12.70%
CUMULATIVE GAP/TOTAL ASSETS                                             12.75%                    6.86%                   -5.84%

INTERVAL GAP/EARNING ASSETS                                             15.65%                   -7.23%                  -15.58%
CUMULATIVE GAP/EARNING ASSETS                                           15.65%                    8.42%                   -7.16%

MATCHED                                                            12,116,586    4.24%         784,080    5.21%       2,503,692
OPEN                                                                5,305,629    4.72%      (2,451,128)   1.37%      (5,283,359)


                                                        5-Jan                OVER 5
                                             RATE       YEARS       RATE      YEARS      RATE      TOTAL
                                             -----     ---------    ----    ---------    ----    ----------
                      ASSETS
  FEDERAL FUNDS SOLD                                                                                898,000
  AVAILABLE-FOR-SALE INVESTMENTS              5.63%      994,250    5.25%                         2,095,422
  HELD-TO-MATURITY INVESTMENTS                6.92%                                                 300,000
  INTEREST BEARING DEPOSITS                              100,000    6.00%                           300,000
  LOANS, NET - FIXED                          8.57%    7,826,799    8.78%   4,272,604    7.95%   16,966,861
  LOANS, NET - VARIABLE                      10.25%                                              13,343,356

                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL EARNING ASSETS                     6.39%    8,921,049    8.35%   4,272,604    7.95%   33,903,639

  LOAN LOSS RESERVE
  NON-ACCRUAL LOANS                                                                                       0
  CASH AND DUE FROM BANKS                                                                                 0
  REAL ESTATE OWNED                                                                                       0
  FIXED ASSETS                                                                                            0
  OTHER NONINTEREST-BEARING ASSETS                                                                        0
                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL NONEARNING ASSETS                                   0                    0                     0
                                                                                                          0
                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL ASSETS                                      8,921,049            4,272,604            33,903,639
                                             =====     =========    ====    =========    ====    ==========

                    LIABILITIES
  NOW ACCOUNTS                                                                                    2,539,111
  MONEY MARKET ACCOUNTS                                                                           3,970,348
  SAVINGS ACCOUNTS                                       240,872    2.97%                           240,872
  CERTIFICATES OF DEPOSIT LESS THAN
   OR EQUAL TO $100,000                       5.43%    5,223,077    5.47%                        16,763,355
  CERTIFICATES OF DEPOSIT GREATER
   THAN $100,000                              5.22%    1,234,104    5.45%                         6,323,212
                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL INTEREST-BEARING DEPOSITS          5.36%    6,698,053    5.38%           0            29,836,897
                                             -----     ---------    ----    ---------    ----    ----------
  NONINTEREST-BEARING DEPOSITS                                                                            0
                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL DEPOSITS                                    6,698,053                    0            29,836,897

     TOTAL OTHER LIABILITIES                                                                              0
     REDEEMABLE PREFERRED STOCK-SERIES A
     TOTAL CAPITAL                                                                                        0
                                             -----     ---------    ----    ---------    ----    ----------
     TOTAL LIABILITIES & CAPITAL                       6,698,053                    0            29,836,897
                                             =====     =========    ====    =========    ====    ==========

INTERVAL GAP/GAP SPREAD                       1.03%    2,222,996    2.98%   4,272,604    7.95%
CUMULATIVE GAP                                          (205,862)           4,066,742

INTERVAL GAP/TOTAL ASSETS                                   5.34%               10.27%
CUMULATIVE GAP/TOTAL ASSETS                                -0.49%                9.78%

INTERVAL GAP/EARNING ASSETS                                 6.56%               12.60%
CUMULATIVE GAP/EARNING ASSETS                              -0.61%               12.00%

MATCHED                                       6.39%    8,921,049    8.35%           0    0.00%
OPEN                                          1.03%    2,222,996    2.98%   4,272,604    7.95%


REGULATORY MATTERS
------------------

  The Bank entered into a Cease and Desist Order (Order) with the Federal Deposit Insurance Corporation (FDIC) and the Virginia State Corporation Commission (SCC) on August 12, 1993. UFBC entered into a formal agreement (Agreement) with the Federal Reserve and SCC as of December 31, 1993. These regulatory authorities monitor the Bank's and the Company's compliance with the agreements and progress towards profitability through quarterly reports and periodic examinations. The underlying objective of these agreements is to return Company operations to profitability as soon as possible. The Order and Agreement are discussed in further detail in Note 11 to the consolidated financial statements.

CAPITAL RESOURCES AND ADEQUACY
------------------------------

     The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies. The guidelines require three standard minimum ratios to measure the adequacy of capital, Tier I capital ratio of 4%, Tier II (Total) capital ratio of 8% and a minimum Leverage ratio of 3% must be maintained for top-rated banks. Otherwise, the minimum leverage ratio, based upon the institution's overall financial condition, is to be at least 100 to 200 basis points above the minimum. These guidelines were also adopted by the Federal Deposit Insurance Corporation and therefore apply to the Company's banking subsidiary. Regulatory capital requirements are discussed in further detail in
Note 11 to the consolidated financial statements.

     One of the provisions of the Order requires the Bank to maintain Leverage Capital of 6% or above. UFBC, with the support of the Board of Directors, continued to support Bank capital in 1996 by contributing $253,000 of cash. The cash infusions were primarily achieved through cashflow generated by sales of REO in BVCI. At December 31, 1996, both the Company and the Bank had capital levels above the minimums required by the Federal Reserve and the Order. The Company's capital at the end of 1996 amounted to $2,738,070, or $.98 per share, and represented 6.6% of year-end assets.

     In 1995, UFBC, with the support of the Board of Directors, supported Bank capital by contributing $1,030,000 of cash. The cash infusions were primarily achieved by the sale a piece of UFBC real estate for $445,000 and by the issuance of $500,000 of one year notes secured by the projected cashflows of the Company subsidiary, BVCI. The debt was retired during 1996. Notes 7, 10 and 12 to the consolidated financial statements provide further details on Company's borrowing and related transactions. At December 31, 1995, both the Company and the Bank had capital levels above the minimums required by the Federal Reserve and the Order. The Company's capital at the end of 1995 amounted to $3,670,047, or $1.31 per share, and represented 8.5% of year-end assets.

EFFECTS OF INFLATION
--------------------

  The effect of changing prices on financial institutions is typically different than on non-banking companies since principally all assets and liabilities are monetary in nature. Interest rates are significantly affected by inflation, neither the timing nor the magnitude of the changes are necessarily directly related to price level indexes. Consequently, management believes the Company can best counter inflation over the long term by managing net interest income, diversifying its asset and liability mix and controlling noninterest income and expenses.


DIRECTORS                                           OFFICERS
---------                                           --------
Jeffery T. Valcourt                                 Harold C. Rauner
Chairman of the Board                               President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services, Inc.     Karen L. Laughlin
                                                    Vice President and Secretary

William J. McCormick, Jr.                           Sharon A. Stakes
President, Jordan Kitts Music, Inc.                 Vice President

Dennis I. Meyer                                     Lisa M. Porter
Partner, Baker & McKenzie, Attorneys                Controller/Chief Financial Officer

Edward H. Pechan                                    F. Janette Collins
President, E. H. Pechan and Associates, Inc.        Assistant Secretary

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank

Sharon A. Stakes
Vice President, United Financial Banking Companies, Inc.
Vice President, The Business Bank

       ADVISORY BOARD MEMBERS - UNITED FINANCIAL BANKING COMPANIES, INC.

James K. Jeanblanc                                  L. Lawton Rogers, III
Partner, Grove, Jaskiewicz & Cobert, Attorneys      Partner, Rogers & Killeen, Attorneys

                   ADVISORY BOARD MEMBERS - THE BUSINESS BANK

Chris Petersen, Chairman                            William N. Ball
President, News USA                                 Retired Banker

Dean G. Popps, Vice Chairman                        Deborah J. Dunn
President/CEO, Crow Communications, Inc.            President/CEO, Martha Weems, Ltd.
and Dallas Fort Worth Teleport

Charles S. Evans                                    Robert L. Hansan
President/CEO, Computerware                         President/CEO, Hansan Group, Inc.

Gilbert J. McWane                                   Michael P. Mullen
President/CEO, McWane & Co., Inc.                   Principal, Washington Financial

Carl M. Summerfield                                 Robert W. Pitts
President/CEO, Day & Night Printing                 Partner, Pitts and Pitts

                             CORPORATE INFORMATION
                             ---------------------

The Company, a one-bank holding company, acquired The Business Bank in July 1983. The Company has not declared any cash dividends. A stock dividend of 10,089 shares, representing 5% of issued shares was distributed in August 1983. A second stock dividend of 27,844 shares, or 5% of issued shares, was declared on December 17, 1984, and paid on January 15, 1985. An 8% stock dividend, 46,778 shares, was declared July 31, 1985 and paid on August 23, 1985. A 6% stock dividend of 45,990 shares, was declared on July 31, 1986, and paid on August 23, 1986. A 6% stock dividend, representing the distribution of 49,084 shares was declared on July 31, 1987 and paid on August 24, 1987. A 10% stock dividend, representing the distribution of 77,404 shares, was declared on July 20, 1988, and paid on August 24, 1988. A 9% stock dividend representing 75,536 shares was declared on July 24, 1989, and paid on August 28, 1989. On July 23, 1990 a 10% stock dividend representing 91,344 shares was declared. It was paid on August 30, 1990. The Company will not resume the issuance of stock dividends until retained earnings are returned to a positive level.


The Company had 402 shareholders of record as of  December 31, 1996.



                                   FORM 10KSB
                                   ----------



For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary

United Financial Banking Companies, Inc.

8399 Leesburg Pike

P.O. Box 2459

Vienna, Virginia 22182