Form 10KSB, Exhibit 13
period 1997-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 1998-03-27
CIK 714286

                           UNITED FINANCIAL BANKING
                       COMPANIES, INC. AND SUBSIDIARIES


                               FINANCIAL REPORT


                               DECEMBER 31, 1997

                                C O N T E N T S



                                                                            Page

INDEPENDENT AUDITOR'S REPORT                                                   1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                  2
  Consolidated statements of income                                            3
  Consolidated statements of stockholders' equity                              4
  Consolidated statements of cash flows                                      5-6
  Notes to financial statements                                             7-28

                         INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheet of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ending December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ending December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


/s/
D.R. Maxfield & Company


January 21, 1998

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996

ASSETS                                                                   1997            1996
                                                                     -------------  --------------

  Cash and due from banks (Note 10)                                  $  2,282,418   $   4,265,513
  Interest-bearing deposits in other banks                                100,000         300,000
  Federal funds sold                                                    2,659,000         898,000
                                                                     ------------   -------------
  Total cash and cash equivalents                                       5,041,418       5,463,513
                                                                     ------------   -------------
  Securities available-for-sale (Note 2)                                1,700,876       2,095,422
  Securities held-to-maturity  (Note 2)                                 1,082,773         300,000
                                                                     ------------   -------------
  Total securities                                                      2,783,649       2,395,422
                                                                     ------------   -------------
  Loans and lease financing, net of unearned income of
    $40,702 in 1997; $52,175 in 1996 (Notes 3, 4 and 9)                38,084,861      30,618,335
  Less:  Allowance for loan/lease losses                                 (715,399)       (584,106)
                                                                     ------------   -------------
  Net loans and lease financing                                        37,369,462      30,034,229
  Real estate owned, net (Note 5)                                       2,368,104       3,115,080
  Premises and equipment, net (Note 6)                                    164,018         132,712
  Other assets                                                            347,355         460,733
                                                                     ------------   -------------
                                                                       40,248,939      33,742,754
                                                                     ------------   -------------

         Total assets                                                $ 48,074,006   $  41,601,689
                                                                     ============   =============

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                                           $  7,778,077   $   7,897,677
    Savings and NOW                                                     2,508,666       2,779,982
    Money market                                                        7,568,652       3,970,348
  Time:
      Under $100,000                                                   19,478,244      16,763,355
      $100,000 and over                                                 6,428,122       6,323,212
                                                                     ------------   -------------
         Total deposits                                                43,761,761      37,734,574
  Accounts payable and accrued expenses                                   336,246         360,295
                                                                     ------------   -------------

         Total liabilities                                             44,098,007      38,094,869
                                                                     ------------   -------------

COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)

REDEEMABLE PREFERRED STOCK (Note 15)
  Series A $-0- par value, authorized 900 shares, 800 shares issued in 1997 and 500 shares in 1996; 10% cumulative
     dividend, redemption value @ 9/30/2001 $1,786,000                  1,336,000         768,750
                                                                     ------------   -------------

STOCKHOLDERS' EQUITY (Notes 10, 13 and 16)
  Preferred stock $-0- par value, authorized 5,000,000 shares,
     issued 800 shares in 1997 and 500 shares in 1996                          --              --
  Common stock, par value $1; authorized 3,500,000
    shares, issued 561,640 shares in 1997 and 1996                        561,640         561,640
  Surplus                                                              12,643,622      12,760,872
  Accumulated deficit                                                 (10,567,633)   ( 10,583,932)
  Unrealized holding gain (loss) on securities available-for-sale           2,370            (510)
                                                                     ------------   -------------
         Total stockholders' equity                                     2,639,999       2,738,070
                                                                     ------------   -------------

         Total liabilities and stockholders' equity                  $ 48,074,006   $  41,601,689
                                                                     ============   =============

See Notes to Consolidated Financial Statements.

          UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES        3

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996 and 1995


                                                           1997         1996          1995
                                                        -----------  -----------  ------------

Interest income:
  Interest and fees on loans/leases                     $2,991,380   $2,462,895   $ 1,823,798
  Interest on investment securities                        186,866      117,225        37,872
  Interest on interest bearing deposits                      8,914       23,351         8,793
  Interest on federal funds sold                           246,707      224,807       321,404
                                                        ----------   ----------   -----------
                                                         3,433,867    2,828,278     2,191,867
                                                        ----------   ----------   -----------
Interest expense:
  Interest on deposits (Note 12)                         1,495,204    1,498,089     1,341,370
  Interest on short-term borrowings                             --       64,762           347
  Interest on long-term debt                                    --           --         1,879
                                                        ----------   ----------   -----------
                                                         1,495,204    1,562,851     1,343,596
                                                        ----------   ----------   -----------
Net interest income                                      1,938,663    1,265,427       848,271
Provision for loan/lease losses (Note 3)                   249,300      694,203          (295)
                                                        ----------   ----------   -----------
         Net interest income after provision
           for loan/lease losses                         1,689,363      571,224       848,566
                                                        ----------   ----------   -----------

Noninterest income (loss):
  Other earning assets                                          --       11,000         8,250
  Loan servicing and other fees                             76,397       82,669        77,614
  Gain on the sale of fixed assets (Notes 6 and 9)              --      734,641            --
  Other income (Note 11)                                   148,319     (176,428)      145,932
                                                        ----------   ----------   -----------
                                                           224,716      651,882       231,796
                                                        ----------   ----------   -----------

Noninterest expense:
  Salaries                                                 760,032      746,352       762,478
  Employee benefits (Note 13)                              133,590      140,611       (21,447)
  Occupancy (Note 6)                                       296,097      133,151       154,864
  Furniture and equipment                                   60,304       45,697       103,857
  Other (Note 14)                                          647,757    1,067,365     1,404,098
                                                        ----------   ----------   -----------
                                                         1,897,780    2,133,176     2,403,850
                                                        ----------   ----------   -----------

Income (loss)  before income taxes                          16,299     (910,070)   (1,323,488)
Provision (credit) for federal income taxes (Note 7)            --       (2,461)        2,598
                                                        ----------   ----------   -----------

Net income (loss)                                       $   16,299   $ (907,609)  $(1,326,086)
                                                        ==========   ==========   ===========

Earnings (loss) per common share (Notes 1 and 16)            $(.18)      $(1.65)       $(2.40)
                                                        ==========   ==========   ===========

Weighted Average Common Shares Outstanding*
         Basic                                             561,640      561,640       551,550



*Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split (Note 16).



See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES      4

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995


                                   Common                   Accumulated    Unrealized
                                    Stock      Surplus        Deficit     Gain on AFS      Total
                                  ---------  ------------  -------------  ------------  ------------

Balance, December 31, 1994         $541,768  $12,675,295   $ (8,350,237)      $    --   $ 4,866,826
  Net loss                               --           --     (1,326,086)           --    (1,326,086)

  Net proceeds from issuance
    of shares of common
    stock                            19,872      104,327             --            --       124,199

  Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                             --           --             --         5,108         5,108
                                  ---------  -----------   ------------   -----------   -----------

Balance, December 31, 1995         $561,640  $12,779,622   $ (9,676,323)      $ 5,108   $ 3,670,047
                                  ---------  -----------   ------------   -----------   -----------

  Net loss                               --           --       (907,609)           --      (907,609)

  Accrued dividend for
    redeemable preferred
    stock - series A (Note 15)           --      (18,750)            --            --       (18,750)

  Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                             --           --             --        (5,618)       (5,618)
                                  ---------  -----------   ------------   -----------   -----------

Balance, December 31, 1996         $561,640  $12,760,872   $(10,583,932)      $  (510)  $ 2,738,070
                                  ---------  -----------   ------------   -----------   -----------

 Net income                              --           --         16,299            --        16,299

  Accrued dividend for
    redeemable preferred
    stock - series A (Note 15)           --     (117,250)            --            --      (117,250)

  Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                             --           --             --         2,880         2,880
                                  ---------  -----------   ------------   -----------   -----------

Balance, December 31, 1997         $561,640  $12,643,622   $(10,567,633)      $ 2,370   $ 2,639,999
                                  =========  ===========   ============   ===========   ===========

      * Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split (Note 16).



See Notes to Consolidated Financial Statements.

             UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES     5

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996 and 1995

                                 1997          1996          1995
                             ------------  ------------  ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net income (loss)           $    16,299   $  (907,609)  $(1,326,086)
 Adjustments to reconcile
  net income (loss)
  to net cash provided by
  (used in) operating
  activities:
   Depreciation and
    amortization                  50,933        72,370        77,621
   Provision for
    loan/lease losses            249,300       694,203           295
   Provision for losses on
    real estate owned            114,805       168,187       488,000
   Amortization of
    investment security
    discounts                     (7,218)       (1,898)      (13,488)
   Amortization of loan fees
    and discounts                (85,923)      (25,991)      (78,468)
   Net gain on disposal of
    fixed assets                      --      (734,641)      (10,653)
   Net (gain) loss on real
    estate owned                 (27,868)      306,969       (43,671)
    (Increase) decrease in
    other assets                 113,379        13,908       (83,511)
   Increase (decrease) in
    other liabilities            (24,048)      (22,673)     (698,738)
                             -----------   -----------   -----------
       Net cash provided
        by (used in)
        operating
        activities               399,659      (437,175)   (1,688,699)
                             -----------   -----------   -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES
 Principal collected -
  non-bank subsidiaries          397,437        50,493        47,220
 Bank loans and leases
  repaid, net of
  originations                (8,173,931)   (7,857,586)   (9,852,649)
 Loan fees and discounts
  deferred                        75,883         3,049            --
 Purchases of securities
  available-for-sale            (698,270)   (1,695,642)     (584,528)
 Purchases of securities
  held-to-maturity            (1,643,096)           --      (300,376)
 Investments made in real
  estate owned                (1,579,193)   (5,178,439)   (4,404,748)
 Proceeds received from
  maturity of securities
  available-for-sale           1,100,000       200,000            --
 Proceeds received from
  maturity of securities
  held-to-maturity               863,237            --            --
 Proceeds received from
  real estate owned            2,441,232    10,011,649     7,235,937
 Purchases of premises and
  equipment                      (82,239)      (19,840)      (79,370)
 Proceeds from sale of
  premises and equipment              --     1,968,521        17,236
                             -----------   -----------   -----------
       Net cash provided
        by (used in)
         investing
         activities           (7,298,940)   (2,517,795)   (7,921,278)
                             -----------   -----------   -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES
 Net increase (decrease)
  in demand
  deposits, savings
  accounts, NOW
  accounts and money
  market accounts              3,207,387    (1,276,263)    8,350,008
 Certificates of deposit
  sold (matured), net          2,819,799     1,535,603     3,088,918
 Net change in short-term
  borrowings                          --    (1,538,544)      804,544
 Proceeds from issuance of
  redeemable preferred
  stock                          450,000       750,000            --
 Payments on long-term debt           --            --       (84,948)
                             -----------   -----------   -----------
       Net cash provided
        by (used in)
         financing
         activities            6,477,186      (529,204)   12,158,522
                             -----------   -----------   -----------

Net increase (decrease) in
 cash and cash equivalents      (422,095)   (3,484,174)    2,548,545

Cash and cash equivalents
 at beginning
 of year                       5,463,513     8,947,687     6,399,142
                             -----------   -----------   -----------

Cash and cash equivalents
 at end of year              $ 5,041,418   $ 5,463,513   $ 8,947,687
                             ===========   ===========   ===========

See Notes to Consolidated Financial Statements

                                                                               6
Consolidated Statements of Cashflows (continued)

                                                         1997        1996         1995
                                                      ----------  -----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
  Cash paid during the years for:

    Interest on deposits and other
      borrowings                                      $1,571,590  $1,701,011   $1,513,210
                                                      ==========  ==========   ==========

    Income taxes                                      $   14,786  $   11,471   $   33,080
                                                      ==========  ==========   ==========


NON-CASH ITEMS                                        ===================================
  Increase in foreclosed properties and
    decrease in loans                                 $  202,000  $  513,740   $  486,974

  Effect on stockholders' equity of an
    unrealized gain (loss) on debt and
    equity securities in available-for-sale                2,880      (5,618)       5,108

  Accrued dividend on preferred stock - series A         117,250      18,750           --

  Effect on common stock resulting from
    the 1-for-5 reverse split (effective 12/31/97)     2,246,561          --           --



See Notes to Consolidated Financial Statements

        UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES             7

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

            The Business Bank and Subsidiaries          Commercial Bank
            (the Bank)

            Business Venture Capital, Inc. (BVCI)       Develop certain real estate held for sale

            Omni Homes, Inc. (Omni)                     Hold certain real estate held for sale
                                                        see Note 8

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

          Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale (AFS). Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At December 31, 1997 and 1996, the Company held no securities classified as trading.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

        Premises and equipment:

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, not exceeding 40 and 10 years for buildings and equipment, respectively. Leasehold improvements are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the Company's records and gain or loss is included in operations expense.

        Mortgage Servicing Rights:

          In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, (SFAS 122). SFAS 122 amends SFAS 65, Accounting for Certain Mortgage Banking Activities, to require the rights to service mortgage loans originated for sale be recognized as separate assets either upon origination (if a definitive plan to sell the loans and to retain the rights exists) or upon sale of the loans, based on the relative fair values of the rights and loans. SFAS 122 also requires that mortgage servicing rights be assessed for impairment based on the fair value of those rights, using a stratified method. The Company adopted SFAS 122 effective January 1, 1996. The adoption of this standard had no impact on the financial condition or results of operation, since the Company, as of December 31, 1997, had no transactions which were identified as meeting the criteria of SFAS 122.

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

        Earnings per common share:

          On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per share (SFAS 128), which supersedes Accounting Principles Board Opinion No. 15. Under SFAS 128, earnings per common share are computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, if any, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. There were no dilutive effects for the years presented. Prior period amounts have been restated, where appropriate, to conform to the requirements of SFAS 128 (see Note 16).

        Reclassifications:

          Certain amounts for fiscal year 1996 and 1995 have been reclassified to conform to the presentation for fiscal year 1997.



        * Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split (Note 16).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

          The amortized cost, market value, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

Securities Available-for-Sale
-----------------------------
                                                         Gross        Gross
                                                       Unrealized  Unrealized      Fair
                                       Amortized Cost    Gains       Losses       Value
                                       --------------  ----------  -----------  ----------

       December 31, 1997:
       U.S. Treasury                   $    1,698,506  $    3,047  $     (677)  $1,700,876
                                       --------------  ----------  ----------   ----------
       Total                           $    1,698,506  $    3,047  $     (677)  $1,700,876
                                       ==============  ==========  ==========   ==========

       December 31, 1996:
       U.S. Treasury                   $    2,095,932  $       --  $     (510)  $2,095,422
                                       --------------  ----------  ----------   ----------
       Total                           $    2,095,932  $       --  $     (510)  $2,095,422
                                       ==============  ==========  ==========   ==========

Securities Held-to-Maturity
---------------------------

December 31, 1997:
       U.S. Treasury                   $      249,639  $    2,627  $       --   $  252,266
       U.S. Government Agencies               388,308       2,484        (178)     390,614
       State and Municipal                    444,826       1,199          --      446,025
                                       --------------  ----------  ----------   ----------
       Total                           $    1,082,773  $    6,310  $     (178)  $1,088,905
                                       ==============  ==========  ==========   ==========

       December 31, 1996:
       U.S. Treasury                   $           --  $       --  $       --   $       --
       U.S. Government Agencies               300,000       1,768          --      301,768
       State and Municipal                         --          --          --           --
                                       --------------  ----------  ----------   ----------
       Total                           $      300,000  $    1,768  $       --   $  301,768
                                       ==============  ==========  ==========   ==========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and estimated fair value of securities at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

Securities Available-for-Sale                   Cost     Fair Value
-----------------------------                ----------  ----------

       Due in one year or less               $1,299,386  $1,299,813
       Due after 1 year through 5 years         399,120     401,063
       Due after 5 years through 10 years            --          --
       Due after 10 years                            --          --
                                             ----------  ----------
       Total                                 $1,698,506  $1,700,876
                                             ==========  ==========

Securities Held-to-Maturity
---------------------------
       Due in one year or less               $   91,786  $   91,608
       Due after 1 year through 5 years         990,987     997,297
       Due after 5 years through 10 years            --          --
       Due after 10 years                            --          --
                                             ----------  ----------
       Total                                 $1,082,773  $1,088,905
                                             ==========  ==========


          Securities with an amortized cost of $399,205 and $1,598,415 at December 31, 1997, and 1996, respectively, were pledged as collateral for treasury, tax and loan, a daylight overdraft line at the Federal Reserve and a letter of credit at Community Bankers Bank.

          No gross gains or gross losses were realized in 1997 or 1996.


Note 3. Loans and Lease Financing and Related Accounts

        Loans and lease financing consists of:

                                                                     1997          1996
                                                                  -----------  -----------

           Commercial                                             $27,039,144  $21,868,684
           Real estate construction                                 2,252,943    1,527,521
           Real estate mortgage                                     6,743,695    4,418,814
           Installment                                              1,744,437    2,438,674
           Leveraged leases                                           304,642      364,642
                                                                  -----------  -----------
                                                                  $38,084,861  $30,618,335
                                                                  ===========  ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          During 1988, the Company entered into an agreement to lease computer equipment under a leveraged lease agreement. During 1995, the lessee exercised its option to exchange computer equipment for like-kind computer equipment in a tax-free exchange. The leases were reclassified as new leveraged leases since the lessees, lease term and residual value also changed. The leases expire in 1998. The estimated residual value of the leased computer equipment has been determined by an independent appraiser. Estimated residual values are subject to change based upon technological obsolescence, physical deterioration and other factors. In the normal course of business, it is reasonably possible that this estimate will change in the near term. A change in the estimated residual value would affect the unearned and deferred income. The Company's net investment in leveraged leases is composed of the following elements:

                                                                   1997      1996
                                                                 --------  ---------
           Estimated residual value of leased assets             $304,642  $366,700
           Less:  unearned and deferred income                         --    (2,058)
                                                                 --------  --------
           Investment in leveraged leases                         304,642   364,642
           Less: deferred taxes arising from leveraged leases          --        --
                                                                 --------  --------
           Net investment in leveraged leases                    $304,642  $364,642
                                                                 ========  ========

          Deferred taxes arising from leveraged leases have been limited by the carryforward of net operating losses. For the years ended December 31, 1997 and 1996 there was no income effect from the leveraged lease.

          Nonperforming loans are those on which income is recognized on the cash basis (non-accrual loans) and those on which the yield has been reduced substantially because of credit deterioration (restructured loans).

          Nonperforming loans and loans 90 days or more past due are summarized as follows :


                                                                  1997      1996
                                                                --------  ---------

           Non-accrual                                          $102,012  $328,355
           Restructured                                               --        --
                                                                --------  --------
           Total nonperforming                                   102,012   328,355
           90 days or more past due                                   --        --
                                                                --------  --------
                                                                $102,012  $328,355
                                                                ========  ========


          The following is an analysis of approximate interest income related to loans on non-accrual status:

                                                                                     1997      1996
                                                                                 --------  --------
           Interest income that would have been recognized                       $ 21,000  $ 43,000
           Amount recognized as interest income                                        --   (17,000)
                                                                                 --------  --------
           Difference                                                            $ 21,000  $ 26,000
                                                                                 ========  ========

          There were no commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1997.

          Changes in the allowance for loan/lease losses are summarized as follows:

                                                 1997        1996
                                              ----------  ----------

           Balance, beginning                 $ 584,106   $ 462,846
           Provision charged to operations      249,300     694,203
           Loans charged off                   (140,053)   (594,140)
           Recoveries                            22,046      21,197
                                              ---------   ---------
           Balance, ending                    $ 715,399   $ 584,106
                                              =========   =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4. Significant Concentrations of Credit Risk

          The Company's business activity is primarily with customers located in Northern Virginia and the surrounding metropolitan area. A portion of the Company's lending activities is with customers involved in residential or commercial real estate development or in holding land to be developed. As of December 31, 1997 and 1996, the Company and its subsidiaries had loans to such customers amounting to approximately $2,888,000 and $4,019,000, respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. Generally, these loans are secured by the underlying real estate, securities and/or business assets.

          The Company maintains cash in commercial checking accounts. Accounts at the commercial banks are insured by the Federal Deposit Insurance Corporation only up to $100,000 per customer. At December 31, 1997, the Company had uninsured cash of $130,580.

Note 5. Real Estate Owned

                                                                     1997           1996
                                                                   ----------   -----------

       Real estate owned                                           $3,016,409   $ 4,452,905
       Allowances for losses on real estate owned                    (648,305)   (1,337,825)
                                                                   ----------   -----------
       Real estate owned, net                                      $2,368,104   $ 3,115,080
                                                                   ==========   ===========


          Capitalized interest amounted to $64,700 and $144,000 for the years ended December 31, 1997 and 1996, respectively.

          Changes in the allowance for losses on real estate owned are summarized as follows:

                                                                 1997          1996
                                                               ----------   -----------
           Balance, beginning                                  $1,337,825   $ 3,745,303
           Provision charged to operations                        114,805       168,187
           Losses charged to allowance                           (804,325)   (2,575,665)
                                                               ----------   -----------
           Balance, ending                                     $  648,305   $ 1,337,825
                                                               ==========   ===========


Note 6. Premises and Equipment

          Major classifications of premises and equipment are summarized as follows:

                                                           1997        1996
                                                        ----------  ----------

           Leasehold improvements                       $ 242,485   $ 225,908
           Furniture and equipment                        700,243     634,581
                                                        ---------   ---------
                                                          942,728     860,489

           Accumulated depreciation and amortization     (778,710)   (727,777)
                                                        ---------   ---------
                                                        $ 164,018   $ 132,712
                                                        =========   =========

          On December 30, 1996, the Bank sold the building it occupies and the surrounding land for $1,968,171, net. The transaction resulted in a gain of $734,291. The Bank then entered into a one year lease to rent the building sold. At December 31, 1996, the Bank's minimum obligation for the lease totaled $187,820. The lease terms include three options for renewal and a right of first offer. During the normal course of strategic planning, Bank Management decided that the Bank would require a significant capital expenditure. The projected expense required Bank Management to analyze and to decide the best location for the Bank for the

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS immediate future. As a result of the analysis, Bank Management, subsequent to December 31, 1996, chose to exercise the first option, a nine year extension. As of December 31, 1997, the future minimum lease payments for the Bank lease, including the option period, total $1,875,258.

          Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 1997, are as follows:

                                         1998                       $  271,494
                                         1999                          273,388
                                         2000                          241,850
                                         2001                          208,362
                                         2002                          208,362
                                  Later years                          833,448
                                                                    ----------
                 Total minimum lease payments                       $2,036,904
                                                                    ==========


          In 1995, the Company consolidated its operations into one location. The site previously leased for bank operations has been sublet and the rental income has been netted against rent expense. Also, during 1995 the Bank sublet a portion of the headquarters building, the income of which is netted against rent expense.

          Rental expense for operating leases amounted to $198,324, $(17,074) and $13,261 for the years ended December 31, 1997, 1996 and 1995, respectively.

          Depreciation and amortization expense of $50,933 in 1997, $72,370 in 1996 and $77,621 in 1995, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset.


Note 7. Income Taxes

          The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, as of the beginning of the fiscal year 1994. The adoption of SFAS No. 109 had no effect on the net income of the Company.

          Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

                                                   1997     1996     1995
                                                   -----  --------  ------

           Current                                 $  --  $(2,461)  $2,598
           Deferred                                   --       --       --
                                                   -----  -------   ------
                                                   $  --  $(2,461)  $2,598
                                                   =====  =======   ======

          The credit for income taxes for the years ended December 31, 1997, 1996 and 1995, is limited due to the Company's inability to utilize net operating losses and alternative minimum tax credits.

          There were no net deferred income tax assets (liabilities) as of December 31, 1997 and 1996, as illustrated in the following table:

                                                        1997          1996
                                                    ------------  ------------

           Deferred tax liabilities                 $  (675,834)  $(1,086,224)
           Deferred tax assets                        3,650,501     5,395,677
           Deferred asset valuation allowance        (2,974,667)   (4,309,453)
                                                    -----------   -----------
           Net deferred tax assets (liabilities)    $--           $--
                                                    ===========   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The principal sources of the deferred tax provisions were as follows:

                                                             1997         1996         1995
                                                          -----------  -----------  ----------

       Accelerated depreciation                           $      242   $  182,978   $  65,151
       Lease financing                                       159,291      285,950     109,694
       Provision for loan losses                              64,362     (185,201)       (101)
       Valuation adjustment of real properties              (704,524)    (851,512)    (36,098)
       Deferred compensation plans                                --           --     (65,867)
       Supplemental retirement plans                              --        1,632       1,513
       Acquisition, development and construction loans      (176,269)          --          --
       Net operating loss carryforward                      (683,824)    (614,880)   (628,677)
       Limitation of net operating losses
         and alternative minimum tax credits               1,333,648    1,195,450     585,839
       Other                                                   7,074      (14,417)    (31,454)
                                                          ----------   ----------   ---------
                                                          $       --   $       --   $      --
                                                          ==========   ==========   =========


          A reconciliation between the amount of reported federal income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate is as follows:

                                                                1997       1996         1995
                                                              --------  ----------  ------------

         Income (loss) before income taxes                    $16,299   $(910,070)  $(1,323,488)
         Applicable statutory income tax rate                      34%         34%           34%
                                                              -------   ---------   -----------
         Computed "expected" federal tax  expense             $(5,542)   (309,424)     (449,986)

         Adjustments to federal income tax resulting from:
             Net operating loss carryforward                  $ 5,542     309,424       449,986
             Other                                                 --      (2,461)        2,598
                                                              -------   ---------   -----------
             Provision for federal income tax                 $    --   $  (2,461)  $     2,598
                                                              =======   =========   ===========

          At December 31, 1997 the Company has net operating loss carryforwards for income tax purposes of $7,253,922 which will expire $518,977 in 2006, $1,066,398 in 2007, $1,849,246 in 2008, $1,829,709 in 2010 and
          $1,989,592 in 2011. The Company also has an alternative minimum tax credit carryforward of approximately $302,000 which may be carried forward indefinitely.


Note 8. Commitments and Contingencies

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

          The UFBC Board of Directors and management decided to pursue the appeal process on the recommendation of counsel. On October 6, 1997, the U.S. Supreme Court issued an order denying Omni's request for appeal.

          General Contingency
          -------------------

          The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 1997 which would have a material adverse effect on the Company's financial statements.

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

          Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Company is willing to extend. At December 31, 1997 and 1996, commitments to extend credit under unused lines of credit amounted to approximately $3,028,633 and $2,813,335, respectively.

          The Company's outstanding standby letters of credit amounted to approximately $505,474 and $531,528 as of December 31, 1997 and 1996, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.


Note 9. Related Party Transactions

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

             Balance, December 31, 1995    $ 67,908
               Additions                    863,623
               Reductions                   (48,144)
                                           --------
             Balance, December 31, 1996    $883,387
               Additions                     44,975
               Reductions                   (69,293)
                                           --------
             Balance, December 31, 1997    $859,069
                                           ========

          The December 31, 1997 balance consists of both secured and unsecured loans. None of the loans to related parties were classified as non-performing as of December 31, 1997.

          As part of the recapitalization which occurred at December 30, 1994, certain directors and shareholders of the Company purchased $700,000 of notes secured by all of the common stock of the Bank and BVCI. In 1995, as a measure to comply with the Order (Note 10), certain directors and shareholders of the Company purchased $500,000 of notes secured by projected cashflows of BVCI.

          Certain directors and shareholders were participants in both transactions. During 1996, certain shareholders and directors holding $600,000 of the secured notes were paid in full. Certain shareholders and directors holding $600,000 of the secured notes chose to convert their notes to redeemable preferred stock (Note 15).

          During the year ended December 31, 1996, the building which serves as the Company's headquarters was sold to a limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The building was sold for $1,968,171, net. The sale resulted in a gain of $734,291 for the Company's banking subsidiary which owned the building. The terms of the sale were substantially the same as those prevailing for similar sales within the market area that the building is located. The Company did not finance any portion of the transaction.

          During the year ended December 31, 1996, the Bank sold a piece of foreclosed real estate to another limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The foreclosed property was sold for $960,294, net. The sale resulted in a consolidated loss of $370,529. The terms of the sale were substantially the same as those prevailing for similar sales within the market area that the foreclosed property is located. With regulatory approval, the Bank financed $790,000 of the sales price of the property. The loan was made on substantially the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


Note 10. Regulatory Requirements and Restrictions

          On August 12, 1993, the Business Bank (Bank), UFBC's main subsidiary, consented to the issuance of a Cease and Desist Order (Order) by the Federal Deposit Insurance Corporation (FDIC) and by the Virginia Commissioner of Financial Institutions. On December 31, 1993, UFBC entered into a written agreement (Agreement) with the Federal Reserve Bank of Richmond and the Commissioner of Financial Institutions, Bureau of Financial Institutions of the Commonwealth of Virginia
          (SCC). The Order and the Agreement address various areas of operation in the Company, most specifically the Bank, and required the Board of Directors and management to complete and to perform several specific directives. The Order and the Agreement also include provisions to monitor the Company's progress toward profitability. The Order also requires the Bank to maintain a minimum Leverage Capital ratio of 6%.

          On May 19, 1997, the Board of Directors of the Bank submitted a resolution to the FDIC and to the SCC. The resolution included the following:

          (1) The Bank will maintain a Tier 1 Leverage Capital ratio of 6.0 percent or more and a Total Risk Based Capital ratio of 8.0 percent or more. In the event that the Tier 1 and/or Total Risk Based Capital ratio falls below the prescribed percentages as calculated on a quarterly calendar period, the Bank agrees to notify the Supervisory Authorities and that within ninety days capital will be increased in an amount sufficient to meet the ratios agreed to herein.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (2) The Bank Board of Directors and management will develop specific plans of action for each asset adversely classified as of December 31, 1996 in the amount of $200,000 or more.
          (3) The Bank will prepare and submit to Supervisory Authorities a comprehensive budget and earnings forecast for each calendar year.
          (4) The Bank will not pay any cash dividends without written consent from Supervisory Authorities.
          (5) The Bank will not accept, renew or roll over brokered deposits without the prior consent of Supervisory Authorities.
          (6) Quarterly, the Bank will submit progress reports to Supervisory Authorities addressing each provision above.

          On June 2, 1997, the SCC terminated its participation in the Order to Cease and Desist issued by the FDIC and the Written Agreement issued by the Federal Reserve .

          Effective June 3, 1997, the FDIC terminated the Order to Cease and Desist issued against the Bank.

          As of November 26, 1997, the Federal Reserve Bank terminated the Agreement with UFBC.

          The Company's banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. As stipulated in the Board Resolution, the Bank is restricted from paying dividends until so approved by the appropriate regulatory authorities. The Bank paid no dividends in 1997, 1996 and 1995.

          The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank's capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank's capital and surplus totaled approximately $3,713,000 at December 31, 1997; thus net assets of the Bank in excess of approximately $371,300 were restricted from use by UFBC in the form of loans or advances. UFBC had no such borrowings from the Bank in 1997 or 1996.

          As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 1997 was $381,000.

          The Federal Reserve Board issued risk-based capital guidelines for bank holding companies. The guidelines initially defined a two-tier capital framework. Tier I Capital consists of common and qualifying preferred shareholders' equity less intangible assets. Tier II Capital consists of mandatory convertible, subordinated and other qualifying debt, preferred stock not qualifying as Tier I Capital and the reserve for loan losses up to 1.25 percent of risk-weighted assets. Under these guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items such as loan commitments are also applied a risk weight after conversion to balance sheet equivalent amounts. Tier I and Tier II Capital require a minimum ratio of 4.0% and 8.0%, respectively. The Federal Reserve issued another guideline, a minimum Leverage ratio, which measures the ratio of Tier I capital to quarterly average assets less intangible assets. A Leverage ratio of 3% must be maintained for highly rated banks. Otherwise, the minimum leverage ratio, based upon the institution's overall financial condition, must be at least 100 to 200 basis points above the minimum. These guidelines were also adopted by the Federal Deposit Insurance Corporation and therefore applies to the Company's banking subsidiary. Additionally, the Federal Reserve Board requires bank holding companies to meet a minimum ratio of qualifying Total (combined Tier I and Tier II) capital to risk-weighted assets of 8.0%, at least half of which must be composed of core (Tier I) capital elements. The following table presents the Company and the Bank's capital position and related ratios as of December 31, 1997 and 1996.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                    1997            1996
                                                -----------      -----------
       Tier I Capital
           Company                              $ 2,637,629      $ 2,737,560
           The Business Bank                      3,710,755        2,846,159
       Total qualifying capital
           Company                              $ 4,142,446      $ 3,862,590
           The Business Bank                      4,161,249        3,233,509
       Risk-weighted assets
           Company                              $35,994,010      $31,388,047
           The Business Bank                     35,824,784       30,987,987
       Quarterly average assets
           Company                              $46,219,323      $42,658,678
           The Business Bank                     45,533,315       41,014,942

                                                                                                               Required
      Risk-based capital ratios:                                                  1997          1996           Minimum
                                                                               ----------   -----------      -----------
         Tier I capital (Tier I capital/risk-weighted assets)
           Company                                                                7.33%         8.72%            4.00%
           The Business Bank                                                     10.36%         9.18%            4.00%
         Total capital (Total capital/risk-weighted assets)
           Company                                                               11.51%        12.31%            8.00%
           The Business Bank                                                     11.62%        10.43%            8.00%
       Leverage ratio (Tier I capital/adjusted average assets)
           Company                                                                5.71%         6.42%            4.00%
           The Business Bank                                                      8.15%         6.94%           *6.00%


*Minimum required under Resolution of the Bank Board of Directors


Note 11. Other Income

                                                                                   1997          1996             1995
                                                                               ----------   -----------      -----------
       Service charges on deposits                                             $   98,840   $    71,362      $    65,795
       Fees on letters of credit                                                    5,580         7,433            5,188
       Gain (loss) on sale of real estate owned                                    27,993      (306,969)          35,420
       Other                                                                       15,906        30,294           39,529
       Forfeited deposit on real estate owned                                          --        21,452               --
                                                                               ----------   -----------      -----------
                                                                               $  148,319   $  (176,428)     $   145,932
                                                                               ==========   ===========      ===========

Note 12. Interest on Deposits
                                                                                     1997          1996             1995
                                                                               ----------   -----------      -----------

           Savings and NOW                                                     $   60,902   $    66,738      $    46,248
           Money market                                                           231,789       163,612          155,577
           Time:
            Under $100,000                                                        948,741       929,006          811,137
            $100,000 and over                                                     318,472       338,733          328,408
           Less:  capitalized interest                                            (64,700)           --               --
                                                                               ----------   -----------      -----------
                                                                               $1,495,204   $ 1,498,089      $ 1,341,370
                                                                               ==========   ===========      ===========

          In 1997, interest was capitalized on certain ADC loans and certain property classified as real estate owned (Note 5).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13. Employee Benefit Programs

         (a) Retirement Plans

         The Company has a 401(K) Plan which covers all employees who meet specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $1,500 in 1997, $1,200 in 1996 and $0 in 1995. The Company made contributions to the 401(K) Plan of $5,000 in 1997 and $0 in 1996 and 1995. Future
         contributions, if any, will be determined annually at the discretion of the Company's Board of Directors.

         (b)  Stock Options

         The Company has an Executive Stock Plan (Plan) covering substantially all employees. Under the Plan, any employee who has or is expected to significantly contribute to the Company's growth and profit may be granted one or more options and/or Stock Appreciation Rights (SAR). Members of the Compensation Committee are not eligible. The Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options or SARs.

         The Committee establishes the price of each option share granted. The maximum number of shares issuable under the Plan currently is 61,782* based on formula adjustments since adoption of the Plan. This amount includes the 12,062* increase in the number of shares issuable under the Plan which was approved at the Annual Meeting of Shareholders on June 12, 1996. The options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. As of December 31, 1996, 41,082* options to purchase common stock had been granted. No options were granted during the year ended December 31, 1997. Certain employee grants vest over a 4 year span.

         In 1996, Company shareholders approved the 1996 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase an aggregate of 8,000* shares of Company Common Stock to non-employee directors of the Company and the Bank. The options have a term of ten years from the date of grant and have an exercise price of $7.50* per share. On July 1, 1996, five non-employee directors received options to purchase 800* shares of Company Common Stock. On July 1, 1997, five non-employee directors received options to purchase 400* shares of Company Common Stock. All non-employee members of the Board of Directors of the Company and the Bank will receive non-qualified options to purchase 400* shares of Common Stock on July 1, 1998, subject to reduction and proration if there are not sufficient authorized shares remaining available for issuance pursuant to the plan to issue the full number of options to each director. No options may be granted pursuant to the Directors Plan after July 1, 1998. In the event of the sale, merger or other consolidation of the Company before July 1, 1998, all options available for issuance shall be immediately granted, vested and exercisable without any waiting periods.

         The following table summarizes the Company's stock option activity for the years ended December 31, 1997 and December 31, 1996:

                                            Average
                                           Price Per
                                             Share*   Options*   Exercisable*
                                           ---------- ---------  ------------
Outstanding at December 31, 1995           $       --        --
           Granted                               7.50    49,082
           Exercised                               --        --
           Canceled or expired                     --        --
                                                      ---------  ------------
       Outstanding at December 31, 1996    $     7.50    49,082        28,252
           Granted                                 --        --
           Exercised                               --        --
           Canceled or expired                     --      (400)
                                                      ---------  ------------
       Outstanding at December 31, 1997    $     7.50    48,682        35,449
                                                      =========  ============


          *Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split (Note 16).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          The Company has elected to account for stock-based compensation under the intrinsic value guidelines of APB 25. Accordingly, no compensation expense associated with the options granted was recognized as of December 31, 1996. The required proforma disclosures have not been presented because the effect of applying SFAS 123's fair value method to the Company's stock-based awards results in net income and earnings per share that are not materially different from the 1996 amounts reported.

Note 14. Other Expense

                                                             1997          1996        1995
                                                         -------------  ----------  ----------

       Data processing                                        $ 95,584  $   90,088  $   47,402
       Professional fees                                        79,254     180,634     314,596
       Stationery, printing and supplies                        48,711      36,137      38,669
       Insurance                                                89,980     144,232     111,910
       Consulting and commissions                                7,875     121,622      90,246
       Telephone                                                13,300      15,956      29,574
       Advertising                                               9,104      22,405      29,127
       Travel, mileage, and lodging                             10,166      11,909       1,151
       Provision for losses on real estate owned, net           72,631     168,187     488,000
       Real estate owned, holding expense                      110,305     178,202     183,764
       Other                                                   110,847      97,993      69,659
                                                              --------  ----------  ----------
                                                              $647,757  $1,067,365  $1,404,098
                                                              ========  ==========  ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 15.  Redeemable Preferred Stock

          The Board of Directors has authorized the issuance of up to 900 shares of Series A Preferred Stock in exchange for certain promissory notes issued by the Company or for cash. The issuance of up to 36,000* warrants, exercisable at $7.50* per warrant and expiring September 30, 2001, has also been authorized. The Series A Preferred Stock shall bear a ten percent (10%) cumulative annual dividend, payable quarterly, prorated for any quarter where the shares have been outstanding for less than a full quarter, except for the dividend payable January 1, 1997, which shall be a full dividend regardless of the date of issuance of the Series A Preferred Stock. The Series A Preferred Stock shall be redeemable by the Company at any time, or from time to time, in whole or in part, at a redemption price of one thousand five hundred dollars ($1,500) plus any dividends accrued but unpaid as of the redemption date. The Series A Preferred Stock will be mandatorily redeemed, at a redemption price of one thousand five hundred dollars ($1,500) plus any dividends accrued but unpaid as of the redemption date, on September 30, 2001. The Company is not required to set up a sinking fund or similar reserve of funds for the redemption of the Series A Preferred Stock. While any shares of Series A Preferred Stock are outstanding, the Company is restricted from repurchasing or redeeming any shares of Common Stock or any other class of stock junior to the Series a preferred stock. Generally, the Series A Preferred Stock will not be entitled to vote except as may be required by law or upon the occurrence of an event of default. In general, an event of default will have occurred if the Company shall fail to redeem or provide for the redemption of all Series A Preferred Stock, and to have paid all accrued but unpaid dividends on the Series A Preferred Stock, by September 30, 2001. Upon the occurrence of an event of default, the Series A Preferred Stock, Voting as a separate class and subject to the receipt of any required regulatory approvals, shall be entitled to elect a majority of the Board of Directors. Additionally, the approval of the holders of a majority of the Series A Preferred Stock is required in order to authorize the issuance of any shares of a class or series of stock having dividend or liquidation rights prior or superior to the Series A Preferred Stock.

          The Series A Preferred Stock balance of $1,336,000 at December 31, 1997 is projected to have a redemption value of $1,786,000 at September 30, 2001.


Note 16.  Shareholder's Equity

          The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 1997 and 1996, there were 800 and 500 shares of preferred stock outstanding, respectively. The preferred stock discussed in Note 15 is prohibited from being classified as shareholder's equity by the Security and Exchange Commission (SEC) due to its mandatory redemption requirement. Additionally, the SEC requires specific disclosures regarding mandatory redeemable preferred stock. These disclosures are presented in the Consolidated Balance Sheets and in Note 15.

          The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 1996 and 1995, there were 561,640 common shares outstanding. Common shares reserved by the Company for future issuance (convertible notes, stock option plans and stock warrants) total 117,782.

          One-For-Five Reverse Split
          --------------------------

          At a Special Meeting of Stockholders held on December 22, 1997, stockholders approved an amendment to the Articles of Incorporation of UFBC effecting a one-for-five reverse split of the outstanding shares of the Company's common stock. The amendment became effective December 31, 1997 and each five shares of common stock were combined and converted into one share of common stock. Stockholders will receive cash in lieu of any fractional shares resulting from the reverse split. Though there can be no assurance, the Board of Directors believe that the one-for-five reverse split will make available additional shares of common stock for issuance in capital raising transactions. The Board of Directors also believes that the possible increase in the market price of the common stock resulting from the reverse split may increase the acceptability of the common stock to potential investors.



          *Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split (Note 16).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the effect on stockholders' equity as the result of the one-for-five reverse split.

                                                          Prior to         Restated
                                                        One-For-Five     One-For-Five
                                                        Reverse Split   Reverse Split
                                                       ---------------  --------------
       Total Stockholders' Equity:
           Common Stock                                  $  2,808,201    $    561,640
           Surplus                                         10,397,061      12,643,622
           Accumulated Deficit                            (10,567,633)    (10,567,633)
           Unrealized gain (loss) on securities AFS             2,370           2,370
                                                         ------------    ------------
            Total Stockholders' Equity at 12/31/97       $  2,639,999    $  2,639,999
                                                         ============    ============

           Common Stock                                  $  2,808,201    $    561,640
           Surplus                                         10,514,311      12,760,872
           Accumulated Deficit                            (10,583,932)    (10,583,932)
           Unrealized gain (loss) on securities AFS              (510)           (510)
                                                         ------------    ------------
            Total Stockholders' Equity at 12/31/96       $  2,738,070    $  2,738,070
                                                         ============    ============

The following table is a reconciliation of earnings per common share as computed under SFAS 128 (Note 1).

                                                         Income        Shares      Per Share
                                                      (Numerator)   (Denominator)    Amount
                                                      ------------  -------------  ----------
For the year ended December 31, 1997
         Net Income                                   $    16,299
         Less: Preferred Stock Dividends                 (117,250)
                                                      -----------
         Basic earnings (loss) per common share:
           Income available to common stockholders       (100,951)       561,640      $ (.18)
                                                      ===========   ============   =========

For the year ended December 31, 1996
         Net Income                                   $  (907,609)
         Less: Preferred Stock Dividends                  (18,750)
                                                      -----------
         Basic earnings (loss) per common share:
           Income available to common stockholders       (926,359)       561,640      $(1.65)
                                                      ===========   ============   =========

For the year ended December 31, 1995
         Net Income                                   $(1,326,086)
         Less: Preferred Stock Dividends                       --
                                                      -----------
         Basic earnings (loss) per common share:
           Income available to common stockholders     (1,326,086)       551,550      $(2.40)
                                                      ===========   ============   =========




          *Common shares of stock and the associated price have been restated to reflect the 1-for-5 reverse split

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 17.  Fair Value of Financial Instruments

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

          Deposits
          The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1997. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


                                             1997                    1996
                                    ----------------------  ------------------------
                                       Book        Fair        Book         Fair
                                      Value       Value        Value        Value
                                    ----------  ----------  -----------  -----------
         Financial Assets:
           Cash and short-term
               investments           5,041,000   5,041,000  $ 5,463,000  $ 5,463,000
           Investment Securities     2,784,000   2,790,000    2,395,000    2,397,000
           Net loans                37,064,000  38,269,000   29,670,000   30,761,000

         Financial Liabilities:
           Deposits                 43,762,000  43,904,000   37,735,000   37,551,000

          SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 18.  Parent Company Financial Statements

          Condensed financial statements of the parent company, United Financial Banking Companies, Inc., as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, follow:

                                 BALANCE SHEETS
                           December 31, 1997 and 1996

ASSETS                                                1997        1996
                                                   ----------  ----------

           Cash on deposit with subsidiary bank    $  178,842  $  132,832
           Investment in The Business Bank          3,710,755   2,846,671
           Investments in other subsidiaries           40,517      97,619
           Loans and leases receivable                 92,207     425,576
           Real estate owned                               --          --
           Other assets                                45,076      44,874
                                                   ----------  ----------
                  Total assets                     $4,067,397  $3,547,572
                                                   ==========  ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
           Other liabilities                       $   93,768  $   40,242
                                                   ----------  ----------
                  Total liabilities                    93,768      40,242
                                                   ----------  ----------

         REDEEMABLE PREFERRED STOCK
           Series A                                 1,336,000     768,750

         STOCKHOLDERS' EQUITY                       2,637,629   2,738,580
                                                   ----------  ----------

                  Total liabilities and
                        stockholders' equity       $4,067,397  $3,547,572
                                                   ==========  ==========

                              STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996 and 1995


                                                           1997        1996         1995
                                                        ----------  ----------  ------------

       Income:
         Interest                                       $  39,611   $  35,337   $    40,257
         Other                                            (42,575)    (73,051)       17,475
                                                        ---------   ---------   -----------
               Total income                                (2,964)    (37,714)       57,732
       Expenses                                           247,524     946,093       394,463
                                                        ---------   ---------   -----------
       Income (loss) before income taxes                 (250,488)   (983,807)     (336,731)
       Federal income tax expense (benefit)                    --      (2,461)        2,598
                                                        ---------   ---------   -----------
       Income (loss)                                     (250,488)   (981,346)     (339,329)
       Undistributed net gain (loss) of subsidiaries      266,787      73,737      (986,757)
                                                        ---------   ---------   -----------
       Net income (loss)                                $  16,299   $(907,609)  $(1,326,086)
                                                        =========   =========   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996 and 1995


                                                            1997        1996          1995
                                                         ----------  -----------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                       $  16,299   $ (907,609)  $(1,326,086)
 Adjustments to reconcile net income
 (loss) to net cash used in operating activities:
   Depreciation and amortization                                --           --           159
   Provision for loan losses                                91,100      498,800      (250,000)
   Provision for losses on real estate owned                    --       28,000       194,000
   (Gain) loss on real estate owned                             --       75,000        10,795
   Undistributed net (gain) loss of:
      The Business Bank                                   (214,084)    (154,460)    1,149,694
      Other Subsidiaries                                   (52,703)      80,723      (162,937)
   (Increase) decrease in other assets                        (202)      (1,609)      321,274
   Increase (decrease) in other liabilities                 53,526       11,730      (281,900)
                                                         ---------   ----------   -----------

       Net cash provided by (used in)
         operating activities                             (106,064)    (369,425)     (345,001)
                                                         ---------   ----------   -----------


CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected on loans                              397,437       50,493        47,220
 Investments made in other real estate                          --           --        (2,037)
 Proceeds received from real estate owned                       --           --       564,241
 Loans and leases purchased from subsidiary               (155,168)    (533,162)           --
     Real estate owned purchased from subsidiary                --     (103,000)           --
 (Investment in) distributions from
   subsidiaries                                           (540,195)   1,349,491      (631,411)
                                                         ---------   ----------   -----------

       Net cash provided by (used in)
         investing activities                             (297,926)     763,822       (21,987)
                                                         ---------   ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net short-term borrowings                                      --     (600,000)      466,000
 Proceeds from issuance of redeemable preferred stock      450,000      150,000            --
     Retirement of long-term debt                               --           --       (84,948)
                                                         ---------   ----------   -----------
       Net cash provided by (used in)
         financing activities                              450,000     (450,000)      381,052
                                                         ---------   ----------   -----------
 Net increase (decrease) in cash and cash equivalents       46,010      (55,603)       14,064

 Cash and cash equivalents at beginning of year            132,832      188,435       174,371
                                                         ---------   ----------   -----------

 Cash and cash equivalents at end of year                $ 178,842   $  132,832   $   188,435
                                                         =========   ==========   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION                               1997     1996     1995
                                         -------  -------  -------

 Cash paid during the years for:
   Interest on borrowings                $    --  $69,811  $98,723
                                         =======  =======  =======

   Income taxes                          $14,786  $11,471  $12,607
                                         =======  =======  =======


SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 In 1996, $600,000 of short-term borrowings were converted into 400 shares of redeemable preferred stock. See Note 15 to consolidated financial statements.

 In 1995, two convertible notes were converted into 19,872 shares of common stock.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


----------------------------------------------------------------------------------------------------------------------------------
TABLE  1
----------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,               1997                 1996                 1995                 1994                  1993
----------------------------------------------------------------------------------------------------------------------------------
Results of operations:
  Total interest income         $    3,433,867       $    2,828,278       $    2,191,867       $    1,606,565       $    1,964,012
  Total interest expense             1,495,204            1,562,851            1,343,596              992,089              967,164
                                  ------------         ------------         ------------         ------------         ------------
  Net Interest income                1,938,663            1,265,427              848,271              614,476              996,848

  Provision for
    loan/lease losses                  249,300              694,203                 (295)            (238,727)            (305,000)
                                  ------------         ------------         ------------         ------------         ------------

  Net interest income after
  provision for
    loan/lease losses                1,689,363              571,224              848,566              853,203            1,301,848

  Other income                         224,716              651,882              231,796              579,788            1,404,099

  Other expenses                     1,897,780            2,133,176            2,403,850            3,661,756            8,221,780
                                  ------------         ------------         ------------         ------------         ------------
  Income before                         16,299             (910,070)          (1,323,488)          (2,228,765)          (5,515,833)
    income taxes and
    extraordinary gain

  Income tax
    expense(benefit)                         -               (2,461)               2,598               10,640                    -
                                  ------------         ------------         ------------         ------------         ------------
  Net income(loss) before               16,299             (907,609)          (1,326,086)          (2,239,405)          (5,515,833)
    extraordinary gain

  Extraordinary gain, net of
    state income tax effect
  of $20,158                                 -                    -                    -            3,357,375                    -
                                  ------------         ------------         ------------         ------------         ------------
  Net income(loss)              $       16,299       $     (907,609)      $   (1,326,086)      $    1,117,970       $   (5,515,833)
                                  ============         ============         ============         ============         ============

  Earnings per share:
    Income (loss) before
    extraordinary gain          $        (0.18)      $        (1.65)      $        (2.40)      $       (11.01)      $       (27.38)
    Extraordinary gain                       -                    -                    -                16.51                    -
                                  ------------         ------------         ------------         ------------         ------------

    Net income(loss)            $        (0.18)      $        (1.65)      $        (2.40)      $         5.50       $       (27.38)
                                  ============         ============         ============         ============         ============
Period-ending balances:

  Total loans                   $   38,084,861       $   30,618,335       $   23,874,982       $   14,716,184       $   17,922,719
  Total assets                      48,074,006           41,601,689           43,065,970           32,945,072           40,069,206
  Total deposits                    43,761,761           37,734,574           37,475,235           26,036,309           32,993,618
  Shareholders' equity               2,639,999            2,738,070            3,670,047            4,866,826            1,730,756

Selected ratios:

  Return on average
  total assets                            0.04%              (2.07)%              (3.45)%                3.15%              (11.43)%

  Return on average
    earning assets                        0.04%              (2.68)%              (5.23)%                5.61%              (20.12)%

  Return on average
    shareholders' equity                  0.61%             (27.51)%             (29.73)%               94.59%              (91.47)%

  Average shareholders'
    equity to average
  total assets                            5.87%                7.54%               11.60%                3.33%               12.50%


                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


OVERVIEW
--------

     United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank) and its subsidiaries. UFBC also wholly owns Business Venture Capital, Inc. (BVCI) which holds certain real estate for sale and Omni Homes, Inc. (Omni) which holds certain real estate for sale. Collectively, UFBC, the Bank, BVCI and Omni are referred to as "the Company". The following commentary provides an overview of the consolidated financial condition and results of operation of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

     Forward looking statements. This discussion contains forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and assumptions regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which, by their nature, are not conducive to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

     The Company reported net income of $16,299 and net loss of $.18 per share for the year ended December 31, 1997. Earnings per share for the year ended December 31, 1997 is impacted by accrued dividends of $117,250 for the Company's Series A preferred stock (Note 16 to the consolidated financial statements).
For the year ended December 31, 1996, the Company sustained a net loss of $907,609, or $1.65 per share. Earnings per share for the year ended December 31, 1996 were impacted by accrued dividends of $18,750 for the Company's Series A preferred stock (Note 16 to the consolidated financial statements). The Company reported a net loss of $1,326,086, or $.48 per share for the year ended December 31, 1995. Income for the year ended December 31, 1997 is primarily attributable to income from the Bank subsidiary. Bank operating income increased due to increased loan volume and the reduction of non-earning assets.

     During 1997, management focused on the growth of earning assets in addition to the liquidation of non-earning assets. Both are critical to the Company's plan to return to profitability. Primarily due to the sale of real estate owned
(REO), non-earning assets decreased $830,000 or 22.4% from $3,709,000 at December 31, 1996 to $2,879,000 at December 31, 1997 as shown in the Consolidated Balance Sheets. Non-earning assets were 6.0% of total assets at December 31, 1997 compared to 8.7% of total assets at December 31, 1996. The decrease in non-earning assets contributed to the Company's growth in total average earning assets which grew $6,941,000 or 20.5% during 1997 and produced a 53.0% increase in net interest income (Consolidated Average Balances, Table 2).

     The Company's loss for the year ended December 31, 1996 was due to the charge-off of a portion of a leveraged lease asset, losses on the sale of REO and REO write-downs and REO holding costs. The Bank building was sold on December 30, 1996 for a net gain of $734,291. As the result of REO sales, the leveraged lease charge-off and the sale of the Bank building, non-earning assets decreased 64.5% when compared to the year ended December 31, 1995. However, the gain from the sale of the Bank building, the 33.4% increase in total average earning assets and the 49.2% increase in net interest income during 1996 was offset by provision expense due to charge-offs, losses on the sales of REO and REO write-downs of approximately $1,174,000.

     The Company's loss for the year ended December 31, 1995 was primarily attributable to the high levels of non-earning assets, REO write-downs and REO holding costs. Although total average earning assets grew 27.3% in 1995, producing a 38.1% increase in net interest income, the $7,912,936 of REO held by the Company at December 31, 1995, representing 31.2% of total average earning assets hindered the Company's progress towards profitability.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis



TABLE  2
CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/
YIELDS AND RATES
-------------------------------------------------------------
For the Year Ended
                                     December 31, 1997                 December 31, 1996                    December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                Average               Yield/      Average                Yield/        Average               Yield/
                                Balance    Interest    Rate       Balance    Interest     Rate         Balance    Interest    Rate
-----------------------------------------------------------------------------------------------------------------------------------
             ASSETS
   Earning assets:
   Loans/Leases:
   Commercial                 $23,856,037  $2,269,847   9.51%   $19,112,191  $1,860,952    9.74%     $14,437,231 $1,464,937   10.15%
   Real estate construction     1,562,737     150,606   9.64%     2,031,003     175,921    8.66%       1,513,131    148,151    9.79%
   Real estate mortgage         5,148,096     391,356   7.60%     2,762,087     215,294    7.79%       1,004,975     80,649    8.02%
   Installment                  1,974,646     179,572   9.09%     2,497,572     210,729    8.44%       1,343,754    130,061    9.68%
   Leases                         364,385           -      -        807,442           -       -          844,342          -    0.00%
                             ------------------------           -----------------------            ------------------------
   Total loans/leases          32,905,901   2,991,381   9.09%    27,210,295   2,462,896    9.05%      19,143,433  1,823,798    9.53%
                             ------------------------           -----------------------            ------------------------

   Interest-bearing deposits      151,613       8,914   5.88%       377,217      23,350    6.19%         154,379      8,793    5.70%
   Federal funds sold           4,516,220     246,707   5.46%     4,203,072     224,807    5.35%       5,492,258    321,404    5.85%
   Investment securities        3,157,053     186,866   5.92%     1,999,656     117,225    5.86%         563,027     37,872    6.73%
                             ------------                       -----------                        -------------
   Total earning assets        40,730,787   3,433,868   8.43%    33,790,240   2,828,278    8.37%      25,353,097  2,191,867    8.65%
                                         ============                      ============                         ===========

   Noninterest-earning assets
   Cash and due from banks      1,666,506                         1,768,340                            2,002,293
   Other assets                 3,700,273                         8,678,803                           11,667,430
   Allowance for loan            (619,807                          (495,103)                            (572,666)
   losses/lease
                             ------------                       -----------                        -------------
   Total assets               $45,477,759                       $43,742,280                          $38,450,154
                             ============                       ===========                        =============

         LIABILITIES AND
      STOCKHOLDERS' EQUITY

   Interest-bearing
   liabilities:
   Interest-bearing deposits:
   Savings and NOW accounts     2,598,967      60,902   2.34%     2,717,904      66,738    2.46%       2,075,394     46,248    2.23%
   Money market accounts        6,918,458     231,789   3.35%     5,106,331     163,612    3.20%       4,318,259    155,577    3.60%
   Time:
   Under $100,000              17,579,511     884,041   5.40% *  16,569,137     929,006    5.61%      14,195,288    811,137    5.71%
   $100,000 and over            5,976,740     318,472   5.33%     6,237,825     338,733    5.43%       5,979,498    328,408    5.49%
                             ------------------------           -----------------------            ------------------------
   Total interest-bearing
   deposits                    33,073,676   1,495,204   4.72% *  30,631,197   1,498,089    4.89%      26,568,439  1,341,370    5.05%
   Short-term borrowings                -           -      -      1,624,107      64,762   12.82%  *    1,255,571      2,226   11.95%
                             ------------------------           -----------------------            ------------------------
   Total interest-bearing
   liabilities                 33,073,676   1,495,204   4.72% *  32,255,304   1,562,851    5.29%  *   27,824,010 $1,343,596    5.36%
                                         ============                      ============                         ===========
   Non interest-bearing
   liabilities:
   Demand deposits              8,104,143                         7,543,201                            5,671,220
   Other liabilities              351,408                           470,137                              494,575
   Redeemable preferred stock   1,281,000                           174,519                                    -
   Stockholders' equity         2,667,532                         3,299,119                            4,460,349
                             ------------                       -----------                        -------------
   Total liabilities and
   stockholders' equity       $45,477,759                       $43,742,280                          $38,450,154
                             ============                       ===========                        =============
   Net interest income                     $1,938,664                        $1,265,427                          $          848,271
                                         ============                      ============                         ===================

   Net interest margin (1)                              4.76%                              3.74%                               3.35%
                                                     =======                           ========                            ========
   Net interest spread (2)                              3.71%                              3.08%                               3.29%
                                                     =======                           ========                            ========
   Fees included in loan                   $   92,770                        $  119,781                          $          133,990
   income
                                         ============                      ============                         ===================
   Taxable equivalent                      $        -                        $        -                          $                -
   adjustment
                                         ============                      ============                         ===================

   Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

* The yield on this component of interest-bearing liabilities is derived as a percentage of gross interest paid on the average balance. Interest shown is net of interest capitalized on real estate under development of $64,700 on time deposits under $100,000 for the year ended December 31, 1997, and $144,000 on short-term debt for the year December 31, 1996, and $147,800 on short-term debt for the year ended December 31, 1995.

   (1) Net interest income divided by total earning assets.

   (2) Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


NET INTEREST INCOME AND INTEREST ANALYSIS
-----------------------------------------

     Net interest income is the principal component of the Company's operating income and is the amount by which interest and loan fee income earned on earning assets exceeds interest paid on interest-bearing liabilities. Net interest income increased $672,000 or 53.0% from $1,265,000 at December 31, 1996 to $1,937,000 at December 31, 1997. The increase is primarily attributable to the increased loan volume in the Bank. As shown in Table 2, Consolidated Average Balances, the average total loan/lease volume increased $5,696,000 or 20.9% from $27,210,000 at December 31, 1996 to $32,906,000 at December 31, 1997. Due to
the increased loan volume, interest and fees on loans rose $528,000 or 21.5% during the year ended December 31,1997 when compared to the comparable period of 1996 which favorably impacted net interest income.

     For the year ended December 31, 1997 when compared to the year ended December 31, 1996, interest income from federal funds sold increased $22,000 or 9.7% as a result of the $313,000 increase in the average volume of federal funds sold and the eleven basis points increase in the average rate as shown in Table
2. Changes in the investment mix, such as loans, securities or federal funds sold, chosen by management during the compared years also contributed to the increase in federal funds sold. As a result of the investment mix and 1997 rate environment, interest income from investment securities and interest-bearing deposits increased 55,000 or 39.2% when comparing the years ended December 31, 1997 and 1996.

     Interest expense on total interest-bearing deposits decreased $3,000 or .2% at December 31, 1997 when compared to the year ended December 31, 1996. Total interest-bearing deposits increased $2,442,000 or 7.8% for the comparable period. Interest expense on deposits reflects management's continuing plan and efforts to alter the Bank's deposit mix by obtaining more demand or low interest-bearing deposits and to manage the cost of funds. The implementation of management's plan for the Bank's deposit mix contributed to the seventeen basis points decrease in the cost of total interest-bearing deposits as shown in Table 2, Consolidated Average Balances, when comparing the year ended December 31, 1996 to the year ended December 31,1997.

     Net interest margin is a key measure of net interest income performance. Representing the Company's net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 1997, the net interest margin of 4.76% improved one hundred two basis points from 3.74% at December 31, 1996. The 1997 increase was principally attributable to the increased volume of earning assets as shown in Table 3.

CHANGE IN NET INTEREST INCOME (RATE/VOLUME VARIANCE)
----------------------------------------------------

     The analysis of the changes for the components of net interest income presented in Table 3 shows the direct causes of the changes in net interest earnings from year to year on a tax equivalent basis. It is computed as prescribed by the Securities and Exchange Commission. UFBC's net yield on earning assets, interest income and expense is affected by fluctuating interest rates, volumes of and changes in the mix between earning assets and interest-bearing liabilities, and the interaction between these factors.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis

TABLE 3
Analysis of the Changes in the Components of Net Interest Income  (TAX EQUIVALENT BASIS)
-------------------------------------------------------------------------------------------------------------------

For the Year Ended December 31,             1997 Compared to 1996                     1996 Compared to 1995
                                    --------------------------------------    -------------------------------------
                                       Total         Change Due To:              Total           Change Due To:
                                                   -----------------------                   ----------------------
                                     Increase                                  Increase
                                    (Decrease)        Rate         Volume     (Decrease)         Rate      Volume
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans & lease financing:
  Commercial                        $ 408,895      $ (53,013)  $  461,908     $ 396,015      $  (78,350)  $ 474,365
  Real estate - construction          (25,315)        15,245      (40,560)       27,770         (22,935)     50,705
  Real estate - mortgage              176,062         (9,918)     185,980       134,645          (6,363)    141,008
  Installment                         (31,157)        12,964      (44,121)       80,668         (31,009)    111,677
  Leases                                    -              -            -             -               -           -
                                    ---------      ---------   ----------     ---------      ----------   ---------
    Total loans/leases                528,485        (34,722)     563,207       639,098        (138,657)    777,755
Interest-bearing deposits             (14,436)          (471)     (13,965)       14,557           1,865      12,692
Federal funds sold                     21,900          5,151       16,749       (96,597)        (21,155)    (75,442)
Investment securities                  69,641          1,791       67,850        79,353         (17,282)     96,635
    Total interest income             605,590        (28,250)     633,840       636,411        (175,229)    811,640
                                    ---------      ---------   ----------     ---------      ----------   ---------

INTEREST EXPENSE:
  Savings and NOW accounts             (5,836)        (2,916)      (2,920)       20,490           6,172      14,318
  Money markets accounts               68,177         10,115       58,062         8,035         (20,357)     28,392
  Time:
    Under $100,000                     19,735        (36,915)      56,650       117,869         (17,776)    135,645
    $100,000 and over                 (20,261)        (6,083)     (14,178)       10,325          (3,863)     14,188
  Short-term borrowings              (208,762)             -     (208,762)       58,736          14,700      44,036
  Long-term borrowings                      -              -            -             -               -           -
    Total interest expense           (146,947)       (35,799)    (111,148)      215,455         (21,124)    236,579
                                    ---------      ---------   ----------     ---------      ----------   ---------
    Net interest income             $ 752,537      $   7,549   $  744,988     $ 420,956      $ (154,105)  $ 575,061
                                    =========      =========   ==========     =========      ==========   =========

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


NONINTEREST INCOME
------------------

     Total noninterest income declined 65.5% or $427,000 during 1997. In 1996, the Bank building was sold for a gain of $734,291, which primarily accounts for the decrease in total noninterest income when comparing the years ended December 31, 1997 and 1996. Sale of the Bank building also explains the 101.2% or $422,000 increase in total noninterest income when comparing the years ended December 31, 1996 and 1995.

     Other income rose 184.1% or $325,000 at December 31, 1997 as compared to the year ended December 31, 1996. Losses sustained on the sales of REO during 1996 significantly reduced other income. For the same reason, other income decreased 220.9% or $322,000 for the year ended December 31, 1995 as compared to the same period ended 1996.

     Detail of other income is shown in Note 11 to the consolidated financial statements.

NONINTEREST EXPENSE
-------------------

     Noninterest expense decreased 11.0% or $235,000 for the year ended December 31, 1997 as compared to the same period of 1996 as shown in Table 4. Professional fees, insurance costs, the provision for REO losses and REO holding expense accounts for the decline in noninterest expense when comparing years ended December 31, 1997, 1996 and 1995.

     Expense for professional fees declined 56.1% and 42.6%, respectively, when comparing the years ending December 31, 1997 and 1996 and December 31, 1996 and 1995. The decline is principally attributable to reduced litigation expense in UFBC during 1996 and 1995. In 1995 and 1996, UFBC, as plaintiff, incurred substantial litigation expense associated with the Omni subsidiary. Omni litigation is discussed in Note 8 to the consolidated financial statements.

     Insurance expense decreased 37.6% at December 31, 1997 when compared to December 31, 1996 and increased 28.9% at December 31,1996 when compared to December 31,1995. The decrease during 1997 is primarily attributable to a reduction in the Bank's FDIC insurance assessment during 1997 as a result of its improved capital position. The FDIC's insurance assessment is affected by the volume of deposits as well as capital position. The increase when comparing the year ended December 31, 1995 and 1996 resulted from the Bank's deposit growth during 1996.

     Occupancy expense rose 122.3% for the year ending December 31, 1997 compared to the same period of 1996. The increase is due to rental expense incurred on the Bank building which is discussed further in Note 6 to the consolidated financial statements.

     Furniture and equipment expense decreased $58,000 or 56.0% during 1996 when compared to the same period of 1995 as a result of the Bank's decision to out source a significant portion the Bank's bookkeeping proof operations. This significantly reduced the cost of repairing aged equipment which was principally associated with the Bank's bookkeeping operations. Additionally, during 1996 many of the Company fixed assets became fully depreciated.

  Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis

-------------------------------------------------------------------------------------------------------------------------------
TABLE  4     NONINTEREST EXPENSE
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Percentage
                                                                                                     increase (decrease)
                                        1997                1996              1995              1997 / 96            1996 / 95
-------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits            893,622            886,963           741,031                 0.75               19.69

Occupancy, net                            296,097            133,151           154,864               122.38              (14.02)

Furniture and equipment                    60,304             45,697           103,857                31.96              (56.00)

Professional fees                          79,254            180,634           314,596               (56.12)             (42.58)

Insurance                                  89,980            144,232           111,910               (37.61)              28.88

Provision for real estate owned            72,631            168,187           488,000               (56.82)             (65.54)

Real estate owned holding expense         110,305            178,202           183,764               (38.10)              (3.03)

Other expenses                            295,587            396,110           305,828               (25.38)              29.52
                                   --------------    ---------------   ---------------
Total                                   1,897,780          2,133,176         2,403,850               (11.04)             (11.26)
                                   ==============    ===============   ===============

Total other expense as a percentage of :

   Average assets                      4.17 %              4.88 %           6.25 %
                                   ==============    ===============   ===============

   Average earning assets              4.66 %              6.31 %           9.48 %
                                   ==============    ===============   ===============

   Gross income                       51.87 %             61.30 %          99.18 %
                                   ==============    ===============   ===============

BALANCE SHEET ANALYSIS
----------------------

     At December 31, 1997, total assets increased $6,472,000 or 15.6% from December 31, 1996. Average total assets were $45,478,000 at December 31, 1997 compared to $43,742,000 at December 31, 1996 as shown in Table 2, Consolidated Average Balances. The growth is primarily concentrated in loan and deposit volume. Management believes that this change is necessary for the Company to improve profitability. Additionally, management believes that developing a diversified balance sheet is essential to supporting future growth. During 1997 and 1996, the Company authorized and sold redeemable preferred stock to maintain the capital necessary for further growth. On December 22, 1997, stockholders approved a one-for-five reverse split of the Company's outstanding shares of common stock which became effective December 31, 1997. The year ended December 31, 1996 has been restated to reflect this transaction. Further details regarding the reverse split are provided in Note 16 to the consolidated financial statements. Both the Company and the Bank remained above regulatory capital requirements, although the Company's stockholders' equity decreased 3.6% at December 31, 1997 as compared to December 31,1996.

LOAN PORTFOLIO
--------------

     Loans and leases are the largest component of total assets. Loans as a percentage of total assets were 79.2% at the year ending December 31, 1997 compared to 74.6% at December 31, 1996.

     In managing risk for what is predominantly a commercial loan portfolio, management maintains clearly defined credit standards. Approval and funding of all loans is centralized and thereby promotes uniform application of credit standards. The Bank Board reviews and regularly monitors policies for lending practices. The Bank has policies limiting exposure to certain industries in an effort to limit the risks associated with commercial lending, including extending new credit to real estate development related businesses. The primary focus when extending credit is the borrower's ability to repay the loan from expected cash flows.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis



     As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank's primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans, therefore remain the most significant component of the portfolio, comprising 71.0% and 71.4% of total loans and leases at the end of 1997 and 1996, respectively.

TABLE 5     LOAN DISTRIBUTION

-------------------------------------------------------------------------------------------------------------------
December 31,                            1997             1996             1995             1994             1993
-------------------------------------------------------------------------------------------------------------------
Commercial                     $     27,039,144    $  21,868,684    $  17,535,738    $  10,991,625    $  14,706,691

Real estate construction              2,252,943        1,527,521        1,979,587        1,500,816        1,979,680

Real estate mortgage                  6,743,695        4,418,814        1,568,745          477,286          184,009

Installment                           1,744,437        2,438,674        1,946,570          902,115          207,221

Lease financing                               -                -                -                -              775

Leveraged leases                        304,642          364,642          844,342          844,342          844,343
                               ----------------    -------------    -------------    -------------    -------------
   Total loans                 $     38,084,861    $  30,618,335    $  23,874,982    $  14,716,184    $  17,922,719
                               ================    =============    =============    =============    =============

The loan portfolio is predominately short-term in nature which can work to mitigate interest rate risk. The following chart shows the maturities of the Company's two largest loan classes, commercial and mortgage.

------------------------------------------------------------------------------------------------------------------
                                                     One Year       One Through       Over Five
                                                     or Less        Five Years          Years            Total
------------------------------------------------------------------------------------------------------------------
Commercial                                     $     11,544,040    $  11,144,502    $   4,655,244    $  27,343,786

Real estate mortgage                                    409,892        1,725,503        4,608,300        6,743,695
                                               ----------------    -------------    -------------    -------------
Real estate construction                       $     11,953,932    $  12,870,005    $   9,263,544    $  34,087,481
                                               ================    =============    =============    =============

     At December 31, 1997, the loan portfolio had approximately $3,740,000 in loans to customers in land, residential, or commercial real estate development, compared to $4,019,000 at December 31, 1996. The decrease is attributable to the mix of the loan portfolio which occurs in the normal course of business.
The Company had no loans or leases still accruing interest that were ninety days or more past due as to principal or interest as of December 31, 1997. Management's policy for placing loans on nonaccrual status, as described under Nonperforming Assets, is to consider the overall security and character of the loan.

ALLOWANCE FOR LOAN/LEASE LOSSES
-------------------------------

     The allowance for loan/lease losses is an estimated amount established to absorb potential losses in the loan portfolio. The adequacy of the level of the allowance is based on management's judgment as to the overall risk in the loan portfolio. Management uses a credit risk grading process, as well as other factors outlined in Note 1 to the consolidated financial statements to identify and analyze potential loss. Conclusions are dependent upon estimates, appraisals and judgments which may change quickly because of economic conditions and other factors.

     The allowance for loan/lease losses increased $131,300 or 22.5% during 1996. The ratio of allowance for loan/lease losses to total loans/leases on a consolidated basis was 1.9% at the year ending December 31, 1997, 1996 and 1995. UFBC replenished the allowance for loan/leases losses $91,000 during 1997. Of this

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis

amount, $60,000 was associated with the leveraged lease asset. The Bank charged $158,200 to provision expense during 1997. During 1996, UFBC purchased and charged-off $479,700 of the leveraged lease asset due to a change in the appraised value as of December 1996. UFBC charged $498,800 to provision expense in 1996 as a result of the charge-off and risks associated with its loan/lease portfolio. The Bank charged $195,400 to provision expense during 1996.

-------------------------------------------------------------------------------------------------------------------
TABLE  6     ALLOWANCE FOR LOAN/LEASE LOSSES
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Period Ending December 31,                  1997            1996            1995            1994             1993
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period        $     584,106   $     462,846   $     700,666   $     712,548   $   1,568,223
                                      -------------   -------------   -------------   -------------   -------------
Charge-offs:
  Installment                                (4,165)              -         (31,891)         (3,670)           (633)
  Commercial                                (38,445)       (114,440)       (237,542)       (394,501)     (1,385,942)
  Mortgage                                  (14,643)              -               -               -               -
  Construction                              (22,800)              -               -               -               -
  Leveraged leases                          (60,000)       (479,700)              -               -               -

Recoveries:
  Installment                                 2,508           3,011           6,522           8,392           2,155
  Commercial                                 16,538          18,186          25,386         616,624         833,745
  Construction                                3,000               -               -               -               -
  Leveraged leases                                -               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------
Net charge-offs                            (118,007)       (572,943)       (237,525)        226,845        (550,675)
                                      -------------   -------------   -------------   -------------   -------------

Provision charged to operations             249,300         694,203            (295)       (238,727)       (305,000)
                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period              $     715,399   $     584,106   $     462,846   $     700,666   $     712,548
                                      =============   =============   =============   =============   =============

Average total loans                   $  32,905,901   $  27,210,295   $  19,143,433   $  16,085,054   $  20,835,808
                                      =============   =============   =============   =============   =============
Ratio of net charge-offs
  to average total loans                     (0.35)%         (2.10)%         (1.24)%           1.41%          (2.64%)
                                      =============   =============   =============   =============   =============

A five-year history of the activity in the allowance for loan/lease losses follows:

     The allowance for loan losses is a general allowance applicable to all loan categories. The allocation of the allowance for loan/lease losses following is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

-------------------------------------------------------------------------------------------------------------------
Period ending December 31,                  1997            1996            1995            1994            1993
-------------------------------------------------------------------------------------------------------------------
Commercial                            $     466,000   $     385,000   $     379,000   $     550,000   $     580,000
Real estate construction                     34,000          23,000          29,000          35,000          55,000
Real estate mortgage                        160,000         121,000          23,000          12,000          25,000
Installment                                  34,000          37,000          29,000          40,000          15,000
Leases                                        4,600           5,600               -           5,000           5,000
Unallocated                                  16,799          12,506           2,846          58,666          32,548
                                      -------------   -------------   -------------   -------------   -------------
                                      $     715,399   $     584,106   $     462,846   $     700,666   $     712,548
                                      =============   =============   =============   =============   =============

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis

NONPERFORMING ASSETS
--------------------

     Nonperforming assets are assets on which income recognition has been discontinued. Nonperforming assets include nonaccrual loans, restructured loans and foreclosed real estate. As of December 31, 1997, the Company had no restructured loans. Nonaccrual loans are those on which the accrual of interest has been discontinued and any accrued, but unpaid, interest income is reversed. Loans are placed on nonaccrual status when management believes that the collection of interest and/or principal is uncertain or when it is contractually 90 days or more past due and not well secured and in the process of collection. Whenever a loan is placed on nonaccrual status, all other credit exposures to the same borrower are also placed on nonaccrual status unless there is no doubt as to the performance of that credit. Interest payments received on nonaccrual loans are applied as a reduction of principal when there is uncertainty as to the ultimate collection of principal. The financial condition of the borrower, the nature of the loan, and the loan's security are evaluated individually to determine the probability of collection. Loans are charged against the allowance when the collection of principal is considered unlikely.

     Nonaccruing loans at the end of 1997 totaled $102,023. This compares to a balance of $328,355 in nonaccrual loans at the end of 1996. The allowance for loan/lease losses covers nonaccruing loans 7.0 times at year end 1997, compared to a coverage of 1.2 times at year end 1996. Interest lost on nonaccruing loans which would have been included in interest income had the loans been performing amounted to approximately $44,000 in 1997, compared to $55,000 for 1996. Interest income attributed to nonaccruing loans which was recognized on a cash basis due to the nonaccruing status totaled approximately $10,000 in 1997 and $17,000 in 1996. The decline in nonaccruing loans at December 31, 1997 when compared to the year ended December 31, 1996 is due principally to better loan quality, collections and charge-offs.

  The following is a summary of nonperforming assets:

-------------------------------------------------------------------------------------------------------------------
TABLE  7     NONPERFORMING ASSETS
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Period ending December 31,                                 1997                    1996                    1995
-------------------------------------------------------------------------------------------------------------------
Nonaccruing loans (90 days or more past due)      $         102,023       $         328,355       $         403,318

Real estate owned                                         2,368,104               3,115,080               7,912,936
    Total nonperforming assets                    $       2,470,127       $       3,443,435       $       8,316,254
                                                  =================       =================       =================

Nonaccruing loans as a % of total loans                        0.27%                   1.06%                   1.69%

Reserve for loans losses to nonaccruing loans                701.21%                 177.89%                 114.76%

Nonperforming assets to total loans                            6.49%                  11.25%                  34.83%

REAL ESTATE OWNED
-----------------

     Real Estate Owned includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements.

     At December 31, 1997 and 1996, REO comprised 4.9% and 7.5%, respectively, of total assets of the Company. Of the Company's total REO, $2,338,000 is held in the Bank, representing 4.9% of the Bank's total assets and is comprised mainly of the two properties described below. The book value of the Company's REO was $2,368,080 at year end 1997, as compared to $3,115,000 at year end 1996, and was comprised of six properties, five of which are in the Bank. The 31.5% or $747,000 decline in the value of REO held by the Company is attributable to net write-downs of $115,000, property sales of $2,441,000, investment of $1,579,000,

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis



net gains on sales of $28,000 and foreclosures totalling $202,000.
Two properties accounted for 90% of the Company's property sales; the Bank's Culpeper project represented 56.8% and the sale of property located in Prince William County, Virginia represented 33.2%. The Bank's Culpeper project accounted for 91.9% of the Company's investment cost.

     An aging of real estate owned and a breakdown by project type as of December 31, 1997 and 1996 are presented in Table 8.


----------------------------------------------------------------------------
TABLE  8     REAL ESTATE OWNED
----------------------------------------------------------------------------

Aging of Foreclosed Properties
----------------------------------------------------------------------------
Period ending December 31,                         1997              1996
----------------------------------------------------------------------------
From 1 to 6 months                            $          -      $          -

From 7 to 12 months                                157,103                 -

From 13 to 24 months                                     -           106,105

Over 24 months                                   2,211,001         3,008,975
                                              $  2,368,104      $  3,115,080
                                                ==========        ==========

Foreclosed Properties by Project Type
----------------------------------------------------------------------------
Period ending December 31,                            1997              1996
----------------------------------------------------------------------------

Undeveloped land                              $  1,995,054      $  2,508,719

1 - 4 family dwelling                              126,908           372,809

Developed land                                     246,142           233,552
                                              $  2,368,104      $  3,115,080
                                                ==========        ==========

DEPOSITS
--------

    As shown in Table 10, deposits increased $6,027,000 or 16.0% at December 31, 1997 when compared to December 31, 1996. The increase shown in Table 10 and on the consolidated balance sheets at December 31, 1997 is due in part to management's plan for growth. Total average deposits, as shown in Table 9, increased $3,003,000 for the year ended December 31, 1997 when compared to the year ended December 31, 1996. By design, the deposit mix continues to change as the Bank seeks to increase core deposits. Core deposits consist of demand, savings, NOW, money market accounts and time deposits under $100,000. Total average core deposits increased $5,723,000 or 17.9% from $31,937,000 at December 31, 1996 to $37,660,000 at December 31, 1997. When comparing average core deposits at December 31, 1996 to December 31,1997, the change was as follows: demand deposits increased $561,000 or 7.4%, money market deposits rose $2,462,000 or 48.2%, time deposits under $100,000 grew 1,010,000 or 6.1% and savings and NOW deposits decreased $209,000 or 7.7%

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


---------------------------------------------------------------------------------------------------------------------------------
TABLE  9     DEPOSITS BALANCE AND RATE
---------------------------------------------------------------------------------------------------------------------------------

Rates paid on each classification of deposits are shown below:
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,    1997                  1996                 1995                 1994                  1993
---------------------------------------------------------------------------------------------------------------------------------
                          Average               Average              Average              Average               Average
                          Balance     Rate      Balance     Rate     Balance     Rate     Balance     Rate      Balance     Rate
---------------------------------------------------------------------------------------------------------------------------------

Demand                  $ 8,104,143      -%   $ 7,543,201      -%  $ 5,671,220      -%  $ 4,066,104      -%   $ 7,616,240      -%

Savings and NOW           2,598,967   2.43      2,717,904   2.46     2,075,394   2.23     1,990,225   2.24      2,693,948   2.46
   accounts

Money market              6,918,458   3.35      5,106,331   3.20     4,318,259   3.60     1,912,205   3.05      4,012,324   2.72
   accounts

Time:
Under $100,000           17,579,511   5.40*    16,569,137   5.61    14,195,288   5.71    14,417,108   4.52     15,796,522   4.46
$100,000 and over         5,976,740   5.33      6,237,825   5.43     5,979,498   5.49     6,502,668   4.48*     6,734,922   4.16*
                        -----------           -----------          -----------          -----------           -----------
     Total              $41,177,819   3.63%   $38,174,398   3.93%  $32,239,659   4.16%  $28,888,310   3.62%   $36,853,956   3.16%
                        ===========           ===========          ===========          ===========           ===========

* Rates for 1997, 1996, 1995, 1994, and 1993 are presented consistently with the method within the Net Interest Analysis/Yield & Rate Table presented earlier.



------------------------------------------------------------------------------------------------------
TABLE  10     DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Year Ended December 31,               1997                     1996                     1995
------------------------------------------------------------------------------------------------------
                                               % of                     % of                     % of
                                     Amount    Total          Amount    Total          Amount    Total
------------------------------------------------------------------------------------------------------

Demand                          $   7,778,077  17.77%    $   7,897,677  20.93%    $   7,033,571  18.77%

Savings and NOW accounts            2,508,666   5.73         2,779,982   7.37         2,966,721   7.92

Money market accounts               7,568,652  17.30         3,970,348  10.52         5,917,979  15.79

Time:
Under $100,000                     19,478,244  44.51        16,763,355  44.42        15,139,336  40.40
$100,000 and over                   6,428,122  14.69         6,323,212  16.76         6,417,628  17.12
                                 ------------ ------      ------------ ------      ------------ ------
     Total                      $  43,761,761 100.00%    $  37,734,574 100.00%    $  37,475,235 100.00%
                                 ============ ======      ============ ======      ============ ======

-----------------------------------------------------------------------------
Year Ended December 31,               1994                      1993
-----------------------------------------------------------------------------
                                               % of                     % of
                                     Amount    Total          Amount    Total
-----------------------------------------------------------------------------

Demand                          $   3,666,226  14.10%    $   4,954,159  15.00%

Savings and NOW accounts            1,596,898   6.10         2,158,871   6.50

Money market accounts               2,305,139   8.90         2,067,123   6.30

Time:
Under $100,000                     12,499,708  48.00        16,418,036  49.80
$100,000 and over                   5,968,338  22.90         7,395,429  22.40
                                 ------------ ------      ------------ ------
     Total                      $  26,036,309 100.00%    $  32,993,618 100.00%
                                 ============ ======      ============ ======


The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 1997.

Maturing                                   Balance                Percent
------------------------------------    ----------------------------------
Three months or less                    $   1,438,790                22.38%
Over three months to six months               711,480                11.07
Over six months to twelve months            2,897,602                45.08
Over twelve months                          1,380,250                21.47
                                         ------------               ------
  Total                                 $   6,428,122               100.00%
                                         ============               ======


INVESTMENTS
-----------

     The Bank holds all of the Company's investments. The securities portfolio is comprised of U.S. Treasury securities, U.S. Government agency securities and interest-bearing deposits placed with financial institutions. The Bank is strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio includes both instruments available-for-sale and those held-to-maturity. Securities classified as available for sale may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as held to maturity are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

                                                                              41
                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


LIQUIDITY AND INTEREST SENSITIVITY
----------------------------------

     The Company's liquidity management is designed to achieve an appropriate balance between the maturities and repricing of its assets and liabilities.
This is accomplished through a combined strategy of maintaining sufficient liquid assets which can be easily converted into cash as well as the ability to increase core deposits or to raise funds in the various money markets. Cash and due from banks, money market investments, securities available-for-sale and loan maturities are the Company's primary sources of liquidity. Average liquid assets were 20.9% of average total assets for 1997 and 19.1% for 1996. Additional sources of liquidity are available through a line of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

     UFBC's operational needs were significantly reduced by the cancellation of its debt to the FDIC in 1994, staff reduction and reduced professional fees in 1995, 1996 and 1997. For the near future, management projects that proceeds received from earning assets, the liquidation of non-Bank REO and the sale of non-Bank assets will provide sufficient cash flow for UFBC's continuing operational needs.

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

     The short-term nature of the Company's assets and liabilities can be seen in the interest sensitivity analysis presented below in Table 11. The volume of non-earning assets also significantly affects the analysis, limiting the amount of assets available to reprice. As non-earning assets are returned to earning status, the gap position will become more balanced throughout the time frames measured. A negative gap position indicates that more liabilities than assets will reprice, having a negative earnings impact in a rising rate environment.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis




TABLE 11 - INTEREST SENSITIVITY ANALYSIS
-------------------------------------------------------
                                               CURRENT          0-3                     4-6                     7-12
                                               BALANCES        MONTHS       RATE       MONTHS       RATE       MONTHS       RATE
                                          ----------------------------------------------------------------------------------------
ASSETS
  FEDERAL FUNDS SOLD                           2,659,000      2,659,000     5.75%
  AVAILABLE-FOR-SALE INVESTMENTS               1,700,875        602,145     5.10%       499,370     5.65%       200,240     5.25%
  HELD-TO-MATURITY INVESTMENTS                 1,082,773         91,786     6.00%
  INTEREST BEARING DEPOSITS                      100,000
  LOANS, NET - FIXED                          21,975,806      4,430,848     9.65%       919,651     8.95%     1,937,195     8.04%
  LOANS, NET - VARIABLE                       16,047,757     16,009,771     9.58%           383     7.95%           801     7.95%
                                          ----------------------------------------------------------------------------------------

     TOTAL EARNING ASSETS                     43,566,211     23,793,550     8.89%     1,419,404     5.80%     2,138,236     7.78%

  LOAN LOSS RESERVE                             (715,399)
  NON-ACCRUAL LOANS                              102,023
  CASH AND DUE FROM BANKS                      2,282,418
  REAL ESTATE OWNED                            2,368,104
  FIXED ASSETS                                   164,018
  OTHER NONINTEREST-BEARING ASSETS               306,631
                                          ----------------------------------------------------------------------------------------
     TOTAL NONEARNING ASSETS                   4,507,795              -                       -                       -
                                          ----------------------------------------------------------------------------------------

     TOTAL ASSETS                             48,074,006     23,793,550               1,419,404               2,138,236
                                          ========================================================================================

LIABILITIES
  NOW ACCOUNTS                                 2,107,914      2,107,914     2.26%
  MONEY MARKET ACCOUNTS                        7,568,652      7,568,652     3.48%
  SAVINGS ACCOUNTS                               400,752
  CERTIFICATES OF DEPOSIT
     (less than or equal to) $100,000         19,478,244      3,367,935     5.29%     4,075,107     5.33%     7,738,405     5.55%
  CERTIFICATES OF DEPOSIT
     (greater than) $100,000                   6,428,122      1,438,790     5.27%       711,480     5.24%     2,897,602     5.38%
                                          ----------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING DEPOSITS          35,983,684     14,483,291     3.90%     4,786,587     5.32%    10,636,007     5.50%
                                          ----------------------------------------------------------------------------------------
  NONINTEREST-BEARING DEPOSITS                 7,778,077
                                          ----------------------------------------------------------------------------------------
     TOTAL DEPOSITS                           43,761,761     14,483,291               4,786,587              10,636,007

     TOTAL OTHER LIABILITIES                     336,246
     REDEEMABLE PREFERRED STOCK-SERIES A       1,336,000
     TOTAL CAPITAL                             2,639,999
                                          ----------------------------------------------------------------------------------------
     TOTAL LIABILITIES & CAPITAL              48,074,006     14,483,291               4,786,587              10,636,007
                                          ========================================================================================

INTERVAL GAP/GAP SPREAD                                       9,310,259     4.98%    (3,367,183)    0.48%    (8,497,771)    2.27%
CUMULATIVE GAP                                                9,310,259               5,943,076              (2,554,695)

INTERVAL GAP/TOTAL ASSETS                                         19.37%                  -7.00%                 -17.68%
CUMULATIVE GAP/TOTAL ASSETS                                       19.37%                  12.36%                  -5.31%

INTERVAL GAP/EARNING ASSETS                                       21.37%                  -7.73%                 -19.51%
CUMULATIVE GAP/EARNING ASSETS                                     21.37%                  13.64%                  -5.86%

MATCHED                                                      14,483,291     3.90%     1,419,404     5.32%     2,138,236     7.78%
OPEN                                                          9,310,259     4.98%    (3,367,183)    0.48%    (8,497,771)    2.27%

TABLE 11 - INTEREST SENSITIVITY ANALYSIS
-------------------------------------------------------
                                                   1-5               OVER 5
                                              YEARS        RATE       YEARS       RATE       TOTAL
                                          -----------------------------------------------------------
ASSETS
  FEDERAL FUNDS SOLD                                                                        2,659,000
  AVAILABLE-FOR-SALE INVESTMENTS               399,120     5.88%                            1,700,875
  HELD-TO-MATURITY INVESTMENTS                 990,987     5.96%                            1,082,773
  INTEREST BEARING DEPOSITS                    100,000     6.15%                              100,000
  LOANS, NET - FIXED                         8,804,174     8.12%    5,883,939     7.85%    21,975,807
  LOANS, NET - VARIABLE                         36,802     7.95%                           16,047,757
                                          ------------

     TOTAL EARNING ASSETS                   10,331,083     7.78%    5,883,939     7.85%    43,566,212

  LOAN LOSS RESERVE
  NON-ACCRUAL LOANS                                                                                 -
  CASH AND DUE FROM BANKS                                                                           -
  REAL ESTATE OWNED                                                                                 -
  FIXED ASSETS                                                                                      -
  OTHER NONINTEREST-BEARING ASSETS                                                                  -
                                          -----------------------------------------------------------
     TOTAL NONEARNING ASSETS                         -                      -                       -
                                          ------------

     TOTAL ASSETS                           10,331,083              5,883,939              43,566,212
                                          ===========================================================

LIABILITIES
  NOW ACCOUNTS                                                                              2,107,914
  MONEY MARKET ACCOUNTS                                                                     7,568,652
  SAVINGS ACCOUNTS                             400,752     2.88%                              400,752
  CERTIFICATES OF DEPOSIT
     (less than or equal to) $100,000        4,296,797     5.72%                           19,478,244
  CERTIFICATES OF DEPOSIT
     (greater than) $100,000                 1,380,250     5.63%                            6,428,122
                                          -----------------------------------------------------------
     TOTAL INTEREST-BEARING DEPOSITS         6,077,799     5.51%            -              35,983,684
                                          -----------------------------------------------------------
  NONINTEREST-BEARING DEPOSITS                                                                      -
                                          -----------------------------------------------------------
     TOTAL DEPOSITS                          6,077,799                      -              35,983,684

     TOTAL OTHER LIABILITIES                                                                        -
     REDEEMABLE PREFERRED STOCK-SERIES A
     TOTAL CAPITAL                                                                                  -
                                          -----------------------------------------------------------
     TOTAL LIABILITIES & CAPITAL             6,077,799                      -              35,983,684
                                          ===========================================================

INTERVAL GAP/GAP SPREAD                      4,253,284     2.27%    5,883,939     7.85%
CUMULATIVE GAP                               1,698,589              7,582,528

INTERVAL GAP/TOTAL ASSETS                         8.85%                 12.24%
CUMULATIVE GAP/TOTAL ASSETS                       3.53%                 15.77%

INTERVAL GAP/EARNING ASSETS                       9.76%                 13.51%
CUMULATIVE GAP/EARNING ASSETS                     3.90%                 17.40%

MATCHED                                     10,331,083     7.78%            -     0.00%
OPEN                                         4,253,284     2.27%    5,883,939     7.85%

REGULATORY MATTERS
------------------

  The Bank entered into a Cease and Desist Order (Order) with the Federal Deposit Insurance Corporation (FDIC) and the Virginia State Corporation Commission (SCC) on August 12, 1993. UFBC entered into a formal Written Agreement (Agreement) with the Federal Reserve and SCC on December 31, 1993. On June 2, 1997, the SCC terminated its participation in the Order issued by the FDIC and the Agreement issued by the Federal Reserve. Effective June 3, 1997, the FDIC terminated the Order against the Bank. On November 26, 1997, the Federal Reserve Bank also terminated its Agreement with UFBC. The Order and Agreement are discussed in further detail in Note 10 to the consolidated financial statements.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


CAPITAL RESOURCES AND ADEQUACY
------------------------------

     The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies. The guidelines require three standard minimum ratios to measure the adequacy of capital, Tier I capital ratio of 4%, Tier II (Total) capital ratio of 8% and a minimum Leverage capital ratio of 3% must be maintained for the most highly rated banks. Otherwise, the minimum leverage ratio, based upon the institution's overall financial condition, is to be at least 100 to 200 basis points above the minimum. These guidelines were also adopted by the Federal Deposit Insurance Corporation and therefore apply to the Company's banking subsidiary. Regulatory capital requirements are discussed in further detail in Note 10 to the consolidated financial statements.

YEAR  2000
----------

     Assuring that computer systems and applications are Year 2000 compliant presents a complex managerial and technological challenge. Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. The Year 2000 issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips, and may have significant effects on the Company's customers and regulators. In recognition of the potential adverse effects of the Year 2000 issue, management of the Company created a task force and established a plan to prevent or mitigate potential adverse effects of the Year 2000 issue on the Company, its vendors and its customers. The Company's primary supplier of data processing services also has adopted a Year 2000 plan and timetable. Management believes that the cost of resolving Year 2000 issues relating to the Company's computer programs and those used by its supplier of significant data processing services will not be material to the Company's business, operations, liquidity, capital resources, or financial condition based on information developed to date and representations from its data processing supplier. The Company's Year 2000 plan requires an assessment of Year 2000 effects on its commercial lending and other customers. The effects on individual, corporate and government customers of the Company and on governmental authorities that regulate the Company and its subsidiaries, and any resulting consequences to the Company, cannot yet be determined. The Company has committed management resources deemed necessary to identify and timely resolve all significant Year 2000 issues.

EFFECTS OF INFLATION
--------------------

  The effect of changing prices on financial institutions is different than that of non-banking companies since substantially all assets and liabilities are monetary in nature. Interest rates are affected by inflation. Neither the timing nor the magnitude of the changes in interest rates is necessarily related to price level indexes. Consequently, management believes the Company can best counter inflation over the long term by managing net interest income, diversifying its asset and liability mix and controlling noninterest income and expenses.

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


DIRECTORS                                               OFFICERS
---------                                               --------
Jeffery T. Valcourt                                     Harold C. Rauner
Chairman of the Board                                   President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services, Inc.         Karen L. Laughlin
                                                        Vice President and Secretary
William J. McCormick, Jr.
President, Jordan Kitts Music, Inc.                     Sharon A. Stakes
                                                        Vice President
Dennis I. Meyer
Partner, Baker & McKenzie, Attorneys                    Lisa M. Porter
                                                        Controller/Chief Financial Officer
Edward H. Pechan
President, E. H. Pechan and Associates, Inc.            F. Janette Collins
                                                        Assistant Secretary
Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank

Sharon A. Stakes
Vice President, United Financial Banking Companies, Inc.
Vice President, The Business Bank

       ADVISORY BOARD MEMBERS - UNITED FINANCIAL BANKING COMPANIES, INC.

James K. Jeanblanc                                      L. Lawton Rogers, III
Partner, Grove, Jaskiewicz & Cobert, Attorneys          Partner, Rogers & Killeen, Attorneys

                   ADVISORY BOARD MEMBERS - THE BUSINESS BANK

Dean G. Popps, Chairman                                 William N. Ball
President/CEO, Crow Communications, Inc.                Retired Banker
and Dallas Fort Worth Teleport

Carl M. Summerfield, Vice Chairman                      Deborah J. Dunn
President/CEO, Day & Night Printing                     President/CEO, Martha Weems, Ltd.

Charles S. Evans                                        Robert L. Hansan
President/CEO, Computerware                             President/CEO, Hansan Group, Inc.

Gilbert J. McWane                                       Michael P. Mullen
President/CEO, McWane & Co., Inc.                       Principal, Washington Financial

Robert W. Pitts
Partner, Pitts and Pitts

                   UNITED FINANCIAL BANKING COMPANIES, INC.
                       Management, Discussion & Analysis


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

The Company had 402 shareholders of record as of  December 31, 1997.


                                  FORM 10KSB
                                  ----------


For a free copy of the Annual Report on Form 10KSB, shareholders should write to:
Corporate Secretary
United Financial Banking Companies, Inc.
8399 Leesburg Pike
P.O. Box 2459
Vienna, Virginia 22182