Form 10KSB, Exhibit 13
period 1998-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 1999-03-31
CIK 714286

                           UNITED FINANCIAL BANKING
                       COMPANIES, INC. AND SUBSIDIARIES


                               FINANCIAL REPORT


                               DECEMBER 31, 1998

                                C O N T E N T S



                                                                 Page

INDEPENDENT AUDITOR'S REPORT                                        1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                       2
  Consolidated statements of income and comprehensive income        3
  Consolidated statements of stockholders' equity                   4
  Consolidated statements of cash flows                             5
  Notes to financial statements                                 6- 25

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheet of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years ending December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ending December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.


                                                                             /s/
                                                         D.R. Maxfield & Company
Fairfax, Virginia

January 26, 1999

            UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                            DECEMBER 31, 1998 AND 1997

                                      ASSETS                                                 1998                      1997
                                                                                   ---------------------      ----------------------

  CASH AND DUE FROM BANKS (NOTE 11)                                                $         2,267,417         $          2,282,418
  INTEREST-BEARING DEPOSITS IN OTHER BANKS                                                          --                      100,000
  FEDERAL FUNDS SOLD                                                                         7,903,493                    2,659,000
                                                                                   -------------------        ---------------------

  TOTAL CASH AND CASH EQUIVALENTS                                                           10,170,910                    5,041,418
                                                                                   -------------------        ---------------------

  SECURITIES AVAILABLE-FOR-SALE (NOTE 2)                                                     5,130,213                    1,700,876
  SECURITIES HELD-TO-MATURITY  (NOTE 2)                                                      1,763,891                    1,082,773
                                                                                   -------------------        ---------------------

  TOTAL SECURITIES                                                                           6,894,104                    2,783,649
                                                                                   -------------------        ---------------------

  LOANS AND LEASE FINANCING, NET OF UNEARNED INCOME OF
    $12,560 IN 1998; 40,702 IN 1997 (NOTES 3, 4 AND 10)                                     36,962,213                   38,084,861
  LESS:  ALLOWANCE FOR LOAN/LEASE LOSSES                                                      (747,374)                    (715,399)

                                                                                   -------------------        ---------------------

  NET LOANS AND LEASE FINANCING                                                             36,214,839                   37,369,462
  REAL ESTATE OWNED, NET (NOTE 5)                                                            1,799,398                    2,368,104
  PREMISES AND EQUIPMENT, NET (NOTE 6)                                                         119,338                      164,018
  OTHER ASSETS                                                                                 374,483                      347,355
                                                                                   -------------------        ---------------------

                                                                                            38,508,058                   40,248,939
                                                                                   -------------------        ---------------------

TOTAL ASSETS                                                                       $        55,573,072         $         48,074,006
                                                                                   ===================        =====================


                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  DEPOSITS:
    Demand                                                                         $        14,264,071         $          7,778,077
    SAVINGS AND NOW                                                                          3,051,446                    2,508,666
    MONEY MARKET                                                                             7,524,516                    7,568,652
  TIME:
      UNDER $100,000                                                                        18,048,129                   19,478,244
      $100,000 AND OVER                                                                      7,297,297                    6,428,122
                                                                                   -------------------        ---------------------

TOTAL DEPOSITS (NOTE 7)                                                                     50,185,459                   43,761,761
  ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                        311,905                      336,246
                                                                                   -------------------        ---------------------


TOTAL LIABILITIES                                                                           50,497,364                   44,098,007
                                                                                   -------------------        ---------------------


COMMITMENTS AND CONTINGENCIES (NOTES 6 AND 9)
REDEEMABLE PREFERRED STOCK (NOTE 16)
  SERIES A $-0- PAR VALUE, AUTHORIZED 900 SHARES, -0- SHARES
     ISSUED IN 1998 AND 800 SHARES IN 1997                                                          --                    1,336,000
                                                                                   -------------------        ---------------------

STOCKHOLDERS' EQUITY (NOTES 11, 14 AND 17)
  PREFERRED STOCK $-0- PAR VALUE, AUTHORIZED 4,999,100 SHARES,
     ISSUED -0- SHARES IN 1998 AND 800 SHARES IN 1997                                               --                           --
  COMMON STOCK, PAR VALUE $1; AUTHORIZED 3,500,000
    SHARES, ISSUED 831,590 SHARES IN 1998 AND 561,640 SHARES IN 1997                           831,590                      561,640
  SURPLUS                                                                                   14,681,567                   12,643,622
  ACCUMULATED DEFICIT                                                                      (10,454,400)                 (10,567,633)

  ACCUMULATED OTHER COMPREHENSIVE INCOME                                                        16,951                        2,370
                                                                                   -------------------        ---------------------

TOTAL STOCKHOLDERS' EQUITY                                                                   5,075,708                    2,639,999
                                                                                   -------------------        ---------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $        55,573,072         $         48,074,006
                                                                                   ===================        =====================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                           YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                   1998               1997             1996
                                                                               --------------    -------------     -------------
INTEREST INCOME:
  INTEREST AND FEES ON LOANS/LEASES                                            $    3,405,074    $   2,991,380     $   2,462,895
  INTEREST ON INVESTMENT SECURITIES                                                   305,462          186,866           117,225
  INTEREST ON INTEREST BEARING DEPOSITS                                                 5,491            8,914            23,351
  INTEREST ON FEDERAL FUNDS SOLD                                                      339,393          246,707           224,807
                                                                               --------------    -------------     -------------
                                                                                    4,055,420        3,433,867         2,828,278
                                                                               --------------    -------------     -------------
INTEREST EXPENSE:
  INTEREST ON DEPOSITS (NOTE 13)                                                    1,812,980        1,495,204         1,498,089
  INTEREST ON SHORT-TERM BORROWINGS                                                       808               --            64,762
                                                                               --------------    -------------     -------------
                                                                                    1,813,788        1,495,204         1,562,851
                                                                               --------------    -------------     -------------
NET INTEREST INCOME                                                                 2,241,632        1,938,663         1,265,427
PROVISION FOR LOAN/LEASE LOSSES (NOTE 3)                                              323,500          249,300           694,203
                                                                               --------------    -------------     -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN/LEASE LOSSES                                                             1,918,132        1,689,363           571,224
                                                                               --------------    -------------     -------------
NONINTEREST INCOME (LOSS):
  OTHER EARNING ASSETS                                                                     --               --            11,000
  LOAN SERVICING AND OTHER FEES                                                        93,605           76,397            82,669
  GAIN ON THE SALE OF FIXED ASSETS (NOTES 6 AND 10)                                       100               --           734,641
  OTHER INCOME (NOTE 12)                                                              306,483          148,319          (176,428)
                                                                               --------------    -------------     -------------
                                                                                      400,188          224,716           651,882
                                                                               --------------    -------------     -------------
NONINTEREST EXPENSE:
  SALARIES                                                                            893,146          760,032           746,352
  EMPLOYEE BENEFITS (NOTE 14)                                                         168,513          133,590           140,611
  OCCUPANCY (NOTE 6)                                                                  322,956          296,097           133,151
  FURNITURE AND EQUIPMENT                                                              76,563           60,304            45,697
  OTHER (NOTE 15)                                                                     734,691          647,757         1,067,365
                                                                               --------------    -------------     -------------
                                                                                    2,195,869        1,897,780         2,133,176
                                                                               --------------    -------------     -------------

INCOME (LOSS)  BEFORE INCOME TAXES                                                    122,451           16,299          (910,070)
PROVISION (CREDIT) FOR FEDERAL INCOME TAXES (NOTE 8)                                    9,218               --            (2,461)
                                                                               --------------    -------------     -------------
NET INCOME (LOSS)                                                              $      113,233    $      16,299     $    (907,609)
                                                                               ==============    =============     =============
NET INCOME (LOSS) PER COMMON SHARE (NOTES 1 AND 17)
     BASIC                                                                     $         0.09    $       (0.18)    $       (1.65)
                                                                               ==============    =============     =============
     DILUTED                                                                   $         0.08    $       (0.18)    $       (1.65)
                                                                               ==============    =============     =============
COMPREHENSIVE INCOME (NOTE 1)
===================================
     NET INCOME                                                                       113,233           16,299          (907,609)
     OTHER COMPREHENSIVE INCOME, NET OF TAX
        UNREALIZED GAINS (LOSSES) ON AVAILABLE-FOR-SALE SECURITIES                     14,581            2,880            (5,618)
                                                                               --------------    -------------     -------------
     COMPREHENSIVE INCOME                                                      $      127,814    $      19,179     $    (913,227)
                                                                               ==============    =============     =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1998, 1997 and 1996

                                                                                               Accumulated
                                                                                                  Other
                                         Common                           Accumulated          Comprehensive
                                         Stock          Surplus             Deficit               Income                 Total
                                     ------------     ------------       --------------        --------------          -----------
Balance December 31, 1995               $561,640       $12,779,622        $ (9,676,323)              $ 5,108            $3,670,047
Net loss                                      --                --            (907,609)                   --              (907,609)
Accrued dividend for
 redeemable preferred
 stock - series A (Note 16)                   --           (18,750)                 --                    --               (18,750)
Change in unrealized
  holding gain (loss) on
  available-for-sale
  securities (AFS), net
  of taxes                                    --                --                  --                (5,618)               (5,618)
                                     -----------      ------------       -------------        --------------           -----------
Balance December 31, 1996               $561,640       $12,760,872        $(10,583,932)              $  (510)           $2,738,070
                                     -----------      ------------       -------------        --------------           -----------
Net income                                    --                --              16,299                    --                16,299
Accrued dividend for
  redeemable preferred
  stock - series A (Note 16)                  --          (117,250)                 --                    --              (117,250)
Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                  --                --                  --                 2,880                 2,880
                                     -----------      ------------       -------------        --------------           -----------
Balance December 31, 1997            $   561,640       $12,643,622        $(10,567,633)        $       2,370            $2,639,999
                                     -----------      ------------       -------------        --------------           -----------

Net income                                    --                --             113,233                    --               113,233
Net proceeds from issuance
  of shares of common
  stock                                  269,950         2,087,945                  --                    --             2,357,895
Accrued dividend for
  redeemable preferred
  stock - series A (Note 16)                  --           (50,000)                 --                    --               (50,000)
Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                  --                --                  --                14,581                14,581
                                     -----------      ------------       -------------        --------------           -----------
Balance December 31, 1998              $ 831,590      $ 14,681,567        $(10,454,400)        $      16,951            $5,075,708
                                     ===========      ============       =============        ==============           ===========

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1998, 1997 and 1996


                                                                        1998                   1997                  1996
                                                                   --------------         -------------         --------------
 CASH FLOWS FROM OPERATING ACTIVITIES

 Net income (loss)                                                 $     113,233      $         16,299       $      (907,609)
 Adjustments to reconcile net income (loss)
     to net cash provided by (used in) operating activities:
 Depreciation and amortization                                            94,572                50,933                72,370
 Provision for loan/lease losses                                         323,500               249,300               694,203
 Provision for losses on real estate owned                               227,666               114,805               168,187
 Amortization of investment security discounts                              (879)               (7,218)               (1,898)
 Amortization of loan fees and discounts                                 (18,953)              (85,923)              (25,991)
 Net gain on disposal of fixed assets                                       (100)                   --              (734,641)
 Net (gain) loss on real estate owned                                   (104,657)              (27,868)              306,969
 (Increase) decrease in other assets                                     (27,126)              113,379                13,908
 Increase (decrease) in other liabilities                                (24,342)              (24,048)              (22,673)
                                                                  --------------      ----------------       ---------------
 Net cash provided by (used in)
   operating activities                                                  582,914               399,659              (437,175)
                                                                  --------------      ----------------       ---------------

 CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected - non-bank subsidiaries                               7,498               397,437                50,493
 Bank loans and leases repaid, net of originations                       694,422            (8,173,931)           (7,857,586)
 Loan fees and discounts deferred                                         28,156                75,883                 3,049
 Purchases of securities available-for-sale                           (5,298,526)             (698,270)           (1,695,642)
 Purchases of securities held-to-maturity                               (769,908)           (1,643,096)                   --
 Investments made in real estate owned                                  (571,266)           (1,579,193)           (5,178,439)
 Proceeds received from maturity of securities
     available-for-sale                                                1,881,651             1,100,000               200,000
 Proceeds received from maturity of securities
     held-to-maturity                                                     91,787               863,237                    --
 Proceeds received from real estate owned                              1,136,963             2,441,232            10,011,649
 Purchases of premises and equipment                                     (49,892)              (82,239)              (19,840)
 Proceeds from sale of premises and equipment                                100                    --             1,968,521
                                                                  --------------      ----------------       ---------------
 Net cash provided by (used in)
     investing activities                                             (2,849,015)           (7,298,940)           (2,517,795)
                                                                  --------------      ----------------       ---------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in demand
     deposits, savings accounts, NOW
     accounts and money market accounts                                6,984,638             3,207,387            (1,276,263)
 Certificates of deposit sold (matured), net                            (560,940)            2,819,799             1,535,603
 Proceeds from issuance of common stock                                2,357,895                    --            (1,538,544)
 Proceeds from issuance of redeemable preferred stock                         --               450,000               750,000
 Redemption of preferred stock & accrued dividend                     (1,386,000)                   --                    --
                                                                  --------------      ----------------       ---------------
 Net cash provided by (used in)
     financing activities                                              7,395,593             6,477,186              (529,204)
                                                                  --------------      ----------------       ---------------

 Net increase (decrease) in cash and cash equivalents                  5,129,492              (422,095)           (3,484,174)

 Cash and cash equivalents at beginning
     of year                                                           5,041,418             5,463,513             8,947,687
                                                                  --------------      ----------------       ---------------

 Cash and cash equivalents at end of year                          $  10,170,910      $      5,041,418       $     5,463,513
                                                                  ==============      ================       ===============

 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
 Cash paid during the years for:

 Interest on deposits and other borrowings                         $   1,373,372      $      1,571,590       $     1,701,011
                                                                  ==============      ================       ===============
 Income taxes                                                      $          --      $             --       $            --
                                                                  ==============      ================       ===============
 NON-CASH ITEMS
 Increase in foreclosed properties and
     decrease in loans                                             $     120,000      $        202,000       $       513,740

 Effect on stockholders' equity of an
     unrealized gain (loss) on debt and
     equity securities in available-for-sale                              14,581                 2,880                (5,618)

 Accrued dividend on preferred stock - series A                               --               117,250                18,750

 Effect on common stock resulting from
     the 1-for-5 reverse split (effective 12/31/97)                           --             2,246,561                    --

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

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

             Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale (AFS). Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At December 31, 1998 and 1997, the Company held no securities classified as trading.

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

         Allowance for loan/lease losses:

             The allowance for loan/lease losses is maintained at a level, which in management's judgment, is adequate to absorb credit losses inherent in the existing loan/lease portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan/lease portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan/lease losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan/lease losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan/lease.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Premises and equipment:

             Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, not exceeding 40 and 10 years for buildings and equipment, respectively. Leasehold improvements are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the Company's records and gain or loss is included in noninterest income.

         Income taxes:

             The Company accounts for certain income and expense items in different time periods for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences using an asset and liability approach.


         Earnings per common share:

             On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per share (SFAS 128), which supersedes Accounting Principles Board Opinion No. 15. Under SFAS 128, earnings per common share are computed by dividing net income
             (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, if any, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. The dilutive effect for the year ending December 31, 1998 is shown in Note 16. There were no dilutive effects for the years 1997 and 1996. Prior period amounts have been restated, where appropriate, to conform to the requirements of SFAS 128.

         Comprehensive income:

             On January 1, 1998, United Financial Banking Companies, Inc. adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). Under SFAS 130, each company is required to present a 'Statement of Comprehensive Income'. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources such as foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. This adjustment is presented in the Consolidated Statements of Income and Comprehensive Income.

         Reclassifications:

             Certain amounts for fiscal year 1997 and 1996 have been reclassified to conform to the presentation for fiscal year 1998.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2.  Securities


       The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:



       Securities Available-for-Sale
       -----------------------------
                                               Gross       Gross
                                             Unrealized  Unrealized  Fair
                                Amortized Cost  Gains     Losses    Value
                                --------------  -----     ------    -----
       December 31, 1998:
       U.S. Treasury               $  399,863  $ 1,008  $    --   $  400,871
       U.S. Government Agencies     4,553,599   23,013   (7,070)   4,569,542
       Equity                         159,800       --       --      159,800
                                   ----------  -------  -------   ----------
       Total                       $5,113,262  $24,021  $(7,070)  $5,130,213
                                   ==========  =======  =======   ==========



       December 31, 1997:
       U.S. Treasury               $1,698,506  $ 3,047  $  (677)  $1,700,876
       U.S. Government Agencies            --       --       --           --
       Equity                              --       --       --           --
                                   ----------  -------  -------   ----------
       Total                       $1,698,506  $ 3,047  $  (677)  $1,700,876
                                   ==========  =======  =======   ==========




       Securities Held-to-Maturity
       ---------------------------

       December 31, 1998:
       U.S. Treasury               $  769,397  $ 6,503  $  --   $  775,900
       U.S. Government Agencies       549,495    2,945     --      552,440
       State and Municipal            444,999    1,093     --      446,092
                                   ----------  -------  -----   ----------
       Total                       $1,763,891  $10,541  $  --   $1,774,432
                                   ==========  =======  =====   ==========



       December 31, 1997:
       U.S. Treasury               $  249,639  $ 2,627  $  --   $  252,266
       U.S. Government Agencies       388,308    2,484   (178)     390,614
       State and Municipal            444,826    1,199     --      446,025
                                   ----------  -------  -----   ----------
       Total                       $1,082,773  $ 6,310  $(178)  $1,088,905
                                   ==========  =======  =====   ==========

  The amortized cost and estimated fair value of securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

  Securities Available-for-Sale         Amortized Cost  Fair Value
  -----------------------------         --------------  ----------

  Due in one year or less                   $2,379,675  $2,388,488
  Due after 1 year through 5 years           2,136,670   2,146,300
  Due after 5 years through 10 years                --          --
  Due after 10 years                           596,917     595,425
                                            ----------  ----------
  Total                                     $5,113,262  $5,130,213
                                            ==========  ==========

  Securities Held-to-Maturity
  ---------------------------
  Due in one year or less                   $1,513,891  $1,522,232
  Due after 1 year through 5 years                  --          --
  Due after 5 years through 10 years           250,000     252,200
  Due after 10 years                                --          --
                                            ----------  ----------
  Total                                     $1,763,891  $1,774,432
                                            ==========  ==========


  Securities with an amortized cost of $699,307 and $399,205 at December 31, 1998 and 1997, respectively, were pledged as collateral for treasury, tax and loan and a letter of credit at Community Bankers Bank.

  No gross gains or gross losses were realized in 1998 or 1997.



Note 3.  Loans and Lease Financing and Related Accounts

  Major classifications of loans and lease financing are summarized as follows:

                                                  1998          1997
                                              ------------  ------------

           Commercial                         $24,722,636   $27,072,549
           Real estate construction             3,508,361     2,256,394
           Real estate mortgage                 7,081,130     6,748,670
           Installment                          1,662,646     1,743,308
           Leveraged leases                            --       304,642
                                              -----------   -----------
                                               36,974,773    38,125,563
           Less unearned discount                 (12,560)      (40,702)
                                              -----------   -----------
                                               36,962,213    38,084,861
           Allowance for loan/lease losses       (747,374)     (715,399)
                                              -----------   -----------
           Loans and lease financing, net     $36,214,839   $37,369,462
                                              ===========   ===========

   Changes in the allowance for loan/lease losses were as follows:

                                                 1998        1997        1996
                                              ----------  ----------  ----------

           Balance, beginning of year         $ 715,399   $ 584,106   $ 462,846
           Provision charged to operations      323,500     249,300     694,203
           Loans charged off                   (302,139)   (140,053)   (594,140)
           Recoveries                            10,614      22,046      21,197
                                              ---------   ---------   ---------
           Balance, end of year               $ 747,374   $ 715,399   $ 584,106
                                              =========   =========   =========


   Impaired loans are loans where it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

   Impaired loans are summarized as follows:

                                     1998      1997
                                   --------  --------

           Non-accrual              $60,378  $102,012
           Restructured                  --        --
           Other impaired loans          --        --
                                    -------  --------
           Total impaired loans     $60,378  $102,012
                                    =======  ========


   The allowance for loan losses related to impaired loans amounted to approximately $34,140, $54,167 and $65,670 at December 31, 1998, 1997 and
   1996, respectively.

   The following is an analysis of approximate interest income related to impaired loans which is recognized on a cash basis:


                                              1998    1997      1996
                                             ------  -------  ---------

           Interest that would have
               been accrued as income        $8,000  $12,000  $ 43,000
           Interest paid and recognized
               as interest income                --       --   (17,000)
                                             ------  -------  --------
           Interest forgone                  $8,000  $12,000  $ 26,000
                                             ======  =======  ========

   There were no commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1998.


   The Company's net investment in leveraged leases is composed of the following elements:


                                                                 1998     1997
                                                                 -----  --------
           Estimated residual value of leased assets             $  --  $304,642
           Less:  unearned and deferred income                      --        --
                                                                 -----  --------
           Investment in leveraged leases                           --   304,642
           Less: deferred taxes arising from leveraged leases       --        --
                                                                 -----  --------
           Net investment in leveraged leases                    $  --  $304,642
                                                                 =====  ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 4.  Significant Concentrations of Credit Risk

   The Company's business activity is primarily with customers located in Northern Virginia and the surrounding metropolitan area. A portion of the Company's lending activity is to customers who have purchased residential homes built on land acquired through a Bank foreclosure in 1990. As of December 31, 1998 and 1997, the Company and its subsidiaries had loans to such customers amounting to approximately $4,577,465 and $4,482,355, respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. Generally, these loans are secured by the underlying real estate, securities and/or personal assets.

   The Company maintains cash in commercial checking accounts. Accounts at the commercial banks are insured by the Federal Deposit Insurance Corporation only up to $100,000 per customer. At December 31, 1998, the Company had uninsured cash of $46,306.



Note 5. Real Estate Owned
                                                       1998          1997
                                                    ----------   -----------


       Real estate owned                            $2,456,703   $3,016,409
       Allowances for losses on real estate owned     (657,305)    (648,305)
                                                    ----------   ----------
       Real estate owned, net                       $1,799,398   $2,368,104
                                                    ==========   ==========


   Capitalized interest amounted to $-0- and $64,700 for the years ended December 31, 1998 and 1997, respectively.

   Changes in the allowance for losses on real estate owned are summarized as follows:
                                                       1998         1997
                                                    ----------   ----------

       Balance, beginning                           $  648,305   $1,337,825
       Provision charged to operations                  77,666      114,805
       Losses charged to allowance                     (68,666)    (804,325)
                                                    ----------   ----------
       Balance, ending                              $  657,305   $  648,305
                                                    ==========   ==========


Note 6.  Premises and Equipment

   Major classifications of premises and equipment are summarized as follows:


                                                      1998        1997
                                                   ----------  ----------

       Leasehold improvements                       $ 242,485   $ 242,485
       Furniture and equipment                        705,255     700,243
                                                    ---------   ---------
                                                      947,740     942,728

       Accumulated depreciation and amortization     (828,402)   (778,710)
                                                    ---------   ---------
                                                    $ 119,338   $ 164,018
                                                    =========   =========


   Depreciation and amortization expense of $94,572 in 1998, $50,933 in 1997 and $72,370 in 1996, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset. During 1998, the useful life of computer related equipment was adjusted from five years to three years. Also during 1998, the useful life of leasehold improvements for the operations center was adjusted resulting in $24,000 of additional amortization expense.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Note 6.  Premises and Equipment (continued)

   Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 1998, are as follows:


                        1999                            $  273,388
                        2000                               241,850
                        2001                               208,362
                        2002                               208,362
                        2003                               208,362
                 Later years                               625,086
                                                        ----------
Total minimum lease payments                            $1,765,410
                                                        ==========


   Subsequent to December 31, 1998, the Company entered into a lease for a Bank branch location pending regulatory approval. The lease term is for ten years and two months, commencing April 1, 1999. The future minimum lease payments for the branch operating lease total $722,127.

   Rental expense for operating leases amounted to $193,912, $198,324, and $(17,074) for the years ended December 31, 1998, 1997 and 1996, respectively.


Note 7.  Deposits

   Deposit account balances at December 31, 1998 and 1997 are summarized as follows:
                                                      1998          1997
                                                   -----------  -----------

         Noninterest bearing                       $14,264,071  $ 7,778,077
         Interest-bearing demand                    10,105,072    9,676,566
         Savings deposits                              470,890      400,752
         Certificates of deposits                   25,345,426   25,906,366
                                                   -----------  -----------
                                                   $50,185,459  $43,761,761
                                                   ===========  ===========


Certificates maturing in years ending December 31, as of December 31, 1998:

                       1999                                     $13,100,179
                       2000                                       9,883,469
                       2001                                       1,857,917
                       2002                                         131,538
        2003 and thereafter                                         372,323
                                                                -----------
                                                                $25,345,426
                                                                ===========

   Overdrafts of $236,258 have been reclassed and are included in commercial loans.


Note 8.  Income Taxes

   Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

                        1998   1997     1996
                       ------  -----  --------

           Current     $9,218  $  --  $(2,461)
           Deferred        --     --       --
                       ------  -----  -------
                       $9,218  $  --  $(2,461)
                       ======  =====  =======

   The credit for income taxes for the years ended December 31, 1998, 1997 and 1996, is limited due to the Company's inability to utilize net operating losses and alternative minimum tax credits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   There were no net deferred income tax assets (liabilities) as of December 31, 1998 and 1997, as illustrated in the following table:

                                                       1998            1997
                                                   ------------     -----------

       Deferred tax liabilities                    $(    4,958)    $(  675,834)
       Deferred tax assets                           2,562,670       3,650,501
       Deferred asset valuation allowance           (2,557,712)     (2,974,667)
                                                   -----------     -----------
       Net deferred tax assets (liabilities)       $        --     $        --
                                                   ===========     ===========

   The principal sources of the deferred tax provisions were as follows:

                                                       1998           1997      1996
                                                      ----------  ----------   ----------
   Accelerated depreciation                           $  11,792   $      242   $  182,978
   Lease financing                                      208,387      159,291      285,950
   Provision for loan losses                             40,929       64,362     (185,201)
   Valuation adjustment of real properties                3,060     (704,524)    (851,512)
   Deferred compensation plans                          (15,235)          --           --
   Supplemental retirement plans                         (9,568)          --        1,632
   Acquisition, development and construction loans           --     (176,269)          --
   Net operating loss carryforward                     (243,373)    (683,824)    (614,880)
   Limitation of net operating losses
     and alternative minimum tax credits                     --    1,333,648    1,195,450
   Other                                                  4,008        7,074      (14,417)
                                                      ---------   ----------   ----------
                                                      $      --   $       --   $       --
                                                      =========   ==========   ==========


   A reconciliation between the amount of reported federal income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate is as follows:

                                                          1998       1997       1996
                                                       ---------  --------  ----------
   Income (loss) before income taxes                    $122,451   $16,299   $(910,070)
   Applicable statutory income tax rate                       34%       34%         34%
                                                        --------   -------   ---------
   Computed "expected" federal tax  expense             $ 41,633   $ 5,542   $(309,424)

   Adjustments to federal income tax resulting from:
       Net operating loss carryforward                  $(32,415)  $(5,542)    309,424
       Other                                                            --      (2,461)
                                                        --------   -------   ---------
       Provision for federal income tax                 $  9,218   $    --   $  (2,461)
                                                        ========   =======   =========

   Other comprehensive income                           $ 14,581   $ 2,880   $  (5,618)
   Applicable tax                                          4,958       979      (1,910)
   Net operating loss carryforward                        (4,958)     (979)      1,910
                                                        --------   -------   ---------
       Other comprehensive income, net of tax           $ 14,581   $ 2,880   $   5,618
                                                        ========   =======   =========

   At December 31, 1998 the Company has net operating loss carryforwards for regular income tax purposes of $6,403,759 which will expire $735,013 in 2007, $1,849,246 in 2008, $1,829,709 in 2010 and $1,989,791 in 2011. The Company
   also has an alternative minimum tax credit carryforward of approximately $311,000 which may be carried forward indefinitely.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 9.  Commitments and Contingencies

   General Contingency

   The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 1998 which would have a material adverse effect on the Company's financial statements.

   Year 2000

   The Company has considered the impact of Year 2000 issues on our computer systems and applications and have developed a remediation plan. Conversion activities, including testing, are in process. The Company anticipates such activities to be completed by June 1999. The Board of Directors and management view Year 2000 as an issue which requires on-going assessment. The Company will make assessments, modifications, and corrections to ensure Year 2000 compliance.

   Financial Instruments With Off-Balance Risk

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

   Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Company is willing to extend. At December 31, 1998 and 1997, commitments to extend credit under unused lines of credit amounted to approximately $2,243,703 and $3,028,633, respectively.

   The Company's outstanding standby letters of credit amounted to approximately $618,474 and $505,474 as of December 31, 1998 and 1997, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.


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


             Balance, December 31, 1996    $1,309,857
               Additions                      144,547
               Reductions                    (322,081)
                                           ----------
             Balance, December 31, 1997    $1,132,323
               Additions                      450,257
               Reductions                    (281,272)
                                           ----------
             Balance, December 31, 1998    $1,301,308
                                           ==========


   The December 31, 1998 balance consists of both secured and unsecured loans. None of the loans to related parties were classified as non-performing as of December 31, 1998.

   The Bank held related party deposits of approximately $1,934,000 and $1,751,000 at December 31, 1998 and 1997, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   During the year ended December 31, 1996, the building which serves as the Company's headquarters was sold to a limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock and as of June 5, 1998 a director of UFBC, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The building was sold for $1,968,171, net. The sale resulted in a gain of $734,291 for the Company's banking subsidiary which owned the building. The terms of the sale were substantially the same as those prevailing for similar sales within the market area that the building is located. The Company did not finance any portion of the transaction.

   During the year ended December 31, 1996, the Bank sold a piece of foreclosed real estate to another limited liability corporation, organized in the state of Virginia. Mr. Manuel V. Fernandez, a beneficial shareholder owning in excess of 5% of the Company's Common Stock and as of June 5, 1998 a director of UFBC, has 50% beneficial ownership of the limited liability corporation. A second shareholder, owning less than 5% of the Company's Common Stock also has 50% beneficial ownership in the limited liability corporation. The foreclosed property was sold for $960,294, net. The sale resulted in a consolidated loss of $370,529. The terms of the sale were substantially the same as those prevailing for similar sales within the market area that the foreclosed property is located. With regulatory approval, the Bank financed $790,000 of the sales price of the property. The loan was made on substantially the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

   During 1996, certain shareholders and directors holding $600,000 of the Company's secured notes chose to convert their notes to redeemable preferred stock (Note 16). The redeemable preferred stock and accrued dividends were paid in May 1998 from proceeds of the Company's private offering (Offering). Certain directors and shareholders then purchased 213,427 shares of common stock in the Offering.


Note 11.  Regulatory Requirements and Restrictions

   On May 19, 1997, the Board of Directors of the Bank submitted a resolution to the FDIC and to the SCC which required certain specific peformance and reporting actions by the Bank. These included maintenance of a Tier 1 Leverage Capital ratio of 6.0% and a Total Risk Base Capital of 8.0%. It also included a restriction on the payment of dividends requiring specific consent of supervisory authority before dividends could be paid. Subsequent to December 31, 1998, performance and reporting actions under this resolution were no longer required by the FDIC and the SCC. The Bank is only required to meet the general safety and soundness operating requirements as promulgated by regulatory authorities and as further discussed in the remainder of this footnote.

   The Company's banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 1998, 1997 and 1996.

   The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank's capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank's capital and surplus totaled approximately $4,884,000 at December 31, 1998; thus net assets of the Bank in excess of approximately $488,400 were restricted from use by UFBC in the form of loans or advances. UFBC had no such borrowings from the Bank in 1998 or 1997.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 1998 was $301,000.

   The Federal Reserve Board issued risk-based capital guidelines for bank holding companies. The guidelines initially defined a two-tier capital framework. Tier I Capital consists of common and qualifying preferred shareholders' equity less intangible assets. Tier II Capital consists of mandatory convertible, subordinated and other qualifying debt, preferred stock not qualifying as Tier I Capital and the reserve for loan losses up to
   1.25 percent of risk-weighted assets. Under these guidelines, one of four risk weights is applied to the different on-balance sheet assets. Off-balance sheet items such as loan commitments are also applied a risk weight after conversion to balance sheet equivalent amounts. Tier I and Tier II Capital require a minimum ratio of 4.0% and 8.0%, respectively. The Federal Reserve issued another guideline, a minimum Leverage ratio, which measures the ratio of Tier I capital to quarterly average assets less intangible assets. A Leverage ratio of 4% must be maintained for highly rated banks. Otherwise, the minimum leverage ratio, based upon the institution's overall financial condition, must be at least 100 to 200 basis points above the minimum. These guidelines were also adopted by the Federal Deposit Insurance Corporation and therefore applies to the Company's banking subsidiary. Additionally, the Federal Reserve Board requires bank holding companies to meet a minimum ratio of qualifying Total (combined Tier I and Tier II) capital to risk-weighted assets of 8.0%, at least half of which must be composed of core (Tier I) capital elements. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company and the consolidated financial
   statements.   The following table presents the Company and the Bank's capital position and related ratios as of December 31, 1998 and 1997.

                                                                                       1998          1997
                                                                                   ------------  ------------
       Tier I Capital
           Company                                                                 $ 5,058,757   $ 2,637,629
           The Business Bank                                                         4,866,918     3,710,755

       Total qualifying capital                                                    $ 5,531,388   $ 4,142,446
           The Business Bank                                                         5,328,278     4,161,249

       Risk-weighted assets                                                        $36,789,046   $35,994,010
           The Business Bank                                                        36,656,953    35,824,784
       Quarterly average assets
           Company                                                                 $54,522,051   $46,219,323
           The Business Bank                                                        53,072,771    45,533,315

                                                                                                    Required
       Risk-based capital ratios:                                           1998          1997       Minimum
                                                                           -----   -----------   -----------
         Tier I capital (Tier I capital/risk-weighted assets)
           Company                                                         13.75%         7.33%         4.00%
           The Business Bank                                               13.28%        10.36%         4.00%
         Total capital (Total capital/risk-weighted assets)
           Company                                                         15.01%        11.51%         8.00%
           The Business Bank                                               14.54%        11.62%         8.00%
       Leverage ratio (Tier I capital/adjusted average assets)
           Company                                                          9.28%         5.71%         5.00%
           The Business Bank                                                9.17%         8.15%        *6.00%


       *Minimum required under Resolution of the Bank Board of Directors

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Note 12. Other Income
                                                                1998        1997         1996
                                                             ----------  ----------   ----------
       Service charges on deposits                           $  113,836  $   98,840   $   71,362
       Fees on letters of credit                                  6,280       5,580        7,433
       Gain (loss) on sale of real estate owned                 104,657      27,993     (306,969)
       Forfeited deposit on real estate owned                        --          --       21,452
       Gain on sale of loans                                     39,818          --           --
       Other                                                     41,892      15,906       30,294
                                                             ----------  ----------   ----------
                                                             $  306,483  $  148,319   $ (176,428)
                                                             ==========  ==========   ==========


Note 13. Interest on Deposits
                                                                1998        1997         1996
                                                             ----------  ----------   ----------

           Savings and NOW                                   $   56,526  $   60,902   $   66,738
           Money market                                         312,769     231,789      163,612
           Time:
            Under $100,000                                    1,082,856     948,741      929,006
            $100,000 and over                                   360,829     318,472      338,733
           Less:  capitalized interest                               --     (64,700)          --
                                                             ----------  ----------   ----------
                                                             $1,812,980  $1,495,204   $1,498,089
                                                             ==========  ==========   ==========

   In 1997, interest was capitalized on certain property classified as real estate owned (Note 5).


Note 14. Employee Benefit Programs

         (a) Retirement Plans

         The Company has a 401(K) Plan which covers all employees who meet specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $1,600 in 1998, $1,500 in 1997 and $1,200 in 1996. The Company made contributions to the 401(K) Plan of $24,000 in 1998, $5,000 in 1997 and $0 in 1996.
         Future contributions, if any, will be determined annually at the discretion of the Company's Board of Directors.

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

         The Committee establishes the price of each option share granted. The maximum number of shares issuable under the Plan currently is 69,880 based on formula adjustments since adoption of the Plan. This amount includes the 12,062 increase in the number of shares issuable under the Plan which was approved at the Annual Meeting of Shareholders on June 12, 1996. The options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. As of December 31, 1998, 49,182 options to purchase common stock had been granted. Certain employee grants vest over a four year span.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   In 1996, Company shareholders approved the 1996 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase an aggregate of 8,000 shares of Company Common Stock to non-employee directors of the Company and the Bank. The options have a term of ten years from the date of grant and have an exercise price of $7.50 per share. On July 1, 1996, five non-employee directors received options to purchase 800 shares of Company Common Stock. On July 1, 1997 and 1998, five non-employee directors received options to purchase 400 shares of Company Common Stock.
   No options may be granted pursuant to the Directors Plan after July 1, 1998.

   The following table summarizes the Company's stock option activity for the years ended December 31, 1998 and December 31, 1997:


                                            Average
                                           Price Per
                                             Share    Options   Exercisable
                                           ---------  --------  -----------
       Outstanding at December 31, 1996    $    7.50   45,082        28,233
           Granted                              7.50    4,000
           Exercised                              --       --
           Canceled or expired                  7.50     (400)
                                                       ------
       Outstanding at December 31, 1997    $    7.50   48,682        37,449
           Granted                              8.75   10,100
           Exercised                              --       --
           Canceled or expired                  7.89   (4,400)
                                                       ------
       Outstanding at December 31, 1998    $    7.71   54,382        48,765
                                                       ======        ======


   The Company has elected to account for stock-based compensation under the intrinsic value guidelines of APB 25. Under the intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the option as of the date granted, over the exercise price. The Company's policy is to grant options at the current market value. Accordingly, no compensation expense associated with the options granted was recognized as of December 31, 1998, 1997 and 1996.


Note 15.  Other Expense

                                                             1998         1997       1996
                                                         -------------  --------  ----------
       Data processing                                        $114,938  $ 95,584  $   90,088
       Professional fees                                        83,169    79,254     180,634
       Stationery, printing and supplies                        49,357    48,711      36,137
       Insurance                                                56,429    89,980     144,232
       Consulting and commissions                                   --     7,875     121,622
       Telephone                                                16,463    13,300      15,956
       Advertising                                               7,411     9,104      22,405
       Travel, mileage, and lodging                              7,557    10,166      11,909
       Provision for losses on real estate owned, net          227,666    72,631     168,187
       Real estate owned, holding expense                       49,914   110,305     178,202
       Other                                                   121,787   110,847      97,993
                                                              --------  --------  ----------
                                                              $734,691  $647,757  $1,067,365
                                                              ========  ========  ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Note 16. Redeemable Preferred Stock

         In 1996, the Board of Directors authorized the issuance of up to 900 shares of Series A Preferred Stock in exchange for certain promissory notes issued by the Company or for cash. The issuance of up to 36,000 warrants, exercisable at $7.50 per warrant and expiring September 30, 2001, was also authorized. At December 31, 1996, 500 shares of Series A Preferred Stock and warrants to purchase 20,000 shares of common stock were outstanding. At December 31, 1997, 800 shares of Series A Preferred Stock and warrants to purchase 32,000 shares of common stock were outstanding. The Series A Preferred Stock bore a ten percent (10%) cumulative annual dividend. The Series A Preferred Stock was mandatorily redeemable, at a redemption price of one thousand five hundred dollars ($1,500) plus any dividends accrued but unpaid as of the redemption date, on September 30, 2001.

         The Series A Preferred Stock was redeemed and accumulated dividends were paid by the Company on May 31, 1998 with proceeds from the Company's Private Offering (Note 17). On May 31, 1998, the Series A Preferred Stock and accumulated dividends totaled $1,386,000. Warrants to purchase 32,000 shares of common stock are outstanding, exercisable at $7.50 per warrant and expire on September 30, 2001.


Note 17. Shareholder's Equity

         The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 1998 and 1997, there were -0- and 800 shares of preferred stock outstanding, respectively. The preferred stock discussed in Note 16 was prohibited from being classified as shareholders' equity by the Security and Exchange Commission (SEC) due to its mandatory redemption requirement.

         The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 1998 and 1997, there were 831,590 and 561,640 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (convertible notes, stock option plans and stock warrants) total 125,580.

         Private Offering
             During 1998, the Company completed a Private Placement Offering (Offering) to raise $3,500,000 of common equity for the purpose of retiring the Preferred Stock and accrued dividends, and to fund new growth opportunities for the Bank. The Company sold 269,950 shares of its common stock at $8.75 per share. On May 31, 1998, $1,200,000 of the $2,362,062 Offering proceeds were used to redeem the Company's Preferred Stock - Series A and to pay the accrued dividends totaling $186,000. UFBC invested $700,000 of the proceeds into the Bank to support growth. UFBC also used $150,000 to purchase a participation in a Bank asset and used $50,000 to pay off a short-term note. The remainder of the proceeds has been held as working capital for UFBC. Offering costs totaled approximately $5,000.

         One-For-Five Reverse Split
             At a Special Meeting of Stockholders held on December 22, 1997, stockholders approved an amendment to the Articles of Incorporation of UFBC effecting a one-for-five reverse split of the outstanding shares of the Company's common stock. The amendment became effective December 31, 1997 and each five shares of common stock were combined and converted into one share of common stock. Stockholders received cash in lieu of any fractional shares resulting from the reverse split.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table shows the effect on stockholders' equity as the result of the one-for-five reverse split.

                                                              Prior to         Restated
                                                            One-For-Five     One-For-Five
                                                            Reverse Split   Reverse Split
                                                            -------------   -------------
       Total Stockholders' Equity:
           Common Stock                                      $  2,808,201    $    561,640
           Surplus                                             10,397,061      12,643,622
           Accumulated Deficit                                (10,567,633)    (10,567,633)
           Unrealized gain (loss) on securities AFS                 2,370           2,370
                                                             ------------    ------------
            Total Stockholders' Equity at 12/31/97           $  2,639,999    $  2,639,999
                                                             ============    ============

           Common Stock                                      $  2,808,201    $    561,640
           Surplus                                             10,514,311      12,760,872
           Accumulated Deficit                                (10,583,932)    (10,583,932)
           Unrealized gain (loss) on securities AFS                  (510)           (510)
                                                             ------------    ------------
            Total Stockholders' Equity at 12/31/96           $  2,738,070    $  2,738,070
                                                             ============    ============

The following table is a reconciliation of earnings per common share as computed under SFAS 128 (Note 1).

                                                          Income        Shares      Per Share
                                                        (Numerator)  (Denominator)    Amount
                                                        -----------  -------------  ----------
Basic Earnings Per Share
------------------------

For the year ended December 31, 1998
         Net Income                                      $ 113,233
         Less: Preferred Stock Dividends                  ( 50,000)
                                                         ---------
         Basic earnings (loss) per common share:
           Income available to common stockholders       $  63,233        716,395   $     .09
                                                         =========   ============   =========

For the year ended December 31, 1997
         Net Income                                      $  16,299
         Less: Preferred Stock Dividends                  (117,250)
                                                         ---------
         Basic earnings (loss) per common share:
           Income available to common stockholders        (100,951)       561,640   $    (.18)
                                                         =========   ============   =========

For the year ended December 31, 1996
         Net Income                                      $(907,609)
         Less: Preferred Stock Dividends                   (18,750)
                                                         ---------
         Basic earnings (loss) per common share:
           Income available to common stockholders        (926,359)       561,640   $   (1.65)
                                                         =========   ============   =========

Diluted Earnings Per Share
--------------------------
For the year ended December 31, 1998
         Net Income available to common stockholders     $  63,233        716,395

         Add: Contracts to issue common stock
              Warrants - expire 12/31/99                                   14,000
              Warrants - expire  9/30/01                                   32,000
              Options - expire 12/31/05 - 6/30/08                          52,357
                                                                     ------------
              Weighted-average diluted shares outstanding                 814,752

         Diluted earnings  per common share:             $  63,233        814,752   $     .08
                                                         =========   ============   =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



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

   Deposits
   The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1998 and 1997. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


                                     1998                       1997
                            -----------------------  ------------------------
                               Book         Fair         Book         Fair
                               Value        Value        Value        Value
                            -----------  -----------  -----------  -----------
   Financial Assets:
      Cash and short-term
       investments          $10,170,000  $10,170,000  $ 5,041,000  $ 5,041,000
   Investment securities      6,894,000    6,905,000    2,784,000    2,790,000
   Net loans                 36,215,000   37,923,000   37,064,000   38,269,000
   Financial Liabilities:
      Deposits               50,186,000   50,491,000   43,762,000   43,904,000


   SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 19.  Parent Company Financial Statements

   Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, follow:

                                 BALANCE SHEETS
                           December 31, 1998 and 1997


                     ASSETS                           1998        1997
                                                   ----------  ----------

   Cash on deposit with subsidiary bank            $   38,134  $  178,842
   Investment in The Business Bank                  4,866,917   3,710,755
   Investments in other subsidiaries                  152,570      40,517
   Loans and leases receivable, net                    44,709      92,207
   Other assets                                         3,251      45,076
                                                   ----------  ----------

                  Total assets                     $5,105,581  $4,067,397
                                                   ==========  ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

   LIABILITIES
    Other liabilities                              $   46,824  $   93,768
                                                   ----------  ----------
     Total liabilities                                 46,824      93,768
                                                   ----------  ----------

   REDEEMABLE PREFERRED STOCK
    Series A                                               --   1,336,000

   STOCKHOLDERS' EQUITY                             5,058,757   2,637,629
                                                   ----------  ----------
     Total liabilities and stockholders' equity    $5,105,581  $4,067,397
                                                   ==========  ==========


                             STATEMENTS OF INCOME
                 Years Ended December 31, 1998, 1997 and 1996

                                                        1998       1997        1996
                                                    ----------  ----------  ----------
   Income:
    Interest                                        $   8,472   $  39,611   $  35,337
    Other                                                  48     (42,575)    (73,051)
                                                    ---------   ---------   ---------
          Total income                                  8,520      (2,964)    (37,714)
   Expenses                                           454,285     247,524     946,093
                                                    ---------   ---------   ---------
   Income (loss) before income taxes                 (445,765)   (250,488)   (983,807)
   Federal income tax expense (benefit)                 9,218          --      (2,461)
                                                    ---------   ---------   ---------
   Income (loss)                                     (454,983)   (250,488)   (981,346)
   Undistributed net gain (loss) of subsidiaries      568,216     266,787      73,737
                                                    ---------   ---------   ---------
   Net income (loss)                                $ 113,233   $  16,299   $(907,609)
                                                    =========   =========   =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1998, 1997 and 1996


                                                             1998         1997        1996
                                                         ------------  ----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                       $   113,233   $  16,299   $ (907,609)
 Adjustments to reconcile net income
 (loss) to net cash used in operating activities:
   Provision for loan losses                                 180,000      91,100      498,800
   Provision for losses on real estate owned                      --          --       28,000
   (Gain) loss on real estate owned                               --          --       75,000
   Undistributed net (gain) loss of:
      The Business Bank                                     (456,163)   (214,084)    (154,460)
      Other Subsidiaries                                    (112,053)    (52,703)      80,723
   (Increase) decrease in other assets                        41,826        (202)      (1,609)
   Increase (decrease) in other liabilities                  (46,944)     53,526       11,730
                                                         -----------   ---------   ----------

       Net cash provided by (used in)
         operating activities                               (280,101)   (106,064)    (369,425)
                                                         -----------   ---------   ----------


CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected on loans                                  7,498     397,437       50,493
 Loans and leases purchased from subsidiary                 (140,000)   (155,168)    (533,162)
     Real estate owned purchased from subsidiary                  --          --     (103,000)
 (Investment in) distributions from
   subsidiaries                                             (700,000)   (540,195)   1,349,491
                                                         -----------   ---------   ----------

       Net cash provided by (used in)
         investing activities                               (832,502)   (297,926)     763,822
                                                         -----------   ---------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net short-term borrowings                                        --          --     (600,000)
 Proceeds from issuance of redeemable preferred stock                    450,000      150,000
 Proceeds from issuance of common stock                    2,357,895          --           --
 Redemption of preferred stock & accrued dividend         (1,386,000)         --           --
                                                         -----------   ---------   ----------
       Net cash provided by (used in)
         financing activities                                971,895     450,000     (450,000)
                                                         -----------   ---------   ----------

 Net increase (decrease) in cash and cash equivalents       (140,708)     46,010      (55,603)

 Cash and cash equivalents at beginning of year              178,842     132,832      188,435
                                                         -----------   ---------   ----------

 Cash and cash equivalents at end of year                $    38,134   $ 178,842   $  132,832
                                                         ===========   =========   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION                              1998   1997    1996
                                         -----  -----  -------

 Cash paid during the years for:
   Interest on borrowings                $ 808  $  --  $69,811
                                         -----  =====  =======

   Income taxes                          $  --  $  --  $    --
                                         =====  =====  =======


SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 In 1997, $117,250 was accrued for dividends payable on the preferred stock - series A.

 In 1996, $600,000 of short-term borrowings were converted into 400 shares of redeemable preferred stock.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------------------------------------------

TABLE  1    Selected Consolidated Financial Data
------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                             1998              1997               1996              1995              1994
----------------------------      --------------------------------------------------------------------------------------------------

Results of operations:
  Total interst income                  $        4,055,420     $   3,433,867      $   2,828,278     $   2,191,867     $   1,606,565
  Total interest expense                         1,813,788         1,495,204          1,562,851         1,343,596           992,089
                                        ------------------      ------------       ------------      ------------      ------------
  Net Interest income                            2,241,632         1,938,663          1,265,427           848,271           614,476

  Provision for
     loan/lease losses                             323,500           249,300            694,203              (295)         (238,727)

                                        ------------------      ------------       ------------      ------------      ------------
  Net interest income after
    provision for
    loan/lease losses                            1,918,132         1,689,363            571,224           848,566           853,203

  Other income                                     400,188           224,716            651,882           231,796           579,788

  Other expenses                                 2,195,869         1,897,780          2,133,176         2,403,850         3,661,756
                                        ------------------      ------------       ------------      ------------      ------------
  Income before
    income taxes and
    extraordinary gain                             122,451            16,299           (910,070)       (1,323,488)       (2,228,765)


  Income tax
    expense(benefit)                                 9,218                 -             (2,461)            2,598            10,640
                                        ------------------      ------------       ------------      ------------      ------------
  Net income(loss) before
    extraordinary gain                             113,233            16,299           (907,609)       (1,326,086)       (2,239,405)


  Extraordinary gain, net of
    state income tax effect
    of $20,158                                           -                 -                  -                 -         3,357,375
                                        ------------------      ------------       ------------      ------------      ------------
  Net income(loss)                      $          113,233      $     16,299       $   (907,609)     $ (1,326,086)     $  1,117,970
                                        ==================      ============       ============      ============      ============

Earnings per share:
Net income                                         113,233            16,299           (907,609)       (1,326,086)       (2,239,405)

  Less: preferred stock dividends                  (50,000)         (117,250)           (18,750)                -                 -
                                        ------------------      ------------       ------------      ------------      ------------

  Income available to common
   stockholders before
       extraordinary gain:                          63,233          (100,951)          (926,359)       (1,326,086)       (2,239,405)

Basic earnings
 (loss) per common share:               $             0.09      $      (0.18)     $       (1.65)     $      (2.40)     $     (11.02)

Diluted earnings
 (loss) per common share:               $             0.08      $          -   *  $       (1.65)     $      (2.40)     $          -
   Add: extraordinary gain                               -                 -                  -                 -         3,357,375
                                        ------------------      ------------       ------------      ------------      ------------
  Income available to
   common stockholders                              63,233          (100,951)          (926,359)       (1,326,086)        1,117,970
Basic earnings
 (loss) per common share:               $             0.09      $      (0.18)      $      (1.65)     $      (2.40)     $       5.50
Diluted earnings
 (loss) per common share:               $             0.08      $          -   *   $      (1.65)     $      (2.40)     $       5.30

Average weighted
 shares outstanding:
      Basic                                        716,395           561,640            561,640           551,550           203,305
      Diluted                                      814,752           585,873            561,640           551,550           211,080

Period-ending balances:

  Total loans                           $       36,962,213     $  38,084,861      $  30,618,335     $  23,874,982     $  14,716,184
  Total assets                                  55,573,072        48,074,006         41,601,689        43,065,970        32,945,072
  Total deposits                                50,185,459        43,761,761         37,734,574        37,475,235        26,036,309
  Shareholders' equity                           5,075,708         2,639,999          2,738,070         3,670,047         4,866,826

Selected ratios:

  Return on  average
    total assets                                      0.22%             0.04%            (2.07)%           (3.45)%             3.15%


  Return on average
    earning assets                                    0.23%             0.04%            (2.68)%           (5.23)%             5.61%


  Return on average
    shareholder's equity                             2.90%             0.61%           (27.51)%          (29.73)%            94.59%

  Average shareholders'
    equity to average
    total assets                                     7.50%             5.87%              7.54%            11.60%             3.33%

* anti-dilutive

                   UNITED FINANCIAL BANKING COMPANIES, INC.


OVERVIEW

     United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank). UFBC also wholly owns Business Venture Capital, Inc. (BVCI) which holds certain real estate for sale. Collectively, UFBC, the Bank, and BVCI are referred to as "the Company". The following commentary provides an overview of the consolidated financial condition and results of operation of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

     Forward looking statements. This discussion and other sections of this report contains forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and assumptions regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, Year 2000 compliancy and other conditions which, by their nature, are not conducive to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

     The Company reported net income of $113,233 or $.09 per share for the year ended December 31, 1998. Earnings per share for the year ended December 31, 1998 is impacted by paid dividends of $50,000 for the Company's Series A preferred stock (Note 16 to the consolidated financial statements). For the year ended December 31, 1997, the Company reported net income $16,299 and net loss of $.18 per share. Earnings per share for the year ended December 31, 1997 was impacted by accrued dividends of $117,250 for the Company's Series A preferred stock (Note 17 to the consolidated financial statements). The Company reported a net loss of $907,609, or $1.65 per share for the year ended December 31, 1996. Income for the year ended December 31, 1998 is primarily attributable to income from the Bank subsidiary. Bank operating income improved during 1998 due to increased earning assets.

     Growth was the key influence on income for 1998. Total assets increased $7,499,000 or 15.6% during 1998. Average earning assets increased $7,637,000 or 18.8% during 1998 despite significant loan payoffs (Consolidated Average Balances, Table 2). Contributing to the volume of earning assets, non-earning assets decreased $586,000 or 20.4% from $2,879,000 at December 31, 1997 to $2,293,000 at December 31, 1998 as shown in the Consolidated Balance Sheets. Non-earning assets were 4.1% of total assets at December 31, 1998 compared to 6.0% of total assets at December 31, 1997.

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

                   UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE  2
CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/
YIELDS AND RATES
-------------------------------------------------------
FOR THE YEAR ENDED                          DECEMBER 31, 1998                DECEMBER 31, 1997                DECEMBER 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                     Average                Yield/    Average                 Yield/    Average               Yield/
                                     Balance     Interest    Rate     Balance      Interest    Rate     Balance   Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------

             ASSETS
Earning assets:
 Loans/Leases:
 Commercial                       $ 25,163,714  $ 2,462,453 9.79% $ 23,856,037  $ 2,269,847   9.51% $19,112,191 $1,860,952  9.74%
 Real estate construction            2,756,519      264,084 9.58%    1,562,737      150,606   9.64%   2,031,003    175,920  8.66%
 Real estate mortgage                6,950,303      527,037 7.58%    5,148,096      391,356   7.60%   2,762,087    215,294  7.79%
 Installment                         1,641,652      151,500 9.23%    1,974,646      179,571   9.09%   2,497,572    210,729  8.44%
 Leases                                273,446            - -          364,385            -   -         807,442          -  0.00%
                                  ------------- ------------      ------------- ------------        ------------ ---------
    Total loans/leases              36,785,634    3,405,074 9.26%   32,905,901    2,991,380   9.09%  27,210,295  2,462,895  9.05%
                                  ------------- ------------      ------------- ------------        ------------ ---------

Interest-bearing deposits               88,056        5,491 6.24%      151,613        8,914   5.88%     377,217     23,351  6.19%
Federal funds sold                   6,229,522      339,393 5.45%    4,516,220      246,707   5.46%   4,203,072    224,807  5.35%
Investment securities                5,264,914      305,462 5.80%    3,157,053      186,866   5.92%   1,999,656    117,225  5.86%
                                  ------------- ------------      ------------- ------------        ------------ ---------
   Total earning assets             48,368,126    4,055,420 8.38%   40,730,787    3,433,867   8.43%  33,790,240  2,828,278  8.37%
                                                ============                    ============                     =========
Noninterest-earning assets
 Cash and due from banks             1,768,063                       1,666,506                        1,768,340
 Other assets                        2,682,471                       3,700,273                        8,678,803
 Allowance for loan losses/lease      (763,834)                       (619,807)                        (495,103)
                                  -------------                   -------------                     ------------
     Total assets                 $ 52,054,826                    $ 45,477,759                      $43,742,280
                                  =============                   =============                     ============

        LIABILITIES AND
       STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing deposits:
 Savings and NOW accounts            2,360,360       56,526 2.39%    2,598,967       60,902   2.34%   2,717,904     66,738  2.46%
 Money market accounts               8,817,006      317,462 3.60%    6,918,458      231,789   3.35%   5,106,331    163,612  3.20%

 Time:
  Under $100,000                    19,638,531    1,078,163 5.49%   17,579,511      884,041  5.40%(1)16,569,137    929,006  5.61%
  $100,000 and over                  6,636,143      360,829 5.44%    5,976,740      318,472   6.33%   6,237,825    338,733  5.43%
                                  ------------- ------------      ------------- ------------        ------------ ----------
    Total interest-bearing
      deposits                      37,452,040    1,812,980 4.84%   33,073,676    1,495,204  4.72%(1)30,631,197  1,498,089  4.89%
Short-term borrowings                   40,972          808 1.97%            -            -   0.00%   1,624,107     64,762 12.82%(1)
                                  ------------- ------------      ------------- ------------        ----------- ----------
   Total interest-bearing
     liabilities                    37,493,012    1,813,788 4.84%   33,073,676    1,495,204  4.72%(1)32,255,304 $1,562,851  5.29%(1)
                                                ============                    ============                    ==========
Non interest-bearing liabilities:
 Demand deposits                     9,843,027                       8,104,143                        7,543,201
 Other liabilities                     361,048                         351,408                          470,137
 Redeemable preferred stock            453,667                       1,281,000                          174,519
 Stockholders' equity                3,904,072                       2,667,532                        3,299,119
                                  -------------                   -------------                     ------------
    Total liabilities and
       stockholders' equity       $ 52,054,826                    $ 45,477,759                      $43,742,280
                                  =============                   =============                     ============
Net interest income                             $ 2,241,632                     $ 1,938,663                     $1,265,427
                                                ============                    ============                    ==========

Net interest margin (2)                                     4.63%                             4.76%                         3.74%
                                                            ====                             =====                         ======
Net interest spread (3)                                     3.54%                             3.71%                         3.08%
                                                            ====                             =====                         ======

Fees included in loan income                      $ 103,364                        $ 92,770                       $119,781
                                                ============                    ============                    ==========
Taxable equivalent adjustment                     $ -                             $ -                            $ -
                                                ============                    ============                    ==========

        Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

    (1) The yield on this component of interest-bearing liabilities is derived as a percentage of gross interest paid on the average balance. Interest shown is net of interest capitalized on real estate under development of $64,700 on CODs under $100,000 for the year ended December 31, 1997, and $144,000 on short-term debt for the year December 31, 1996.
    (2) Net interest income divided by total earning assets.
    (3) Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

                   UNITED FINANCIAL BANKING COMPANIES, INC.



NET INTEREST INCOME AND INTEREST ANALYSIS

     Net interest income is the principal component of the Company's operating income and is the amount by which interest and loan fee income earned on earning assets exceeds interest paid on interest-bearing liabilities. Net interest income increased $303,000 or 15.6% from $1,939,000 at December 31, 1997 to $2,242,000 at December 31, 1998. The increase is attributable to the increased average volume of loans and other earning assets in the Bank. As shown in Table 2, Consolidated Average Balances, the average total loan/lease volume increased $3,880,000 or 11.8% from $32,906,000 at December 31, 1997 to $36,786,000 at
December 31, 1998. Average earning assets other than loans increased $3,758,000 or 48% from $7,825,000 at December 31, 1997 to $11,583,000 at December 31, 1998.

     Due to increased average volumes, interest and fees on loans rose $414,000 or 21.5%, interest from investments grew $119,000 or 63.5% and interest on federal funds increased $93,000 or 37.6%. All of these items favorably impacted net interest income and are illustrated in Tables 2 and 3. As needed, management changes the Company's investment mix, such as loans, securities or federal funds sold, in an effort to safely maximize income and to maintain adequate liquidity.

     Interest expense on total interest-bearing deposits increased $318,000 or 21.2% at December 31, 1998 when compared to the year ended December 31, 1997. Both rate and volume account for the increase as shown in Table 3, Analysis of the Changes in the Components of Net Interest Income. Total average interest-bearing deposits increased $4,378,000 or 13.2% for the comparable period. Interest expense on deposits reflects management's continuing plan and efforts to alter the Bank's deposit mix by obtaining more demand or low interest-bearing deposits and to manage the cost of funds.

     Net interest margin is a key measure of net interest income performance. Representing the Company's net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. During 1998, rate was a key factor affecting net interest income and the net interest margin compared to 1997 which was primarily affected by volume as shown in Tables 2 and 3. At December 31, 1998, the net interest margin of 4.63% decreased thirteen basis points compared to the net interest margin of 4.76% at December 31, 1997 which had improved one hundred two basis points from 3.74% at December 31, 1996.

CHANGE IN NET INTEREST INCOME (RATE/VOLUME VARIANCE)

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

                   UNITED FINANCIAL BANKING COMPANIES, INC.


--------------------------------------------------------------------------------
 TABLE 3
 ANALYSIS OF THE CHANGES IN THE COMPONENTS OF NET INTEREST INCOME (TAX EQUIVALENT BASIS)
--------------------------------------------------------------------------------

 For the Year Ended December 31,           1998 Compared to 1997                         1997 Compared to 1996
                                ---------------------------------------------     -----------------------------------------------
                                     Total              Change Due To:               Total               Change Due To:
                                   Increase       -------------------------         Increase        -----------------------------
                                  (Decrease)        Rate            Volume          (Decrease)           Rate         Volume
---------------------------------------------------------------------------------------------------------------------------------
 INTEREST INCOME:
 Loans & lease financing:
   Commercial                   $    192,606   $     68,184    $     124,422      $    408,895      $     (53,013)   $    461,908
   Real estate - construction        113,478         (1,571)         115,049           (25,315)            15,245         (40,560)
   Real estate - mortgage            135,681         (1,322)         137,003           176,062             (9,918)        185,980
   Installment                       (28,072)         2,210          (30,282)          (31,157)            12,964         (44,121)
                                ------------   ------------    -------------      ------------      -------------    ------------
     Total loans/leases              413,693         67,501          346,192           528,485            (34,722)        563,207
 Interest-bearing deposits            (3,423)           314           (3,737)          (14,436)              (471)        (13,965)
 Federal funds sold                   92,686         51,787           40,899           (37,941)           (54,690)         16,749
 Investment securities               118,596        (63,263)         181,859           129,482             61,632          67,850
                                ------------   ------------    -------------      ------------      -------------    ------------
     Total interest income           621,552         56,339          565,213           605,590            (28,250)        633,840
                                ------------   ------------    -------------      ------------      -------------    ------------

 INTEREST EXPENSE:
   Savings and NOW accounts           (4,376)         1,215           (5,591)           (5,836)            (2,916)         (2,920)
   Money markets accounts             85,673         22,066           63,607            68,177             10,115          58,062
   Time:
     Under $100,000                  194,122         90,578          103,544           (44,965)          (101,615)         56,650
     $100,000 and over                42,357          7,221           35,136           (20,261)            (6,083)        (14,178)
   Short-term borrowings                 808            808                -          (208,762)                 -        (208,762)

                                ------------   ------------    -------------      ------------      -------------    ------------
     Total interest expense          318,584        121,888          196,696          (211,647)          (100,499)       (111,148)
                                ------------   ------------    -------------      ------------      -------------    ------------
     Net interest income        $    302,968   $    (65,549)   $     368,517      $    817,237      $      72,249    $    744,988
                                ============   ============    =============      ============      =============    ============


NONINTEREST INCOME

     Total noninterest income increased $175,000 or 78.1% at year end 1998 compared to year end 1997. Total noninterest income declined 65.5% or $427,000 at year end 1997 compared to year end 1996. The 1998 rise is principally due to other income which increased $158,000 or 106.6% during 1998. In 1996, the Bank building was sold for a gain of $734,291, which primarily accounts for the decrease in total noninterest income when comparing the years ended December 31, 1997 and 1996.

     Net gains of $104,657 on the sales of REO in the BVCI subsidiary primarily accounts for the increase in other income during 1998. Gains on the sales of loans and one time recognition of deferred fees also contributed to the 1998 improvement. Other income rose 184.1% or $325,000 at December 31, 1997 as compared to the year ended December 31, 1996. Losses sustained on the sales of REO during 1996 significantly reduced other income.

     Detail of other income is shown in Note 12 to the consolidated financial statements.

NONINTEREST EXPENSE

     Noninterest expense increased $298,000 or 15.7% during the year ending 1998 as compared to 1997 and decreased 11.0% or $235,000 during the year ended 1997 as compared to 1996 as shown in Table 4 Noninterest Expense. Salaries and benefits and the provision for REO are the primary reasons for the 1998 increase. Professional fees, insurance costs, the provision for REO and REO holding expense account for the decline in noninterest expense when comparing years ended December 31, 1997 and 1996.

                      UNITED FINANCIAL BANKING COMPANIES


     Salaries and employee benefits rose $168,000 or 18.8% at December 31, 1998 as compared to December 31, 1997. During 1998, the Bank required additional staffing to support growth. For the same comparable period, the provision for REO increased $155,000 due to write-downs.

     Expense for professional fees declined 56.1% when comparing the years ending December 31, 1997 and 1996. The decline is principally attributable to reduced litigation expense in UFBC during 1996. In 1996, UFBC, as plaintiff, incurred substantial litigation expense associated with a liquidated subsidiary.

     Insurance expense decreased 37.3% at December 31, 1998 when compared to December 31, 1997 and decreased 37.6% at December 31, 1997 when compared to December 31, 1996. The decreases during 1998 and 1997 is primarily attributable to a reduction in the Bank's FDIC insurance assessment as a result of its improved capital position. The FDIC's insurance assessment is affected by the volume of deposits as well as capital position.

     Occupancy expense rose 9.1% for the year ending December 31, 1998 compared to December 31, 1997 and rose 122.3% for the comparable periods of 1997 and 1996. The 1998 rise is due to repair costs at the Bank building and the sublet operations location. The 1997 increase is due to rental expense incurred on the Bank building which is discussed further in Notes 6 and 10 to the consolidated financial statements.

     REO holding expense decreased 54.8% and 38.1% for the years ending December 31, 1998 compared to December 31, 1997 and for the comparable periods of 1997 and 1996, respectively. The Company benefitted from the liquidation and sale of several REO properties during 1998 and 1997.

  Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.


TABLE  4     NONINTEREST EXPENSE

                                                                                                         Percentage
                                                                                                     Increase (decrease)
                                                       1998           1997             1996         1998 / 97     1997 / 96
----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                      1,061,659         893,622          886,963         18.80           0.75
Occupancy, net                                        322,956         296,097          133,151          9.07         122.38
Furniture and equipment                                76,463          60,304           45,697         26.80          31.96
Professional fees                                      83,169          79,254          180,634          4.94         (56.12)
Insurance                                              56,429          89,980          144,232        (37.29)        (37.61)
Provision for real estate owned                       227,666          72,631          168,187        213.46         (56.82)
Real estate owned holding expense                      49,914         110,305          178,202        (54.75)        (38.10)
Other expenses                                        317,513         295,587          396,110          7.42         (25.38)
                                                 ------------     -----------      -----------
  Total                                             2,195,769       1,897,780        2,133,176         15.70         (11.04)
                                                 ============     ===========      ===========

Noninterest expense as a percentage of :

    Average assets                                       4.22 %          4.17 %           4.88 %
                                                 ============     ===========      ===========
   Average earning assets                                4.54 %          4.66 %           6.31 %
                                                 ============     ===========      ===========
   Gross income                                        49.28 %         51.87 %          61.30 %
                                                 ============     ===========      ===========


                   UNITED FINANCIAL BANKING COMPANIES, INC.


BALANCE SHEET ANALYSIS

     At December 31, 1998, total assets increased $7,499,000 or 15.6% from December 31, 1997. Average total assets were $52,055,000 at December 31, 1998 compared to $45,478,000 at December 31, 1997 as shown in Table 2, Consolidated Average Balances. Growth was spurred by an increased deposit volume during 1998 which was invested in federal funds sold, securities and loans. Deposits increased $6,424,000 or 14.7% during 1998. Management believes that growth is necessary for the Company to improve profitability. Additionally, management believes that developing a diversified balance sheet is essential to supporting future growth. During 1997 and 1996, the Company authorized and sold redeemable preferred stock to maintain the capital necessary for further growth. On December 22, 1997, stockholders approved a one-for-five reverse split of the Company's outstanding shares of common stock which became effective December 31, 1997. The Company authorized and sold 269,950 shares of common stock through a Private Offering during 1998. The proceeds were used to redeem the Company's
preferred stock.   Further details regarding the Private Offering and the
reverse split are provided in Notes 16 and 17 to the consolidated financial statements. Both the Company and the Bank remained above regulatory capital requirements for the years ending December 31, 1998 and 1997. The Company's common stockholders' equity increased 92.3% at December 31, 1998 as compared to December 31, 1997.

LOAN PORTFOLIO

     Loans and leases are the largest component of total assets. Loans as a percentage of total assets were 66.5% at the year ending December 31, 1998 compared to 79.2% at December 31, 1997. Though the average volume of loans and leases increased during 1998 when compared to 1997, the actual balances declined $1,123,000 for the comparable period. The decrease is attributable to an inordinate number of loan payoffs, primarily due to primary refinancings to take advantage of lower short and long term interest rates.

     All of the leases within the Leverage Lease subsidiary, UFBC, Inc., expired in 1998. The value of these assets were determined each year by an independent appraisal obtained through a third party. At maturity, both leases were converted to sales as the lessees elected to exercise their purchase options.
As a result of the final disposition of these assets, the Bank charged $23,145 to its allowance for loan/lease losses and the Company charged $180,000 to its allowance for loan/lease losses.

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

     As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank's primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans, therefore remain the most significant component of the portfolio, comprising 66.9% and 71.0% of total loans and leases at the end of 1998 and 1997, respectively.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


TABLE 5 - LOAN PORTFOLIO
-------------------------------------------------------------------------------------------------------------------
December 31,                           1998             1997             1996              1995             1994
-------------------------------------------------------------------------------------------------------------------

Commercial                        $ 24,721,939     $ 27,039,144     $  21,868,684     $ 17,535,738     $ 10,991,625

Real estate construction             3,499,723        2,252,943         1,527,521        1,979,587        1,500,816

Real estate mortgage                 7,076,032        6,743,695         4,418,814        1,568,745          477,286

Installment                          1,664,519        1,744,437         2,438,674        1,946,570          902,115

Leveraged leases                             -          304,642           364,642          844,342          844,342
                                  ------------     ------------     -------------     ------------     ------------
   Total loans                  $   36,962,213     $ 38,084,861     $  30,618,335     $ 23,874,982     $ 14,716,184
                                  ============     ============     =============     ============     ============

The loan portfolio is predominately short-term in nature which can work to mitigate interest rate risk. The following chart shows the maturities of the Company's two largest loan classes, commercial and mortgage.


                                                      One Year        One Through       Over Five
                                                      or Less         Five Years          Years            Total
-------------------------------------------------------------------------------------------------------------------
Commercial                                         $ 10,073,993     $  11,153,035     $  3,494,911     $ 24,721,939

Real estate mortgage                                  1,043,007         1,429,607        4,603,418        7,076,032
                                                   ------------     -------------     ------------     ------------
                                                   $ 11,117,000     $  12,582,642     $  8,098,329     $ 31,797,971
                                                   ============     =============     ============     ============

     At December 31, 1998, the loan portfolio had approximately $4,787,000 in loans to customers in land, residential, or commercial real estate development, compared to $$3,740,000 at December 31, 1997. The increase is attributable to the mix of the loan portfolio which occurs in the normal course of business.
The Company had no loans or leases still accruing interest that were ninety days or more past due as to principal or interest as of December 31, 1998. Management's policy for placing loans on nonaccrual status, as described under Nonperforming Assets, is to consider the overall security and character of the loan.

ALLOWANCE FOR LOAN/LEASE LOSSES

     The allowance for loan/lease losses increased $32,000 or 4.5% during 1998. The ratio of allowance for loan/lease losses to total loans and leases was 2.0% and 1.9% at the years ending December 31, 1998 and 1997, respectively. During 1998, the Company charged $323,500 to provision expense to replenish the allowance for loan/lease losses. UFBC charged $180,000 to expense in order to charge off its participation in the leveraged lease. The Bank charged $140,300 to provision expense during 1998 while BVCI charged $3,200 to provision expense. During 1997, the Company charged $249,300 to provision expense to replenish the allowance. UFBC replenished the allowance for loan/lease losses $91,000. Of this amount, $60,000 was associated with the leveraged lease asset. The Bank charged $158,200 to provision expense during 1997 to replenish its allowance for loan/lease losses.

     A five-year history of the activity in the allowance for loan/lease losses follows:

                   UNITED FINANCIAL BANKING COMPANIES, INC.




----------------------------------------------------------------------------------------------------------------------------
TABLE  6     ALLOWANCE FOR LOAN/LEASE LOSSES
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Period Ending December 31,                       1998               1997           1996              1995          1994
----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period              $      715,399    $     584,106   $     462,846   $      700,666   $     712,548
                                              ============      ===========     ===========     ============     ===========

Charge-offs:
  Installment                                       (5,787)          (4,165)              -          (31,891)         (3,670)
  Commercial                                       (88,486)         (38,445)       (114,440)        (237,542)       (394,501)
  Mortgage                                          (4,743)         (14,643)              -                -               -
  Construction                                           -          (22,800)              -                -               -
  Leveraged leases                                (203,201)         (60,000)       (479,700)               -               -

Recoveries:
  Installment                                          392            2,508           3,011            6,522           8,392
  Commercial                                        10,300           16,538          18,186           25,386         616,624
  Construction                                           -            3,000               -                -               -
  Leveraged leases                                       -                -               -                -               -
                                              ============      ===========     ===========     ============     ===========
Net charge-offs                                   (291,525)        (118,007)       (572,943)        (237,525)        226,845
                                              ============      ===========     ===========     ============     ===========

Provision charged to operations                    323,500          249,300         694,203             (295)       (238,727)
                                              ============      ===========     ===========     ============     ===========
Balance at end of period                    $      747,374    $     715,399   $     584,106   $      462,846   $     700,666
                                              ============      ===========     ===========     ============     ===========

Average total loans                         $   36,785,634    $  32,905,901   $  27,210,295   $   19,143,433   $  16,085,054
                                              ============      ===========     ===========     ============     ===========

Ratio of net charge-offs
  to average total loans                             (0.79)%          (0.35)%         (2.10)%          (1.24)%          1.41%
                                              ============      ===========     ===========     ============     ===========


     The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan/lease losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

--------------------------------------------------------------------------------------------------------------------------
Period ending December 31,                       1998               1997          1996            1995           1994
--------------------------------------------------------------------------------------------------------------------------
Commercial                                  $      480,000   $     466,000   $     385,000  $      379,000   $     550,000
Real estate construction                            52,000          34,000          23,000          29,000          35,000
Real estate mortgage                               165,000         160,000         121,000          23,000          12,000
Installment                                         32,000          34,000          37,000          29,000          40,000
Leases                                                   -           4,600           5,600               -           5,000
Unallocated                                         18,374          16,799          12,506           2,846          58,666
                                              ============     ===========     ===========    ============     ===========
                                            $      747,374   $     715,399   $     584,106  $      462,846   $     700,666
                                              ============     ===========     ===========    ============     ===========

                   UNITED FINANCIAL BANKING COMPANIES, INC.


NONPERFORMING ASSETS

     Nonperforming assets are assets on which income recognition has been discontinued. Nonperforming assets include nonaccrual loans, restructured loans and foreclosed real estate.

     Nonaccruing loans at year end 1998 totaled $60,378. This compares to a balance of $102,012 in nonaccrual loans at the end of 1997. The decline in nonaccruing loans at December 31, 1998 when compared to the year ended December 31, 1997 is due principally to better loan quality, collections and charge-offs. At December 31, 1998 and 1997, the Company had no restructured loans.
Foreclosed real estate is discussed in Real Estate Owned.

     The following is a summary of nonperforming assets:

===============================================================================
TABLE 7  NONPERFORMING ASSETS
===============================================================================

---------------------------------------------------------------------------------------------------------------------------------
Period ending December 31,                                                   1998                    1997                    1996
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans (90 days or more past due)                   $          60,378       $         102,012       $         328,355

Real estate owned                                                      1,799,398               2,368,104               3,115,080
    Total nonperforming assets                                 $       1,859,776       $       2,470,116       $       3,443,435
                                                               =================       =================       =================

Nonaccruing loans as a % of total loans                                     0.16%                   0.27%                   1.06%

Reserve for loans losses to nonaccruing loans                            1237.83%                 701.29%                 177.89%

Nonperforming assets to total loans                                         5.03%                   6.49%                  11.25%

REAL ESTATE OWNED

     Real Estate Owned includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements.

     At December 31, 1998 and 1997, REO comprised 3.2% and 4.9%, respectively, of the Company's total assets. The book value of the Company's REO was $1,799,000 at year end 1998 compared to $2,368,000 at year end 1997, and was comprised of two properties. Of the Company's total REO, $1,730,000 is held in the Bank, representing 3.1% of the Bank's total assets. REO is comprised of a property located in Culpeper, Virginia valued at $1,730,000 and another located in Warrenton, Virginia valued at $69,000. The 24.0% or $569,000 decline in the value of REO held by the Company is attributable to net write-downs of $228,000, property sales of $1,137,000, investment of $571,000, net gains on sales of $105,000 and foreclosures totaling $120,000.

     Subsequent to December 31, 1998, the Company sold the property located in Warrenton, Virginia. The Bank continues to sell lots and residential homes in Culpeper, Virginia. Frequently, the Bank provides first trust financing for the sales.

     An aging of real estate owned and a breakdown by project type as of December 31, 1998 and 1997 are presented in Table 8.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


============================================================================
TABLE  8     REAL ESTATE OWNED
============================================================================


Aging of Foreclosed Properties
Period ending December 31,                    1998               1997
----------------------------------------------------------------------------

From 1 to 6 months                         $    120,000      $          -
From 7 to 12 months                                   -           157,103
From 13 to 24 months                                  -                 -
Over 24 months                                1,679,398         2,211,001
                                           ------------      ------------
                                           $  1,799,398      $  2,368,104
                                           ============      ============

Foreclosed Properties by Project Type
---------------------------------------------------------------------------
Period ending December 31,                    1998               1997
---------------------------------------------------------------------------

Undeveloped land                           $    437,198      $  1,995,054
1 - 4 family dwelling                           278,700           126,908
Developed land                                1,083,500           246,142
                                           ------------      ------------
                                           $  1,799,398      $  2,368,104
                                           ============      ============

DEPOSITS

    As shown in Table 10, deposits increased $6,424,000 or 14.7% at December 31, 1998 when compared to December 31, 1997. The increase shown in Table 10 and on the consolidated balance sheets at December 31, 1998 is due in part to management's plan for growth. Total average deposits, as shown in Table 9, increased $6,117,000 for the year ended December 31, 1998 when compared to the year ended December 31, 1997. By design, the deposit mix continues to change as the Bank seeks to increase core deposits. Core deposits consist of demand, savings, NOW, money market accounts and time deposits under $100,000. Additionally, management seeks to maintain an even balance between time deposits and other deposit accounts. As shown in Table 10, time deposits represented 50.50% of total deposits while other deposit accounts represented 49.50%. Total average core deposits increased $3,277,000 or 9.3% from $35,201,000 at December 31, 1997 to $38,478,000 at December 31, 1998. When comparing average core deposit growth from December 31, 1997 to December 31,1998, the change was as follows: demand deposits increased $1,739,000 or 21.5%, money market deposits decreased $282,000 or 4.1%, time deposits under $100,000 grew 2,059,000 or 11.7%
and savings and NOW deposits decreased $239,000 or 9.1%.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

-----------------------------------------------------------------------------------------------------------------------------------
TABLE  9     DEPOSITS BALANCE AND RATE
-----------------------------------------------------------------------------------------------------------------------------------

Rates paid on each classification of deposits are shown below:
Year Ended December 31, 1998                  1997               1996                     1995                      1994
------------------------------------------------------------------------------------------------------------------------------------

                       Average               Average            Average                  Average                Average
                       Balance   Rate        Balance     Rate   Balance      Rate        Balance      Rate      Balance    Rate
------------------------------------------------------------------------------------------------------------------------------------

Demand               $ 9,843,027    -  %  $ 8,104,143       - %  $ 7,543,201       - % $ 5,671,220       -   % $ 4,066,104   -   %

Savings and NOW        2,360,360  2.39      2,598,967    2.43      2,717,904    2.46     2,075,394    2.23       1,990,225  2.24
   accounts

Money market          8,817,006   3.60      6,918,458    3.35      5,106,331    3.20      4,318,259    3.60       1,912,205 3.05
   accounts

Time:
Under $100,000        19,638,531  5.49 *   17,579,511    5.40     16,569,137    5.61    14,195,288    5.71      14,417,108  4.52
$100,000 and over      6,636,143  5.44      5,976,740    5.33      6,237,825    5.43     5,979,498    5.49   *   6,502,668   4.48 *
                     -----------          -----------            -----------           -----------             -----------
     Total           $47,295,067  3.84 %  $41,177,819    3.63 %  $38,174,398    3.93 % $32,239,659    4.16%    $28,888,310   3.62 %
                     ===========          ===========            ===========           ===========             ===========


* Rates for 1998, 1997, 1996, 1995, and 1994 are presented consistently with the method within the Net Interest Analysis/Yield & Rate Table presented earlier.

===================================================================================================================================
TABLE  10  DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,          1998                 1997                  1996                 1995                1994
-----------------------------------------------------------------------------------------------------------------------------------
                                        % of                    % of                 % of                % of               % of
                              Amount   Total       Amount      Total      Amount    Total      Amount   Total     Amount    Total
-----------------------------------------------------------------------------------------------------------------------------------
Demand                     $ 14,264,071  28.43%  $  7,778,077  17.77%  $ 7,897,677  20.93%  $ 7,033,571  18.77%  $ 3,666,226  14.10%


Savings and NOW accounts      3,051,446   6.08      2,508,666   5.73     2,779,982   7.37     2,966,721   7.92     1,596,898   6.10

Money market accounts         7,524,516  14.99      7,568,652  17.30     3,970,348  10.52     5,917,979  15.79     2,305,139   8.90

Time:
Under $100,000               18,048,129  35.96     19,478,244  44.51    16,763,355  44.42    15,139,336  40.40    12,499,708  48.00
$100,000 and over             7,297,297  14.54      6,428,122  14.69     6,323,212  16.76     6,417,628  17.12     5,968,338  22.90
                           ------------ ------   ------------ ------   ----------- ------   ----------- ------   ----------- -------

     Total                 $ 50,185,459 100.00%  $ 43,761,761 100.00%  $37,734,574 100.00%  $37,475,235 100.00%  $26,036,309 100.00%

                           ============ ======   ============ ======   =========== ======   =========== ======   =========== =====

The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 1998.

---------------------------------------------------------------------------
Maturing                                  Balance            Percent
---------------------------------------------------------------------------

Three months or less                      $   1,857,358      25.45%
Over three months to six months                 992,466      13.60
Over six months to twelve months              2,781,293      38.11
Over twelve months                            1,666,180      22.83
                                          -------------     ------
 Total                                    $   7,297,297     100.00%
                                          =============     ======

INVESTMENTS

     The Bank holds all of the Company's investments. The securities portfolio is comprised of U.S. Treasury securities, U.S. Government agency securities and interest-bearing deposits placed with financial institutions. The Bank is strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio includes both instruments available-for-sale and those held-to-maturity. Securities classified as available for sale may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as held-to-maturity are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

                   UNITED FINANCIAL BANKING COMPANIES, INC.



LIQUIDITY AND INTEREST SENSITIVITY

     The Company's liquidity management is designed to achieve an appropriate balance between the maturities and repricing of its assets and liabilities.
This is accomplished through a combined strategy of maintaining sufficient liquid assets which can be easily converted into cash as well as the ability to increase core deposits or to raise funds in the various money markets. Cash and due from banks, money market investments, securities available-for-sale and loan maturities are the Company's primary sources of liquidity. Average liquid assets were 40.7% of average total assets for 1998 and 20.9% for 1997. Additional sources of liquidity are available through a line of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

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

     The short-term nature of the Company's assets and liabilities can be seen in the interest sensitivity analysis presented below in Table 11. The volume of non-earning assets also significantly affects the analysis, limiting the amount of assets available to reprice. As non-earning assets are returned to earning status, the gap position will become more balanced throughout the time frames measured. A positive gap position indicates that more assets than liabilities will reprice, having a negative earnings impact in a falling rate environment.

TABLE 11 - INTEREST SENSITIVITY ANALYSIS
========================================
                                      CURRENT          0-3                     4-6                    7-12
                                      BALANCES        MONTHS       RATE       MONTHS       RATE       MONTHS
                                    ----------------------------------------------------------------------------
ASSETS
  FEDERAL FUNDS SOLD                  7,903,493      7,903,493     4.81%
  AVAILABLE-FOR-SALE INVESTMENTS      5,130,213        416,817     5.88%             -        -      1,835,261
  HELD-TO-MATURITY INVESTMENTS        1,763,891        604,494     5.96%       249,916     6.38%       659,481
  LOANS, NET - FIXED                 22,189,808      3,774,410     9.31%     1,544,656     9.03%     2,096,833
  LOANS, NET - VARIABLE              14,724,587     14,688,449     8.82%           422     7.95%           877
                                    --------------------------------------------------------------------------

     TOTAL EARNING ASSETS            51,711,992     27,387,663     7.62%     1,794,994     8.66%     4,592,452

  LOAN LOSS RESERVE                    (747,374)
  NON-ACCRUAL LOANS                      60,378
  CASH AND DUE FROM BANKS             2,267,417
  REAL ESTATE OWNED                   1,799,398
  FIXED ASSETS                          119,338
  OTHER NONINTEREST-BEARING ASSETS      361,923
                                    ----------------------------------------------------------------------------
     TOTAL NONEARNING ASSETS          3,861,080              -                       -                       -
                                    ---------------------------------------------------------------------------

     TOTAL ASSETS                    55,573,072     27,387,663               1,794,994               4,592,452
                                    ===========================================================================

LIABILITIES
  NOW ACCOUNTS                        2,580,556      2,580,556     2.27%
  MONEY MARKET ACCOUNTS               7,524,516      7,524,516     3.16%
  SAVINGS ACCOUNTS                      470,890
  CERTIFICATES OF DEPOSIT - $100,000 18,048,129      3,933,584     5.47%     3,634,333     5.37%     6,550,157
  CERTIFICATES OF DEPOSIT - $100,000  7,297,297      1,978,147     5.38%       871,677     5.22%     2,781,293
                                    ---------------------------------------------------------------------------
     TOTAL INTEREST-BEARING DEPOSITS 35,921,388     16,016,803     3.86%     4,506,010     5.34%     9,331,450
                                    ---------------------------------------------------------------------------
  NONINTEREST-BEARING DEPOSITS       14,264,071
                                    ---------------------------------------------------------------------------
     TOTAL DEPOSITS                  50,185,459     16,016,803               4,506,010               9,331,450

     TOTAL OTHER LIABILITIES            311,905
     TOTAL CAPITAL                    5,075,708
                                    ---------------------------------------------------------------------------
     TOTAL LIABILITIES & CAPITAL     55,573,072     16,016,803               4,506,010               9,331,450
                                    ===========================================================================

INTERVAL GAP/GAP SPREAD                             11,370,860     3.76%    (2,711,016)    3.32%    (4,738,998)
CUMULATIVE GAP                                      11,370,860               8,659,844               3,920,846

INTERVAL GAP/TOTAL ASSETS                                20.46%                 (4.88)%                 (8.53)
CUMULATIVE GAP/TOTAL ASSETS                              20.46%                  15.58%                   7.06

INTERVAL GAP/EARNING ASSETS                              21.99%                 (5.24)%                 (9.16)
CUMULATIVE GAP/EARNING ASSETS                            21.99%                  16.75%                   7.58

MATCHED                                             16,016,803     3.86%     1,794,994     5.34%     4,592,452
OPEN                                                11,370,860     3.76%    (2,711,016)    3.32%    (4,738,998)

                                                   1-5                   OVER 5
                                       RATE       YEARS        RATE       YEARS        RATE       TOTAL
                                    ----------------------------------------------------------------------
ASSETS
  FEDERAL FUNDS SOLD                                                                             7,903,493
  AVAILABLE-FOR-SALE INVESTMENTS       5.87%     2,136,669     6.35%       741,466     6.23%     5,130,213
  HELD-TO-MATURITY INVESTMENTS         5.74%             -        -        250,000     6.00%     1,763,891
  LOANS, NET - FIXED                   8.53%    11,614,033     8.54%     3,159,876     7.39%    22,189,808
  LOANS, NET - VARIABLE                7.95%        34,839     7.95%             -        -     14,724,587
                                    -------------------------

     TOTAL EARNING ASSETS              7.07%    13,785,541     8.20%     4,151,342     7.10%    51,711,992

  LOAN LOSS RESERVE
  NON-ACCRUAL LOANS                                                                                      -
  CASH AND DUE FROM BANKS                                                                                -
  REAL ESTATE OWNED                                                                                      -
  FIXED ASSETS                                                                                           -
  OTHER NONINTEREST-BEARING ASSETS                                                                       -
                                    ----------------------------------------------------------------------
     TOTAL NONEARNING ASSETS                             -                       -                       -
                                    -------------------------

     TOTAL ASSETS                               13,785,541               4,151,342              51,711,992
                                    ======================================================================

LIABILITIES
  NOW ACCOUNTS                                                                                   2,580,556
  MONEY MARKET ACCOUNTS                                                                          7,524,516
  SAVINGS ACCOUNTS                                 470,890     2.98%                               470,890
  CERTIFICATES OF DEPOSIT - $100,000   5.30%     3,930,055     5.34%                            18,048,129
  CERTIFICATES OF DEPOSIT - $100,000   5.23%     1,666,180     5.32%                             7,297,297
                                    ----------------------------------------------------------------------
     TOTAL INTEREST-BEARING DEPOSITS   5.28%     6,067,125     5.15%             -              35,921,388
                                    ----------------------------------------------------------------------
  NONINTEREST-BEARING DEPOSITS                                                                           -
                                    ----------------------------------------------------------------------
     TOTAL DEPOSITS                              6,067,125                       -              35,921,388

     TOTAL OTHER LIABILITIES                                                                             -
     TOTAL CAPITAL                                                                                       -
                                    ----------------------------------------------------------------------
     TOTAL LIABILITIES & CAPITAL                 6,067,125                       -              35,921,388
                                    ======================================================================

INTERVAL GAP/GAP SPREAD                1.79%     7,718,416     3.05%     4,151,342     7.10%
CUMULATIVE GAP                                  11,639,262              15,790,604

INTERVAL GAP/TOTAL ASSETS                            13.89%                   7.47%
CUMULATIVE GAP/TOTAL ASSETS                          20.94%                  28.41%

INTERVAL GAP/EARNING ASSETS                          14.93%                   8.03%
CUMULATIVE GAP/EARNING ASSETS                        22.51%                  30.54%

MATCHED                                7.07%    13,785,541     8.20%             -     0.00%
OPEN                                   1.79%     7,718,416     3.05%     4,151,342     7.10%

YEAR  2000

     Assuring that computer systems and applications are Year 2000 (Y2K) compliant presents a complex managerial and technological challenge. Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. The Y2K issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips, and may have significant effects on the Company's customers and regulators. In recognition of the potential adverse effects of the Y2K issue, management of the Company created a Y2K project team and established a plan to prevent or mitigate potential adverse effects of Y2K issue on the Company, its vendors and its customers. The Y2K project team is headed by a senior management executive.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


     The Company's Y2K Plan consists of three phases. Phase I required the Company to assess its Y2K compliancy needs and to develop a plan to address those needs. The assessment included testing the Company's current hardware, software and material external vendors' compliancy. Phase I also included assessing the impact Y2K compliancy could have on our existing and future customers. The Company completed Phase I in December 1997. The Y2K project team concluded that the Company would need to replace and/or update most of its computer hardware and software. The Y2K project team also concluded that extensive testing would be required of the Bank's data processing company to determine Y2K compliancy. The assessment of the impact of Y2K on existing customers was determined to be immaterial to the Company. A questionnaire and information guide was established to assess Year 2000 compliancy of future customers. The costs of Phase I, including salary allocations, were approximately $50,000.

     Phase II requires all non-compliant hardware and software to be replaced by April 1999. Approximately one-half of the equipment and software had been replaced as of December 31, 1998. The new equipment and software must be re-tested for compliancy by June 1999. The Company has included approximately $154,000 for Y2K compliancy costs, including salary allocations, in its 1999 budget. Phase III requires monitoring and review of Year 2000 issues that may have been overlooked. Management does not anticipate material costs in Phase III.

     The Bank's primary supplier of data processing services also has adopted a Y2K plan and timetable which also consists of three phases. The vendor has completed Phase I and Phase II. Phase I problems have been corrected. Phase II included testing key dates such as 12/31/99, 1/1/2000 and 2/29/2000 on a live data base. The vendor is in the process of resolving discrepancies which were detected during the testing. Based on representations from its vendor, management anticipates that the vendor will complete its testing of Phase II Y2K compliancy by June 1999. Also, based on information developed to date and representations from its data processing supplier, Phase II testing should resolve most Y2K issues and therefore prevent any material problems which would impact the Company's business, operations, liquidity, capital resources, or financial condition.

     In a worse case scenario, the vendors providing power to the Company would fail and the vendors providing data processing services for the Bank would fail. The Company has adopted and continues to enhance a contingency plan which would include limited back-up power and manual systems and processing to service customers. The Bank maintains a paper copy of most Bank documents. Hard copies of customer records will be printed prior to 1/1/2000 to provide current information. In order to plan for an unusually high cash demand, the Bank has strategically purchased financial instruments and is developing a cash on hand plan for customer withdrawals to ensure adequate liquidity. Management views Y2K as an issue which requires on-going assessment. Management will make assessments, modifications, and corrections to help ensure Y2K compliance.


EFFECTS OF INFLATION

  The effect of changing prices on financial institutions is different than that of non-banking companies since substantially all assets and liabilities are monetary in nature. Interest rates are affected by inflation and de-inflation. Neither the timing nor the magnitude of the changes in interest rates is necessarily related to price level indexes. Consequently, management believes the Company can best counter inflation over the long term by managing net interest income, diversifying its asset and liability mix and controlling noninterest income and expenses.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


DIRECTORS                                           OFFICERS

Jeffery T. Valcourt                                Harold C. Rauner
Chairman of the Board                              President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services, Inc.    Sharon A. Stakes
                                                   Vice President
Manuel V. Fernandez
Vice Chairman
United Financial Banking Companies, Inc.           Lisa M. Porter
President, 650 Water Street, Inc.                  Chief Financial
                                                   Officer/Controller

William J. McCormick, Jr.                          Deborah E. Glakas
President, Jordan Kitts Music, Inc.                Corporate Secretary

Dennis I. Meyer                                    F. Janette Collins
Partner, Baker & McKenzie, Attorneys               Assistant Secretary

Edward H. Pechan
President, E. H. Pechan and Associates, Inc.

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank

Sharon A. Stakes
Vice President, United Financial Banking Companies, Inc.
Executive Vice President, The Business Bank


                     The Business Bank Board of Directors

Harold C. Rauner                                   Jeffery T. Valcourt
Chairman of the Board                              Vice Chairman
The Business Bank                                  The Business Bank
President/CEO, The Business Bank                   President/CEO, Valcourt
President/CEO, United Financial                    Building Services, Inc
Banking Companies, Inc.

Robert E. Carpenter                                Charles S. Evans
Partner, Weller and Scott                          President, Computerware

Robert W. Pitts
Partner, Pitts and Pitts

Sharon A. Stakes
Executive Vice President, The Business Bank
Vice President, United Financial Banking Companies, Inc.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


                             CORPORATE INFORMATION

The Company did not accrue or pay dividends during the years ended December 31, 1998 and 1997. The Company will not resume the issuance of stock dividends until retained earnings are returned to a positive level.

The Company had 345 shareholders of record as of  December 31, 1998.



                                  FORM 10KSB


For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary
United Financial Banking Companies, Inc.
8399 Leesburg Pike
P.O. Box 2459
Vienna, Virginia 22182