Form 10KSB, Exhibit 13
period 1999-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2000-04-14
CIK 714286

                           UNITED FINANCIAL BANKING
                       COMPANIES, INC. AND SUBSIDIARIES


                               FINANCIAL REPORT


                               DECEMBER 31, 1999

                                C O N T E N T S

                                                                 Page
INDEPENDENT AUDITOR'S REPORT                                        1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                       2
  Consolidated statements of income and comprehensive income        3
  Consolidated statements of stockholders' equity                   4
  Consolidated statements of cash flows                             5
  Notes to financial statements                                 6- 23

                         INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheet of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years ending December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years ending December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.


/s/ D.R. Maxfield & Company
Fairfax, Virginia

February 17, 2000

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1999 and 1998

                             ASSETS                                                1999               1998
                                                                               -------------     --------------
  Cash and due from banks (Note 11)                                            $   2,104,515     $    2,267,417
  Federal funds sold                                                               5,033,000          7,903,493
                                                                               -------------     --------------
  Total cash and cash equivalents                                                  7,137,515         10,170,910
                                                                               -------------     --------------
  Securities available-for-sale (Note 2)                                           6,813,528          5,130,213
  Securities held-to-maturity  (Note 2)                                                   --          1,763,891
                                                                               -------------     --------------
  Total securities                                                                 6,813,528          6,894,104
                                                                               -------------     --------------
  Loans and lease financing, net of unearned income of
    $38,805 in 1999; $12,560 in 1998 (Notes 3, 4 and 10)                          40,652,769         36,962,213
  Less:  Allowance for loan/lease losses                                            (783,143)          (747,374)
                                                                               -------------     --------------
  Net loans and lease financing                                                   39,869,626         36,214,839
  Real estate owned, net (Note 5)                                                  1,424,650          1,799,398
  Premises and equipment, net (Note 6)                                               310,784            119,338
  Deferred income tax (Note 8)                                                       511,424                 --
  Other assets                                                                       388,365            374,483
                                                                               -------------     --------------
                                                                                  42,504,849         38,508,058
                                                                               -------------     --------------

Total assets                                                                   $  56,455,892     $   55,573,072
                                                                               =============     ==============

              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                                                     $  12,248,025     $   14,264,071
    Savings and NOW                                                                4,902,524          3,051,446
    Money market                                                                  11,473,851          7,524,516
  Time:
      Under $100,000                                                              15,513,608         18,048,129
      $100,000 and over                                                            5,053,294          7,297,297
                                                                               -------------     --------------
Total deposits (Note 7)                                                           49,191,302         50,185,459
  Accounts payable and accrued expenses                                              336,525            311,905
                                                                               -------------     --------------

Total liabilities                                                                 49,527,827         50,497,364
                                                                               -------------     --------------

COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)

STOCKHOLDERS' EQUITY (Notes 11, 14 and 16)
  Preferred stock $-0- par value,
    authorized 5,000,000 shares, no shares issued                                         --                 --
  Common stock, par value $1; authorized 3,500,000
    shares, issued 963,234 shares in 1999 and 831,590 shares in 1998                 963,234            831,590
  Surplus                                                                         15,669,690         14,681,567
  Accumulated deficit                                                             (9,604,287)       (10,454,400)
  Accumulated other comprehensive income                                            (100,572)            16,951
                                                                               -------------     --------------
Total stockholders' equity                                                         6,928,065          5,075,708
                                                                               -------------     --------------

Total liabilities and stockholders' equity                                     $  56,455,892     $   55,573,072
                                                                               =============     ==============

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                 Years Ended December 31, 1999, 1998 and 1997

                                                                          1999                 1998                1997
                                                                   ----------------     ----------------    ----------------
Interest income:
  Interest and fees on loans/leases                                $      3,280,787     $      3,405,074    $      2,991,380
  Interest on investment securities                                         426,556              305,462             186,866
  Interest on interest bearing deposits                                          --                5,491               8,914
  Interest on federal funds sold                                            269,857              339,393             246,707
                                                                   ----------------     ----------------    ----------------
                                                                          3,977,200            4,055,420           3,433,867
                                                                   ----------------     ----------------    ----------------
Interest expense:
  Interest on deposits (Note 13)                                          1,558,711            1,812,980           1,495,204
  Interest on short-term borrowings                                          28,505                  808                  --
                                                                   ----------------     ----------------    ----------------
                                                                          1,587,216            1,813,788           1,495,204
                                                                   ----------------     ----------------    ----------------
Net interest income                                                       2,389,984            2,241,632           1,938,663
Provision for loan/lease losses (Note 3)                                     79,866              323,500             249,300
                                                                   ----------------     ----------------    ----------------
Net interest income after provision
  for loan/lease losses                                                   2,310,118            1,918,132           1,689,363
                                                                   ----------------     ----------------    ----------------

Noninterest income (loss):
  Loan servicing and other fees                                              66,543               93,605              76,397
  Gain on the sale of fixed assets (Note 6)                                      --                  100                  --
  Other income (Note 12)                                                    224,758              306,483             148,319
                                                                   ----------------     ----------------    ----------------
                                                                            291,301              400,188             224,716
                                                                   ----------------     ----------------    ----------------

Noninterest expense:
  Salaries                                                                1,027,289              893,146             760,032
  Employee benefits (Note 14)                                               191,856              168,513             133,590
  Occupancy (Note 6)                                                        360,893              322,956             296,097
  Furniture and equipment                                                   110,687               76,563              60,304
  Other (Note 15)                                                           570,585              734,691             647,757
                                                                   ----------------     ----------------    ----------------
                                                                          2,261,310            2,195,869           1,897,780
                                                                   ----------------     ----------------    ----------------

Income (loss)  before federal income taxes                                  340,109              122,451              16,299
Provision (benefit) for federal income taxes:
  Federal, current (Note 8)                                                   1,420                9,218                  --
  Deferred  (Note 8)                                                       (511,424)                  --                  --
                                                                   ----------------     ----------------    ----------------

Net income (loss)                                                  $        850,113     $        113,233    $         16,299
                                                                   ================     =================   ================

Net income (loss) per common share (Notes 1 and 16)
     Basic                                                         $           1.00     $           0.09    $          (0.18)
                                                                   ================     ================    ================
     Diluted                                                       $           0.99     $           0.09    $          (0.18)
                                                                   ================     ================    ================
Comprehensive Income (Note 1)
-----------------------------
     Net income                                                             850,113              113,233              16,299
     Other comprehensive income, net of tax
        Unrealized gains (losses) on available-for-sale
         securities                                                        (117,523)              14,581               2,880
                                                                   ----------------     ----------------    ----------------
     Comprehensive income                                          $        732,590     $        127,814    $         19,179
                                                                   ================     ================    ================

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1999, 1998 and 1997

                                                                                                      Accumulated
                                                                                                         Other
                                              Common                                 Accumulated     Comprehensive
                                              Stock            Surplus                 Deficit           Income           Total
                                            ---------       ------------           --------------    -------------     ------------
Balance December 31, 1996                   $ 561,640       $ 12,760,872           $ (10,583,932)    $        (510)    $  2,738,070

Net income                                         --                 --                  16,299                --           16,299

Accrued dividend for
  redeemable preferred
  stock - series A (Note 16)                       --           (117,250)                     --                --         (117,250)

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                       --                 --                      --             2,880            2,880
                                            ---------       ------------           -------------     -------------     ------------

Balance December 31, 1997                   $ 561,640       $ 12,643,622           $ (10,567,633)    $       2,370     $  2,639,999
                                            =========       ============           =============     =============     ============

Net income                                         --                 --                 113,233                --          113,233

Net proceeds from issuance
  of shares of common
  stock                                       269,950          2,087,945                      --                --        2,357,895

Accrued dividend for
  redeemable preferred
  stock - series A (Note 16)                       --            (50,000)                     --                --          (50,000)

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                       --                 --                      --            14,581           14,581
                                            ---------       ------------           -------------     -------------     ------------

Balance December 31, 1998                   $ 831,590       $ 14,681,567           $ (10,454,400)    $      16,951     $  5,075,708
                                            =========       ============           =============     =============     ============

Net income                                         --                 --                 850,113                --          850,113

Net proceeds from issuance
  of shares of common
  stock                                       131,644            988,123                      --                --        1,119,767

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                       --                 --                      --          (117,523)        (117,523)
                                            ---------       ------------           -------------     -------------     ------------

Balance December 31, 1999                   $ 963,234       $ 15,669,690           $  (9,604,287)    $    (100,572)    $  6,928,065
                                            =========       ============           =============     =============     ============

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1999, 1998 and 1997

                                                                      1999              1998             1997
                                                                 -------------     ------------     -------------
 CASH FLOWS FROM OPERATING ACTIVITIES

 Net income (loss)                                               $     850,113     $    113,233     $      16,299
 Adjustments to reconcile net income (loss)
     to net cash provided by (used in) operating activities:
 Depreciation and amortization                                          71,814           94,572            50,933
 Provision for loan/lease losses                                        79,866          323,500           249,300
 Provision for losses on real estate owned                                  --          227,666           114,805
 Amortization of investment security discounts                          10,316             (879)           (7,218)
 Amortization of loan fees and discounts                               (47,765)         (18,953)          (85,923)
 Net gain on disposal of fixed assets                                       --             (100)               --
 Net (gain) loss on real estate owned                                  (77,478)        (104,657)          (27,868)
 (Increase) decrease in other assets                                  (525,308)         (27,126)          113,379
 Increase (decrease) in other liabilities                               24,621          (24,342)          (24,048)
                                                                 -------------     ------------     -------------
 Net cash provided by (used in)
   operating activities                                                386,179          582,914           399,659
                                                                 -------------     ------------     -------------

 CASH FLOWS FROM INVESTING ACTIVITIES
 Non-bank loans and leases repaid, net of originations                (142,296)           7,498           397,437
 Bank loans and leases repaid, net of originations                  (3,696,144)         694,422        (8,173,931)
 Loan fees and discounts deferred                                       24,652           28,156            75,883
 Purchases of securities available-for-sale                         (5,211,772)      (5,298,526)         (698,270)
 Purchases of securities held-to-maturity                                   --         (769,908)       (1,643,096)
 Investments made in real estate owned                                (225,907)        (571,266)       (1,579,193)
 Proceeds received from maturity of securities
     available-for-sale                                              3,400,619        1,881,651         1,100,000
 Proceeds received from maturity of securities
     held-to-maturity                                                1,763,891           91,787           863,237
 Proceeds received from real estate owned                              805,033        1,136,963         2,441,232
 Purchases of premises and equipment                                  (263,260)         (49,892)          (82,239)
 Proceeds from sale of premises and equipment                               --              100                --
                                                                 -------------     ------------     -------------
 Net cash provided by (used in)
     investing activities                                           (3,545,184)      (2,849,015)       (7,298,940)
                                                                 -------------     ------------     -------------

 CASH FLOWS FROM FINANCING ACTIVITIES

 Net increase (decrease) in demand
     deposits, savings accounts, NOW
     accounts and money market accounts                              3,784,367        6,984,638         3,207,387
 Certificates of deposit sold (matured), net                        (4,778,524)        (560,940)        2,819,799
 Proceeds from issuance of common stock                              1,119,767        2,357,895                --
 Proceeds from issuance of redeemable preferred stock                       --               --           450,000
 Redemption of preferred stock & accrued dividend                           --       (1,386,000)               --
                                                                 -------------     ------------     -------------
 Net cash provided by (used in)
     financing activities                                              125,610        7,395,593         6,477,186
                                                                 -------------     ------------     -------------
 Net increase (decrease) in cash and cash equivalents               (3,033,395)       5,129,492          (422,095)

 Cash and cash equivalents at beginning
     of year                                                        10,170,910        5,041,418         5,463,513
                                                                 -------------     ------------     -------------
 Cash and cash equivalents at end of year                        $   7,137,515     $ 10,170,910     $   5,041,418
                                                                 =============     ============     =============

 SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
 Cash paid during the years for:

 Interest on deposits and other borrowings                       $   1,614,597     $  1,373,372     $   1,571,590
                                                                 =============     ============     =============

 Income taxes                                                    $       9,218     $         --     $          --
                                                                 =============     ============     =============
 NON-CASH ITEMS
                                                                 =============     ============     =============
 Increase in foreclosed properties and
     decrease in loans                                           $     126,900     $    120,000     $     202,000

 Effect on stockholders' equity of an
     unrealized gain (loss) on debt and
     equity securities in available-for-sale                          (117,523)          14,581             2,880

 Accrued dividend on preferred stock - series A                             --               --           117,250

 Effect on common stock resulting from
     the 1-for-5 reverse split (effective 12/31/97)                         --               --         2,246,561

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

                    The Business Bank and Subsidiaries      Commercial Bank
                    (the Bank)

                    Business Venture Capital, Inc. (BVCI)   Develop certain real
                                                            estate held for sale
                                                            Lending

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

          Presentation of cash flows:

               For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and investments in certificates of deposit. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans not acquired for resale; demand, interest checking, savings, and time deposits are reported net.

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

               Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale (AFS). Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At December 31, 1999 and 1998, the Company held no securities classified as trading.

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

               Loans are placed in non-accrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received.

          Allowance for loan/lease losses:

               The allowance for loan/lease losses is maintained at a level, which in management's judgment, is adequate to absorb credit losses inherent in the existing loan/lease portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan/lease portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan/lease losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan/lease losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the allowance for loan/lease losses.

          Real estate owned:

               Real estate owned consists of properties held for resale which were acquired through foreclosure on loans secured by real estate. Other real estate is carried at the lower of cost or appraised market value. In the normal course of business, it is reasonably possible that the estimated market value will change in the near term. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense. Routine holding costs, subsequent declines and recoveries in appraised value are included in noninterest expense. Net gains or losses on disposal are included in noninterest income.

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

          Earnings per common share:

               On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per share (SFAS 128), which supersedes Accounting Principles Board Opinion No. 15. Under SFAS 128, earnings per common share are computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, if any, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. The dilutive effect for the year ending December 31, 1999 is shown in
               Note 16. There were no dilutive effects for the years ending December 31, 1998 and 1997. Prior period amounts have been restated, where appropriate, to conform to the requirements of SFAS 128.

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

          Reclassifications:

               Certain amounts for fiscal year 1998 and 1997 have been reclassified to conform to the presentation for fiscal year 1999.

Note 2.   Securities

               The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

               Securities Available-for-Sale
               -----------------------------
                                                                   Gross          Gross
                                                                Unrealized      Unrealized     Fair
                                             Amortized Cost        Gains          Losses      Value
                                             --------------    --------------   ---------   -----------
               December 31, 1999:
               U.S. Treasury                 $       --        $           --   $      --   $       --
               U.S. Government Agencies       6,188,940                    --     (96,013)   6,092,927
               Mortgage-backed Securities       496,010                    --      (4,559)     491,451
               Equity                           229,150                    --          --      229,150
                                             ----------        --------------   ---------   ----------
               Total                         $6,914,100        $           --   $(100,572)  $6,813,528
                                             ==========        ==============   =========   ==========

               December 31, 1998:
               U.S. Treasury                 $  399,863        $        1,008   $      --   $  400,871
               U.S. Government Agencies       4,553,599                23,013      (7,070)   4,569,542
               Mortgage-backed Securities            --                    --          --           --
               Equity                           159,800                    --          --      159,800
                                             ----------        --------------   ---------   ----------
               Total                         $5,113,262        $       24,021   $  (7,070)  $5,130,213
                                             ==========        ==============   =========   ==========

               Securities Held-to-Maturity
               ---------------------------

               December 31, 1999:
               U.S. Treasury                 $       --        $           --   $      --   $       --
               U.S. Government Agencies              --                    --          --           --
               State and Municipal                   --                    --          --           --
                                             ----------        --------------   ---------   ----------
               Total                         $       --        $           --   $      --   $       --
                                             ==========        ==============   =========   ==========

               December 31, 1998:
               U.S. Treasury               $    769,397        $        6,503   $      --   $  775,900
               U.S. Government Agencies         549,495                 2,945          --      552,440
               State and Municipal              444,999                 1,093          --      446,092
                                           ------------        --------------   ---------   ----------
               Total                       $  1,763,891        $       10,541   $      --   $1,774,432
                                           ============        ==============   =========   ==========

               The amortized cost and estimated fair value of securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

               Securities Available-for-Sale           Amortized Cost  Fair Value
               -----------------------------           --------------  ----------
                 Due in one year or less                   $  154,737  $  153,932
                 Due after 1 year through 5 years           3,950,727   3,871,713
                 Due after 5 years through 10 years         1,086,459   1,082,421
                 Due after 10 years                         1,493,027   1,476,312
                                                           ----------  ----------
                                                            6,684,950   6,584,378
                                                           ----------  ----------

                 Equity securities                            229,150     229,150
                                                           ----------  ----------
                 Total                                     $6,914,100  $6,813,528
                                                           ==========  ==========

               Securities with a fair market value of $684,660 at December 31, 1999 and an amortized cost of $699,307 at December 31, 1998, were pledged as collateral for treasury, tax and loan and a letter of credit at Community Bankers Bank.

               No gross gains or gross losses were realized in 1999 or 1998.

               Equity Securities
               -----------------

               As a member of the Federal Home Loan Bank Systems, The Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $166,400, since no active trading market exits.

               At December 31, 1999, The Bank owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

               Neither equity stock was pledged at December 31, 1999.


Note 3.        Loans and Lease Financing and Related Accounts

               Major classifications of loans and lease financing are summarized as follows:

                                                      1999          1998
                                                  ------------  ------------
               Commercial                         $25,164,407   $24,722,636
               Real estate construction             4,963,112     3,508,361
               Real estate mortgage                 8,794,744     7,081,130
               Installment                          1,769,311     1,662,646
                                                  -----------   -----------
                                                   40,691,574    36,974,773
               Less unearned discount                 (38,805)      (12,560)
                                                  -----------   -----------
                                                   40,652,769    36,962,213
               Allowance for loan/lease losses       (783,143)     (747,374)
                                                  -----------   -----------
               Loans and lease financing, net     $39,869,626   $36,214,839
                                                  ===========   ===========

          Changes in the allowance for loan/lease losses were as follows:


                                                    1999        1998        1997
                                                  ---------  ----------  ----------

               Balance, beginning of year         $747,374   $ 715,399   $ 584,106
               Provision charged to operations      79,866     323,500     249,300
               Loans charged off                   (46,895)   (302,139)   (140,053)
               Recoveries                            2,798      10,614      22,046
                                                  --------   ---------   ---------
               Balance, end of year               $783,143   $ 747,374   $ 715,399
                                                  ========   =========   =========

          Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

          Impaired loans are summarized as follows:

                                               1999      1998
                                             --------  --------

               Non-accrual                   $ 15,781   $60,378
               Restructured                   142,739        --
               Other impaired loans                --        --
                                             --------   -------
               Total impaired loans          $158,520   $60,378
                                             ========   =======

          The allowance for loan losses related to impaired loans amounted to approximately $31,656, $34,140 and $54,167 at December 31, 1999, 1998
          and 1997, respectively.

          The following is an analysis of approximate interest income related to impaired loans which is recognized on a cash basis:


                                                        1999        1998       1997
                                                      --------    --------   --------
               Interest that would have
                 been accrued as income               $  3,000    $  8,000   $ 12,000
               Interest paid and recognized
                 as interest income                         --          --         --
                                                      --------    --------   --------
               Interest forgone                       $  3,000    $  8,000   $ 12,000
                                                      ========    ========   ========

          The average balance of impaired loans on which income was recognized on a cash basis was $27,000, $70,000 and $102,000 for the years ending December 31, 1999, 1998 and 1997, respectively. There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 1999.


Note 4.   Significant Concentrations of Credit Risk

          The Company's business activity is primarily with customers located in Northern Virginia and the surrounding metropolitan area. A portion of the Company's lending activity is to customers who have purchased residential homes built on land acquired through a Bank foreclosure in 1990. As of December 31, 1999 and 1998, the Company and its subsidiaries had loans to such customers totaling $4,596,141 and $4,577,465, respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. Generally, these loans are secured by the underlying real estate, securities and/or personal assets.

          The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 1999, the Company had uninsured cash of $55,863. At December 31, 1999, six deposit relationships held 18.81% of the Bank's total deposits.

Note 5.   Real Estate Owned

                                                                       1999         1998
                                                                    -----------  -----------
               Real estate owned                                    $ 2,045,350  $ 2,456,703
               Allowances for losses on real estate owned              (620,700)    (657,305)
                                                                    -----------  -----------
               Real estate owned, net                               $ 1,424,650  $ 1,799,398
                                                                    ===========  ===========

          The Company did not capitalized interest for the years ended December 31, 1999 and 1998.

          Changes in the allowance for losses on real estate owned are summarized as follows:

                                                                       1999         1998
                                                                    ----------   ----------
               Balance, beginning                                   $  657,305   $  648,305
               Provision charged to operations                              --       77,666
               Losses charged to allowance                             (36,605)     (68,666)
                                                                    ----------   ----------
               Balance, ending                                      $  620,700   $  657,305
                                                                    ==========   ==========

Note 6.   Premises and Equipment

          Major classifications of premises and equipment are summarized as follows:

                                                                       1999        1998
                                                                    ----------   ---------
               Leasehold improvements                               $  286,442   $ 242,485
               Furniture and equipment                                 915,276     705,255
                                                                    ----------   ---------
                                                                     1,201,718     947,740

               Accumulated depreciation and amortization              (890,934)   (828,402)
                                                                    ----------   ---------
                                                                    $  310,784   $ 119,338
                                                                    ==========   =========

          Depreciation and amortization expense of $71,814 in 1999, $94,572 in 1998 and $50,933 in 1997, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset. During 1998, the useful life of computer related equipment was adjusted from five years tothree years. Also during 1998, the useful life of leasehold improvements for the operations center was adjusted resulting in $24,000 of additional amortization expense.

          Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 1999, are as follows:

                                          2000    $  295,054
                                          2001       279,301
                                          2002       279,301
                                          2003       279,301
                                          2004       279,301
                                   Later years       730,037
                                                  ----------
                  Total minimum lease payments    $2,142,294
                                                  ==========

          At December 31, 1999, the Company's operations included three leased properties. The lease terms for the main offices of the Company and the Bank located in Vienna, Virginia include three options for renewal, totaling twenty years, and a right of first offer.

          The Company was consolidated into the main office location in May 1995. The Bank's Operations Center formerly operated at 8351 Leesburg Pike, Vienna, Virginia, under a lease which expires in June 2000. Rental expense for 1999 under the lease totaled $65,026 and increases 3.0% per year for the remainder of the lease. One hundred percent of the former Operations Center space is sublet through the end of the lease term.

          At December 31, 1999, the Company leased space for a branch in McLean, Virginia. The lease term is for ten years and two months which commenced April 1, 1999.

          Rental expense for operating leases amounted to $259,398, $193,912 and $198,324 for the years ended December 31, 1999, 1998 and 1997, respectively. Leases are straightlined based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

Note 7.   Deposits

          Deposit account balances at December 31, 1999 and 1998 are summarized as follows:

                                                                   1999         1998
                                                               ------------  ------------
          Noninterest bearing                                  $ 12,248,024  $ 14,264,071
          Interest-bearing demand                                15,839,370    10,105,072
          Savings deposits                                          537,005       470,890
          Certificates of deposits                               20,566,902    25,345,426
                                                               ------------  ------------
                                                               $ 49,191,301  $ 50,185,459
                                                               ============  ============

          Certificates maturing in years ending December 31, as of December 31, 1999:

                                 2000                                          $  8,527,565
                                 2001                                             8,642,782
                                 2002                                             2,652,269
                                 2003                                               119,140
                  2004 and thereafter                                               625,146
                                                                               ------------
                                                                               $ 20,566,902
                                                                               ============

          Overdrafts of $39,006 have been reclassed and are included in commercial loans.

Note 8.   Income Taxes

          Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

                                                     1999      1998      1997
                                                 -----------  -------  --------

               Current                           $    1,420   $ 9,218  $     --
               Deferred                            (511,424)       --        --
                                                 ----------   -------  --------
                                                 $ (510,004)  $ 9,218  $     --
                                                 ==========   =======  ========

                                                                     1999       1998       1997
                                                                 ----------  ----------  ---------

          Income (loss) before income taxes                      $  340,109   $ 122,451  $ 16,299
          Applicable statutory income tax rate                           34%         34%       34%
                                                                 ----------   ---------  --------
          Computed "expected" federal tax  expense               $  115,637   $  41,633  $  5,542

          Adjustments to federal income tax resulting from:
            Nondeductible expenses                               $    3,289   $      --  $     --
            Net operating loss carryforward                        (117,506)    (32,415)   (5,542)
            Decrease in deferred tax valuation allowance           (511,424)                   --
                                                                 ----------   ---------  --------
            Provision for federal income tax                     $ (510,004)  $   9,218  $     --
                                                                 ==========   =========  ========

          Other comprehensive income                             $ (117,523)  $  14,581  $  2,880
          Applicable tax                                            (39,958)      4,958       979
          Net operating loss carryforward                            39,958      (4,958)     (979)
                                                                 ----------   ---------  --------
              Other comprehensive income, net of tax             $ (117,523)  $  14,581  $  2,880
                                                                 ==========   =========  ========

          The major components of deferred tax assets and liabilities are as follows:

                                                                  1999          1998
                                                              ------------  ------------
          Deferred tax assets (liabilities):                  $
            Accelerated depreciation                                5,285   $    12,573
            Provision for loan losses                             151,675       130,960
            Valuation adjustments of real property                211,038       223,484
            Deferred loan fees                                     13,194         4,270
            Unrealized gain/loss on investment securities          34,194        (4,958)
            Deferred rent                                          33,720        14,105
            Net operating loss carryforward                     2,022,315     2,177,278
                                                              ------------   -----------

          Net deferred tax assets before valuation allowance    2,471,421     2,557,712

          Deferred tax valuation allowance                     (1,959,997)   (2,557,712)
                                                              -----------   -----------
          Net deferred tax assets                             $   511,424   $        --
                                                              ===========   ===========

          The proportional change in the deferred tax valuation allowance for 1999 in the amount of $511,424 was to recognize amounts of the Company's net operating loss carryforward considered by management as more likely than not to be realized.

          At December 31, 1999 the Company had net operating loss carryforwards for regular income tax purposes of $5,947,986 which will expire $279,240 in 2008, $1,849,246 in 2010, $1,829,709 in 2011 and
          $1,989,791 in 2012. The Company also has an alternative minimum tax credit carryforward of approximately $321,985 which may be carried forward indefinitely.

Note 9.   Commitments and Contingencies

          General Contingency
          -------------------

          The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 1999 which would have a material adverse effect on the Company's financial statements.

          Year 2000
          ---------

          During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, the Company has successfully managed the transition. Management will continue to monitor all business processes, including interaction with the Company's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.

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

          Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Company is willing to extend. At December 31, 1999 and 1998, commitments to extend credit under unused lines of credit amounted to approximately $5,702,067 and $2,243,703, respectively.

          The Company's outstanding standby letters of credit amounted to approximately $652,924 and $618,474 as of December 31, 1999 and 1998, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.


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

                      Balance, December 31, 1997    $1,123,819
                        Additions                      436,983
                        Reductions                    (271,717)
                                                    ----------
                      Balance, December 31, 1998    $1,289,085
                        Additions                      436,533
                        Reductions                    (224,202)
                                                    ----------
                      Balance, December 31, 1999    $1,501,416
                                                    ==========

          The December 31, 1999 balance consists of both secured and unsecured loans. None of the loans to related parties were classified as non-performing as of December 31, 1999.

          The Bank held related party deposits of approximately $2,810,000 and $1,934,000 at December 31, 1999 and 1998, respectively.

Note 11.  Regulatory Requirements and Restrictions

          The Company's banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 1999, 1998 and 1997.

          The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank's capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank's capital and surplus totaled approximately $6,141,000 at December 31, 1999; thus net assets of the Bank in excess of approximately $614,100 were restricted from use by UFBC in the form of loans or advances. UFBC had no such borrowings from the Bank in 1999 or 1998.

          As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 1999 was $250,000.

          The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and bank subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and bank subsidiary are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the bank subsidiary to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 1999, the Company and the Bank met the criteria to be well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the bank subsidiary must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions or events since December 31, 1999 that management believes would result in the institution not being adequately capitalized.

          The following table presents the Company and the Bank's actual regulatory capital amounts and ratios:

                                                                  Required for Capital            Required To Be
                                            Actual                  Adequacy Purposes            Well Capitalized
                                           -------------------    -----------------------    -----------------------
                                            Amount      Ratio        Amount        Ratio        Amount        Ratio
--------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
 Total capital (to risk-weighted assets)
          Company                          7,192,340    18.33%        3,138,307     8.00%        3,922,883    10.00%
          The Business Bank                6,730,867    17.33%        3,107,996     8.00%        3,884,994    10.00%
 Tier 1 capital (to risk-weighted assets)
          Company                          6,698,365    17.08%        1,569,153     4.00%        2,353,730     6.00%
          The Business Bank                6,241,999    16.07%        1,553,998     4.00%        2,330,997     6.00%
 Tier 1 capital (to average assets)
          Company                          6,698,365    12.14%        4,414,432     4.00%        5,518,040     5.00%
          The Business Bank                6,241,999    11.28%        4,425,844     4.00%        5,532,306     5.00%

As of December 31, 1998:
 Total capital (to risk-weighted assets)
          Company                          5,531,388    15.04%        2,943,124     8.00%        3,678,905    10.00%
          The Business Bank                5,328,278    14.54%        2,932,556     8.00%        3,665,695    10.00%
 Tier 1 capital (to risk-weighted assets)
          Company                          5,058,757    13.75%        1,471,562     4.00%        2,207,343     6.00%
          The Business Bank                4,866,918    13.28%        1,466,278     4.00%        2,199,417     6.00%
 Tier 1 capital (to average assets)
          Company                          5,058,757     9.28%        4,361,764     4.00%        5,452,205     5.00%
          The Business Bank                4,866,918     9.17%        4,245,822     4.00%        5,307,277     5.00%

Note 12.  Other Income

                                                          1999        1998        1997
                                                       ----------  ----------  -----------
          Service charges on deposits                  $  131,310  $  113,836  $   98,840
          Fees on letters of credit                         6,188       6,280       5,580
          Gain (loss) on sale of real estate owned         72,807     104,657      27,993
          Gain on sale of loans                                --      39,818          --
          Other                                            14,453      41,892      15,906
                                                       ----------  ----------  ----------
                                                       $  224,758  $  306,483  $  148,319
                                                       ==========  ==========  ==========

Note 13.  Interest on Deposits

                                                          1999        1998        1997
                                                       ----------  ----------  -----------
          Savings and NOW                              $   81,074  $   56,526  $   60,902
          Money market                                    322,645     312,769     231,789
          Time:
           Under $100,000                                 851,284   1,082,856     948,741
           $100,000 and over                              303,708     360,829     318,472
          Less:  capitalized interest                          --          --     (64,700)
                                                       ----------  ----------  ----------
                                                       $1,558,711  $1,812,980  $1,495,204
                                                       ==========  ==========  ==========

          In 1997, interest was capitalized on certain property classified as real estate owned.

Note 14.  Employee Benefit Programs

          (a)  Retirement Plans

          The Company has a 401(K) Plan which covers all employees who meet specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $2,000 in 1999, $1,600 in 1998 and $1,500 in 1997. The Company made contributions to the 401(K) Plan of $24,000 in 1999 and 1998 and $5,000 in 1997. Future
          contributions, if any, will be determined annually at the discretion of the Company's Board of Directors.

          (b)  Stock Options

          The Company has a 1990 and 1999 Executive Stock Plan (Plan) covering substantially all employees. Under the Plans, any employee who has or is expected to significantly contribute to the Company's growth and profit may be granted one or more options to purchase common stock and/or Stock Appreciation Rights (SAR). Members of the Compensation Committee are not eligible. The Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options or SARs.

          The Committee establishes the price of each option share granted. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880 based on formula adjustments since adoption of the 1990 Plan. This amount includes an increase of 12,062 shares issuable under the 1990 Plan which was approved at the Annual Meeting of Shareholders on June 12, 1996. As of December 31, 1999, 69,880 options to purchase common stock had been granted under the 1990 Plan. The 1990 Plan expired December 31, 1999. The maximum number of options to purchase common stock issuable under the 1999 Plan is 53,949. The 1999 Plan expires December 31, 2003. At December 31, 1999, no options to purchase common stock had been granted under the 1999 Plan. Under both Plans, options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. Certain option grants vest over four years.

          The Company also has a 1996 and 1999 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 Directors Plan also includes awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase stock have been issued. The maximum number of shares issuable under the 1999 Directors Plan is 35,000. As of December 31, 1999, 4,600 options to purchase common stock had been granted under the 1999 Directors Plan. The 1999 Directors Plan expires on August 1, 2003.

          The following table summarizes the Company's stock option activity for the years ended December 31, 1999 and December 31, 1998:

                                               Average
                                              Price Per
                                                Share    Options   Exercisable
                                              ---------  --------  -----------
          Outstanding at December 31, 1997        $7.50   48,682        37,449
                       Granted                     8.75   10,100
                       Exercised                     --       --
                       Canceled or expired         7.89   (4,400)
                                                          ------   -----------
          Outstanding at December 31, 1998        $7.71   54,382        48,765
                       Granted                     8.75   33,098
                       Exercised                     --       --
                       Canceled or expired         8.75   (3,000)
                                                          ------   -----------
          Outstanding at December 31, 1999        $8.13   84,480        60,757

          The Company has elected to account for stock-based compensation under the intrinsic value guidelines of APB 25. Under the intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the option as of the date granted, over the exercise price. The Company's policy is to grant options at the current market value. Accordingly, no compensation expense associated with the options granted was recognized as of December 31, 1999, 1998 and 1997.

Note 15.  Other Expense

                                                                1999         1998      1997
                                                            -------------  --------  --------

          Data processing                                        $131,090  $114,938  $ 95,584
          Professional fees                                        78,084    83,169    79,254
          Stationery, printing and supplies                        68,142    49,357    48,711
          Insurance                                                40,956    56,429    89,980
          Postage                                                  24,208    17,034    16,952
          Telephone                                                25,694    16,463    13,300
          Advertising                                              11,069     7,411     9,104
          Travel, mileage, and lodging                              7,560     7,557    10,166
          Provision for losses on real estate owned, net               --   227,666    72,631
          Real estate owned, holding expense                       51,146    49,914   110,305
          Other                                                   132,636   104,753   101,770
                                                                 --------  --------  --------
                                                                 $570,585  $734,691  $647,757
                                                                 ========  ========  ========

Note 16.  Shareholder's Equity

          The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 1999 and 1998, there were no shares of preferred stock outstanding.

          The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 1999 and 1998, there were 963,234 and 831,590 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (convertible notes, stock option plans and stock warrants) total 200,829.

          Public Offering
          ---------------

          During 1999, the Company initiated a Public Offering of common stock to raise $1,530,000 of common equity for the purpose of expanding banking operations. At December 31, 1999, the Company had sold 117,644 shares of common stock at $9.00 per share. $1,000,000 of the $1,058,796 proceeds were downstreamed to the Bank to support growth. Offering costs totaled approximately $44,000.

          Subsequent to December 31, 1999, the Company sold 38,265 additional shares of common stock at $9.00 per share. $300,000 of the proceeds have been downstreamed to BVCI for investment purposes. The balance of the proceeds has been held as working capital for UFBC.

          Warrants
          --------

          During 1999, warrants to purchase fourteen thousand shares of common stock were exercised at $7.50 per share. Warrants to purchase thirty-four thousand shares of common stock were unexercised at December 31, 1999. The unexercised warrants expire on September 30, 2001. A warrant to purchase two thousand shares of common stock was also unexercised as of December 31, 1999 and expires on January 27, 2007.

          Private Offering
          ----------------

          During 1998, the Company sold 269,950 shares of common stock at $8.75 per share in a Private Placement Offering. $1,386,000 of the $2,362,062 Private Placement Offering proceeds were used to redeem the Company's preferred stock and to pay the related accrued dividends. UFBC invested $700,000 of the proceeds into the Bank to support growth. $200,000 of the proceeds were used to purchase a participation in a Bank asset and used to pay off short-term debt. The remainder of the proceeds were used as working capital for UFBC. The Private Offering costs totaled approximately $5,000.

The following table is a reconciliation of earnings per common share as computed under SFAS 128 (Note 1).

                                                                        Income        Shares      Per Share
                                                                      (Numerator)  (Denominator)    Amount
                                                                      -----------  -------------  ----------
Basic Earnings Per Share
------------------------

For the year ended December 31, 1999
   Net Income                                                          $ 850,113
   Less: Preferred Stock Dividends                                            --
                                                                       ---------
         Basic earnings (loss) per common share:
     Income available to common stockholders                           $ 850,113        847,805       $1.00
                                                                       =========        =======   =========

For the year ended December 31, 1998
   Net Income                                                          $ 113,233
   Less: Preferred Stock Dividends                                      ( 50,000)
                                                                       ---------
         Basic earnings (loss) per common share:
     Income available to common stockholders                           $  63,233        716,395       $ .09
                                                                       =========        =======   =========

For the year ended December 31, 1997
   Net Income                                                          $  16,299
   Less: Preferred Stock Dividends                                      (117,250)
                                                                       ---------
         Basic earnings (loss) per common share:
     Income available to common stockholders                            (100,951)       561,640       $(.18)
                                                                       =========        =======   =========


Diluted Earnings Per Share
--------------------------

For the year ended December 31, 1999
   Net Income available to common stockholders                         $ 850,113        847,805

   Add: Contracts to issue common stock
                       Warrants - expire                                 9/30/01          5,333
                       Warrant - expires                                 1/27/07            333
                       Options - expire 12/31/05 -12/31/09                                7,622
                                                                                        -------
                       Weighted-average diluted shares outstanding                       13,288

                      Diluted earnings  per common share:              $ 850,113        861,093       $ .99
                                                                       =========        =======   =========

For the year ended December 31, 1998
   Net Income available to common stockholders                         $  63,233        716,395

   Add: Contracts to issue common stock
                       Warrants - expire 12/31/99                                         2,000
                       Warrants - expire  9/30/01                                         4,571
                       Warrant - expires  1/27/07                                           286
                       Options - expire 12/31/05 - 6/30/08                                6,240
                                                                                        -------
                      Weighted-average diluted shares outstanding                        13,097

                      Diluted earnings  per common share:              $  63,233        729,492       $ .09
                                                                       =========        =======   =========

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

          Deposits
          The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1999 and 1998. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                1999                       1998
                                     ------------------------    ------------------------
                                        Book         Fair           Book         Fair
                                        Value        Value          Value        Value
                                     -----------  -----------    -----------  -----------
          Financial Assets:
            Cash and short-term
               investments           $ 7,137,000  $ 7,137,000    $10,170,000  $10,170,000
            Investment securities      6,813,000    6,813,000      6,894,000    6,905,000
            Net loans                 39,870,000   40,158,000     36,215,000   37,923,000

          Financial Liabilities:
            Deposits                  49,191,000   49,100,000     50,186,000   50,491,000

          SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 18.  Parent Company Financial Statements

          Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, follow:

                                BALANCE SHEETS
                          December 31, 1999 and 1998

               ASSETS                                                1999          1998
                                                                 -----------    -----------
          Cash on deposit with subsidiary bank                   $    97,261    $    38,134
          Investment in The Business Bank                          6,241,999      4,866,917
          Investments in other subsidiaries                          219,696        152,570
          Loans and leases receivable, net                                --         44,709
          Other assets                                               511,424          3,251
                                                                 -----------    -----------

               Total assets                                      $ 7,070,380    $ 5,105,581
                                                                 ===========    ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY

          LIABILITIES
          Other liabilities                                      $    41,743    $    46,824
                                                                 -----------    -----------
               Total liabilities                                      41,743         46,824
                                                                 -----------    -----------

          STOCKHOLDERS' EQUITY                                     7,028,637      5,058,757
                                                                 -----------    -----------

               Total liabilities and stockholders' equity        $ 7,070,380    $ 5,105,581
                                                                 ===========    ===========

                             STATEMENTS OF INCOME
                 Years Ended December 31, 1999, 1998 and 1997

                                                               1999           1998           1997
                                                            ----------     ----------     ----------
          Income:
            Interest                                        $    2,246     $    8,472     $   39,611
            Other                                                   --             48        (42,575)
                                                            ----------     ----------     ----------
               Total income                                      2,246          8,520         (2,964)

          Expenses                                             104,345        454,285        247,524
                                                            ----------     ----------     ----------
                                                              (102,099)      (445,765)      (250,488)
          Undistributed net gain (loss) of subsidiaries        442,208        568,216        266,787
                                                            ----------     ----------     ----------
          Income (loss) before income taxes                    340,109        122,451         16,299
          Federal income tax expense (benefit)                (510,004)         9,218             --
                                                            ----------     ----------     ----------
          Net income (loss)                                 $  850,113     $  113,233     $   16,299
                                                            ==========     ==========     ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1999, 1998 and 1997

                                                                   1999             1998            1997
                                                               ------------     ------------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                             $    850,113          113,233      $  16,299
 Adjustments to reconcile net income
 (loss) to net cash used in operating activities:
   Provision for loan losses                                        (12,001)         180,000         91,100
   Undistributed net (gain) loss of:
      The Business Bank                                            (375,081)        (456,163)      (214,084)
      Other Subsidiaries                                            (67,127)        (112,053)       (52,703)
   (Increase) decrease in other assets                             (508,173)          41,826           (202)
   Increase (decrease) in other liabilities                          (5,081)         (46,944)        53,526
                                                               ------------     ------------     ----------
       Net cash provided by (used in)
         operating activities                                      (117,350)        (280,101)      (106,064)
                                                               ------------     ------------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected on loans                                        56,710            7,498        397,437
 Loans and leases purchased from subsidiary                              --         (140,000)      (155,168)
 (Investment in) distributions from
   subsidiaries                                                  (1,000,000)        (700,000)      (540,195)
                                                               ------------     ------------     ----------
       Net cash provided by (used in)
         investing activities                                      (943,290)        (832,502)      (297,926)
                                                               ------------     ------------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of redeemable preferred stock                    --               --        450,000
 Proceeds from issuance of common stock                           1,119,767        2,357,895             --
 Redemption of preferred stock & accrued dividend                        --       (1,386,000)            --
                                                               ------------     ------------     ----------
       Net cash provided by (used in)
         financing activities                                     1,119,767          971,895        450,000
                                                               ------------     ------------     ----------

 Net increase (decrease) in cash and cash equivalents                59,127         (140,708)        46,010

 Cash and cash equivalents at beginning of year                      38,134          178,842        132,832
                                                               ------------     ------------     ----------

 Cash and cash equivalents at end of year                      $     97,261     $     38,134     $  178,842
                                                               ============     ============     ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

 Cash paid during the years for:
   Interest on borrowings                                      $      2,021     $        808     $       --
                                                               ============     ============     ==========

   Income taxes                                                $      9,218     $         --     $       --
                                                               ============     ============     ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 In 1997, $117,250 was accrued for dividends payable on the preferred stock - series A.

----------------------------------------------------------------------------------------------------------------------
TABLE  1    Selected Consolidated Financial Data
----------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                     1999              1998            1997            1996           1995
----------------------------------------------------------------------------------------------------------------------
Results of operations:
  Total interest income                 $  3,977,200    $  4,055,420    $  3,433,867    $  2,828,278    $ 2,191,867
  Total interest expense                   1,587,216       1,813,788       1,495,204       1,562,851      1,343,596
                                         -----------     -----------     -----------     -----------     ----------
  Net Interest income                      2,389,984       2,241,632       1,938,663       1,265,427        848,271

  Provision for
    loan/lease losses                         79,866         323,500         249,300         694,203           (295)
                                         -----------     -----------     -----------     -----------     ----------

  Net interest income after
    provision for
    loan/lease losses                      2,310,118       1,918,132       1,689,363         571,224        848,566

  Other income                               291,301         400,188         224,716         651,882        231,796

  Other expenses                           2,261,310       2,195,869       1,897,780       2,133,176      2,403,850
                                         -----------     -----------     -----------     -----------     ----------
  Income before                              340,109         122,451          16,299        (910,070)    (1,323,488)
    income taxes and
    extraordinary gain

  Income tax
    expense(benefit)                        (510,004)          9,218               -          (2,461)         2,598
                                         -----------     -----------     -----------     -----------     ----------
  Net income(loss) before                    850,113         113,233          16,299        (907,609)    (1,326,086)
    extraordinary gain

  Extraordinary gain                               -               -               -               -              -
                                         -----------     -----------     -----------     -----------     ----------
  Net income(loss)                      $    850,113    $    113,233    $     16,299    $   (907,609)   $(1,326,086)
                                         ===========     ===========     ===========     ===========     ==========

Earnings per share:
Net income                                   850,113         113,233          16,299        (907,609)    (1,326,086)
  Less:  preferred stock dividends                 -         (50,000)       (117,250)        (18,750)             -
                                         -----------     -----------     -----------     -----------     ----------
  Income available to common stockholders
      before extraordinary gain:             850,113          63,233        (100,951)       (926,359)    (1,326,086)
Basic earnings (loss) per common share  $       1.00    $       0.09    $      (0.18)   $      (1.65)   $     (2.40)
Diluted earnings (loss) per common share$       0.99    $       0.08    $          -    $      (1.65)   $     (2.40)
   Add:  extraordinary gain                        -               -               -               -              -
                                         -----------     -----------     -----------     -----------     ----------
  Income available to common stockholders    850,113          63,233        (100,951)       (926,359)    (1,326,086)
Basic earnings (loss) per common share: $       1.00    $       0.09    $      (0.18)   $      (1.65)   $     (2.40)
Diluted earnings (loss) per common share$       0.99    $       0.08    $          - (1)$      (1.65)   $     (2.40)

Average weighted shares outstanding:
      Basic                                  847,805         716,395         561,640         561,640        551,550
      Diluted                                861,094         814,752         585,873         561,640        551,550

Period-ending balances:

  Total loans                           $ 40,652,769    $ 36,962,213    $ 38,084,861    $ 30,618,335    $23,874,982
  Total assets                            56,455,892      55,573,072      48,074,006      41,601,689     43,065,970
  Total deposits                          49,191,302      50,185,459      43,761,761      37,734,574     37,475,235
  Shareholders' equity                     6,928,065       5,075,708       2,639,999       2,738,070      3,670,047

Selected ratios:

  Return on average
    total assets                                1.59%           0.22%           0.04%          (2.07)%        (3.45)%

  Return on average
    earning assets                              1.71%           0.23%           0.04%          (2.68)%        (5.23)%

  Return on average
    shareholders' equity                       16.14%           2.90%           0.61%         (27.51)%       (29.73)%

  Average shareholders'
    equity to average
    total assets                                9.87%           7.50%           5.87%           7.54%         11.60%

(1) anti-dilutive

                   UNITED FINANCIAL BANKING COMPANIES, INC.


Forward looking statements. This discussion and other sections of this report
--------------------------
contain forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and assumptions regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, Year 2000 compliancy and other conditions which, by their nature, are not conducive to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

OVERVIEW
--------

     United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank). UFBC also wholly owns Business Venture Capital, Inc. (BVCI). Collectively, UFBC, the Bank, and BVCI are referred to as "the Company". The following commentary provides an overview of the consolidated financial condition and results of operation of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

     The Company reported net income of $850,113 or $1.00 per share for the year ended December 31, 1999. Several components impacted income during 1999, including recognition of $511,424 of the Company's deferred income taxes. The deferred income tax benefit represented 60.2% of net income for the year ended December 31, 1999 compared to the 1998 tax provision which represented 8.1% of net income. Income before taxes increased $218,000 or 177.7% from $122,451 at December 31, 1998 to $340,109 at December 31, 1999. The income before tax increase is primarily attributable to the resolution and disposition of several nonearning assets during 1998. The 1998 resolution contributed to 1999 earning assets and improved asset quality which limited the amount of provision necessary to fund the allowance for loan/lease losses. Average earning assets increased $1,465,000 or 3.0% when comparing years ending December 31, 1999 and 1998 (Table 2, Consolidated Average Balances). Provision for loan/lease losses expense declined $244,000 or 75.3% for the comparable period (Consolidated Statements of Income and Comprehensive Income).

     The Company reported net income of $113,233 or $.09 earnings per basic share for the year ended December 31, 1998. Basic earnings per share were negatively impacted by dividends of $50,000 for the Company's Series A preferred stock. The preferred stock was redeemed during 1998 from proceeds of a Private Offering (Note 16 to the consolidated financial statements). Growth was the key influence on income for 1998. Total assets increased $7,499,000 or 15.6% during 1998. Average earning assets increased $7,637,000 or 18.8% during 1998 despite significant loan payoffs (Table 2, Consolidated Average Balances). Contributing to the volume of earning assets, non-earning assets decreased $586,000 or 20.4% from $2,879,000 at December 31, 1997 to $2,293,000 at December 31, 1998. Non-
earning assets were 4.1% of total assets at December 31, 1998 compared to 6.0% of total assets at December 31, 1997.

     For the year ended December 31, 1997, the Company reported net income $16,299 and net loss of $.18 earnings per basic share. Earnings per share were negatively impacted by dividends of $117,250 for the Company's Series A preferred stock. During 1997, management focused on the liquidation of non-earning assets. Primarily due to the sale of real estate owned (REO), non-earning assets decreased $830,000 or 22.4% from $3,709,000 at December 31, 1996 to $2,879,000 at December 31, 199. Non-earning assets were 6.0% of total assets at December 31, 1997 compared to 8.7% of total assets at December 31, 1996. The decrease in non-earning assets contributed to the Company's growth in total average earning assets which grew $6,941,000 or 20.5% and produced a 53.0% increase in net interest income during 1997.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


TABLE 2
CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/
YIELDS AND RATES
________________________________________________________________________________

For the Year Ended                                December 31, 1999                        December 31, 1998
----------------------------------------------------------------------------------------------------------------------
                                          Average                   Yield/        Average                     Yield/
                                          Balance       Interest     Rate         Balance        Interest      Rate
----------------------------------------------------------------------------------------------------------------------
            ASSETS
Earning assets:
  Loans/Leases:
  Commercial                            $23,644,022    $2,112,988     8.94%     $25,163,714    $2,462,453      9.79%
  Real estate construction                4,151,679       422,128    10.17%       2,756,519       264,084      9.58%
  Real estate mortgage                    7,651,694       604,872     7.91%       6,950,303       527,037      7.58%
  Installment                             1,574,821       140,799     8.94%       1,641,652       151,500      9.23%
  Leases                                          -             -        -          273,446             -         -
                                        -----------    ----------               -----------    ----------
    Total loans/leases                   37,022,216     3,280,787     8.86%      36,785,634     3,405,074      9.26%
                                        -----------    ----------               -----------    ----------

Interest-bearing deposits                         -             -     0.00%          88,056         5,491      6.24%
Federal funds sold                        5,362,759       269,857     5.03%       6,229,522       339,393      5.45%
Investment securities                     7,448,088       426,556     5.73%       5,264,914       305,462      5.80%
                                        -----------    ----------               -----------    ----------
    Total earning assets                 49,833,063     3,977,200     7.98%      48,368,126     4,055,420      8.38%
                                                       ==========                              ==========

Noninterest-earning assets
  Cash and due from banks                 2,046,384                               1,768,063
  Other assets                            2,227,639                               2,682,471
  Allowance for loan losses/lease          (755,737)                               (763,834)
                                        -----------                             -----------
    Total assets                        $53,351,349                             $52,054,826
                                        ===========                             ===========

       LIABILITIES AND
      STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing deposits:
  Savings and NOW accounts                3,389,515        81,074     2.39%       2,360,360        56,526      2.39%
  Money market accounts                  10,284,048       322,645     3.14%       8,817,006       317,462      3.60%
  Time:
  Under $100,000                         16,613,670       851,284     5.12%      19,638,531     1,078,163      5.49%
  $100,000 and over                       6,071,187       303,708     5.00%       6,636,143       360,829      5.44%
                                        -----------    ----------               -----------    ----------
    Total interest-bearing
      deposits                           36,358,420     1,558,711     4.84%      37,452,040     1,812,980      4.84%
Short-term borrowings                       425,000        28,505     6.71%          40,972           808      1.97%
                                        -----------    ----------               -----------    ----------
    Total interest-bearing
      liabilities                        36,783,420     1,587,216     4.32%      37,493,012     1,813,788      4.84%
                                                       ==========                              ==========
Non interest-bearing liabilities:
  Demand deposits                        10,853,570                               9,843,027
  Other liabilities                         448,696                                 361,048
  Redeemable preferred stock                      -                                 453,667
  Stockholders' equity                    5,265,663                               3,904,072
                                        -----------                             -----------
    Total liabilities and
      stockholders' equity              $53,351,349                             $52,054,826
                                        ===========                             ===========
Net interest income                                    $2,389,984                              $2,241,632
                                                       ==========                              ==========

Net interest margin (2)                                               4.80%                                    4.63%
                                                                     ======                                   ======
Net interest spread (3)                                               3.66%                                    3.54%
                                                                     ======                                   ======
Fees included in loan income                           $  133,193                              $  103,364
                                                       ==========                              ==========
Taxable equivalent adjustment                          $        -                              $        -
                                                       ==========                              ==========

For the Year Ended                                      December 31, 1997
------------------------------------------------------------------------------------
                                               Average                     Yield/
                                               Balance       Interest       Rate
------------------------------------------------------------------------------------
            ASSETS
Earning assets:
  Loans/Leases:
  Commercial                                 $23,856,037    $2,269,847      9.51%
  Real estate construction                     1,562,737       150,606      9.64%
  Real estate mortgage                         5,148,096       391,356      7.60%
  Installment                                  1,974,646       179,571      9.09%
  Leases                                         364,385             -         -
                                             -----------    ----------
    Total loans/leases                        32,905,901     2,991,380      9.09%
                                             -----------    ----------

Interest-bearing deposits                        151,613         8,914      5.88%
Federal funds sold                             4,516,220       246,707      5.46%
Investment securities                          3,157,053       186,866      5.92%
                                             -----------    ----------
    Total earning assets                      40,730,787     3,433,867      8.43%
                                                            ==========

Noninterest-earning assets
  Cash and due from banks                      1,666,506
  Other assets                                 3,700,273
  Allowance for loan losses/lease               (619,807)
                                             -----------
    Total assets                             $45,477,759
                                             ===========

       LIABILITIES AND
      STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing deposits:
  Savings and NOW accounts                     2,598,967        60,902      2.34%
  Money market accounts                        6,918,458       231,789      3.35%
  Time:
  Under $100,000                              17,579,511       884,041      5.40% (1)
  $100,000 and over                            5,976,740       318,472      5.33%
                                             -----------    ----------
    Total interest-bearing
      deposits                                33,073,676     1,495,204      4.72%
Short-term borrowings                                  -             -      0.00%
                                             -----------    ----------
    Total interest-bearing
      liabilities                             33,073,676     1,495,204      4.72% (1)
                                                            ==========
Non interest-bearing liabilities:
  Demand deposits                              8,104,143
  Other liabilities                              351,408
  Redeemable preferred stock                   1,281,000
  Stockholders' equity                         2,667,532
                                             -----------
    Total liabilities and
      stockholders' equity                   $45,477,759
                                             ===========
Net interest income                                         $1,938,663
                                                            ==========

Net interest margin (2)                                                     4.76%
                                                                           ======
Net interest spread (3)                                                     3.71%
                                                                           ======
Fees included in loan income                                $   92,770
                                                            ==========
Taxable equivalent adjustment                               $        -
                                                            ==========


  Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

(1) The yield on this component of interest-bearing liabilities is derived as a percentage of gross interest paid on the average balance. Interest shown is net of interest capitalized on real estate under development of $64,700 on CODs under $100,000 for the year ended December 31, 1997.

(2) Net interest income divided by total earning assets.

(3) Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


NET INTEREST INCOME AND INTEREST ANALYSIS
-----------------------------------------

     Net interest income is the principal component of the Company's operating income and is the amount by which interest and loan fee income earned on earning assets exceeds interest paid on interest-bearing liabilities. Net interest income increased $148,000 or 6.6% from $2,242,000 at December 31, 1998 to $2,389,000 at December 31, 1999. The increase is attributable to an increased average volume of earning assets and a decreased volume of interest-bearing liabilities in the Bank. As shown in Table 2, Consolidated Average Balances, average total earning assets increased $1,467,000 or 3.0% from $48,368,000 at December 31, 1998 to $48,833,000 at December 31, 1999. Average total interest-bearing liabilities decreased $710,000 or 1.9% from $37,493,000 at December 31, 1998 to $36,783,000 at December 31, 1999. During 1999, rate impacted net interest income by depressing interest income and significantly decreasing interest expense.

     Interest and fees from loans declined $124,000 or 3.7% and interest from federal funds decreased $70,000 or 20.5%. Both decreases were driven by rate as shown in Table 3, Analysis of the Changes in the Components of Net Interest Income. Interest income from investment securities grew $121,000 or 39.6% and was also impacted by rate. The investment portfolio has a short duration and the 1999 purchases were made during a rising rate environment. Total interest income decreased $78,000 or 1.9% during 1999. As needed, management changes the Company's investment mix, such as loans, securities or federal funds sold, in an effort to safely maximize income and to maintain adequate liquidity.

     Interest expense on total interest-bearing deposits decreased $227,000 or 12.5% at December 31, 1999 when compared to the year ended December 31, 1998. Both rate and volume account for the increase as shown in Table 3. Interest expense on deposits reflects management's continuing plan and efforts to manage the cost of funds by obtaining less volatile and less costly core deposits.

     Net interest margin is a key measure of net interest income performance. Representing the Company's net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. During 1999 rate was a key factor affecting net interest income and the net interest margin compared to 1998 which was primarily affected by volume as shown in Tables 2 and 3. At December 31, 1999, the net interest margin of 4.80% increased seventeen basis points when compared to the net interest margin of 4.63% at December 31, 1998.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


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

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent
________________________________________________________________________________
basis)
______

 For the Year Ended December 31,                   1999 Compared to 1998                        1998 Compared to 1997
                                        -----------------------------------------    -----------------------------------------

                                           Total              Change Due To:            Total              Change Due To:
                                                       --------------------------                   --------------------------
                                         Increase                                     Increase
                                        (Decrease)        Rate          Volume       (Decrease)        Rate          Volume
------------------------------------------------------------------------------------------------------------------------------
 Interest income:
 Loans & lease financing:
   Commercial                           $ (349,465)    $ (200,752)    $ (148,713)    $  192,606     $   68,184     $  124,422
   Real estate - construction              158,044         24,383        133,661        113,478         (1,571)       115,049
   Real estate - mortgage                   77,835         24,649         53,186        135,681         (1,322)       137,003
   Installment                             (10,701)        (4,533)        (6,168)       (28,072)         2,210        (30,282)
                                        ----------     ----------     ----------     ----------     ----------     ----------
     Total loans/leases                   (124,287)      (156,254)        31,967        413,693         67,501        346,192
 Interest-bearing deposits                  (5,491)             -         (5,491)        (3,423)           314         (3,737)
 Federal funds sold                        (69,536)      (210,270)       140,734         92,686           (906)        93,592
 Investment securities                     121,094        163,595        (42,501)       118,596         (6,168)       124,764
                                        ----------     ----------     ----------     ----------     ----------     ----------
     Total interest income                 (78,220)      (202,929)       124,709        621,552         60,740        560,812
                                        ----------     ----------     ----------     ----------     ----------     ----------
 Interest expense:
   Savings and NOW accounts                 24,547            (99)        24,646         (4,376)         1,215         (5,591)
   Money markets accounts                    5,185        (47,637)        52,822         85,673         22,066         63,607
   Time:
     Under $100,000                       (226,879)       (60,813)      (166,066)       194,122         90,578        103,544
     $100,000 and over                     (57,122)       (26,403)       (30,719)        42,357          7,221         35,136
   Short-term borrowings                    27,697         20,124          7,573            808            808              -
                                        ----------     ----------     ----------     ----------     ----------     ----------
     Total interest expense               (226,572)      (114,829)      (111,743)       318,584        121,888        196,696
                                        ----------     ----------     ----------     ----------     ----------     ----------
     Net interest income                $  148,352     $  (88,100)    $  236,452     $  302,968     $  (61,147)    $  364,115
                                        ==========     ==========     ==========     ==========     ==========     ==========

PROVISION FOR LOAN/LEASE LOSSES
-------------------------------

     Provision expense declined $244,000 or 75.3% from $324,000 at December 31, 1998 to $80,000 at December 31, 1999. The decrease is primarily attributable to a charge-off of $203,000 during 1998 and the necessity to replenish the allowance. All of the leases within the Leveraged Lease subsidiary, UFBC, Inc., expired in 1998. The value of these assets were determined each year by an independent appraisal obtained through a third party. At maturity, both leases were converted to sales as the lessees elected to exercise their purchase options. As a result of the final disposition of these assets, the Bank charged $23,145 to its allowance for loan/lease losses and the Company charged $180,000 to its allowance for loan/lease losses.

NONINTEREST INCOME
------------------

     Total noninterest income declined $109,000 or 27.2% at year end 1999 compared to year end 1998. Total noninterest income increased $175,000 or 78.1% at year end 1998 compared to year end 1997. The 1999 decrease compared to 1998 and the 1998 rise compared to 1997 are both principally due to 1998 other income. Net gains of $105,000 from the sales of REO in the BVCI subsidiary primarily accounts for 1998 other income. Gains on the sales of loans and one time recognition of deferred fees also contributed to the 1998 improvement.

     Detail of other income is shown in Note 12 to the consolidated financial statements.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST EXPENSE
-------------------

     Total noninterest expense increased $65,000 or 2.9% during the year ending 1999 as compared to 1998 and increased $298,000 or 15.7% during the year ending 1998 as compared to 1997 as shown in Table 4, Noninterest Expense. The 1999 increase is primarily attributable to salaries and employee benefits, occupancy and fixed asset expense. Salaries and employee benefits and the provision for REO account for the increase when comparing years ended December 31, 1998 and 1997.

     Salaries and employee benefits rose $157,000 or 14.8% at December 31, 1999 as compared to December 31, 1998. Staff for a new bank branch which opened during 1999 accounts for most of the increase. The bank branch opening also generated additional occupancy and furniture and equipment expense. Occupancy expense rose $38,000 or 11.8% when comparing years ended December 31, 1999 and 1998. Furniture and equipment expense increased $34,000 or 14.8% during 1999.

     Salaries and employee benefits rose $168,000 or 18.8% at December 31, 1998 as compared to December 31, 1997. During 1998, the Bank required additional staffing to support growth. For the same comparable period, the provision for REO increased $155,000 due to write-downs.

     Insurance expense decreased $15,000 or 27.4% at December 31, 1999 when compared to December 31, 1998 and decreased $34,000 or 37.3% at December 31, 1998 when compared to December 31, 1997. The decrease during 1999 is primarily attributable to a reduction in the Company's bond insurance premium. A reduction in the Bank's FDIC insurance assessment as a result of its improved capital position accounts for the 1998 decrease. The FDIC insurance assessment is affected by the volume of deposits as well as capital position.

     REO holding expense decreased 54.8% for the year ending December 31, 1998 compared to December 31, 1997. The Company benefitted from the liquidation and sale of several REO properties during 1998.

  Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

--------------------------------------------------------------------------------
TABLE  4     NONINTEREST EXPENSE
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Percentage
                                                                                                       increase (decrease)
                                                  1999             1998               1997          1999 / 98       1998 / 97
-----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                  1,219,145         1,061,659           893,622          14.83            18.80

Occupancy, net                                    360,893           322,956           296,097          11.75             9.07

Furniture and equipment                           110,687            76,563            60,304          44.57            26.96

Professional fees                                  78,084            83,169            79,254          (6.11)            4.94

Insurance                                          40,956            56,429            89,980         (27.42)          (37.29)

Provision for real estate owned                         -           227,666            72,631        (100.00)          213.46

Real estate owned holding expense                  51,146            49,914           110,305           2.47           (54.75)

Other expenses                                    400,399           317,513           295,587          26.10             7.42
                                            -------------     -------------     -------------
     Total                                      2,261,310         2,195,869         1,897,780           2.98            15.71
                                            =============     =============     =============

Noninterest expense as a percentage of :

    Average assets                                   4.24%             4.22%             4.17%
                                            =============     =============     =============

   Average earning assets                            4.54%             4.54%             4.66%
                                            =============     =============     =============

   Gross income                                     52.98%            49.28%            51.87%
                                            -------------     -------------     -------------

                   UNITED FINANCIAL BANKING COMPANIES, INC.


BALANCE SHEET ANALYSIS
----------------------

     At December 31, 1999, total assets increased $833,000 or 1.6% from December 31, 1998. The increase was attributable to loan growth and recognition of a portion of the Company's deferred income taxes. Loans grew $3,691,000 from $36,962,000 to at December 31, 1998 to $40,653,000 at December 31, 1999, while deposits decreased $994,000 for the comparable period. Loan growth was funded by capital and redistribution of the Company's liquid assets. Management believes that growth is necessary for the Company to improve profitability. Additionally, management believes that developing a diversified balance sheet is essential to supporting future growth. During 1999, the Company authorized sale of 170,000 shares of common stock at $9.00 per share through a Public Offering. The Company sold 117,644 shares of common stock as of December 31, 1999. The proceeds were primarily used to expand banking operations. The Company authorized and sold 269,950 shares of common stock at $8.75 per share through a Private Offering during 1998. The proceeds were used to redeem the Company's preferred stock which had been sold during 1996 and 1997. Further details regarding the Public and Private Offerings are provided in Note 16 to the consolidated financial statements. Both the Company and the Bank were well capitalized, per regulatory capital requirements, for the years ending December 31, 1999 and 1998. The Company's stockholders' equity increased 36.5% at December 31, 1999 compared to December 31, 1998.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

LOAN PORTFOLIO
--------------

     Loans and leases are the largest component of total assets. Loans as a percentage of total assets were 72.0% at the year ending December 31, 1999 compared to 66.5% at December 31, 1998. Though the actual balance of loans and leases increased 10.0% during 1999 when compared to 1998, the average volume of loans and leases increased only $237,000 or .6% for the comparable period. A significant portion of loan growth occurred during the fourth quarter of 1999.

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

     As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank's primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans, therefore remain the most significant component of the loan portfolio, comprising 61.9% and 66.9% of total loans and leases at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------
TABLE 5 - LOAN PORTFOLIO
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
December 31,                         1999                 1998               1997                1996                 1995
------------------------------------------------------------------------------------------------------------------------------
Commercial                    $    25,160,558    $     24,721,939   $      27,039,144    $     21,868,684     $     17,535,738

Real estate construction            4,934,806           3,499,723           2,252,943           1,527,521            1,979,587

Real estate mortgage                8,786,994           7,076,032           6,743,695           4,418,814            1,568,745

Installment                         1,770,411           1,664,519           1,744,437           2,438,674            1,946,570

Leveraged leases                            -                   -             304,642             364,642              844,342
                               ---------------     ---------------    ----------------     ---------------      ---------------
          Total loans         $    40,652,769    $     36,962,213   $      38,084,861    $     30,618,335     $     23,874,982
                               ===============     ===============    ================     ===============      ===============

The loan portfolio is predominately short-term in nature which can work to mitigate interest rate risk. The following chart shows the maturities of the Company's two largest loan classes, commercial and mortgage.


----------------------------------------------------------------------------------------------------------------
                                     One Year            One Through           Over Five
                                     or Less             Five Years              Years                 Total
----------------------------------------------------------------------------------------------------------------
Commercial                     $      6,615,373     $      11,658,350     $      6,886,835      $     25,160,558

Real estate mortgage                  1,413,848             2,140,788            5,214,358             8,768,994
                                 ---------------      ----------------      ---------------       ---------------
                               $      8,029,221     $      13,799,138     $     12,101,193      $     33,929,552
                                 ===============      ================      ===============       ===============

                  UNITED FINANCIAL BANKING COMPANIES, INC.


ALLOWANCE FOR LOAN/LEASE LOSSES
-------------------------------

     The allowance for loan/lease losses increased $36,000 or 4.8% during 1999. The ratio of allowance for loan/lease losses to total loans and leases was 1.9% and 2.0% at the years ending December 31, 1999 and 1998, respectively. A five-year history of the activity in the allowance for loan/lease losses follows:

--------------------------------------------------------------------------------
TABLE  6     ALLOWANCE FOR LOAN/LEASE LOSSES
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Period Ending December 31,                 1999                1998                1997               1996                1995
----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period     $        747,374    $        715,399    $        584,106    $       462,846    $        700,666
                                     --------------      --------------      --------------      --------------     --------------

Charge-offs:
  Installment                               (15,809)             (5,787)             (4,165)                 -             (31,891)
  Commercial                                (31,086)            (88,486)            (38,445)          (114,440)           (237,542)
  Mortgage                                        -              (4,743)            (14,643)                 -                   -
  Construction                                    -                   -             (22,800)                 -                   -
  Leveraged leases                                -            (203,201)            (60,000)          (479,700)                  -

Recoveries:
  Installment                                     -                 392               2,508              3,011               6,522
  Commercial                                  2,798              10,300              16,538             18,186              25,386
  Construction                                    -                   -               3,000                  -                   -
  Leveraged leases                                -                   -                   -                  -                   -
                                     --------------      --------------      --------------      --------------     --------------
Net charge-offs                             (44,097)           (291,525)           (118,007)          (572,943)           (237,525)
                                     --------------      --------------      --------------      --------------     --------------

Provision charged to operations              79,866             323,500             249,300            694,203                (295)
                                     --------------      --------------      --------------      --------------     --------------
Balance at end of period           $        783,143    $        747,374    $        715,399    $       584,106    $        462,846
                                     ==============      ==============      ==============      ==============     ==============

Average total loans                $     37,022,216    $     36,785,634    $     32,905,901    $    27,210,295    $     19,143,433
                                     ==============      ==============      ==============      ==============     ==============

Ratio of net charge-offs
  to average total loans                      (0.12)%             (0.79)%             (0.35)%            (2.10)%             (1.24)%
                                     ==============      ==============      ==============      =============      ==============

     The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan/lease losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:


----------------------------------------------------------------------------------------------------------------------------------
Period ending December 31,             1999                1998                1997               1996                1995
----------------------------------------------------------------------------------------------------------------------------------
Commercial                       $        434,000    $        480,000    $        466,000    $       385,000    $        379,000
Real estate construction                   74,000              52,000              34,000             23,000              29,000
Real estate mortgage                      208,000             165,000             160,000            121,000              23,000
Installment                                31,000              32,000              34,000             37,000              29,000
Leases                                          -                   -               4,600              5,600                   -
Unallocated                                36,143              18,374              16,799             12,506               2,846
                                   --------------      --------------      --------------      -------------      --------------
                                 $        783,143    $        747,374    $        715,399    $       584,106    $        462,846
                                   ==============      ==============      ==============      =============      ==============

                   UNITED FINANCIAL BANKING COMPANIES, INC.


NONPERFORMING ASSETS
--------------------

     Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and foreclosed real estate. For the years ending December 31, 1999 and 1998, nonperforming assets were 2.6% and 3.4% of total assets, respectively.

     Nonaccruing loans at year end 1999 totaled $15,781. This compares to a balance of $60,378 in nonaccrual loans at the end of 1998. The decline in nonaccruing loans at December 31, 1999 when compared to the year ended December 31, 1998 was due principally to better loan quality, collections and charge-offs. The Company had no loans or leases still accruing interest that were ninety days or more past due as to principal or interest as of December 31, 1999. Management's policy for placing loans into nonaccrual status is to
consider the overall security and character of the loan.   Foreclosed real
estate is discussed in Real Estate Owned.

     The following is a summary of nonperforming assets:


--------------------------------------------------------------------------------
TABLE 7  NONPERFORMING ASSETS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Period ending December 31,                              1999             1998           1997
-----------------------------------------------------------------------------------------------
Nonaccruing loans (90 days or more past due)       $     15,781      $    60,378    $   102,012

Real estate owned
  Total nonperforming assets                          1,424,650        1,799,398      2,368,104
                                                    -----------       ----------     ----------
                                                   $  1,440,431      $ 1,859,776    $ 2,470,116
                                                    ===========       ==========     ==========

Nonaccruing loans as a % of total loans                    0.04%            0.16%          0.27%

Reserve for loans losses to nonaccruing loans           4962.57%         1237.83%        701.29%

Nonperforming assets to total loans                        3.54%            5.03%          6.49%

                   UNITED FINANCIAL BANKING COMPANIES, INC.

REAL ESTATE OWNED
-----------------

     Real Estate Owned (REO) includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements.

     At December 31, 1999 and 1998, REO comprised 2.5% and 3.2%, respectively, of the Company's total assets. The $375,000 or 20.8% decline in REO during 1999 was primarily attributable to property sales. REO was comprised of a property located in Culpeper, Virginia and was held 100% by the Bank. The Bank continues to sell lots and residential homes to liquidate the property.

     An aging of real estate owned and a breakdown by project type as of December 31, 1999 and 1998 are presented in Table 8.

--------------------------------------------------------------------------------
TABLE  8     REAL ESTATE OWNED
--------------------------------------------------------------------------------


Aging of Foreclosed Properties

--------------------------------------------------------------------------------
Period ending December 31,                         1998                 1998
--------------------------------------------------------------------------------
From 1 to 6 months                        $         126,900     $        120,000
From 7 to 12 months                                       -                    -
From 13 to 24 months                                      -                    -
Over 24 months                                    1,297,750            1,679,398
                                            ---------------      ---------------
                                          $       1,424,650     $      1,799,398
                                            ===============      ===============

Foreclosed Properties by Project Type
--------------------------------------------------------------------------------
Period ending December 31,                         1998                 1998
--------------------------------------------------------------------------------
Undeveloped land                          $               -     $        437,198
1 - 4 family dwelling                               126,900              278,700
Developed land                                    1,297,750            1,083,500
                                            ---------------      ---------------
                                          $       1,424,650     $      1,799,398
                                            ===============      ===============

DEPOSITS
--------

    As shown in Table 10, total deposits decreased $994,000 or 2.0% at December 31, 1999 when compared to December 31, 1998. The increase shown in Table 10 and on the consolidated balance sheets was the result of asset/liability management. During 1999, management chose to utilize liquid assets and capital to fund loan growth. Since these sources provided sufficient funding, management chose to allow run-off of price sensitive certificates of deposits. As shown in Table 9, the run-off significantly contributed to lower cost of funds.

    By design, the deposit mix continued to change as the Bank sought to increase core deposits. Core deposits consist of demand, savings, NOW, money market accounts and time deposits under $100,000. Additionally, management sought to maintain an even balance between time deposits and other deposit accounts. As shown in Table 10, other deposit accounts represented 55.2% while time deposits represented 41.8% of total deposits at year end 1999. As shown in Table 9, total average core deposits increased $2,663,000 or 6.9% from $38,478,000 at December 31, 1998 to $41,141,000 at December 31, 1991. When
comparing average core deposit growth from December 31, 1998 to December 31,1999, the change was as follows: demand deposits increased $1,011,000 or 10.2%, money market deposits increased $3,648,000 or 54.9%, savings and NOW deposits increased $1,029,000 or 43.6% and time deposits under $100,000 decreased 3,025,000 or 15.4%.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

--------------------------------------------------------------------------------
TABLE  9     DEPOSITS BALANCE AND RATE
--------------------------------------------------------------------------------


Rates paid on each classification of deposits are shown below:

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,  1999                   1998                   1997                   1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
                        Average                Average                Average               Average               Average
                        Balance     Rate       Balance     Rate       Balance     Rate      Balance     Rate      Balance     Rate
------------------------------------------------------------------------------------------------------------------------------------
Demand                $10,853,570      - %    $9,843,027      - %    $8,104,143      - %    $7,543,201     - %    $5,671,220     - %

Savings and NOW         3,389,515   2.39       2,360,360   2.39       2,598,967   2.43       2,717,904  2.46       2,075,394  2.23
   accounts

Money market           10,284,048   3.14       8,817,006   3.60       6,918,458   3.35       5,106,331  3.20       4,318,259  3.60
   accounts

Time:
Under $100,000         16,613,670   5.12 *    19,638,531   5.49 *    17,579,511   5.40      16,569,137  5.61      14,195,288  5.71
$100,000 and over       6,071,187   5.00       6,636,143   5.44       5,976,740   5.33       6,237,825  5.43       5,979,498  5.49 *
                     ------------           ------------           ------------           ------------          ------------
     Total            $47,211,990   3.36 %   $47,295,067   3.84 %   $41,177,819   3.63 %   $38,174,398  3.93 %   $32,239,659  4.16 %
                     ============           ============           ============           ============          ============

* Rates for 1999, 1998, 1997, 1996, and 1995 are presented consistently with the method within the Net Interest Analysis/Yield & Rate Table presented earlier.

--------------------------------------------------------------------------------
TABLE  10     DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,  1999                  1998                 1997                   1996                  1995
-----------------------------------------------------------------------------------------------------------------------------------
                                   % of                  % of                   % of                  % of                   % of
                        Amount    Total       Amount    Total      Amount      Total      Amount     Total      Amount      Total
-----------------------------------------------------------------------------------------------------------------------------------
Demand              $12,248,025   24.91%  $14,264,071   29.01%  $ 7,778,077    17.77%  $ 7,897,677   20.93%  $ 7,033,571    18.77%

Savings and NOW
  accounts            4,902,524    9.97     3,051,446    6.20     2,508,666     5.73     2,779,982    7.37     2,966,721     7.92

Money market
  accounts           11,473,851   23.32     7,524,516   15.30     7,568,652    17.30     3,970,348   10.52     5,917,979    15.79

Time:
Under $100,000       15,513,608   31.54    18,048,129   36.69    19,478,244    44.51    16,763,355   44.42    15,139,336    40.40
$100,000 and over     5,053,294   10.27     7,297,297   14.83     6,428,122    14.69     6,323,212   16.76     6,417,628    17.12
                     ----------  ------    ----------  ------    ----------   ------    ----------  ------    ----------   ------
     Total          $49,191,302  100.00%  $50,185,459  102.02%  $43,761,761   100.00%  $37,734,574  100.00%  $37,475,235   100.00%
                     ==========  ======    ==========  ======    ==========   ======    ==========  ======    ==========   ======


The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 1999.

-----------------------------------------------------------------------------
Maturing                                      Balance              Percent
-----------------------------------------------------------------------------
Three months or less                       $ 1,328,237               26.28%
Over three months to six months              1,084,023               21.45
Over six months to twelve months             2,094,132               41.44
Over twelve months                             546,902               10.82
                                             ---------           ---------
  Total                                    $ 5,053,294              100.00%
                                             =========           =========

                   UNITED FINANCIAL BANKING COMPANIES, INC.


INVESTMENTS
-----------

     The Bank held all of the Company's investments at December 31, 1999 and 1998. The securities portfolio was comprised of U.S. Treasury, U.S. Government agency, Mortgage-backed and Equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale
(AFS) and those held-to-maturity (HTM). Securities classified as AFS be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

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

     UFBC's operational needs have been significantly reduced in recent years as overhead has been allocated proportionately between the subsidiaries. For the near future, management projects that proceeds received from the past two capital offerings and reimbursements from allocated expenses will provide sufficient cash flow for UFBC's continuing operational needs.

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

     The short-term nature of the Company's assets and liabilities can be seen in the interest sensitivity analysis presented in Table 11. The volume of non-earning assets also significantly affects the analysis, limiting the amount of assets available to reprice. As non-earning assets are returned to earning status, the gap position will become more balanced throughout the time frames measured. A positive gap position indicates that more assets than liabilities will reprice, having a negative earnings impact in a falling rate environment.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


TABLE 11 - INTEREST SENSITIVITY ANALYSIS
-----------------------------------------
in thousands

                                 CURRENT    0-3             4-6               7-12             1-5            OVER 5
                                 BALANCES  MONTHS   RATE   MONTHS  RATE      MONTHS  RATE     YEARS   RATE    YEARS    RATE   TOTAL
                                 ---------------------------------------------------------------------------------------------------
            ASSETS
FEDERAL FUNDS SOLD                5,033    5,033   4.90%                                                                       5,033
AVAILABLE-FOR-SALE INVESTMENTS    6,814      740   5.33%      340  5.49%       472   5.81%    5,135   5.85%     127   6.19%    6,814
LOANS, NET - FIXED               24,025    4,533   8.51%       72 11.17%     2,720   8.69%    9,697   8.29%   7,003   7.39%   24,025
LOANS, NET - VARIABLE            16,650   14,527   9.07%      228  9.31%        36   8.69%    1,859   8.27%       -   0.00%   16,650

                                 ---------------------------------------------------------------------------------------------------
  TOTAL EARNING ASSETS           52,522   24,833   8.01%      640  7.49%     3,228   8.27%   16,691   7.54%   7,130   7.37%   52,522

LOAN LOSS RESERVE                  (783)
NON-ACCRUAL LOANS                    16                                                                                            -
CASH AND DUE FROM BANKS           2,105                                                                                            -
REAL ESTATE OWNED                 1,425                                                                                            -
FIXED ASSETS                        311                                                                                            -
OTHER NONINTEREST-BEARING ASSETS    860                                                                                            -
                                 ---------------------------------------------------------------------------------------------------
 TOTAL NONEARNING ASSETS          3,934        -                -                -                -               -                -

                                 ---------------------------------------------------------------------------------------------------
 TOTAL ASSETS                    56,456   24,833              640            3,228           16,691           7,130           52,522
                                 ===================================================================================================

     LIABILITIES
NOW ACCOUNTS                      4,365    4,365   2.79%                                                                       4,365
MONEY MARKET ACCOUNTS            11,474   11,474   3.15%                                                                      11,474
SAVINGS ACCOUNTS                    537                                                         537   2.98%                      537
CERTIFICATES OF DEPOSIT
         * $100,000              15,514    2,435   4.87%    3,554  4.93%     3,848   5.04%    5,677   5.31%                   15,514
CERTIFICATES OF DEPOSIT
         ** $100,000              5,053    1,328   4.86%    1,084  5.08%     2,094   5.11%      547   4.88%                    5,053
                                 ---------------------------------------------------------------------------------------------------
 TOTAL INTEREST-BEARING DEPOSITS 36,943   19,602   3.40%    4,638  4.97%     5,942   5.06%    6,761   5.09%       -           36,943
                                 ---------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEPOSITS     12,248                                                                                            -
                                 ---------------------------------------------------------------------------------------------------
 TOTAL DEPOSITS                  49,191   19,602            4,638            5,942            6,761               -           36,943

 TOTAL OTHER LIABILITIES            337                                                                                            -
 TOTAL CAPITAL                    6,928                                                                                            -
                                 ---------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES & CAPITAL     56,456   19,602            4,638            5,942            6,761               -           36,943
                                 ===================================================================================================

INTERVAL GAP/GAP SPREAD                    5,231   4.61%   (3,998) 2.52%    (2,714)  3.20%    9,930   2.45%   7,130   7.37%
CUMULATIVE GAP                             5,231            1,233           (1,481)           8,449          15,579

INTERVAL GAP/TOTAL ASSETS                   9.27%           (7.08)%          (4.81)%          17.59%          12.63%
CUMULATIVE GAP/TOTAL ASSETS                 9.27%            2.18%           (2.62)%          14.97%          27.59%

INTERVAL GAP/EARNING ASSETS                 9.96%           (7.61)%          (5.17)%          18.91%          13.58%
CUMULATIVE GAP/EARNING ASSETS               9.96%            2.35%           (2.82)%          16.09%          29.66%

MATCHED                                   19,602   3.40%      640  4.97%     3,228   8.27%   16,691   7.54%       -   0.00%
OPEN                                       5,231   4.61%   (3,998) 2.52%    (2,714)  3.20%    9,930   2.45%   7,130   7.37%

                   UNITED FINANCIAL BANKING COMPANIES, INC.

YEAR  2000
----------

     During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues and developing plans to address potential risks in the event of Year 2000 failures. To date, the Company has successfully managed the transition.

     Although, considered unlikely, unanticipated problems in core business processes, including problems associated with non-compliant third parties and disruptions to the economy in general, could still occur despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes, including interaction with the Company's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.

     During 1999, the Company incurred approximately $154,000 for costs associated with the Year 2000 issue, including salary allocations. The Year 2000 project was headed by senior management and primarily utilized internal personnel.

EFFECTS OF INFLATION
--------------------

     The effect of changing prices on financial institutions is different than that of non-banking companies since substantially all assets and liabilities are monetary in nature. Interest rates are affected by inflation and deflation. Neither the timing nor the magnitude of the changes in interest rates is necessarily related to price level indexes. Consequently, management believes the Company can best counter inflation over the long term by managing net interest income, diversifying its asset and liability mix and controlling noninterest income and expenses.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


DIRECTORS                                              OFFICERS
---------                                              --------

Jeffery T. Valcourt                                    Harold C. Rauner
Chairman of the Board                                  President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services, Inc.        Sharon A. Stakes
                                                       Executive Vice President
Manuel V. Fernandez
Vice Chairman
United Financial Banking Companies, Inc.               Lisa M. Porter
President, 650 Water Street, Inc.                      Chief Financial
Officer/Controller
                                                       Corporate Secretary
William J. McCormick, Jr.
President, Jordan Kitts Music, Inc.                    F. Janette Collins
                                                       Assistant Secretary
Dennis I. Meyer
Partner, Baker & McKenzie, Attorneys

Edward H. Pechan
President, E. H. Pechan and Associates, Inc.

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank

Sharon A. Stakes
Executive Vice President, United Financial Banking Companies, Inc. Executive Vice President, The Business Bank


                     THE BUSINESS BANK BOARD OF DIRECTORS

Harold C. Rauner                                       Jeffery T. Valcourt
Chairman of the Board                                  Vice Chairman
The Business Bank                                      The Business Bank
President/CEO, The Business Bank                       President/CEO, Valcourt
Building Services, Inc
President/CEO, United Financial Banking Companies, Inc.

Robert E. Carpenter                                    Charles S. Evans
Partner, Weller and Scott                              President, Computerware

Robert W. Pitts
Partner, Pitts and Pitts

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


                             CORPORATE INFORMATION
                             ---------------------

The Company did not accrue or pay dividends during the years ended December 31, 1999 and 1998. The Company will not resume the issuance of stock dividends until retained earnings are returned to a positive level.


The Company had 425 shareholders of record as of  December 31, 1999.



                                  FORM 10KSB
                                  ----------


For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary
United Financial Banking Companies, Inc.
8399 Leesburg Pike
P.O. Box 2459
Vienna, Virginia 22182