Form 10KSB40, Exhibit 13
period 2000-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2001-04-02
CIK 714286

                                                                      EXHIBIT 13



                            UNITED FINANCIAL BANKING
                       COMPANIES, INC. AND SUBSIDIARIES


                               FINANCIAL REPORT


                               DECEMBER 31, 2000

                                C O N T E N T S

                                                                 Page

INDEPENDENT AUDITOR'S REPORT                                        1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                       2
  Consolidated statements of income and comprehensive income        3
  Consolidated statements of stockholders' equity                   4
  Consolidated statements of cash flows                             5
  Notes to financial statements                                6 - 22

                         INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheets of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



                                      /s/ Brown, Dakes, Wannall & Maxfield, P.C.

Fairfax, Virginia

February 20, 2001

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2000 and 1999

                                     ASSETS                                 2000           1999
                                                                         ------------   ------------
 Cash and due from banks (Note 12)                                       $  2,990,025   $  2,104,515
 Federal funds sold                                                           600,000      5,033,000
                                                                         ------------   ------------
    Total cash and cash equivalents                                         3,590,025      7,137,515
                                                                         ------------   ------------
 Securities available-for-sale (Note 2)                                     8,101,889      6,813,528
 Securities held-to-maturity (Note 2)                                       2,270,483             --
                                                                         ------------   ------------
    Total securities                                                       10,372,372      6,813,528
                                                                         ------------   ------------
 Loans, net of unearned income of
  $113,153 in 2000; $38,805 in 1999 (Notes 3, 4 and 11)                    55,701,135     40,652,769
 Less: Allowance for loan/lease losses                                       (973,431)      (783,143)
                                                                         ------------   ------------
     Net loans and lease financing                                         54,727,704     39,869,626
 Real estate owned, net (Note 5)                                            1,364,066      1,424,650
 Premises and equipment, net (Note 6)                                         206,669        283,020
 Deferred income tax (Note 9)                                                 919,156        511,424
 Other assets                                                                 674,121        416,129
                                                                         ------------   ------------
                                                                           57,891,716     42,504,849
                                                                         ------------   ------------

   Total assets                                                          $ 71,854,113   $ 56,455,892
                                                                         ============   ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits:
  Demand                                                                 $ 15,103,101   $ 12,248,025
  Savings and NOW                                                           5,232,987      4,902,524
  Money market                                                             13,896,824     11,473,851
  Time:
   Under $100,000                                                          15,937,455     15,513,608
   $100,000 and over                                                       10,472,041      5,053,294
                                                                         ------------   ------------
    Total deposits (Note 8)                                                60,642,408     49,191,302
 Short-term borrowings (Note 7)                                             2,186,000             --
 Accounts payable and accrued expenses                                        474,922        336,525
                                                                         ------------   ------------
    Total liabilities                                                      63,303,330     49,527,827
                                                                         ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 10)

STOCKHOLDERS' EQUITY (Notes 12, 15 and 17)
 Preferred stock $-0- par value,
  authorized 5,000,000 shares, no shares issued                                    --             --
 Common stock, par value $1; authorized 3,500,000
  shares, issued 1,001,499 shares in 2000 and 963,234 shares in 1999        1,001,499        963,234
 Surplus                                                                   15,975,810     15,669,690
 Accumulated deficit                                                       (8,384,469)    (9,604,287)
 Accumulated other comprehensive income                                       (42,057)      (100,572)
                                                                         ------------   ------------
    Total stockholders' equity                                              8,550,783      6,928,065
                                                                         ------------   ------------

    Total liabilities and stockholders' equity                           $ 71,854,113   $ 56,455,892
                                                                         ============   ============

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                 Years Ended December 31, 2000, 1999 and 1998

                                                     2000           1999          1998
                                                  ------------  ------------   ------------
Interest income:
 Interest and fees on loans/leases                $  4,412,647  $  3,280,787   $  3,405,074
 Interest on investment securities                     578,532       426,556        305,462
 Interest on interest bearing deposits                     512            --          5,491
 Interest on federal funds sold                        342,626       269,857        339,393
                                                  ------------  ------------   ------------
                                                     5,334,317     3,977,200      4,055,420
                                                  ------------  ------------   ------------
Interest expense:
 Interest on deposits (Note 14)                      1,900,845     1,558,711      1,812,980
 Interest on short-term borrowings (Note 7)             33,462        28,505            808
                                                  ------------  ------------   ------------
                                                     1,934,307     1,587,216      1,813,788
                                                  ------------  ------------   ------------
Net interest income                                  3,400,010     2,389,984      2,241,632
Provision for loan/lease losses (Note 3)               340,117        79,866        323,500
                                                  ------------  ------------   ------------
Net interest income after provision
 for loan/lease losses                               3,059,893     2,310,118      1,918,132
                                                  ------------  ------------   ------------

Noninterest income (loss):
  Loan servicing and other fees                         69,427        66,543         93,605
  Gain on the sale of fixed assets                          --            --            100
  Other income (Note 13)                               194,015       224,758        306,483
                                                  ------------  ------------   ------------
                                                       263,442       291,301        400,188
                                                  ------------  ------------   ------------
Noninterest expense:
  Salaries                                           1,156,617     1,027,289        893,146
  Employee benefits (Note 15)                          194,632       191,856        168,513
  Occupancy (Note 6)                                   381,373       360,893        322,956
  Furniture and equipment                              138,458       110,687         76,563
  Other (Note 16)                                      621,437       570,585        734,691
                                                   -----------  ------------   ------------
                                                     2,492,517     2,261,310      2,195,869
                                                   -----------  ------------   ------------

Income before federal income taxes                     830,818       340,109        122,451

Provision (benefit) for federal income taxes:
  Federal, current (Note 9)                             18,732         1,420          9,218
  Deferred (Note 9)                                   (407,732)     (511,424)            --
                                                  ------------  ------------   ------------
Net income                                        $  1,219,818  $    850,113   $    113,233
                                                  ============  ============   ============
Net income per common share (Notes 1 and 16)
  Basic                                           $       1.22  $       1.00   $       0.09
                                                  ============  ============   ============
  Diluted                                         $       1.21  $       0.99   $       0.09
                                                  ============  ============   ============

Comprehensive Income
-------------------------------------
 Net income                                          1,219,818       850,113        113,233
 Other comprehensive income, net of tax
  Unrealized gains (losses) on available-for-sale
  securities                                            58,515      (117,523)        14,581
                                                  ------------  ------------   ------------
 Comprehensive income                             $  1,278,333  $    732,590   $    127,814
                                                  ============  ============   ============

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2000, 1999 and 1998

                                                                                                     Accumulated
                                                                                                        Other
                                            Common                                Accumulated       Comprehensive
                                            Stock               Surplus             Deficit            Income             Total
                                       ---------------      ---------------      --------------    ----------------   ------------
Balance December 31, 1997               $      561,640      $    12,643,622      $   (10,567,633)    $        2,370   $  2,639,999

Net income                                          --                   --              113,233                 --        113,233

Net proceeds from issuance
  of shares of common
  stock                                        269,950            2,087,945                   --                 --      2,357,895

Accrued dividend for
  redeemable preferred
  stock - series A                                  --              (50,000)                  --                 --        (50,000)

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                        --                   --                   --             14,581         14,581
                                        --------------      ---------------      ---------------     --------------   ------------
Balance December 31, 1998               $      831,590      $    14,681,567      $   (10,454,400)    $       16,951   $  5,075,708
                                        --------------      ---------------      ---------------     --------------   ------------
Net income                                          --                   --              850,113                 --        850,113

Net proceeds from issuance
  of shares of common
  stock                                        131,644              988,123                   --                 --      1,119,767

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                        --                   --                   --           (117,523)      (117,523)
                                        --------------      ---------------      ---------------     --------------   ------------
Balance December 31, 1999               $      963,234      $    15,669,690      $    (9,604,287)    $     (100,572)  $  6,928,065
                                        --------------      ---------------      ---------------     --------------   ------------
Net income                                          --                   --            1,219,818                 --      1,219,818

Net proceeds from issuance
  of shares of common
  stock                                         38,265              306,120                   --                 --        344,385

Change in unrealized
    holding gain (loss) on
    available-for-sale
    securities (AFS), net
    of taxes                                        --                   --                   --             58,515         58,515
                                        --------------      ---------------      ---------------     --------------   ------------
Balance December 31, 2000               $    1,001,499      $    15,975,810      $    (8,384,469)    $      (42,057)  $  8,550,783
                                        ==============      ===============      ===============     ==============   ============

See Notes to Consolidated Financial Statements.

           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 2000, 1999 and 1998


                                                                      2000              1999             1998
                                                                  ------------       -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                        $  1,219,818       $   850,113     $    113,233
Adjustments to reconcile net income
    to net cash provided by (used in) operating activities:
Depreciation and amortization                                           90,208            71,814           94,572
Provision for loan/lease losses                                        340,117            79,866          323,500
Provision for losses on real estate owned                                   --                --          227,666
Amortization of investment security discounts                            4,694            10,316             (879)
Amortization of loan fees and discounts                                (73,335)          (23,113)           9,203
Net loss on sale of securities                                           2,831                --               --
Net (gain) on disposal of fixed assets                                  (2,735)               --             (100)
Net (gain) on the sale of real estate owned                             (3,054)          (77,478)        (104,657)
(Increase) in other assets                                            (665,724)         (525,308)         (27,126)
Increase (decrease) in other liabilities                               138,397            24,621          (24,342)
                                                                  ------------       -----------     ------------

Net cash provided by operating activities                            1,051,217           410,831          611,070
                                                                  ------------       -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Non-bank loans and leases repaid, net of originations                 (136,434)         (142,296)           7,498
Bank loans and leases repaid, net of originations                  (15,246,946)       (3,696,144)         694,422
Purchases of securities available-for-sale                          (3,617,571)       (5,211,772)      (5,298,526)
Purchases of securities held-to-maturity                            (2,478,062)               --         (769,908)
Investments made in real estate owned                                 (202,466)         (225,907)        (571,266)
Proceeds received from maturity of securities
    available-for-sale                                               2,381,098         3,400,619        1,881,651
Proceeds received from maturity of securities
    held-to-maturity                                                   206,681         1,763,891           91,787
Proceeds received from real estate owned                               524,624           805,033        1,136,963
Purchases of premises and equipment                                    (19,857)         (263,260)         (49,892)
Proceeds from sale of premises and equipment                             8,735                --              100
                                                                  ------------       -----------     ------------

Net cash used for investing activities                             (18,580,198)       (3,569,836)      (2,877,171)
                                                                  ------------       -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand
    deposits, savings accounts, NOW
    accounts and money market accounts                               5,608,512         3,784,367        6,984,638
Certificates of deposit sold (matured), net                          5,842,594        (4,778,524)        (560,940)
Net change in short-term borrowings                                  2,186,000                --               --
Proceeds from issuance of common stock                                 344,385         1,119,767        2,357,895
Redemption of preferred stock & accrued dividend                            --                --       (1,386,000)
                                                                  ------------       -----------     ------------

Net cash provided by financing activities                           13,981,491           125,610        7,395,593
                                                                  ------------       -----------     ------------
Net increase (decrease) in cash and cash equivalents                (3,547,490)       (3,033,395)       5,129,492

Cash and cash equivalents at beginning of year                       7,137,515        10,170,910        5,041,418
                                                                  ------------       -----------     ------------

Cash and cash equivalents at end of year                          $  3,590,025       $ 7,137,515     $ 10,170,910
                                                                  ============       ===========     ============
SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
Cash paid during the years for:

Interest on deposits and other borrowings                         $  1,865,269       $ 1,614,597     $  1,373,372
                                                                  ============       ===========     ============

Income taxes                                                      $      1,420       $     9,218     $         --
                                                                  ============       ===========     ============
NON-CASH ITEMS
                                                                  ===============================================
Increase in foreclosed properties and
    decrease in loans                                             $    258,520       $   126,900     $    120,000

Effect on stockholders' equity of an
    unrealized gain (loss) on debt and
    equity securities in available-for-sale                             58,515          (117,523)          14,581

                                                                               6
           UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Summary of Significant Accounting Policies

          Basis of accounting:

            The accounting and reporting policies used in preparing these financial statements conform to generally accepted accounting principles in the United States of America and to general practices within the commercial banking industry .

          Principles of consolidation:

            The accompanying consolidated financial statements include the accounts of United Financial Banking Companies, Inc. and subsidiaries (the Company). Following is a summary of each subsidiary and its primary business activity:

               The Business Bank and Subsidiary       Commercial Bank
               (the Bank)

               Business Venture Capital, Inc. (BVCI)  Develop real estate held for sale Lending

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

            Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale (AFS). Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At December 31, 2000 and 1999, the Company held no securities classified as trading.

                                                                               7
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies (continued)

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

                                                                               8
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies (continued)


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

          Other assets:

            The Business Bank Insurance Agency, Inc. (TBBIA) is a wholly owned subsidiary of The Business Bank. TBBIA's only asset is an investment in Virginia Bankers Insurance Center as a limited liability company member. At December 31, 2000, TBBIA ownership totaled .082% or $113,152 of Virginia Bankers Insurance Center. Ownership is adjusted annually using the equity method.

          Income taxes:

            The Company accounts for certain income and expense items in different time periods for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences using an asset and liability approach.

          Reclassifications:

            Certain amounts for fiscal year 1999 and 1998 have been reclassified to conform to the presentation for fiscal year 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

            The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

            Securities Available-for-Sale
            -----------------------------
                                                                       Gross          Gross
                                                                    Unrealized      Unrealized     Fair
                                                 Amortized Cost        Gains          Losses      Value
                                                 --------------    --------------  ----------   -----------
            December 31, 2000:
            U.S. Government Agencies              $6,750,892          $  735         $ (38,553)  $6,713,074
            Mortgage-backed Securities             1,163,904           2,340            (6,579)   1,159,665
            Equity                                   229,150              --                --      229,150
                                                  ----------          ------         ---------   ----------
            Total                                 $8,143,946          $3,075         $ (45,132)  $8,101,889
                                                  ==========          ======         =========   ==========

            December 31, 1999:
            U.S. Government Agencies              $6,188,940          $   --         $ (96,013)  $6,092,927
            Mortgage-backed Securities               496,010              --            (4,559)     491,451
            Equity                                   229,150              --                --      229,150
                                                  ----------          ------         ---------   ----------
            Total                                 $6,914,100          $   --         $(100,572)  $6,813,528
                                                  ==========          ======         =========   ==========
            Securities Held-to-Maturity
            ---------------------------

            December 31, 2000:
            U.S. Government Agencies              $2,001,111          $13,617         $(411)  $2,014,317
            Mortgage-backed Securities               269,372            2,666            --      272,038
                                                  ----------          -------         -----   ----------
            Total                                 $2,270,483          $16,283         $(411)  $2,286,355
                                                  ==========          =======         =====   ==========

            December 31, 1999:
            U.S. Government Agencies              $       --          $    --         $  --   $       --
            Mortgage-backed Securities                    --               --            --           --
                                                  ----------          -------         -----   ----------
            Total                                 $       --          $    --         $  --   $       --
                                                  ==========          =======         =====   ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and estimated fair value of securities at December 31, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

          Securities Available-for-Sale                Amortized Cost  Fair Value
          -----------------------------                --------------  ----------
          Due in one year or less                       $1,986,136    $1,979,118
          Due after 1 year through 5 years               5,034,735     5,004,794
          Due after 5 years through 10 years               528,412       525,230
          Due after 10 years                               365,513       363,597
                                                        ----------    ----------
                                                         7,914,796     7,872,739
                                                        ----------    ----------

          Equity securities                                229,150       229,150
                                                        ----------    ----------
          Total                                         $8,143,946    $8,101,889
                                                        ==========    ==========

          Securities Held-to-Maturity                  Amortized Cost  Fair Value
          ---------------------------                  --------------  ----------

          Due in one year or less                       $  772,841    $  772,430
          Due after 1 year through 5 years               1,497,642     1,513,925
          Due after 5 years through 10 years                    --            --
          Due after 10 years                                    --            --
                                                        ----------    ----------
          Total                                         $2,270,483    $2,286,355
                                                        ==========    ==========

          Available-for-sale securities with a fair market value of $304,282 at December 31, 2000 were pledged as collateral for the Bank's treasury, tax and loan account and a letter of credit at Community Bankers Bank. Held-to-maturity securities with an amortized cost of $684,660 at December 31, 1999 were pledged as collateral for the Bank's treasury, tax and loan account and a letter of credit at Community Bankers Bank.

          Gross losses of $2,831 were realized in 2000. No gross gains or gross losses were realized in 1999 and 1998.

          Equity Securities
          -----------------
          As a member of the Federal Home Loan Bank Systems, The Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $166,400, since no active trading market exists.

          At December 31, 2000, The Bank owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

          Neither equity stock was pledged at December 31, 2000.

Note 3.   Loans and Lease Financing and Related Accounts

          Major classifications of loans and lease financing are summarized as follows:

                                                  2000          1999
                                               -----------   -----------

           Commercial                         $37,160,119   $25,164,407
           Real estate construction             8,707,666     4,963,112
           Real estate mortgage                 6,945,500     8,794,744
           Installment                          3,001,003     1,769,311
                                              -----------   -----------
                                               55,814,288    40,691,574
           Less unearned discount                (113,153)      (38,805)
                                              -----------   -----------
                                               55,701,135    40,652,769
           Allowance for loan/lease losses       (973,431)     (783,143)
                                              -----------   -----------
           Loans and lease financing, net     $54,727,704   $39,869,626
                                              ===========   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Changes in the allowance for loan/lease losses were as follows:

                                                 2000       1999       1998
                                              ---------   --------   ---------

           Balance, beginning of year         $ 783,143   $747,374   $ 715,399
           Provision charged to operations      340,117     79,866     323,500
           Loans charged off                   (151,441)   (46,895)   (302,139)
           Recoveries                             1,612      2,798      10,614
                                              ---------   --------   ---------
           Balance, end of year               $ 973,431   $783,143   $ 747,374
                                              =========   ========   =========

        Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

        Impaired loans are summarized as follows:

                                                 2000       1999       1998
                                              ---------   --------   ---------

           Non-accrual                        $  12,507   $ 15,781   $  60,378
           Restructured                         142,672    142,739          --
           Other impaired loans                      --         --          --
                                              ---------   --------   ---------
           Total impaired loans               $ 155,179   $158,520   $  60,378
                                              =========   ========   =========

        The allowance for loan losses related to impaired loans amounted to approximately $31,036, $31,656 and $34,140 at December 31, 2000, 1999
        and 1998, respectively.

        The following is an analysis of approximate interest income related to impaired loans which is recognized on a cash basis:

                                                 2000       1999       1998
                                              ---------   --------   ---------
           Interest that would have
             been accrued as income           $      --   $  3,000   $   8,000
           Interest paid and recognized
             as interest income                      --         --          --
                                             ----------   --------   ---------
           Interest forgone                   $      --   $  3,000   $   8,000
                                             ==========   ========   =========

        The average balance of impaired loans on which income was recognized on a cash basis was $16,000, $27,000 and $70,000 for the years ending December 31, 2000, 1999 and 1998, respectively. There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2000.


Note 4. Significant Concentrations of Credit Risk

        Concentrations of credit risk arise when a number of customers have similar characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration of credit risk to any individual customer; however, a portion of the Company's lending activity is to customers with loans secured by commercial real estate. A geographic concentration exists because the Company operates primarily in Northern Virginia and the surrounding metropolitan area. As of December 31, 2000, the Company had loans to such customers totaling $19,322,039. The Company evaluates each customer's creditworthiness on a case-by-case basis. Generally, these loans are secured by the underlying real estate, securities and/or personal assets.

        The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 2000, the Company had uninsured cash of $54,259. At December 31, 2000, five deposit relationships held approximately 16.1% of the Bank's total deposits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Real Estate Owned
                                                            2000         1999
                                                         ----------   ---------

           Real estate owned                             $1,984,766  $2,045,350
           Allowances for losses on real estate owned      (620,700)   (620,700)
                                                         ----------  ----------
           Real estate owned, net                        $1,364,066  $1,424,650
                                                         ==========  ==========

        The Company did not capitalized interest for the years ended December 31, 2000 and 1999.

        Changes in the allowance for losses on real estate owned are summarized as follows:

                                                            2000        1999
                                                         ----------  ----------

           Balance, beginning                            $  620,700     657,305
           Provision charged to operations                       --          --
           Realized losses charged to allowance                  --     (36,605)
                                                         ----------  ----------
           Balance, ending                               $  620,700  $  620,700
                                                         ==========  ==========

Note 6. Premises and Equipment

        Major classifications of premises and equipment are summarized as follows:
                                                            2000        1999
                                                         ----------  ----------

           Leasehold improvements                        $   64,571  $  286,442
           Furniture and equipment                          732,853     915,276
                                                         ----------  ----------
                                                            797,424   1,201,718

           Accumulated depreciation and amortization       (590,755)   (890,934)
                                                         ----------  ----------
                                                         $  206,669  $  310,784
                                                         ==========  ==========

        Depreciation and amortization expense of $90,208 in 2000, $71,814 in 1999 and $94,572 in 1998, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset. During 2000, the Company disposed of several obsolete and fully depreciated assets.

        Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 2000, are as follows:

                                     2001                            $  279,301
                                     2002                               279,301
                                     2003                               279,301
                                     2004                               279,301
                                     2005                               279,301
                              Later years                               450,736
                                                                     ----------
             Total minimum lease payments                            $1,847,241
                                                                     ==========

        At December 31, 2000, the Company's operations included two leased properties. The lease terms for the main offices of the Company and the Bank located in Vienna, Virginia include three options for renewal, totaling twenty years, and a right of first offer. The Company leases space for a branch in McLean, Virginia. The lease term is for ten years and two months which commenced April 1, 1999.

        Rental expense for operating leases amounted to $280,942, $259,398 and $193,912 for the years ended December 31, 2000, 1999 and 1998, respectively. Leases are straightlined based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Short-term Borrowings


                                                        2000          1999
                                                      ----------   ----------

           Federal funds purchased                    $2,186,000   $       --
                                                      ==========   ==========

           Average daily amount outstanding           $  491,914   $  562,222
                                                      ==========   ==========

           Weighted average interest rate                   6.80%        5.07%
                                                      ==========   ==========

           Maximum outstanding at any month-end       $3,786,000   $1,100,000
                                                      ==========   ==========

        In addition to federal funds purchased, the Bank borrowed short-term funding from the Federal Home Loan Bank of Atlanta during 2000 and 1999.


Note 8. Deposits

        Deposit account balances at December 31, 2000 and 1999 are summarized as follows:



                                                         2000         1999
                                                      -----------  -----------

           Noninterest bearing                        $15,103,101  $12,248,024
           Interest-bearing demand                     18,366,728   15,839,370
           Savings deposits                               763,083      537,005
           Certificates of deposits                    26,409,496   20,566,902
                                                      -----------  -----------
                                                      $60,642,408  $49,191,301
                                                      ===========  ===========

        Certificates maturing in years ending December 31, as of December 31, 2000:

                                           2001                    $21,974,317
                                           2002                      3,550,887
                                           2003                        732,122
                                           2004                        135,685
                            2005 and thereafter                         16,485
                                                                   -----------
                                                                   $26,409,496
                                                                   ===========
        Overdrafts of $74,195 have been reclassed and are included in commercial loans.


Note 9. Income Taxes

        Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

                                             2000        1999          1998
                                          ---------   -----------  -----------

           Current                        $  18,732   $     1,420  $     9,218
           Deferred                        (407,732)     (511,424)          --
                                          ---------   -----------  -----------
                                          $(389,000)  $  (510,004) $     9,218
                                          =========   ===========  ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                  2000          1999          1998
                                                             ---------   -----------   -----------
         Income before income taxes
         Applicable statutory income tax rate                $ 830,818   $   340,109   $   122,451
                                                                    34%           34%           34%
                                                             ---------   -----------   -   -------
         Computed "expected" federal tax expense             $ 282,478   $   115,637   $    41,633

         Adjustments to federal income tax resulting from:
             Nondeductible expenses                          $   5,975    $    3,289   $        --
             Alternative minimum tax                            18,732         1,420            --
             Net operating loss carryforward                  (288,453)     (118,926)      (32,415)
             Decrease in deferred tax valuation allowance     (407,732)     (511,424)           --
                                                             ---------   -----------   -----------
             Provision for federal income tax                $(389,000)  $  (510,004)  $     9,218
                                                             =========   ===========   ===========

         Other comprehensive income                          $  58,515   $  (117,523)  $    14,581
         Applicable tax                                         19,895       (39,958)        4,958
         Net operating loss carryforward                       (19,895)       39,958        (4,958)
                                                             ---------   -----------   -----------
             Other comprehensive income, net of tax          $  58,515   $  (117,523)  $    14,581
                                                             =========   ===========   ===========

         The major components of deferred tax assets and liabilities are as follows:

                                                                                2000          1999
                                                                         -----------   -----------
         Deferred tax assets (liabilities):
          Accelerated depreciation                                       $    (2,986)  $     5,285
          Provision for loan losses                                          263,218       151,675
          Valuation adjustments of real property                             211,038       211,038
          Deferred loan fees                                                  38,472        13,194
          Unrealized gain/loss on investment securities                       14,299        34,194
          Deferred rent                                                       41,751        33,720
          Net operating loss carryforward                                  1,597,281     2,022,315
                                                                         -----------   -----------

         Net deferred tax assets before valuation allowance              $ 2,163,073     2,471,421

         Deferred tax valuation allowance                                 (1,243,917)   (1,959,997)
                                                                         -----------   -----------

         Net deferred tax assets                                         $   919,156   $   511,424
                                                                         ===========   ===========

         The change in the net deferred tax asset for 2000 in the amount of $407,732 was to recognize amounts of the Company's net operating loss carryforward considered by management as more likely than not to be realized. Based on the same analysis, $511,424 was recognized in 1999.

         At December 31, 2000 the Company had net operating loss carryforwards for regular income tax purposes of $4,697,884 which will expire $878,384 in 2010, $1,829,709 in 2011 and $1,989,791 in 2012. The
         Company also has an alternative minimum tax credit carryforward of approximately $340,717 which may be carried forward indefinitely.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Commitments and Contingencies

          General Contingency
          -------------------
          The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 2000 which would have a material adverse effect on the Company's financial statements.

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

          Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Company is willing to extend. At December 31, 2000 and 1999, commitments to extend credit under unused lines of credit amounted to approximately $9,647,685 and $5,702,067, respectively.

          The Company's outstanding standby letters of credit amounted to approximately $2,622,039 and $652,924 as of December 31, 2000 and 1999, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. Most of the Company's letters of credit are cash secured.

Note 11.  Related Party Transactions

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

                 Balance, December 31, 1998                  $1,289,085
                   Additions                                    436,533
                   Reductions                                  (224,202)
                                                             ----------
                 Balance, December 31, 1999                  $1,501,416
                   Additions                                  1,245,394
                   Reductions                                   (97,158)
                                                             ----------
                 Balance, December 31, 2000                  $2,649,652
                                                             ==========

          The December 31, 2000 balance consists of both secured and unsecured loans. The 2000 additions include loans and affiliated loan balances of a Bank director appointed to the Bank Board of Directors during 2000. None of the loans to related parties were classified as non-performing at December 31, 2000.

          The Bank held related party deposits of approximately $6,110,000 and $2,810,000 at December 31, 2000 and 1999, respectively.

Note 12.  Regulatory Requirements and Restrictions

          The Company's banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 2000, 1999 and 1998.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank's capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank's capital and surplus totaled $6,990,738 at December 31, 2000; thus net assets of the Bank in excess of approximately $699,074 were restricted from use by the Holding Company in the form of loans or advances. The Holding Company had no such borrowings from the Bank in 2000 or 1999.

          As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 2000 was $374,000.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Federal Reserve's capital guidelines do not currently apply to the Company. They will apply to the Company at such time as it has total assets equal to $150,000,000 or more, it has public debt, or it engages in certain highly leveraged activities. At December 31, 2000, the Bank met the criteria to be well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions and have been no events since December 31, 2000 that management believes would result in the institution not being adequately capitalized.

              The following table presents the Company and the Bank's actual regulatory capital amounts and ratios:

                                                                        Required for Capital           Required To Be
                                                Actual                    Adequacy Purposes           Well Capitalized
                                        --------------------------  -----------------------------  -----------------------
                                            Amount       Ratio           Amount        Ratio           Amount        Ratio
===========================================================================================================================
As of December 31, 2000:
 Total capital (to risk-weighted assets)
        Company                             $8,783,519   15.80%       $4,447,981        8.00%       $5,559,976       10.00%
        The Business Bank                   $7,722,888   14.07%       $4,389,875        8.00%       $5,487,343       10.00%
 Tier 1 capital (to risk-weighted assets)
        Company                             $8,085,084   14.54%       $2,223,991        4.00%       $3,335,986        6.00%
        The Business Bank                   $7,033,839   12.82%       $2,194,937        4.00%       $3,292,406        6.00%
 Tier 1 capital (to average assets)
        Company                             $8,085,084   11.48%       $2,818,231        4.00%       $3,522,789        5.00%
        The Business Bank                   $7,033,839   10.08%       $2,792,032        4.00%       $3,490,040        5.00%

As of December 31, 1999:
 Total capital (to risk-weighted assets)
        Company                             $7,192,340   18.33%       $3,138,307        8.00%       $3,922,883       10.00%
        The Business Bank                   $6,730,867   17.33%       $3,107,996        8.00%       $3,884,994       10.00%
 Tier 1 capital (to risk-weighted assets)
        Company                             $6,698,365   17.08%       $1,569,153        4.00%       $2,353,730        6.00%
        The Business Bank                   $6,241,999   16.07%       $1,553,998        4.00%       $2,330,997        6.00%
 Tier 1 capital (to average assets)
        Company                             $6,698,365   12.14%       $4,414,432        4.00%       $5,518,040        5.00%
        The Business Bank                   $6,241,999   11.28%       $4,425,844        4.00%       $5,532,306        5.00%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13.  Other Income

                                                                   2000        1999        1998
                                                             ----------  ----------  ----------
          Service charges on deposits                        $  173,567  $  131,310  $  113,836
          Fees on letters of credit                              17,221       6,188       6,280
          Gain (loss) on sale of real estate owned                3,054      72,807     104,657
          Gain on sale of loans                                      --          --      39,818
          Other                                                     173      14,453      41,892
                                                             ----------  ----------  ----------
                                                             $  194,015  $  224,758  $  306,483
                                                             ==========  ==========  ==========

 Note 14. Interest on Deposits

                                                                  2000        1999        1998
                                                             ----------  ----------  ----------
          Savings and NOW                                    $  157,156  $   81,074  $   56,526
          Money market                                          512,446     322,645     312,769
          Time:
            Under $100,000                                      807,087     851,284   1,082,856
            $100,000 and over                                   424,156     303,708     360,829
                                                             ----------  ----------  ----------
                                                             $1,900,845  $1,558,711  $1,812,980
                                                             ==========  ==========  ==========

Note 15.  Employee Benefit Programs

          (a) Retirement Plans

          The Company has a 401(K) Plan which covers all employees who meet specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $1,800 in 2000, $2,000 in 1999 and $1,600 in 1998. The Company made contributions to the 401(K) Plan of $24,000 in 2000, 1999 and 1998. Future
          contributions, if any, will be determined annually at the discretion of the Company's Board of Directors.

          (b)  Stock Options

          The Company has a 1990 and 1999 Executive Stock Plan (Plans) covering substantially all employees. Under the Plans, any employee who has or is expected to significantly contribute to the Company's growth and profit may be granted one or more options to purchase common stock and/or Stock Appreciation Rights (SAR). Members of the Compensation Committee are not eligible. The Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options or SARs.

          The Committee establishes the price of each option share granted. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880 based on formula adjustments since adoption of the 1990 Plan. At December 31, 2000, 69,880 options to purchase common stock had been granted under the 1990 Plan. The 1990 Plan expired December 31, 1999. The maximum number of options to purchase common stock issuable under the 1999 Plan is 53,949. The 1999 Plan expires December 31, 2003. At December 31, 2000, no options to purchase common stock had been granted under the 1999 Plan. Under both Plans, options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. Certain option grants vest over four years.

          The Company also has a 1996 and 1999 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 Directors Plan also includes awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase stock were awarded. The maximum number of shares issuable under the 1999 Directors Plan is 35,000. At December 31, 2000, 9,200 options to purchase common stock had been granted under the 1999 Directors Plan. The 1999 Directors Plan expires on August 1, 2003.

                                                                              18
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Employee Benefit Programs (continued)

          The following table summarizes the Company's stock option activity for the years ended December 31, 2000 and December 31, 1999:

                                               Average
                                              Price Per
                                                Share    Options   Exercisable
                                              ---------  --------  -----------
          Outstanding at December 31, 1998    $    7.66    52,382       46,765
              Granted                              8.82    33,098
              Exercised                              --        --
              Canceled or expired                  8.08    (3,000)
                                                           ------       ------
          Outstanding at December 31, 1999    $    8.11    82,480       58,757
              Granted                              9.00     4,600
              Exercised                              --        --
              Canceled or expired                    --        --
                                                           ------       ------
          Outstanding at December 31, 2000    $    8.16    87,080       65,707
                                                           ======       ======

          The Company has elected to account for stock-based compensation under the intrinsic value guidelines of APB 25. Under the intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the option as of the date granted, over the exercise price. The Company's policy is to grant options at the current market value. Accordingly, no compensation expense associated with the options granted was recognized as of December 31, 2000, 1999 and 1998.

Note 16.  Other Expense

                                                                  2000      1999      1998
                                                              --------  --------  --------
          Data processing                                     $148,041  $131,090  $114,938
          Professional fees                                     78,849    78,084    83,169
          Stationery, printing and supplies                     53,040    68,142    49,357
          Insurance                                             36,036    40,956    56,429
          Postage                                               21,191    24,208    17,034
          Telephone                                             34,115    25,694    16,463
          Advertising                                            7,268    11,069     7,411
          Travel, mileage, and lodging                           2,977     7,560     7,557
          Provision for losses on real estate owned, net            --        --   227,666
          Real estate owned, holding expense                    18,812    51,146    49,914
          Other                                                221,108   132,636   104,753
                                                              --------  --------  --------
                                                              $621,437  $570,585  $734,691
                                                              ========  ========  ========

          Advertising costs are expensed as incurred.

Note 17.  Shareholder's Equity

          The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 2000 and 1999, there were no shares of preferred stock outstanding. Preferences are determined by the Board of Directors.

          The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 2000 and 1999, there were 1,001,499 and 963,234 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (stock option plans and stock warrants) total 201,977.

          Public Offering
          ---------------

          During 2000, the Company completed a Public Offering of common stock. The Offering was initiated during 1999 for the purpose of expanding banking operations. The Company sold 155,909 shares of common stock at $9.00 per share. $1,000,000 of the $1,403,181 proceeds were downstreamed to the Bank to support growth. $300,000 of the proceeds were downstreamed to BVCI for investment purposes. Offering costs totaled approximately $44,000. The Company sold 38,265 shares of common stock during 2000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Warrants
          --------

          During 1999, warrants to purchase fourteen thousand shares of common stock were exercised at $7.50 per share. Warrants to purchase thirty-four thousand shares of common stock were unexercised at December 31, 2000. Warrants to purchase 32,000 shares of common stock expire September 30, 2001. A warrant to purchase two thousand shares of common stock expires January 27, 2007.

The following table is a reconciliation of earnings per common share as computed under SFAS 128 (Note 1).

                                                                    Income        Shares      Per Share
                                                                  (Numerator)  (Denominator)   Amount
                                                                  -----------  -------------  ---------
Basic Earnings Per Share
------------------------

For the year ended December 31, 2000
         Net Income                                               $1,219,818
         Less: Preferred Stock Dividends                                  --
                                                                  ----------
         Basic earnings (loss) per common share:
           Income available to common stockholders                $1,219,818        996,481    $   1.22
                                                                  ==========     ==========   =========

For the year ended December 31, 1999
         Net Income                                               $  850,113
         Less: Preferred Stock Dividends                                  --
                                                                  ----------
         Basic earnings (loss) per common share:
           Income available to common stockholders                $  850,113        847,805    $   1.00
                                                                  ==========     ==========   =========

For the year ended December 31, 1998
         Net Income                                               $  113,233
         Less: Preferred Stock Dividends                             (50,000)
                                                                  ----------
         Basic earnings (loss) per common share:
           Income available to common stockholders                $   63,233        716,395    $    .09
                                                                  ==========     ==========   =========


Diluted Earnings Per Share
--------------------------

For the year ended December 31, 2000
         Net Income available to common stockholders              $1,220,788        996,481

         Add: Contracts to issue common stock
              Warrants - expire 9/30/01                                               3,765
              Warrant - expires 1/27/07                                                 235
              Options - expire 12/31/05 -12/31/09                                     5,186
                                                                                 ----------
              Weighted-average diluted shares outstanding                             9,186

         Diluted earnings  per common share:                      $1,220,788      1,005,667    $   1.21
                                                                  ==========     ==========   =========

For the year ended December 31, 1999
         Net Income available to common stockholders              $  850,113        847,805

         Add: Contracts to issue common stock
              Warrants - expire 9/30/01                                               5,333
              Warrant - expires 1/27/07                                                 333
              Options - expire 12/31/05 -12/31/09                                     7,622
                                                                                  ---------
              Weighted-average diluted shares outstanding                            13,288

         Diluted earnings  per common share:                      $  850,113        861,093    $    .99
                                                                  ==========     ==========   =========


For the year ended December 31, 1998, earnings per common share and diluted earnings per common share were $.09.

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

          Deposits
          The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 2000 and 1999. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                                              2000                    1999
                                    -----------------------   ------------------------
                                        Book        Fair         Book         Fair
                                       Value       Value        Value        Value
                                    -----------  -----------  -----------  -----------
        Financial Assets:
           Cash and short-term
               investments          $ 3,590,000  $ 3,590,000  $ 7,137,000  $ 7,137,000
           Investment securities     10,380,000   10,396,000    6,813,000    6,813,000
           Net loans                 54,728,000   57,117,000   39,870,000   40,158,000

         Financial Liabilities:
           Deposits                  60,642,000   60,727,000   49,191,000   49,100,000
           Short-term borrowings      2,186,000    2,186,000           --           --


   SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

Note 19.  Parent Company Financial Statements

          Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999 and 1998, follow:

                                 BALANCE SHEETS
                           December 31, 1999 and 1998


                  ASSETS                                        2000        1999
                                                             ----------  ----------
           Cash on deposit with subsidiary bank              $  134,707  $   97,261
           Investment in The Business Bank                    7,050,557   6,241,999
           Investments in other subsidiaries                    543,673     219,696
           Loans and leases receivable, net                          --          --
           Other assets                                         919,156     511,424
                                                             ----------  ----------

                  Total assets                               $8,648,093  $7,070,380
                                                             ==========  ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

       LIABILITIES
         Other liabilities                                   $   55,253  $   41,743
                                                            -----------  ----------
               Total liabilities                                 55,253      41,743
                                                            -----------  ----------


       STOCKHOLDERS' EQUITY                                   8,592,840  $7,028,637
                                                             ----------  ----------

             Total liabilities and stockholders' equity      $8,648,093  $7,070,380
                                                             ==========  ==========


                              STATEMENTS OF INCOME
                  Years Ended December 31, 2000, 1999 and 1998

                                                           2000        1999        1998
                                                        ----------   ---------   ---------
       Income:
         Interest                                       $    3,524   $   2,246   $   8,472
         Other                                              91,804          --          48
                                                        ----------   ---------   ---------
               Total income                                 95,328       2,246       8,520
       Expenses                                             97,044     104,345     454,285
                                                        ----------   ---------   ---------
                                                            (1,716)   (102,099)   (445,765)
       Undistributed net gain (loss) of subsidiaries       832,534     442,208     568,216
                                                        ----------   ---------   ---------
       Income (loss) before income taxes                   830,818     340,109     122,451
       Federal income tax expense (benefit)               (389,000)   (510,004)      9,218
                                                        ----------   ---------   ---------
       Net income (loss)                                $1,219,818   $ 850,113   $ 113,233
                                                        ==========   =========   =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 2000, 1999 and 1998

                                                            2000          1999          1998
                                                         ----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                       $1,219,818   $   850,113       113,233
 Adjustments to reconcile net income
 (loss) to net cash used in operating activities:
   Provision for loan losses                                     --       (12,001)      180,000
   Undistributed net (gain) loss of:
      The Business Bank                                    (808,558)     (375,081)     (456,163)
      Other Subsidiaries                                    (23,976)      (67,127)     (112,053)
   (Increase) decrease in other assets                     (407,733)     (508,173)       41,826
   Increase (decrease) in other liabilities                 (13,510)       (5,081)      (46,944)
                                                         ----------   -----------   -----------

       Net cash provided by (used in)
         operating activities                                (6,939)     (117,350)     (280,101)
                                                         ----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Principal collected on loans                                    --        56,710         7,498
 Loans and leases purchased from subsidiary                      --            --      (140,000)
 (Investment in) distributions from
   subsidiaries                                            (300,000)   (1,000,000)     (700,000)
                                                         ----------   -----------   -----------
       Net cash provided by (used in)
         investing activities                              (300,000)     (943,290)     (832,502)
                                                         ----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of common stock                     344,385     1,119,767     2,357,895
 Redemption of preferred stock & accrued dividend                --            --    (1,386,000)
                                                         ----------   -----------   -----------
       Net cash provided by (used in)
         financing activities                               344,385     1,119,767       971,895
                                                         ----------   -----------   -----------

 Net increase (decrease) in cash and cash equivalents        37,446        59,127      (140,708)

 Cash and cash equivalents at beginning of year              97,261        38,134       178,842
                                                         ----------   -----------   -----------

 Cash and cash equivalents at end of year                $  134,707   $    97,261   $    38,134
                                                         ==========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

 Cash paid during the years for:
   Interest on borrowings                                $       --   $     2,021   $       808
                                                         ==========   ===========   ===========

   Income taxes                                          $    1,420   $     9,218   $        --
                                                         ==========   ===========   ===========

                   UNITED FINANCIAL BANKING COMPANIES, INC.


------------------------------------------------------------------------------------------------------------------------------------
TABLE  1    Selected Consolidated Financial Data
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                 2000            1999             1998             1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Results of operations:
  Total interest income                            $  5,334,317    $  3,977,200     $  4,055,420     $  3,433,867     $  2,828,278
  Total interest expense                              1,934,307       1,587,216        1,813,788        1,495,204        1,562,851
                                                   ------------    ------------     ------------     ------------     ------------
  Net Interest income                                 3,400,010       2,389,984        2,241,632        1,938,663        1,265,427

  Provision for loan/lease losses                       340,117          79,866          323,500          249,300          694,203
                                                   ------------    ------------     ------------     ------------     ------------

  Net interest income after provision
    for loan/lease losses                             3,059,893       2,310,118        1,918,132        1,689,363          571,224

  Other income                                          263,442         291,301          400,188          224,716          651,882

  Other expenses                                      2,492,517       2,261,310        2,195,869        1,897,780        2,133,176
                                                   ------------    ------------     ------------     ------------     ------------
  Income before income taxes                            830,818         340,109          122,451           16,299         (910,070)

  Income tax expense (benefit)                         (389,000)       (510,004)           9,218                -           (2,461)
                                                   ------------    ------------     ------------     ------------     ------------
  Net income (loss) before                         $  1,219,818    $    850,113     $    113,233     $     16,299     $   (907,609)
                                                   ============    ============     ============     ============     ============

Earnings per share:
Net income                                            1,219,818         850,113          113,233           16,299         (907,609)
  Less:  preferred stock dividends                            -               -          (50,000)        (117,250)         (18,750)
                                                   ------------    ------------     ------------     ------------     ------------
  Income available to common stockholders             1,219,818         850,113           63,233         (100,951)        (926,359)

Basic earnings (loss) per common share             $       1.22    $       1.00     $       0.09     $      (0.18)    $      (1.65)

Diluted earnings (loss) per common share           $       1.21    $       0.99     $       0.09     $          - (1) $      (1.65)

Average weighted shares outstanding:
      Basic                                             996,481         847,805          716,395          561,640          561,640
      Diluted                                         1,005,667         861,094          729,492          585,873          561,640

Period-ending balances:

  Total loans                                      $ 55,701,135    $ 40,652,769     $ 36,962,213     $ 38,084,861     $ 30,618,335
  Total assets                                       71,854,113      56,455,892       55,573,072       48,074,006       41,601,689
  Total deposits                                     60,642,408      49,191,302       50,185,459       43,761,761       37,734,574
  Shareholders' equity                                8,550,783       6,928,065        5,075,708        2,639,999        2,738,070

Selected ratios:

  Return on average total assets                           1.86%           1.59%            0.22%            0.04%           (2.07)%

  Return on average earning assets                         1.98%           1.71%            0.23%            0.04%           (2.68)%

  Return on average shareholders' equity                  16.09%          16.14%            2.90%            0.61%          (27.51)%

  Average shareholders' equity
    to average total assets                               11.55%           9.87%            7.50%            5.87%            7.54%

(1) anti-dilutive

                   UNITED FINANCIAL BANKING COMPANIES, INC.


Forward looking statements. This discussion and other sections of this report contain forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and assumptions regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which, by their nature, are not conducive to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

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

     The Company reported net income of $1,219,818 for the year ended December 31, 2000. This compares with net income of $850,113 for the same period of 1999. Basic earnings per share were $1.22 for 2000 compared to $1.00 basic earnings per share for 1999. Earnings for 2000 were primarily due to an increased volume of earning assets and an improved net interest margin. During the past year, UFBC's primary subsidiary, the Bank, continued to increase the Company's earning asset base. At December 31, 2000, average total earning assets increased $11,918,574 or 23.9% when compared to 1999 (Consolidated Average Balances, Table
2). The increase contributed favorably to the Company's operating earnings. The net interest margin increased seventy-one basis points from 4.80% at December 31, 1999 to 5.51% at December 31, 2000. The improved margin also contributed favorably to the Company's net income. The deferred income tax benefit represented 33.4% of net income for the year ended December 31, 2000 compared to 60.2% of net income for 1999. Income before deferred income tax benefits increased $490,709 or 144.3% from $340,109 at December 31, 1999 to $830,818 at
December 31, 2000.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE  2

CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/
YIELDS AND RATES

----------------------------------------------------------------------------------------------------------------------------------

For the Year Ended                     December 31, 2000              December 31, 1999            December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                 Average                 Yield/    Average               Yield/    Average                   Yield/
                                 Balance      Interest   Rate      Balance     Interest   Rate     Balance      Interest      Rate
-----------------------------------------------------------------------------------------------------------------------------------
          ASSETS
Earning assets:
 Loans/Leases:
 Commercial                  $ 30,567,856  $2,872,879    9.40%   $23,644,022  $2,112,988   8.94%  $25,163,714    $2,462,453  9.79%
 Real estate construction       6,103,426     670,568   10.99%     4,151,679     422,128  10.17%    2,756,519       264,084  9.58%
 Real estate mortgage           8,032,728     667,005    8.30%     7,651,694     604,872   7.91%    6,950,303       527,037  7.58%
 Installment                    2,434,971     202,195    8.30%     1,574,821     140,799   8.94%    1,641,652       151,500  9.23%
 Leases                                 -           -       -              -           -      -       273,446             -      -
                             ------------  ----------            -----------  ----------          -----------    ----------
    Total loans/leases         47,138,981   4,412,647    9.36%    37,022,216   3,280,787   8.86%   36,785,634     3,405,074  9.26%
                             ------------  ----------            -----------  ----------          -----------    ----------

Interest-bearing deposits               -           -    0.00%             -           -   0.00%       88,056         5,491  6.24%
Federal funds sold              5,511,609     343,138    6.23%     5,362,759     269,857   5.03%    6,229,522       339,393  5.45%
Investment securities           9,101,047     578,532    6.36%     7,448,088     426,556   5.73%    5,264,914       305,462  5.80%
                             ------------  ----------            -----------  ----------          -----------    ----------
   Total earning assets        61,751,637   5,334,317    8.64%    49,833,063   3,977,200   7.98%   48,368,126     4,055,420  8.38%
                                           ==========                         ==========                         ==========

Noninterest-earning assets

 Cash and due from banks        2,021,578                          2,046,384                        1,768,063
 Other assets                   2,730,260                          2,227,639                        2,682,471
 Allowance for loan
 losses/lease                    (860,414)                          (755,737)                        (763,834)
                             ------------                        -----------                      -----------
     Total assets            $ 65,643,061                        $53,351,349                      $52,054,826
                             ============                        ===========                      ===========

     LIABILITIES AND
    STOCKHOLDERS' EQUITY

Interest-bearing
liabilities:
Interest-bearing deposits:
 Savings and NOW accounts       5,369,945     157,165    2.93%     3,389,515      81,074   2.39%    2,360,360        56,526  2.39%
 Money market accounts         14,301,086     512,440    3.58%    10,284,048     322,645   3.14%    8,817,006       317,462  3.60%
 Time:
  Under $100,000               14,750,470     807,087    5.47%    16,613,670     851,284   5.12%   19,638,531     1,078,163  5.49%
  $100,000 and over             7,553,286     424,153    5.62%     6,071,187     303,708   5.00%    6,636,143       360,829  5.44%
                             ------------- ----------            -----------  ----------          -----------    ----------
    Total interest-bearing
      deposits                 41,974,787   1,900,845    4.52%    36,358,420   1,558,711   4.84%   37,452,040     1,812,980  4.84%
Short-term borrowings             495,166      33,462    6.76%       425,000      28,505   6.71%       40,972           808  1.97%
                             ------------  ----------            -----------  ----------          -----------    ----------
   Total interest-bearing
     liabilities               42,469,953   1,934,307    4.56%    36,783,420   1,587,216   4.32%   37,493,012     1,813,788  4.84%
                                           ==========                         ==========                         ==========
Noninterest-bearing
liabilities:
 Demand deposits               15,159,490                         10,853,570                        9,843,027
 Other liabilities                434,418                            448,696                          361,048
 Redeemable preferred stock             -                                  -                          453,667
 Stockholders' equity           7,579,200                          5,265,663                        3,904,072
                             ------------                        -----------                      -----------
    Total liabilities and
       stockholders' equity  $ 65,643,061                        $53,351,349                      $52,054,826
                             ============                        ===========                      ===========

Net interest income                        $3,400,010                         $2,389,984                         $2,241,632
                                           ==========                         ==========                         ==========

Net interest margin (1)                                  5.51%                             4.80%                             4.63%
                                                        =====                             =====                              ====
Net interest spread (2)                                  4.08%                             3.66%                             3.54%
                                                        =====                             =====                              ====
Fees included in loan income               $  172,486                         $ 133,193                          $  103,364
                                           ==========                         =========                          ==========
Taxable equivalent adjustment              $        -                         $       -                          $        -
                                           ==========                         =========                          ==========

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

                   UNITED FINANCIAL BANKING COMPANIES, INC.


NET INTEREST INCOME AND INTEREST ANALYSIS
-----------------------------------------

     Net interest income is the principal component of the Company's operating income and is the amount by which interest and loan fee income earned on earning assets exceeds interest paid on interest-bearing liabilities. Net interest income increased $1,010,026 or 42.3% from $2,389,984 at December 31, 1999 to $3,400,010 at December 31, 2000 as a result of increased loan volume. Interest and fees on loans rose $1,131,860 during 2000. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, $924,231 of increased interest income was attributable to volume.

     The Bank contained interest expense by strategically managing the deposit mix over the past year. Though the average volume of interest-bearing deposits increased $5,616,367 or 15.4% during the past year, the cost of deposits declined thirty-two basis points at December 31, 2000 when compared to December 31, 1999 (Consolidated Average Balances, Table 2). The cost decline was primarily attributable to the growth of money market, savings and NOW deposit accounts, which are generally less costly funding than certificates of deposit. The average volume of money market, savings and NOW deposit accounts rose $5,997,468 or 43.9% during 2000. The average volume of certificate of deposit accounts decreased $344,210 or 1.5% when comparing the years ended December 31, 1999 and 2000. Rate sensitive certificate of deposits (customers without an established banking relationship) were allowed to runoff as they matured during the year.

     The rate environment also contributed to net interest income. The prime rate increased 100 basis points from 8.50% at December 31, 1999 to 9.50% at December 31, 2000. An increased prime rate notably impacts the Bank's earnings as approximately one third of the Bank's loan portfolio is tied to prime repricing. The yield on total loans rose fifty basis points from 8.86% at December 31, 1999 to 9.36% at December 31, 2000. The rate environment also favorably impacted the yield on federal funds sold and investment securities. During 2000, the yield on federal funds increased one hundred twenty basis points and the yield on investment securities increased sixty-three basis points. Subsequent to December 31, 2000, the prime rate decreased 150 basis points. The Company anticipates that the decline will have a negative impact on earnings during the first six months of 2001. However, the Company anticipates that earnings will stabilize during the second half of 2001 as approximately $21,000,000 of liabilities will reprice at market.

     Net interest margin is a key measure of net interest income performance. Representing the Company's net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 2000, the net interest margin of 5.51% increased seventy-one basis points when compared to the net interest margin of 4.80% at December 31, 1999.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


CHANGE IN NET INTEREST INCOME (RATE/VOLUME VARIANCE)
---------------------------------------------------
         The analysis of the changes for the components of net interest income presented in Table 3 shows the direct causes of the changes in net interest earnings from year to year on a tax equivalent basis. It is computed as prescribed by the Securities and Exchange Commission. UFBC's net yield on earning assets, interest income and expense is affected by fluctuating interest rates, volumes of and changes in the mix between earning assets and interest-bearing liabilities, and the interaction between these factors.

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent basis)
---------------------------------------------------------------------------------------


 For the Year Ended December 31,             2000 Compared to 1999                       1999 Compared to 1998
                                  -------------------------------------------    ----------------------------------------

                                     Total                Change Due To:              Total            Change Due To:
                                                   --------------------------                  --------------------------
                                   Increase                                         Increase
                                   (Decrease)         Rate            Volume       (Decrease)        Rate         Volume
--------------------------------------------------------------------------------------------------------------------------
 Interest income:
 Loans & lease financing:
   Commercial                    $    759,891     $   141,131    $    618,760     $  (349,465)   $ (200,752)   $ (148,713)
   Real estate - construction         248,440          49,993         198,447         158,044        24,383       133,661
   Real estate - mortgage              62,133          32,012          30,121          77,835        24,649        53,186
   Installment                         61,396         (15,507)         76,903         (10,701)       (4,533)       (6,168)
                                 ------------     -----------    ------------     -----------    ----------    ----------
     Total loans/leases             1,131,860         207,629         924,231        (124,287)     (156,254)       31,967

 Interest-bearing deposits                  -               -               -          (5,491)            -        (5,491)
 Federal funds sold                    73,281          65,791           7,490         (69,536)     (210,270)      140,734
 Investment securities                151,976          57,310          94,666         121,094       163,595       (42,501)
                                 ------------     -----------    ------------     -----------    ----------    ----------
     Total interest income          1,357,117         330,730       1,026,387         (78,220)     (202,929)      124,709
                                 ------------     -----------    ------------     -----------    ----------    ----------

 Interest expense:
   Savings and NOW accounts            76,092          28,723          47,369          24,547           (99)       24,646
   Money markets accounts             189,793          63,764         126,029           5,185       (47,637)       52,822
   Time:
     Under $100,000                   (44,197)         51,273         (95,470)       (226,879)      (60,813)     (166,066)
     $100,000 and over                120,446          46,305          74,141         (57,122)      (26,403)      (30,719)
   Short-term borrowings                4,957             251           4,706          27,697        20,124         7,573
                                 ------------     -----------    ------------     -----------    ----------    ----------
     Total interest expense           347,091         190,316         156,775        (226,572)     (114,829)     (111,743)
                                 ------------     -----------    ------------     -----------    ----------    ----------
     Net interest income         $  1,010,026     $   140,414    $    869,612     $   148,352    $  (88,100)   $  236,452
                                 ============     ===========    ============     ===========    ==========    ==========


PROVISION FOR LOAN/LEASE LOSSES
-------------------------------
          Provision expense increased $260,251 or 325.9% from $79,866 at December 31, 1999 to $340,117 at December 31, 2000. The Boards of Directors and management believe it is prudent to carry a conservative allowance reserve for loans. Loans increased $15,048,366 or 37.0% during 2000 which required a significant increase in the charge to provision in order to maintain an adequate allowance for loan losses. Also during 2000, the Bank priced a portion of its one-to-four family residential mortgage portfolio for sale. The review resulted in a $134,000 charge to the allowance. The allowance was then replenished $134,000 through a charge to the provision. The Bank sold twenty-one loans for $2,600,000. The majority of the loans sold originated in the Bank's 100% financing program for its Reva, Virginia real estate owned asset. Management believed the Reva loans created a significant credit concentration and that disposition would be beneficial to the Bank and to the Company. The sale contributed to the Company's liquidity and the proceeds have been reemployed in assets which yield approximately 200 basis points higher than the loans sold. See Note 1 to the Consolidated Financial Statements for more detail on maintaining a reserve for risks inherent to a loan portfolio.

                   UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST INCOME
------------------
         Total noninterest income decreased $27,859 or 9.7% at year end 2000 compared to year end 1999. Total noninterest income declined $108,887 or 27.2% at year end 1999 compared to year end 1998. Both decreases resulted from the variance of gains on the sales of REO. During 1999 and 1998, BVCI had net gains on the sales of REO of $72,807 and $104,657, respectively. Gains on the sales of loans and one time recognition of deferred fees also contributed to other income in 1998. Detail of other income is shown in Note 13 to the consolidated financial statements.

NONINTEREST EXPENSE
-------------------
         Total noninterest expense increased $231,207 or 10.2% during the year ended 2000 as compared to 1999 and increased $65,000 or 2.9% during the year ended 1999 as compared to 1998 (Table 4, Noninterest Expense). The 2000 rise was primarily attributable to costs associated with operating the McLean branch which began operations in September 1999. During 2000 and 1999, branch operating costs impacted expenses such as salaries, employee benefits, occupancy, furniture and equipment, communications and advertising.

         Salaries and employee benefits increased $132,104 or 10.8% from $1,219,145 at December 31, 1999 to $1,351,249 at December 31, 2000. For the same period, occupancy increased $20,480 or 5.7%. Salaries and employee benefits rose $157,000 or 14.8% during the year ended December 31, 1999 as compared to December 31, 1998 and occupancy expense rose $38,000 or 11.8%. The increases for both periods were due to additional staffing and leased space necessary for the Company to expands its banking operations, most notably the McLean branch.

         Furniture and equipment expense increased $27,771 or 25.1% during 2000 and $34,000 or 14.8% during 1999. During the third and fourth quarters of 1999, the Company purchased furniture and equipment for the McLean branch. The Company also purchased equipment for technological upgrading and Year 2000 compliance. Most of the equipment was placed on a three year amortization schedule. Depreciation initiated by the purchases accounted for the increased expense.

         Other expense rose $87,341 or 21.8% from $400,399 at December 31, 1999 to $487,437 at December 31, 2000 and $82,866 or 26.1% from $317,513 at December
31, 1998 to $400,399 at December 31, 1999. The increases were primarily attributable to expanded banking operations and growth. Costs such as data processing, franchise tax, advertising and communications increased $44,405 or 24.2% during 2000 compared to 1999 and $44,391 or 31.9% during 1999 compared to 1998.

         REO holding expense decreased 63.2% for the year ended December 31, 1999 compared to year ended December 31, 1998. The Company benefitted from the liquidation and sale of several REO properties during 1998 and 1999.

         Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

TABLE  4     NONINTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------------------
                                                                                                      Percentage
                                                                                                  increase (decrease)
                                              2000               1999               1998          2000 / `99    1999 / `98
-------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits             1,351,249          1,219,145          1,061,659           10.84         14.83
Occupancy, net                               381,373            360,893            322,956            5.67         11.75
Furniture and equipment                      138,458            110,687             76,563           25.09         44.57
Professional fees                             78,849             78,084             83,169            0.98         (6.11)
Insurance                                     36,036             40,956             56,429          (12.01)       (27.42)
Provision for real estate owned                    -                  -            227,666               -       (100.00)
Real estate owned holding expense             18,812             51,146             49,914          (63.22)         2.47
Other expenses                               487,740            400,399            317,513           21.81         26.10
                                       -------------      -------------       ------------
    Total                                  2,492,517          2,261,310          2,195,869           10.22          2.98
                                       =============      =============       ============

Noninterest expense as a percentage of:

    Average assets                              3.80%              4.24%              4.22%
                                       =============      =============       ============
   Average earning assets                       4.04%              4.54%              4.54%
                                       =============      =============       ============
   Gross income                                44.53%             52.98%             49.28%
                                       =============      =============       ============

                   UNITED FINANCIAL BANKING COMPANIES, INC.

BALANCE SHEET ANALYSIS
----------------------
         Total assets escalated $15,398,221 or 27.3% during 2000. The rise in assets was attributable to the Bank's increased volume of deposits and short-term borrowings which increased the volume of assets available for investment. Total deposits increased $11,451,106 or 23.3% from $49,191,302 at December 31, 1999 to $60,642,408 at December 31, 2000 due to new deposit relationships generated by both the Main and McLean offices. The increased volume of assets were invested into loans which rose $15,048,366 or 37.0% from $40,652,769 at December 31, 1999 to $55,701,135 at December 31, 2000 and
investment securities which grew $3,558,844 or 52.2%. Management believes that growth is necessary for the Company to continue to improve profitability. Additionally, management believes that developing a diversified balance sheet is essential to supporting future growth.

         Earnings and additional capital contributed to the $1,622,718 or 23.4% increase in stockholders' equity at December 31, 2000 compared to December 31, 1999. During 2000, UFBC completed a Public Offering initiated in the fourth quarter of 1999. The Company sold 38,265 shares of common stock at $9.00 per share during 2000. The proceeds were primarily used to expand banking operations. Further details regarding the Public Offering are provided in Note 17 to the consolidated financial statements. Both the Company and the Bank were well capitalized, per regulatory capital requirements, for the years ended December 31, 2000 and 1999.

LOAN PORTFOLIO
--------------
         Loans were 77.5% percent of total assets at December 31, 2000 compared to 72.0 at December 31, 1999. In managing risk for what is predominantly a commercial loan portfolio, management maintains clearly defined credit standards. Approval and funding of all loans is centralized and thereby promotes uniform application of credit standards. The Bank Board reviews and regularly monitors policies for lending practices. The Bank has policies limiting exposure to certain industries in an effort to limit the risks associated with commercial lending, including extending new credit to real estate development related businesses. The primary focus when extending credit is the borrower's ability to repay the loan from expected cash flows.

         As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank's primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans therefore remain the most significant component of the loan portfolio, comprising 66.6% and 61.9% of total loans at December 31, 2000 and 1999, respectively.

TABLE 5 - LOAN PORTFOLIO
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
December 31,                      2000               1999               1998              1997               1996
----------------------------------------------------------------------------------------------------------------------
Commercial                  $   37,097,497     $   25,160,558    $    24,721,939    $   27,039,144     $   21,868,684
Real estate construction         8,661,702          4,934,806          3,499,723         2,252,943          1,527,521
Real estate mortgage             6,939,635          8,786,994          7,076,032         6,743,695          4,418,814
Installment                      3,002,301          1,770,411          1,664,519         1,744,437          2,438,674
Leveraged leases                         -                  -                  -           304,642            364,642
                              -------------      -------------     --------------     -------------      -------------
        Total loans        $    55,701,135     $   40,652,769    $    36,962,213    $   38,084,861     $   30,618,335
                              =============      =============     ==============     =============      =============

The loan portfolio is predominately short-term in nature which can work to mitigate interest rate risk. The following chart shows the maturities of the Company's two largest loan classes, commercial and real estate construction.

----------------------------------------------------------------------------------------------------------------------
                                                   One Year          One Through       Over Five
                                                   or Less            Five Years         Years              Total
----------------------------------------------------------------------------------------------------------------------
Commercial                                     $   12,750,665    $     9,213,883    $   15,132,949     $   37,097,497
Real estate construction                            8,603,192                  -            58,510          8,661,702
                                                 -------------     --------------     -------------      -------------
                                               $   21,353,857    $     9,213,883    $   15,191,459     $   45,759,199
                                                 =============     ==============     =============      =============

                   UNITED FINANCIAL BANKING COMPANIES, INC.

ALLOWANCE FOR LOAN/LEASE LOSSES
--------------------------------
         In response to the growth of the loan portfolio, the allowance for loan losses increased $190,288 or 24.3% during 2000. The ratio of allowance for loan losses to total loans was 1.8% and 1.9% at December 31, 2000 and 1999, respectively. A five-year history of the activity in the allowance for loan/lease losses follows:

TABLE  6     ALLOWANCE FOR LOAN/LEASE LOSSES
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Period Ending December 31,                 2000               1999             1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period         $     783,143    $      747,374 $         715,399 $        584,106     $    462,846
                                      ---------------     -------------    --------------    -------------    -------------

Charge-offs:
  Installment                                      -            15,809             5,787            4,165                -
  Commercial                                     841            31,086            88,486           38,445          114,440
  Mortgage                                   150,600                 -             4,743           14,643                -
  Construction                                     -                 -                 -           22,800                -
  Leveraged leases                                 -                 -           203,201           60,000          479,700


Recoveries:
  Installment                                      -                 -               392            2,508            3,011
  Commercial                                   1,612             2,798            10,300           16,538           18,186
  Construction                                     -                 -                 -            3,000                -
  Leveraged leases                                 -                 -                 -                -                -
                                      ---------------     -------------    --------------    -------------    -------------
Net charge-offs                             149,829            44,097           291,525          118,007          572,943
                                     ---------------     -------------    --------------    -------------    -------------
Provision charged to operations              340,117            79,866           323,500          249,300          694,203
                                      ---------------     ------------     --------------    -------------    -------------
Balance at end of period               $     973,431    $      783,143 $         747,374 $        715,399 $        584,106
                                      ===============     ============     ==============    =============    =============
Average total loans                    $  47,138,981    $   37,022,216 $      36,785,634       32,905,901       27,210,295
                                      ==============      ============     ============= $   =============$  =============
Ratio of net charge-offs
  to average total loans                       0.32%             0.12%             0.79%            0.36%            2.12%
                                      ===============     =============    ==============    =============    =============

     The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan/lease losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

---------------------------------------------------------------------------------------------------------------------------
Period ending December 31,                 2000               1999             1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------
Commercial                             $     606,000    $      434,000    $      480,000   $      466,000    $     385,000
Real estate construction                     130,000            74,000            52,000           34,000           23,000
Real estate mortgage                         141,000           208,000           165,000          160,000          121,000
Installment                                   50,000            31,000            32,000           34,000           37,000
Leases                                             -                 -                 -            4,600            5,600
Unallocated                                   46,431            36,143            18,374           16,799           12,506
                                      ---------------     -------------    --------------    -------------    -------------
                                       $     973,431    $      783,143    $      747,374   $      715,399    $     584,106
                                      ===============     =============    ==============    =============    =============

DEFERRED TAX ASSET
------------------
         At December 31, 2000, the Company had potential off-balance sheet deferred income tax credits of $2,135,000. The deferred income tax credits primarily resulted from net operating loss carryforwards. The Company used the following criteria to determine an appropriate and reasonable amount of deferred income tax credits to recognize as an asset for the year ended December 31, 2000. The Company projected income three years forward, 2001, 2002 and 2003. A discount was applied to each year's income projection in consideration for unknown variables. Other factors such as the Company's

                   UNITED FINANCIAL BANKING COMPANIES, INC.


historical earnings performance, growth potential, the local and national economy and market competition were also used to determine the reasonableness of the Company's income projections. Once the projected income was ascertained, a 34% tax rate was applied to the projection to determine the amount of deferred income tax credits to beneficially recognize. Until all of the deferred tax credits have either been utilized to off-set income or beneficially recognized as an asset, the amount of tax credits appropriately recognized as an asset will be reevaluated annually.

NONPERFORMING ASSETS
--------------------
          Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and loans which have become foreclosed real estate. For the years ended December 31, 2000 and 1999, nonperforming assets were 1.9% and 2.6% of total assets, respectively.

          Nonaccruing loans at year end 2000 totaled $12,507 compared to a balance of $15,781 at year end 1999. The Company had no loans still accruing interest that were ninety days or more past due as to principal or interest at December 31, 2000. Management's policy for placing loans into nonaccrual status is to consider the overall security and character of the loan. Foreclosed real estate is discussed in Real Estate Owned.

          The following is a summary of nonperforming assets:

TABLE  7     NONPERFORMING ASSETS
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Period ending December 31,                                              2000              1999               1998
---------------------------------------------------------------------------------------------------------------------
Nonaccruing loans (90 days or more past due)                         $     12,507      $     15,781       $     60,378

Real estate owned                                                       1,364,066         1,424,650          1,799,398
                                                                     ------------      ------------       ------------
    Total nonperforming assets                                       $  1,376,573      $  1,440,431       $  1,859,776
                                                                     ============      ============       ============

Nonaccruing loans as a % of total loans                                      0.02%             0.04%              0.16%

Reserve for loans losses to nonaccruing loans                             7783.09%          4962.57%           1237.83%

Nonperforming assets to total loans                                          2.47%             3.54%              5.03%

REAL ESTATE OWNED
-----------------
         Real Estate Owned (REO) includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements. REO was 1.9% and 2.5% of total assets at December 31, 2000 and 1999, respectively. REO was comprised of a property located in Culpeper, Virginia. The Bank continues to sell lots and residential homes to liquidate the property.

         An aging of real estate owned and a breakdown by project type as of December 31, 2000 and 1999 are presented in Table 8.


TABLE  8     REAL ESTATE OWNED
--------------------------------------------------------------------------------
Aging of Foreclosed Properties
--------------------------------------------------------------------------------
Period ending December 31,                  2000                        1999
--------------------------------------------------------------------------------

From 1 to 6 months                     $     148,659                $   126,900
From 7 to 12 months                                -                          -
From 13 to 24 months                               -                          -
Over 24 months                             1,215,407                  1,297,750
                                       -------------                -----------
                                       $   1,364,066                $ 1,424,650
                                       =============                ===========

Foreclosed Properties by Project Type
--------------------------------------------------------------------------------
Period ending December 31,                    2000                       1999
--------------------------------------------------------------------------------

Undeveloped land                       $           -                $         -
1 - 4 family dwelling                        148,659                    126,900
Developed land                             1,215,407                  1,297,750
                                       -------------                -----------
                                       $   1,364,066                $ 1,424,650
                                       =============                ===========

                   UNITED FINANCIAL BANKING COMPANIES, INC.

DEPOSITS
--------
     As shown in Table 10, Deposits Structure and Certificates of Deposit 100K and Over, total deposits escalated $11,451,106 or 23.3% at December 31, 2000 when compared to December 31, 1999. As shown in Table 9, Deposits Balance and Rate, the increased volume of deposits only slightly increased the cost of funds. By design, the deposit mix continued to improve during 2000 as the Bank sought to increase core deposits. Core deposits consist of demand, savings, NOW, money market accounts and time deposits under $100,000. As shown in Table 9, total average core deposits increased $8,440,188 or 43.9% from $41,140,803 at December 31, 1999 to $49,580,991 at December 31, 2000. When comparing average core deposit growth from December 31, 1999 to December 31, 2000, the change was as follows: demand deposits increased $4,305,920 or 39.7%, money market deposits increased $4,017,038 or 39.1%, savings and NOW deposits increased $1,980,430 or 58.4% and time deposits under $100,000 decreased 1,863,200 or 11.2%. Additionally, management sought to maintain an even balance between time deposits and other deposit accounts. As shown in Table 10, other deposit accounts represented 56.5% while time deposits represented 43.5% of total deposits at year end 2000. Table 10 also shows a significant increase in time deposits over $100,000 when comparing December 31, 2000 and December 31, 1999. During the fourth quarter of 2001, the volume of time deposits over $100,000 increased through expansion of core deposit relationships.

TABLE  9     DEPOSITS BALANCE AND RATE
====================================================================================================================================

Rates paid on each classification of deposits are shown below:
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,     2000                 1999                 1998                   1997                1996
------------------------------------------------------------------------------------------------------------------------------------
                           Average              Average             Average                Average             Average
                           Balance      Rate    Balance     Rate    Balance      Rate      Balance    Rate     Balance      Rate
------------------------------------------------------------------------------------------------------------------------------------
Demand                   $15,159,490       -% $10,853,570      -% $ 9,843,027       -%   $ 8,104,143      -%  $ 7,543,201      -%

Savings and NOW            5,369,945    2.93    3,389,515   2.39    2,360,360    2.39      2,598,967   2.43     2,717,904   2.46
   accounts

Money market              14,301,086    3.58   10,284,048   3.14    8,817,006    3.60      6,918,458   3.35     5,106,331   3.20
   accounts

Time:
  Under $100,000          14,750,470    5.47   16,613,670   5.12   19,638,531    5.49     17,579,511   5.40    16,569,137   5.61
  $100,000 and over        7,553,286    5.62    6,071,187   5.00    6,636,143    5.44      5,976,740   5.33     6,237,825   5.43
                         -----------          -----------         -----------            -----------          -----------
     Total               $57,134,277    3.33% $47,211,990   3.30% $47,295,067    3.84%   $41,177,819   3.63%  $38,174,398   3.93%
                         -----------          -----------         -----------            -----------          -----------


TABLE  10     DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,        2000                  1999                 1998               1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                           % of               % of                 % of                  % of               % of
                              Amount      Total     Amount    Total      Amount    Total    Amount      Total    Amount     Total
------------------------------------------------------------------------------------------------------------------------------------
Demand                    $ 15,103,101   24.91% $ 12,248,025  24.91% $ 14,264,071  28.42% $ 7,778,077   17.77% $ 7,897,677   20.93%

Savings and NOW accounts     5,232,987    8.63     4,902,524   9.97     3,051,446   6.08    2,508,666    5.73    2,779,982     7.37

Money market accounts       13,896,824   22.92    11,473,851  23.32     7,524,516  14.99    7,568,652   17.30    3,970,348    10.52

Time:
Under 100,000               15,937,455   26.28    15,513,608  31.54    18,048,129  35.96   19,478,244   44.51   16,763,355    44.42
100,000 and over            10,472,041   17.27     5,053,294  10.27     7,297,297  14.54    6,428,122   14.69    6,323,212    16.76
                          ------------  ------  ------------ ------  ------------ ------  -----------  ------  -----------   ------
     Total                $ 60,642,408  100.00% $ 49,191,302 100.00% $ 50,185,459 100.00% $43,761,761  100.00% $37,734,574   100.00%
                          ============  ======  ============ ======  ============ ======  ===========  ======  ===========   ======


The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 2000.


------------------------------------------------------------------------------------------------------------------------
Maturing                                                                       Balance                 Percent
------------------------------------------------------------------------------------------------------------------------
Three months or less                                                        $  1,535,802               14.67%
Over three months to six months                                                1,954,273               18.66
Over six months to twelve months                                               5,285,532               50.47
Over twelve months                                                             1,696,434               16.20
                                                                            ------------          ----------
  Total                                                                     $ 10,472,041              100.00%
                                                                            ------------          ----------

                   UNITED FINANCIAL BANKING COMPANIES, INC.

INVESTMENTS
-----------

     The Bank held all of the Company's investment securities at December 31, 2000 and 1999. The securities portfolio was comprised of U.S. Government agency, Mortgage-backed and Equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale
(AFS) and those held-to-maturity (HTM). Securities classified as AFS may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in
Note 2 to the consolidated financial statements.

LIQUIDITY AND INTEREST SENSITIVITY
----------------------------------

     The Company's liquidity management is designed to achieve an appropriate balance between the maturities and pricing of its assets and liabilities. Management seeks to accomplish this through maintaining sufficient liquid assets, increasing core deposits and/or raising funds in various money markets. Cash and due from banks, money market investments, AFS securities and loan maturities are the Company's primary sources of liquidity. Average liquid assets were 25.3% of average total assets for 2000 and 27.9% for 1999. Additional sources of liquidity are available through lines of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

     UFBC's operational needs have been significantly reduced in recent years as overhead has been allocated proportionately between the subsidiaries. For the near future, management projects that proceeds retained from completed capital offerings and reimbursements from inter-company allocated expenses will provide sufficient cash flow for UFBC's continuing operational needs.

     Interest rate risk is primarily the result of the imbalance between the repricing of assets and liabilities, either through maturity or interest rate changes. Perfectly matching liabilities with assets can eliminate interest rate risk, but profits are not always enhanced. As a result, the Company manages its interest rate sensitivity in order to limit risk while at the same time profiting from favorable market opportunities. The objective is to obtain an appropriate balance sheet mix that maximizes earnings while protecting against unanticipated changes in interest rates.

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

     The short-term nature of the Company's assets and liabilities can be seen in the interest sensitivity analysis presented in Table 11. The volume of non-earning assets can significantly affect the analysis by limiting the amount of assets available to reprice. A positive gap position indicates that more assets than liabilities will reprice, having a negative earnings impact in a falling rate environment.

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

                   UNITED FINANCIAL BANKING COMPANIES, INC.


TABLE 11 - INTEREST SENSITIVITY ANALYSIS
-----------------------------------------
in thousands
                                CURRENT    0-3              4-6               7-12             1-5            OVER 5
                                BALANCES  MONTHS   RATE    MONTHS   RATE     MONTHS   RATE    YEARS    RATE   YEARS    RATE  TOTAL
                              ------------------------------------------------------------------------------------------------------
           ASSETS

  FEDERAL FUNDS SOLD          $     600      600   6.22%                                                                    $   600

  INVESTMENTS                    10,372      913   6.66%      452   6.63%     1,352   6.21%    6,532   6.43%   1,123   7.11% 10,372

  LOANS, NET - FIXED             25,712    5,117   9.07%    2,895   8.82%     2,311   8.88%    9,592   8.77%   5,797   8.43% 25,712

  LOANS, NET - VARIABLE          30,090   18,044   9.92%      267   8.94%     2,361   8.97%    9,418   9.12%       -      -  30,090
                                ----------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS        66,774   24,674   9.53%    3,614   8.55%     6,024   8.32%   25,542   8.30%   6,920   8.21% 66,774


  LOAN LOSS RESERVE                (973)

  NON-ACCRUAL LOANS                  12                                                                                           -

  CASH AND DUE FROM BANKS         2,990                                                                                           -

  REAL ESTATE OWNED               1,364                                                                                           -

  FIXED ASSETS
                                    207                                                                                           -

  OTHER NONINTEREST-BEARING
  ASSETS                          1,480                                                                                           -
                              -----------------------------------------------------------------------------------------------------
     TOTAL NONEARNING ASSETS      5,080        -                -                 -                -               -              -
                              -----------------------------------------------------------------------------------------------------

     TOTAL ASSETS             $  71,854   24,674            3,614             6,024           25,542           6,920        $66,774
                              =====================================================================================================

         LIABILITIES

  NOW ACCOUNTS                $   4,470    4,470   3.07%                                                                    $ 4,470

  MONEY MARKET ACCOUNTS          13,897   13,897   3.71%                                                                     13,897

  SAVINGS ACCOUNTS                  763                                                          763   3.00%                    763

  CERTIFICATES OF DEPOSIT *
   $100,000                      15,937    2,347   5.47%    2,450   5.76%     8,401   5.98%    2,739   6.06%                 15,937
  CERTIFICATES OF DEPOSIT **
   $100,000                      10,472    1,536   4.80%    1,954   6.23%     5,286   5.86%    1,696   6.18%                 10,472
                              -----------------------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING
       DEPOSITS                  45,539   22,250   3.84%    4,404   5.97%    13,687   5.93%    5,198   5.65%       -         45,539
                              -----------------------------------------------------------------------------------------------------
  NONINTEREST-BEARING
       DEPOSITS                  15,103                                                                                           -
                              -----------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS              60,642   22,250            4,404            13,687            5,198               -         45,539

     TOTAL OTHER LIABILITIES      2,661                                                                                           -

     TOTAL CAPITAL                8,551                                                                                           -
                              -----------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES &
       CAPITAL                $  71,854   22,250            4,404            13,687            5,198               -        $45,539
                              =====================================================================================================

INTERVAL GAP/GAP SPREAD                    2,424   5.69%     (790)  2.59%    (7,663)  2.38%   20,344   2.65%   6,920   8.21%

CUMULATIVE GAP                             2,424            1,634            (6,029)          14,315          21,235

INTERVAL GAP/TOTAL ASSETS                   3.37%           (1.10)%          (10.66)%          28.31%           9.63%

CUMULATIVE GAP/TOTAL ASSETS                 3.37%            2.27%            (8.39)%          19.92%          29.55%

INTERVAL GAP/EARNING ASSETS                 3.63%           (1.18)%          (11.48)%          30.47%          10.36%

CUMULATIVE GAP/EARNING ASSETS               3.63%            2.45%            (9.03)%          21.44%          31.80%

MATCHED                                   22,250   3.84%    3,614   5.97%     6,024   8.32%   25,542   8.30%       -   0.00%

OPEN                                       2,424   5.69%     (790)  2.59%    (7,663)  2.38%   20,344   2.65%   6,920   8.21%


*   Less than
**  Greater than

                                                                              35

DIRECTORS                                                      OFFICERS
---------                                                      --------
Jeffery T. Valcourt                                            Harold C. Rauner
Chairman of the Board                                          President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services, Inc.                Sharon A. Stakes
                                                               Executive Vice President
Manuel V. Fernandez                                            Assistant Secretary
Vice Chairman
United Financial Banking Companies, Inc.                       Lisa M. Porter
President, 650 Water Street, Inc.                              Chief Financial Officer/Controller
                                                               Corporate Secretary
William J. McCormick, Jr.
President, Jordan Kitts Music, Inc.

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

Robert E. Carpenter                                            Charles S. Evans
Partner, Weller and Scott                                      President, Computerware

John R. Motz                                                   Robert W. Pitts
Commercial Condominium Management Company                      Partner, Pitts and Pitts

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.

                   UNITED FINANCIAL BANKING COMPANIES, INC.


                             CORPORATE INFORMATION
                             ---------------------

The Company did not accrue or pay dividends during the years ended December 31, 2000 and 1999. The Company will not resume the issuance of stock dividends until retained earnings are returned to a positive level.


The Company had 450 shareholders of record as of December 31, 2000.


Below are the high and low bid prices for the common stock for each quarter of 1999 and 2000. These prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual trades.

                                         2000                      1999
                                  -------------------       -------------------
For the Quarter Ended:             High         Low          High         Low
                                  -------------------       -------------------

March 31                          $ 5.00       $ 5.00       $ 4.50       $ 4.50
June 30                           $ 8.38       $ 6.75       $ 5.00       $ 5.00
September 30                      $ 7.59       $ 7.59       $ 7.59       $ 7.59
December 31                       $ 8.50       $ 7.75       $ 4.38       $ 4.38











                                  FORM 10KSB
                                  ---- -----

For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary
United Financial Banking Companies, Inc.
8399 Leesburg Pike
P.O. Box 2459
Vienna, Virginia 22182