Form 10KSB, Exhibit 13
period 2002-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2003-03-31
CIK 714286

EXHIBIT 13

UNITED FINANCIAL BANKING

COMPANIES, INC. AND SUBSIDIARIES

FINANCIAL REPORT

DECEMBER 31, 2002

C O N T E N T S

Page
INDEPENDENT AUDITOR’S REPORT	1
FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of income and comprehensive income	3
Consolidated statements of stockholders’ equity	4
Consolidated statements of cash flows	5
Notes to financial statements	6-24

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors

United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheets of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/

Brown, Dakes, Wannall & Maxfield, P.C.

Fairfax, Virginia

February 18, 2002

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

ASSETS	2002	2001
Cash and due from banks (Note 13)	$5,064,434	$2,970,328
Interest-bearing deposits in other banks	928,061	130,607
Federal funds sold	8,050,000	16,325,000

Total cash and cash equivalents	14,042,495	19,425,935

Securities available-for-sale (Note 2)	15,101,994	3,320,516
Securities held-to-maturity (Note 2)	1,313,779	2,247,459

Total securities	16,415,773	5,567,975

Loans, net of unearned income of $219,870 in 2002; $105,785 in 2001 (Notes 3, 4 and 12)	76,217,605	58,535,131
Less: Allowance for loan losses	(1,251,764)	(1,057,344)

Net loans	74,965,841	57,477,787
Real estate owned, net (Note 5)	222,621	644,407
Premises and equipment, net (Note 6)	1,769,278	176,384
Deferred income tax (Note 10)	1,359,079	1,752,890
Other assets	569,180	483,858

	78,885,999	60,535,326

Total assets	$109,344,267	$85,529,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Demand	$23,977,619	$19,570,684
Savings and NOW	21,547,324	11,316,541
Money market	13,405,082	14,297,094
Time:
Under $100,000	17,976,949	15,476,230
$100,000 and over	14,576,217	11,029,723

Total deposits (Note 9)	91,483,191	71,690,272
Short-term borrowings (Note 7)	1,013,495	2,600,000
Long-term debt (Note 8)	4,780,155	—
Accounts payable and accrued expenses	484,548	420,563

Total liabilities	97,761,389	74,710,835

COMMITMENTS AND CONTINGENCIES (Notes 6 and 11)
STOCKHOLDERS’ EQUITY (Notes 13, 17 and 19) Preferred stock $-0- par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock, par value $1; authorized 3,500,000 shares, issued 1,036,999 shares in 2002 and 1,035,349 shares in 2001	1,036,999	1,035,349
Surplus	16,208,535	16,197,085
Accumulated deficit	(5,677,981)	(6,420,112)
Accumulated other comprehensive income	15,325	6,079

Total stockholders’ equity	11,582,878	10,818,401

Total liabilities and stockholders’ equity	$109,344,267	$85,529,236

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Interest income:
Interest and fees on loans	$5,273,240	$5,113,683	$4,412,647
Interest on investment securities	246,232	438,006	578,532
Interest on interest bearing deposits	12,202	4,036	512
Interest on federal funds sold	194,665	231,383	342,626

	5,726,339	5,787,108	5,334,317

Interest expense:
Interest on deposits (Note 15)	1,655,526	2,013,777	1,900,845
Interest on short-term borrowings (Note 7)	14,316	139,765	33,462
Interest on long-term debt (Note 8)	127,905	—	—

	1,797,747	2,153,542	1,934,307

Net interest income	3,928,592	3,633,566	3,400,010
Provision for loan losses (Note 3)	219,300	154,448	340,117

Net interest income after provision for loan/lease losses	3,709,292	3,479,118	3,059,893

Noninterest income (loss):
Loan servicing and other fees	139,684	67,457	69,427
Other income (Note 14)	378,868	276,863	194,015

	518,552	344,320	263,442

Noninterest expense:
Salaries	1,506,179	1,272,199	1,156,617
Employee benefits (Note 16)	274,134	235,664	194,632
Occupancy (Note 6)	397,779	371,567	381,373
Furniture and equipment	138,982	116,049	138,458
Other (Note 18)	779,591	680,020	621,437

	3,096,665	2,675,499	2,492,517

Income before federal income taxes	1,131,179	1,147,939	830,818
Provision (benefit) for federal income taxes:
Federal, deferred (Note 10)	389,048	17,316	18,732
Deferred (Note 10)	—	(833,734)	(407,732)

Net income	$742,131	$1,964,357	$1,219,818

Net income per common share (Notes 1 and 19)
Basic	$0.72	$1.94	$1.22

Diluted	$0.68	$1.90	$1.21

Comprehensive Income (Note 1)
Net income	$742,131	$1,964,357	$1,219,818
Other comprehensive income, net of tax Unrealized gains on available-for-sale securities	9,246	48,136	58,515

Comprehensive income	$751,377	$2,012,493	$1,278,333

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance December 31, 1999	$963,234	$15,669,690	($9,604,287)	($100,572)	$6,928,065
Net income	—	—	1,219,818	—	1,219,818
Net proceeds from issuance of shares of common stock	38,265	306,120	—	—	344,385
Change in unrealized holding gain (loss) on available-for-sale securities (AFS), net of taxes	—	—	—	58,515	58,515

Balance December 31, 2000	$1,001,499	$15,975,810	($8,384,469)	($42,057)	$8,550,783

Net income	—	—	1,964,357	—	1,964,357
Net proceeds from issuance of shares of common stock	33,850	221,275	—	—	255,125
Change in unrealized holding gain (loss) on available-for-sale securities (AFS), net of taxes	—	—	—	48,136	48,136

Balance December 31, 2001	$1,035,349	$16,197,085	($6,420,112)	$6,079	$10,818,401

Net income	—	—	742,131	—	742,131
Net proceeds from issuance of shares of common stock	1,650	11,450	—	—	13,100
Change in unrealized holding gain (loss) on available-for-sale securities (AFS), net of taxes	—	—	—	9,246	9,246

Balance December 31, 2002	$1,036,999	$16,208,535	($5,677,981)	$15,325	$11,582,878

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$742,131	$1,964,357	$1,219,818
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	91,533	78,908	90,208
Provision for loan losses	219,300	154,448	340,117
Amortization of investment security discounts	11,052	9,590	4,694
Amortization of loan fees and discounts	117,201	(9,627)	(73,335)
Net loss on sale of securities	—	—	2,831
Net (gain) on disposal of fixed assets	—	—	(2,735)
Net (gain) on the sale of real estate owned	(121,419)	(1,279)	(3,054)
(Increase) decrease in other assets	326,095	(604,925)	(665,724)
Increase (decrease) in other liabilities	63,985	(54,359)	138,397

Net cash provided by operating activities	1,449,878	1,537,113	1,051,217

CASH FLOWS FROM INVESTING ACTIVITIES
Non-bank loans repaid, net of originations	(85,428)	173,554	(136,434)
Bank loans repaid, net of originations	(17,739,127)	(3,068,458)	(15,246,946)
Purchases of securities available-for-sale	(13,075,186)	(1,111,795)	(3,617,571)
Purchases of securities held-to-maturity	(1,942,051)	(1,829,063)	(2,478,062)
Investments made in real estate owned	(1,447,714)	(1,359,884)	(202,466)
Proceeds received from maturity of securities available-for-sale	1,274,296	5,893,168	2,381,098
Proceeds received from maturity of securities held-to-maturity	2,875,731	1,852,087	206,681
Proceeds received from real estate owned	1,990,919	2,080,822	524,624
Purchases of premises and equipment	(1,684,427)	(48,623)	(19,857)
Proceeds from sale of premises and equipment	—	—	8,735

Net cash provided by (used) for investing activities	(29,832,987)	2,581,808	(18,580,198)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, savings accounts, NOW accounts and money market accounts	13,745,706	10,951,407	5,608,512
Certificates of deposit sold (matured), net	6,047,213	96,457	5,842,594
Net change in short-term borrowings	(1,600,000)	414,000	2,186,000
Net change in long-term debt	4,793,650	—	—
Proceeds from issuance of common stock	13,100	255,125	344,385

Net cash provided by financing activities	22,999,669	11,716,989	13,981,491

Net increase (decrease) in cash and cash equivalents	(5,383,440)	15,835,910	(3,547,490)
Cash and cash equivalents at beginning of year	19,425,935	3,590,025	7,137,515

Cash and cash equivalents at end of year	$14,042,495	$19,425,935	$3,590,025

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Interest on deposits and other borrowings	$1,806,211	$2,217,035	$1,865,269

Income taxes	$18,514	$37,606	$1,420

NON-CASH ITEMS
Increase in foreclosed properties and decrease in loans	$—	$—	$258,520
Effect on stockholders’ equity of an unrealized gain (loss) on debt and equity securities available-for-sale	9,246	48,136	58,515

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business and Summary of Significant Accounting Policies

Nature of Operations:

United Financial Banking Companies, Inc. (“UFBC”), is a one-bank financial holding company which was organized under the laws of the Commonwealth of Virginia in February 1982. In July 1983, UFBC acquired all the outstanding common stock of The Business Bank (the “Bank”), a banking company organized under the laws of the State of Virginia. UFBC also wholly owns Business Venture Capital, Inc. (BVCI), a subsidiary which conducts limited lending and other investment activities and United Facilities LLC (“UFLLC”) which holds Bank premises. Collectively, UFBC, the Bank, BVCI and UFLLC are referred to as “the Company”. Primarily through its banking subsidiary, the Company offers loan and deposit products and other financial services to commercial and retail customers in the Northern Virginia metropolitan area.

Basis of accounting:

The accounting and reporting policies used in preparing these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the commercial banking industry.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of United Financial Banking Companies, Inc. and subsidiaries (the Company). Following is a summary of each subsidiary and its primary business activity:

The Business Bank and Subsidiary (the Bank)	Commercial Bank
The Business Bank Insurance Agency, Inc. (TBBIA)	Insurance Agency
Business Venture Capital, Inc. (BVCI) and Subsidiary	Limited lending & Investment
United Title LLC (UTL)	Title Agency
United Facilities LLC (UFL)	Holding bank facilities

All material intercompany accounts and transactions have been eliminated in consolidation.

Pervasiveness of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business and Summary of Significant Accounting Policies (continued)

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale (AFS). Marketable equity securities not classified as trading are also classified as AFS. AFS securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. At December 31, 2002 and 2001, the Company held no securities classified as trading as defined in SFAS 125.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income from investments.

Loans:

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

Allowance for loan losses:

The allowance for loan losses is an estimate of the losses that may be sustained in the Company’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) SFAS 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of the collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of each factor and determines impairment by taking into consideration all of the circumstances surrounding the loan and the borrower, the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

The allowance for loan losses is maintained at a level, which in management’s judgment, is adequate to absorb credit losses inherent in the existing loan portfolio. The allowance for loan losses is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Due to uncertainties associated with economic conditions and the inherent subjectivity of the evaluation process, it is possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the possible change cannot be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business and Summary of Significant Accounting Policies (continued)

Real estate owned:

Real estate owned (REO) consists of properties held for resale which were acquired through foreclosure on loans secured by real estate. REO is carried at the lower of cost or appraised market value. In the normal course of business, it is possible that the estimated market value will change in the near term. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense. Routine holding costs, subsequent declines and recoveries in appraised value are included in noninterest expense. Net gains or losses on disposal are included in noninterest income.

Premises and equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, not exceeding 40 and 10 years for buildings and equipment, respectively. Leasehold improvements are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the Company’s records and gain or loss is included in noninterest income.

Other assets:

The Business Bank Insurance Agency, Inc. (TBBIA) is a wholly owned subsidiary of The Business Bank. TBBIA’s only asset is an investment in Bankers Insurance LLC as a limited liability company member. TBBIA ownership of Bankers Insurance LLC at December 31, 2002 and 2001, totaled $110,067 and $107,042, respectively.

Income taxes:

The Company accounts for certain income and expense items in different time periods for financial reporting purposes other than for income tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences using an asset and liability approach.

Comprehensive Income:

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Additionally, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

Stock-Based Compensation:

The Company applies Accounting Principles Bulletin (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations to account for employee stock compensation plans, and accordingly, does not recognize compensation expense for stock options granted when the option price is greater than or equal to the underlying stock price. The Company presents the pro forma disclosures required by SFAS 123, Accounting for Stock-Based Compensation, and as amended by SFAS 148, in Note 17 to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business and Summary of Significant Accounting Policies (continued)

Reclassifications:

Certain amounts for fiscal year 2001 and 2000 have been reclassified to conform to the presentation for fiscal year 2002.

Recently Issued Accounting Standards:

Recently issued accounting standards are not expected to materially affect the Company’s financial statements.

Note 2.    Securities

The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2002:
U.S. Treasury	$9,999,739	$—	$—	$9,999,739
U.S. Government Agencies	1,868,051	27,155	—	$1,895,206
Mortgage-backed Securities	901,366	—	(7,067)	894,299
Mutual Funds	2,000,000	—	—	2,000,000
Equity	312,750	—	—	312,750

Total	$15,081,906	$27,155	$(7,067)	$15,101,994

December 31, 2001:
U.S. Government Agencies	$1,834,528	$—	$(432)	$1,834,096
Mortgage-backed Securities	1,250,759	6,511	—	1,257,270
Equity	229,150	—	—	229,150

Total	$3,314,437	$6,511	$(432)	$3,320,516

Securities Held-to-Maturity
December 31, 2002:
U.S. Government Agencies	$1,218,719	$2,235	$—	$1,220,954
Mortgage-backed Securities	95,060	3,720	—	98,780

Total	$1,313,779	$5,955	$—	$1,319,734

December 31, 2001:
U.S. Government Agencies	$2,072,498	$34,266	$—	$2,106,764
Mortgage-backed Securities	174,961	7,301	—	182,262

Total	$2,247,459	$41,567	$—	$2,289,026

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Securities (continued)

The amortized cost and estimated fair value of securities at December 31, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

Securities Available-for-Sale	Amortized Cost	Fair Value
Due in one year or less	$11,999,739	$11,999,739
Due after 1 year through 5 years	499,270	527,840
Due after 5 years through 10 years	174,389	173,656
Due after 10 years	2,095,758	2,088,009

	14,769,156	14,789,244

Equity securities	312,750	312,750

Total	$15,081,906	$15,101,994

Securities Held-to-Maturity	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after 1 year through 5 years	595,060	600,457
Due after 5 years through 10 years	718,719	719,277
Due after 10 years	—	—

Total	$1,313,779	$1,319,734

Held-to-maturity securities with an amortized cost of $500,000 at December 31, 2002 were pledged as collateral to the Treasury Board of Virginia for public funds held by the Bank and to the Federal Reserve Bank of Richmond for the Bank’s treasury, tax and loan account.

No gross gains or gross losses were realized in 2002 and 2001.

Equity Securities

As a member of the Federal Home Loan Bank Systems, The Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $250,000, since no active trading market exists.

At December 31, 2002, The Bank owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

Neither equity stock was pledged at December 31, 2002.

Note 3.    Loans and Related Accounts

Major classifications of loans are summarized as follows:

	2002	2001
Commercial	$58,673,221	$41,667,899
Real estate construction	7,790,391	8,645,076
Real estate mortgage	5,278,302	4,693,400
Installment	4,695,561	3,634,541

	76,437,475	58,640,916
Less unearned discount	(219,870)	(105,785)

	76,217,605	58,535,131
Allowance for loan/lease losses	(1,251,764)	(1,057,344)

Loans, net	$74,965,841	$57,477,787

At December 31, 2002 and 2001, overdrafts of $372,894 and $425,634, respectively, are included in commercial loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.    Loans and Related Accounts (continued)

Changes in the allowance for loan losses were as follows:

	2002	2001	2000
Balance, beginning of year	$1,057,344	$973,431	$783,143
Provision charged to operations	219,300	154,448	340,117
Loans charged off	(29,645)	(93,639)	(151,441)
Recoveries	4,765	23,104	1,612

Balance, end of year	$1,251,764	$1,057,344	$973,431

Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

Impaired loans are summarized as follows:

	2002	2001	2000
Non-accrual	$98,055	$28,367	$12,507
Restructured	14,879	—	142,672
Other impaired loans	18,966	—	—

Total impaired loans	$131,900	$28,367	$155,179

The allowance for loan losses related to impaired loans amounted to approximately $26,380, $5,673, and $31,036 at December 31, 2002, 2001 and 2000, respectively.

The following is an analysis of approximate interest income related to impaired loans which is recognized on a cash basis:

	2002	2001	2000
Interest that would have been accrued as income	$6,472	$3,936	$—
Interest paid and recognized as interest income	(1,268)	(2,571)	—

Interest forgone	$5,204	$1,365	$—

The annual average balance of impaired loans on which income was recognized on a cash basis was $114,000, $33,000, and $16,000 for the years ending December 31, 2002, 2001 and 2000, respectively. There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2002.

Note 4.    Significant Concentrations of Risk

Concentrations of credit risk arise when a number of customers have similar characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration of credit risk to any individual customer. A geographic concentration exists because the Company operates primarily in Northern Virginia and the surrounding metropolitan area.

The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 2002, the Company had uninsured cash of $1,190,002.

At December 31, 2002, four deposit relationships held approximately 12.0% of the Bank’s total deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.    Real Estate Owned

	2002	2001
Real estate owned	$265,428	$1,265,107
Allowances for losses on real estate owned	(42,807)	(620,700)

Real estate owned, net	$222,621	$644,407

The Company did not capitalize interest on real estate owned for the years ended December 31, 2002 and 2001.

Changes in the allowance for losses on real estate owned are summarized as follows:

	2002	2001
Balance, beginning	$620,700	$620,700
Provision charged to operations	—	—
Realized losses charged to allowance	(577,893)	—

Balance, ending	$42,807	$620,700

Note 6.    Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2002	2001
Land	$818,910	$—
Building	495,566	—
Leasehold improvements	110,410	64,571
Furniture, fixtures and equipment	1,105,588	781,476

	2,530,474	846,047
Accumulated depreciation and amortization	(761,197)	(669,663)

	$1,769,277	$176,384

Depreciation and amortization expense of $91,533 in 2002, $78,908 in 2001 and $90,208 in 2000, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset.

Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 2002, are as follows:

2003	$280,501
2004	279,301
2005	279,301
2006	279,301
2007	70,939
Later years	100,497

Total minimum lease payments	$1,289,840

At December 31, 2002, the Company’s operations included one owned and two leased properties. The main office of the Company and the Bank are located in Vienna, Virginia. The lease term includes an initial period of one year, three options for renewal, totaling twenty years, and a right of first offer. The lease for 7,780 square feet commenced on December 31, 1996.

In June 2002, United Facilities LLC, a subsidiary of the parent, purchased a branch location in Reston, Virginia. The land and building, net totaled $1,307,249 at December 31, 2002.

The Company leases 3,016 square feet for a Bank branch in McLean, Virginia. The lease term is for ten years and two months with three options, each granting five year extensions. The lease commenced April 1, 1999.

The Bank leases 3,185 square feet of storage space in Reston, Virginia. The lease term is for two years that commenced February 7, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Premises and Equipment (continued)

Subsequent to December 31, 2002, the Bank entered into a lease for 12,184 square feet in Vienna, Virginia. The lease term is for ten years with four options, each granting five year extensions. The lease commences September 1, 2003.

Rental expense for operating leases amounted to $291,743, $294,995 and $280,942 for the years ended December 31, 2002, 2001 and 2000, respectively. Leases are straightlined based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

Note 7.    Short-term Borrowings

	2002	2001
Federal Home Loan Bank of Atlanta	$1,013,495	$2,600,000

Average daily amount outstanding	$303,014	$2,493,036

Weighted average interest rate	4.72%	5.52%

Maximum amount outstanding at any month-end	$2,600,000	$2,600,000

Advances from the Federal Home Loan Bank of Atlanta were secured by liens on the Bank’s residential and commercial mortgages totaling $11,957,515 at December 31, 2002 and $4,402,667 at December 31, 2001.

At December 31, 2002, the Bank had unsecured lines of credit with correspondent banks totaling $17,000,000 available for overnight borrowing. There were no amounts drawn on these lines of credit. At December 31, 2001, the Bank had $2,600,000 of overnight borrowing.

Note 8.    Long-term Debt

At December 31, 2002, long-term debt consisted of $4,000,000 in advances from the Federal Home Loan Bank of Atlanta and a $780,155 term note. The Federal Home Loan Bank of Atlanta advances are at rates ranging from 3.19% to 4.57%. Advances from the Federal Home Loan Bank of Atlanta are secured by liens on the Bank’s residential and commercial mortgages. The term note has a contractual fixed rate of 6.50%. Long-term debt maturing in each of the five years subsequent to December 31, 2002, is as follows: 2003—$0; 2004—$1,014,265; 2005—$1,015,381; 2006—$1,016,426; 2007—$1,734,083.

Note 9.    Deposits

Deposit account balances at December 31, 2002 and 2001 are summarized as follows:

	2002	2001
Noninterest-bearing demand	$23,977,619	$19,570,684
Interest-bearing demand	19,153,712	19,425,782
Savings deposits	15,798,694	6,187,853
Certificates of deposits under $100,000	17,976,949	15,476,230
Certificates of deposits $100,000 and over	14,576,217	11,029,723

	$91,483,191	$71,690,272

Certificates maturing in years ending December 31, as of December 31, 2002:

2003	$19,772,305
2004	9,017,664
2005	2,776,687
2006	966,012
2007 and thereafter	20,498

$32,553,166

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.    Income Taxes

Provision (credit) for income taxes in the consolidated statements of income are summarized as follows:

	2002	2001	2000
Current	$—	$17,316	$18,732
Deferred	389,048	(833,734)	(407,732)

	$389,048	$(816,418)	$(389,000)

	2002	2001	2000
Income before income taxes	$1,131,179	$1,147,939	$830,818
Applicable statutory income tax rate	34%	34%	34%

Computed “expected” federal tax expense	$384,601	$390,299	$282,478
Adjustments to federal income tax resulting from:
Nondeductible expenses	$4,447	$3,872	$5,975
Alternative minimum tax	—	17,316	18,732
Net operating loss carryforward	—	(394,171)	(288,453)
Decrease in deferred tax valuation allowance	—	(833,734)	(407,732)

Provision for federal income tax	$389,048	$(816,418)	$(389,000)

Other comprehensive income	$14,009	$48,136	$58,515
Applicable tax	4,763	16,366	19,895
Net operating loss carryforward	—	(16,366)	(19,895)

Other comprehensive income, net of tax	$9,246	$48,136	$58,515

The major components of deferred tax assets and liabilities are as follows:

	2002	2001
Deferred tax assets (liabilities):
Accelerated depreciation	$(1,376)	$2,607
Provision for loan losses	357,851	291,749
Valuation adjustments of real property	14,554	211,038
Deferred loan fees	74,756	35,967
Unrealized gain/loss on investment securities	(6,830)	(2,067)
Deferred rent	47,149	49,590
Net operating loss carryforward	872,975	1,164,006

Net deferred tax asset before valuation allowance	$1,359,079	$1,752,890
Deferred tax valuation allowance	—	—

Net deferred tax asset	$1,359,079	$1,752,890

The change in the net deferred tax asset for 2001 in the amount of $833,734 was to recognize amounts of the Company’s net tax assets considered by management as more likely than not to be realized. Based on the same analysis, $407,732 was recognized in 2000.

At December 31, 2002, the Company had net operating loss carryforwards for regular income tax purposes of $2,567,572 which will expire $577,781 in 2011 and $1,989,791 in 2012. The Company also has an alternative minimum tax credit carryforward of approximately $358,000 which may be carried forward indefinitely.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.    Commitments and Contingencies

General Contingency

The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 2002 which would have a material adverse effect on the Company’s financial statements.

Financial Instruments With Off-Balance Risk

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Such collateral, where required, generally consists of cash, real estate and/or assets of the business. Because many commitments and almost all standby letters of credit expire without being funded, the contractual commitments do not necessarily represent future cash requirements.

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2002 and 2001, unused commitments that were extended under lines of credit amounted to $12,063,652 and $9,886,395, respectively.

The Company’s outstanding standby letters of credit amounted to $3,924,088 and $2,387,088 as of December 31, 2002 and 2001, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. Most of the Company’s letters of credit are cash secured.

Note 12.    Related Party Transactions

Directors and executive officers, including family members and businesses in which the directors or executive officers have 5 percent or more beneficial ownership of the Company, were customers of, and entered into transactions with, the Company in the ordinary course of business. In the opinion of management, loan transactions with directors and officers were made on the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Loans to directors and officers are summarized as follows:

Balance, December 31, 2000	$2,649,652
Additions	814,071
Reductions	(1,053,817)

Balance, December 31, 2001	$2,409,906
Additions	2,023,354
Reductions	(878,888)

Balance, December 31, 2002	$3,554,372

The December 31, 2002 balance consists of secured loans totaling $3,373,772 and unsecured loans totaling $180,600. None of the loans to related parties were classified as impaired or non-performing at December 31, 2002.

The Bank held related party deposits of approximately $8,371,000 and $6,671,000 at December 31, 2002 and 2001, respectively.

Subsequent to December 31, 2002, the Bank entered into a lease with 133 Maple Ave LC, a limited liability company organized in the Commonwealth of Virginia, for 12,184 square feet in Vienna, Virginia. Mr. Harold C. Rauner, Chief Executive Officer and President of the Company and a shareholder, is a member of the limited liability company. Mr. Manuel V. Fernandez, Vice Chairman and director of the Company and a beneficial shareholder owning in excess of 5% of the Company’s common stock, is also a member of the limited liability company. A third shareholder, owning less than 5% of the Company’s common stock, is also a member of the limited liability company. The lease term is for ten years with four options, each granting five year extensions. The lease commences September 1, 2003. The terms of the lease are substantially the same as those prevailing for similar leases within the market area that the building is located.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.    Regulatory Requirements and Restrictions

The Company’s banking subsidiary is subject to federal and/or state statutes which prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 2002, 2001 and 2000.

The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank’s capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank’s capital and surplus totaled $9,451,676 at December 31, 2002; thus net assets of the Bank in excess of $945,168 were restricted from use by the Holding Company in the form of loans or advances. The Holding Company had no such borrowings from the Bank in 2002 or 2001.

As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are non-interest bearing. The daily average reserve requirement for the week including December 31, 2002 was $827,000.

The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and bank subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and bank subsidiary are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Federal Reserve’s capital guidelines do not currently apply to the Company. They will apply to the Company at such time as it has total assets equal to $150,000,000 or more, it has public debt, or it engages in certain highly leveraged activities. At December 31, 2002, the Bank met the criteria to be well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions and have been no events since December 31, 2002 that management believes would result in the institution not being well capitalized.

The following table presents the Company and the Bank’s actual regulatory capital amounts and ratios:

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total capital (to risk-weighted assets)
Company	11,457,679	14.31%	6,403,334	8.00%	8,004,168	10.00%
The Business Bank	10,409,455	13.39%	6,219,215	8.00%	7,774,019	10.00%
Tier 1 capital (to risk-weighted assets)
Company	10,454,056	13.06%	3,201,667	4.00%	4,802,501	6.00%
The Business Bank	9,434,284	12.14%	3,109,608	4.00%	4,664,411	6.00%
Tier 1 capital (to average assets)
Company	10,454,056	10.07%	4,151,064	4.00%	5,188,831	5.00%
The Business Bank	9,434,284	9.47%	3,986,538	4.00%	4,983,173	5.00%
As of December 31, 2001:
Total capital (to risk-weighted assets)
Company	10,096,694	16.01%	5,045,498	8.00%	6,306,873	10.00%
The Business Bank	8,918,435	14.63%	4,875,611	8.00%	6,094,514	10.00%
Tier 1 capital (to risk-weighted assets)
Company	9,305,014	14.75%	2,522,749	4.00%	3,784,124	6.00%
The Business Bank	8,152,998	13.38%	2,437,806	4.00%	3,656,709	6.00%
Tier 1 capital (to average assets)
Company	9,305,014	11.07%	3,362,033	4.00%	4,202,541	5.00%
The Business Bank	8,152,998	9.88%	3,301,240	4.00%	4,126,550	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14    Other Income

	2002	2001	2000
Service charges on deposits	$211,126	$219,357	$173,567
Fees on letters of credit	23,945	17,910	17,221
Gain on sale of real estate owned	121,419	1,279	3,054
Sweep income	7,656	20,979	—
Other	14,722	17,338	173

	$378,868	$276,863	$194,015

Note 15.    Interest on Deposits

	2002	2001	2000
Savings and NOW	$393,736	$153,170	$157,156
Money market	192,968	408,297	512,446
Time:
Under $100,000	635,703	868,854	807,087
$100,000 and over	433,119	583,455	424,156

	$1,655,526	$2,013,776	$1,900,845

Note 16.    Employee Benefit Plan

The Company has a 401(K) Plan covering all employees who meet specified age and employment requirements. The administrative expense associated with the 401(K) Plan was approximately $2,800 in 2002, $1,900 in 2001 and $1,800 in 2000. The Company made contributions of $30,000 in 2002 and 2001and $24,000 in 2000. Future contributions, if any, will be determined annually at the discretion of the Board of Directors.

Note 17.    Stock-based Compensation

The Company has Executive Incentive Stock Option Plans (Plans) covering substantially all employees. Under the Plans, any employee who has or is expected to significantly contribute to the Company’s growth and profit may be granted one or more options to purchase common stock and/or Stock Appreciation Rights (SAR). Members of the Compensation Committee are not eligible. The Compensation Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options or SARs.

The Compensation Committee establishes the price of each option share granted, but not less than the fair market value at the date of grant. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880 based on formula adjustments since adoption of the 1990 Plan. The 1990 Plan expired December 31, 1999 and all options were granted. The maximum number of options to purchase common stock issuable under the 1999 Plan is 56,113. The 1999 Plan expires December 31, 2003. At December 31, 2002, 47,000 options to purchase common stock had been granted under the 1999 Plan. Under the Plans, options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. Certain grants are subject to vesting over four years.

The Company also has a 1996 and 1999 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors Plan) which awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 Directors Plan also includes awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase common stock were awarded. The maximum number of shares issuable under the 1999 Directors Plan is 35,000. At December 31, 2002, 26,200 options to purchase common stock had been granted under the 1999 Directors Plan. The 1999 Directors Plan expires on August 1, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s stock option plan status and activity for the years ended December 31, 2002, 2001 and 2000:

	2002		2001		2000
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	110,780	$8.23	86,680	$8.15	82,480	$8.11
Granted	29,200	$10.25	27,800	$8.50	4,600	$9.00
Exercised	(1,650)	$7.94	(1,850)	$8.18	—	—
Forfeited	(1,500)	$8.50	(500)	$8.50	—	—
Expired	(150)	$9.00	(1,350)	$8.80	(400)	$9.00

Outstanding at end of year	136,680	$8.66	110,780	$8.23	86,680	$8.15

Exercisable at end of year	96,857		91,381		65,707

Information pertaining to options outstanding at December 31, 2002 is as follows:

Weighted Average Contractual Life Remaining	Range of Exercise Prices	Number Outstanding at December 31, 2002	Number Exercisable at December 31, 2002
3.0 years	$7.50	42,082	42,082
5.3 years	$8.75	5,100	5,100
6.0 years	$8.75	18,098	13,574
6.6 years	$8.75	4,600	4,600
7.0 years	$9.00	12,300	10,375
8.0 years	$8.50	25,300	15,926
9.0 years	$10.25	29,200	5,200

		136,680	96,857

The Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123, in December 2002. The Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effects of stock options in interim financial information. The amendments to SFAS 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged for both amendments.

The Company has elected to continue to account for stock-based compensation under the intrinsic value guidelines of APB Opinion No. 25. Under the intrinsic value based method, compensation cost is measured as the excess of the market price of the stock underlying the option at the date granted over the exercise price. The Company’s policy is to grant options at market value. Accordingly, no compensation cost has been recognized for its stock options. Pro forma information regarding net income and earnings per share as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair-value method. A summary of the assumptions used and pro forma results for 2002, 2001 and 2000 is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31,	2002	2001	2000
Assumptions
Risk-free interest rate	3.82%	4.56%	6.16%
Dividend yield	—	—	—
Volatility factor	10.00%	10.00%	6.16%
Weighted average expected life (years)	5.0	5.0	5.0
Pro forma results
Net income:
As reported	$742,131	$1,964,357	$1,219,818
Pro forma	$677,537	$1,953,817	$1,213,068
Basic earnings per share:
As reported	$0.72	$1.94	$1.22
Pro forma	$0.65	$1.93	$1.22
Diluted earnings per share
As reported	$0.68	$1.90	$1.22
Pro forma	$0.62	$1.89	$1.21
Fair value of options per share	$6.33	$1.53	$0.95

Note 18.    Other Expense

	2002	2001	2000
Data processing	$171,132	$160,283	$148,041
Professional fees	104,443	83,547	78,849
State franchise tax	61,200	45,200	38,184
Stationery, printing and supplies	56,016	45,450	53,040
Insurance	46,159	39,886	36,036
Postage	30,538	27,480	21,191
Telephone	49,986	36,737	34,115
Advertising	15,296	19,021	7,268
Real estate owned, holding expense	15,670	26,788	18,812
Other	229,151	195,628	185,901

	$779,591	$680,020	$621,437

Advertising costs are expensed as incurred.

Note 19.    Shareholder’s Equity

The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 2002 and 2001, there were no shares of preferred stock outstanding. Preferences are determined by the Board of Directors.

The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 2002 and 2001, there were 1,036,999 and 1,035,349 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (stock option plans and stock warrants) total 165,592.

Warrants and Options

During 2002, stock options to purchase six hundred and fifty shares of common stock pursuant to the Executive Stock Plan were exercised. Stock options to purchase one thousand shares of common stock pursuant to the Directors Stock Plan also were exercised during 2002. A warrant to purchase 2,000 shares of common stock was unexercised as of December 31, 2002 and expires January 27, 2007.

During 2001, warrants to purchase thirty-two thousand shares of common stock were exercised at $7.50 per share. Additionally, stock options to purchase one thousand eight hundred and fifty shares of common stock pursuant to the Executive Stock Plan were exercised during 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.    Shareholder’s Equity (continued)

The following table is a reconciliation of earnings per common share as computed under SFAS 128 (Note 1).

	Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic Earnings Per Share
For the year ended December 31, 2002
Basic earnings per common share:
Income available to common stockholders	$742,131	1,035,783	$.72

For the year ended December 31, 2001
Basic earnings per common share:
Net income available to common stockholders	$1,964,357	1,010,341	$1.94

For the year ended December 31, 2000
Basic earnings per common share:
Net income available to common stockholders	$1,219,818	996,481	$1.22

Diluted Earnings Per Share
For the year ended December 31, 2002
Net Income available to common stockholders	$742,131	1,035,783

Add: Contracts to issue common stock
Warrant—expires 01/27/07		1,016
Options—expire 12/31/05—12/31/11		59,048

Weighted-average dilutive shares		60,064
Diluted earnings per common share:	$742,131	1,095,847	$.68

For the year ended December 31, 2001
Net Income available to common stockholders	$1,964,357	1,010,341

Add: Contracts to issue common stock
Warrant—expires 01/27/07		537
Options—expire 12/31/05—12/31/10		21,790

Weighted-average dilutive shares		22,327
Diluted earnings per common share:	$1,964,357	1,032,668	$1.90

For the year ended December 31, 2000
Net Income available to common stockholders	$1,219,818	996,481

Add: Contracts to issue common stock
Warrants—expire 9/30/01		3,765
Warrant—expires 01/27/07		235
Options—expire 12/31/05—12/31/09		5,186

Weighted-average dilutive shares		9,186
Diluted earnings per common share:	$1,219,818	1,005,667	$1.21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.    Fair Value of Financial Instruments

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

Deposits

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 2002 and 2001. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

	2002		2001
	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and short-term investments	$14,042,000	$14,042,000	$19,426,000	$19,426,000
Investment securities	16,416,000	16,422,000	5,568,000	5,610,000
Net loans	74,966,000	78,784,000	57,478,000	59,432,000
Financial Liabilities:
Deposits	91,483,000	92,256,000	71,690,000	71,753,000
Short-term borrowings	1,014,000	1,024,000	2,600,000	2,600,000
Long-term debt	4,780,000	4,961,000	—	—

SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.    Parent Company Financial Statements

Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, follow:

BALANCE SHEETS

December 31, 2002 and 2001

ASSETS	2002	2001
Cash on deposit with subsidiary bank	$273,913	$354,459
Investment in The Business Bank	9,451,676	8,757,468
Investments in other subsidiaries	1,088,446	952,145
Other assets	814,928	788,881

Total assets	$11,628,963	$10,852,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Other liabilities	$46,085	$34,552

Total liabilities	46,085	34,552

STOCKHOLDERS’ EQUITY	11,582,878	10,818,401

Total liabilities and stockholders’ equity	$11,628,963	$10,852,953

STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Income:
Interest	$3,922	$2,903	$3,524
Other	91,368	90,000	91,804

Total income	95,290	92,903	95,328
Expenses	133,307	88,775	97,044

	(38,017)	4,128	(1,716)
Undistributed net gain of subsidiaries	771,265	1,539,428	1,059,756

Income before income taxes	733,248	1,543,556	1,058,040
Federal income tax expense (benefit)	(8,883)	(420,801)	(161,778)

Net income	$742,131	$1,964,357	$1,219,818

COMPREHENSIVE INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Net income	$742,131	$1,964,357	$1,219,818
Other comprehensive income, net of tax
Unrealized gains (losses) on available-for-sale securities	9,246	48,136	58,515

Comprehensive income	$751,377	$2,012,493	$1,278,333

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.    Parent Company Financial Statements (continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$742,131	$1,964,357	$1,219,818
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed gain of:
The Business Bank	(694,208)	(1,333,170)	(930,736)
Other Subsidiaries	(86,302)	(206,258)	(129,020)
Increase in other assets	(16,800)	(439,601)	(180,511)
Increase (decrease) in other liabilities	11,533	(20,701)	13,510

Net cash used in operating activities	(43,646)	(35,373)	(6,939)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(50,000)	—	(300,000)

Net cash used in investing activities	(50,000)	—	(300,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	13,100	255,125	344,385

Net cash provided by financing activities	13,100	255,125	344,385

Net increase (decrease) in cash and cash equivalents	(80,546)	219,752	37,446
Cash and cash equivalents at beginning of year	354,459	134,707	97,261

Cash and cash equivalents at end of year	$273,913	$354,459	$134,707

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Income taxes	$18,514	$37,606	$1,420

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 1    Selected Consolidated Financial Data

Year Ended December 31,	2002	2001	2000	1999	1998
Results of operations:
Total interest income	$5,726,339	$5,787,108	$5,334,317	$3,977,200	$4,055,420
Total interest expense	1,797,746	2,153,542	1,934,307	1,587,216	1,813,788

Net interest income	3,928,593	3,633,566	3,400,010	2,389,984	2,241,632
Provision for loan losses	219,300	154,448	340,117	79,866	323,500

Net interest income after provision for loan losses	3,709,293	3,479,118	3,059,893	2,310,118	1,918,132
Other income	518,552	344,320	263,442	291,301	400,188
Other expenses	3,096,666	2,675,499	2,492,517	2,261,310	2,195,869

Income before income taxes	1,131,179	1,147,939	830,818	340,109	122,451
Income tax expense (benefit)	389,048	(816,418)	(389,000)	(510,004)	9,218

Net income	$742,131	$1,964,357	$1,219,818	$850,113	$113,233

Earnings per share:
Net income	742,131	1,964,357	1,219,818	850,113	113,233
Less: preferred stock dividends	—	—	—	—	(50,000)

Income available to common stockholders	742,131	1,964,357	1,219,818	850,113	63,233
Basic earnings per common share	$0.72	$1.94	$1.22	$1.00	$0.09
Diluted earnings per common share:	$0.68	$1.90	$1.21	$0.99	$0.09
Average weighted shares outstanding:
Basic	1,035,783	1,010,341	996,481	847,805	716,395
Dilutive	1,095,847	1,032,668	1,005,667	861,094	729,492
Period-ending balances:
Total loans	$76,217,605	$58,535,131	$55,701,135	$40,652,769	$36,962,213
Total assets	109,344,267	85,529,236	71,854,113	56,455,892	55,573,072
Total deposits	91,483,191	71,690,272	60,642,408	49,191,302	50,185,459
Stockholders’ equity	11,582,878	10,818,401	8,550,783	6,928,065	5,075,708
Selected ratios:
Return on average total assets	0.81%	2.55%	1.86%	1.59%	0.22%
Return on average earning assets	0.87%	2.71%	1.98%	1.71%	0.23%
Return on average stockholders’ equity	6.63%	21.20%	16.09%	16.14%	2.90%
Average stockholders’ equity to average total assets	12.21%	12.02%	11.55%	9.87%	7.50%

UNITED FINANCIAL BANKING COMPANIES, INC.

FORWARD LOOKING STATEMENTS

This discussion and other sections of this report contain forward looking statements, including statements of goals, intentions and expectations as to future trends, plans, or results of Company operations and policies and assumptions regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which, by their nature, are not conducive to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results may differ materially from those indicated herein.

OVERVIEW

United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank). UFBC also wholly owns Business Venture Capital, Inc. (BVCI) and United Facilities LLC (UFLLC). Collectively, UFBC, the Bank, BVCI and UFLLC are referred to as “the Company”. The following commentary provides an overview of the consolidated financial condition and results of operation of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

The Company reported net income of $742,131 for the year ended December 31, 2002 compared with net income of $1,964,357 for the year ended December 31, 2001. Basic earnings per share were $.72 for the year 2002 compared to $1.94 basic earnings per share for 2001. Net income declined $1,222,226 from 2002. The difference in the net provision for federal income tax accounted for 98.6% of the decline in net income when comparing December 31, 2002 and 2001. Beginning January 1, 2002, the Company began to accrue tax expense as the balance of the Company’s deferred tax assets was recorded in 2001. Net income for 2001 was significantly impacted by the beneficial recognition of the Company’s deferred income taxes. The deferred income tax benefit represented 42.4% of net income for the year ended December 31, 2001. Net income before tax decreased $16,760 or 1.5% from $1,147,939 at December 31, 2002 to $1,131,179 at December 31, 2001. The pre-tax decline was attributable to the depressed interest rate environment and costs associated with opening a second Bank branch.

The Company reported net income of $1,964,357 for the year ended December 31, 2001 compared with net income of $1,219,818 for the year ended December 31, 2000. Basic earnings per share were $1.94 for 2001 compared to $1.22 basic earnings per share for 2000. Earnings for 2001 were primarily due to an increased volume of earning assets and beneficial recognition of the Company’s deferred income taxes. During 2001, UFBC’s primary subsidiary, the Bank, continued to increase the Company’s earning asset base. For the year ended December 31, 2001, average total earning assets increased $10,835,092 or 17.6% when compared to 2000 (Consolidated Average Balances, Table 2). The increase contributed favorably to the Company’s operating earnings. The deferred income tax benefit represented 42.4% of net income for the year ended December 31, 2001 compared to 33.4% of net income for 2000. Net income before net deferred income tax benefits increased $317,121 or 38.2% from $830,818 at December 31, 2000 to $1,147,939 at December 31, 2001.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 2

CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/

YIELDS AND RATES

For the Year Ended	December 31, 2002			December 31, 2001			December 31, 2000
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Earning assets:
Loans:
Commercial	$48,843,393	$3,749,348	7.68%	$39,228,583	$3,461,314	8.82%	$30,567,856	$2,872,879	9.40%
Real estate construction	9,212,255	792,550	8.60%	9,619,817	953,766	9.91%	6,103,426	670,568	10.99%
Real estate mortgage	4,083,186	321,041	7.86%	5,770,152	491,528	8.52%	8,032,728	667,005	8.30%
Installment	5,102,071	410,300	8.04%	3,228,198	207,075	6.41%	2,434,971	202,195	8.30%

Total loans	67,240,905	5,273,239	7.84%	57,846,750	5,113,683	8.84%	47,138,981	4,412,647	9.36%

Interest-bearing deposits	730,857	12,203	1.67%	110,363	4,036	3.66%	—	—	0.00%
Federal funds sold	12,243,460	194,665	1.59%	7,232,408	231,383	3.20%	5,511,609	343,138	6.23%
Investment securities	5,411,025	246,232	4.55%	7,397,208	438,006	5.92%	9,101,047	578,532	6.36%

Total earning assets	85,626,247	5,726,339	6.69%	72,586,729	5,787,108	7.97%	61,751,637	5,334,317	8.64%

Noninterest-earning assets
Cash and due from banks	3,403,982			2,766,725			2,021,578
Other assets	3,867,700			2,745,895			2,730,260
Allowance for loan losses	(1,185,948)			(1,021,066)			(860,414)

Total assets	$91,711,981			$77,078,283			$65,643,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and NOW accounts	15,911,801	393,736	2.47%	6,229,714	153,170	2.46%	5,369,945	157,165	2.93%
Money market accounts	12,370,980	192,968	1.56%	14,534,980	408,297	2.81%	14,301,086	512,440	3.58%
Time:
Under $100,000	16,635,973	635,703	3.82%	15,821,546	868,855	5.49%	14,750,470	807,087	5.47%
$100,000 and over	11,687,340	433,119	3.71%	10,987,933	583,455	5.31%	7,553,286	424,153	5.62%

Total interest-bearing deposits	56,606,094	1,655,526	2.92%	47,574,173	2,013,777	4.23%	41,974,787	1,900,845	4.52%
Short-term borrowings	303,014	14,316	4.72%	2,610,205	139,765	5.35%	495,166	33,462	6.76%
Long-term debt	3,061,582	127,905	4.18%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	59,970,690	1,797,747	3.00%	50,184,378	2,153,542	4.29%	42,469,953	1,934,307	4.56%

Noninterest-bearing liabilities:
Demand deposits	19,451,361			17,080,710			15,159,490
Other liabilities	1,096,052			545,462			434,418
Stockholders’ equity	11,193,878			9,267,733			7,579,200

Total liabilities and stockholders’ equity	$91,711,981			$77,078,283			$65,643,061

Net interest income		$3,928,592			$3,633,566			$3,400,010

Net interest margin (1)			4.59%			5.01%			5.51%

Net interest spread (2)			3.69%			3.68%			4.08%

Fees included in loan income		$196,520			$200,928			$172,486

Taxable equivalent adjustment		$—			$—			$—

Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

(1)	Net interest income divided by total earning assets.
(2)	Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

UNITED FINANCIAL BANKING COMPANIES, INC.

NET INTEREST INCOME AND INTEREST ANALYSIS

Net interest income is the principal component of the Company’s operating income and is the amount by which interest and loan fee income earned on assets exceeds interest paid on interest-bearing liabilities.

Comparison of 2002 to 2001

Net interest income increased $295,026 or 8.1% from $3,928,592 at December 31, 2002 to $3,633,566 at December 31, 2001 as a result of increased loan volume and decreased rates on interest-bearing liabilities. Total interest income decreased $60,769 for the year ended December 31, 2002 compared to the year ended December 31, 2001; however, as shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the increased volume of earning assets mitigated the 2002 loss due to rate. During 2002, total interest income increased $849,848 due to volume while rate decreased total interest income by $910,617. Average total earning assets increased $13,039,518 or 17.7% from $72,586,729 at December 31, 2001 to $85,626,247 at December 31, 2002 (Consolidated Average Balances, Table 2).

Total interest expense decreased $355,795 for the year ended December 31, 2002 compared to the year ended December 31, 2001. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, decreased rates during 2002 significantly contributed to the decreased total interest expense at December 31, 2002 compared to December 31, 2001. During 2002, total interest expense increased $263,494 due to volume while rate decreased total interest expense by $619,289.

The suppressed rate environment of 2002 significantly influenced net interest income. Company earnings are primarily derived from the core operation of lending. The suppressed prime rate notably impacts the Bank’s earnings as approximately one half of the Bank’s loan portfolio is tied to prime repricing. The yield on total loans dropped 100 basis points from 8.84% at December 31, 2001 to 7.84% at December 31, 2002. The rate environment also negatively impacted short-term investments, federal funds sold and investment securities. The effective duration of the Bank’s investment securities portfolio is less than one year. During 2002, the yield on federal funds decreased 161 basis points and the yield on investment securities decreased 131 basis points (Consolidated Average Balances, Table 2).

Net interest margin is a key measure of net interest income performance. Representing the Company’s net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 2002, the Company had a net interest margin of 4.59% and the Bank had a net interest margin of 4.50%. At December 31, 2002, the Bank’s peer institutions had a net interest margin of 4.27%.

Comparison of 2001 to 2000

Net interest income increased $233,556 or 6.9% from $3,400,010 at December 31, 2000 to $3,633,566 at December 31, 2001 as a result of increased loan volume. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, interest income on loans increased $1,078,297 due to volume while rate decreased interest income by $377,261. Interest and fees on loans rose $701,036 during 2001. The prime rate decreased 475 basis points during 2001 and negatively impacted net interest income.

Though the rates declined on interest-bearing liabilities during 2001, expense due to volume surpassed the savings. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, total interest expense increased $427,950 due to volume while rate decreased interest expense by $208,715. The average volume of interest-bearing deposits increased $5,599,386 or 13.3% during 2001.

The declining rate environment of 2001 significantly influenced net interest income. The prime rate decreased 475 basis points from 9.50% at December 31, 2000 to 4.75% at December 31, 2001. A decreased prime rate notably impacts the Bank’s earnings as approximately one third of the Bank’s loan portfolio is tied to prime repricing. The yield on total loans dropped 52 basis points from 9.36% at December 31, 2000 to 8.84%

UNITED FINANCIAL BANKING COMPANIES, INC.

at December 31, 2001. The rate environment also negatively impacted the yield on federal funds sold and investment securities. During 2001, the yield on federal funds decreased 303 basis points and the yield on investment securities decreased 31 basis points.

Net interest margin is a key measure of net interest income performance. Representing the Company’s net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 2001, the Company had a net interest margin of 5.02% and the Bank had a net interest margin of 5.03%. At December 31, 2001, the Bank’s peer institutions had a net interest margin of 4.28%.

CHANGE IN NET INTEREST INCOME (RATE/VOLUME VARIANCE)

The analysis of the changes for the components of net interest income presented in Table 3 shows the direct causes of the changes in net interest earnings from year to year on a tax equivalent basis. It is computed as prescribed by the Securities and Exchange Commission. UFBC’s net yield on earning assets, interest income and expense is affected by fluctuating interest rates, volumes of and changes in the mix between earning assets and interest-bearing liabilities, and the interaction between these factors.

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent basis)

For the Year Ended December 31,	2002 Compared to 2001			2001 Compared to 2000
		Change Due To:			Change Due To:
	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume
Interest income:
Loans :
Commercial	$288,034	$(560,324)	$848,358	$588,435	$(225,532)	$813,967
Real estate—construction	(161,216)	(120,808)	(40,408)	283,198	(103,139)	386,337
Real estate—mortgage	(170,487)	(26,784)	(143,703)	(175,477)	12,398	(187,875)
Installment	203,225	83,024	120,201	4,880	(60,988)	65,868

Total loans	159,556	(624,891)	784,447	701,036	(377,261)	1,078,297
Interest-bearing deposits	8,167	(14,525)	22,692	3,524	(512)	4,036
Federal funds sold	(36,718)	(197,034)	160,316	(111,243)	(218,215)	106,972
Investment securities	(191,774)	(74,167)	(117,607)	(140,526)	(32,217)	(108,309)

Total interest income	(60,769)	(910,617)	849,848	452,791	(628,205)	1,080,996

Interest expense:
Savings and NOW accounts	240,566	2,512	238,054	(3,995)	(29,158)	25,163
Money markets accounts Time:	(215,329)	(154,541)	(60,788)	(104,143)	(112,524)	8,381
Under $100,000	(233,152)	(277,877)	44,725	61,768	3,163	58,605
$100,000 and over	(150,336)	(187,474)	37,138	159,302	(33,570)	192,872
Short-term borrowings	(125,449)	(1,909)	(123,540)	106,303	(36,626)	142,929
Long-term debt	127,905	—	127,905	—	—	—

Total interest expense	(355,795)	(619,289)	263,494	219,235	(208,715)	427,950

Net interest income	$295,026	$(291,329)	$586,355	$233,556	$(419,490)	$653,046

UNITED FINANCIAL BANKING COMPANIES, INC.

PROVISION FOR LOAN LOSSES

The provision for loan losses is based upon management’s estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. The Company and Bank generate a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar figure of inherent losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on an annual independent external loan review. The determination of the allowance for loan losses is based on qualitative factors as well as any specific allowance for impaired loans. Qualitative factors include: levels and trends in delinquencies and non-accruals, trends in volumes and terms of loans, effects of any changes in lending policies, the experience, ability and depth of management, national and local economic trends and conditions, concentrations of credit, quality of the Company’s loan review system and regulatory requirements. The total allowance required thus changes as each factor is increased or decreased due to its particular circumstance, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to an increase in impaired loans. See Note 1 to the Consolidated Financial Statements for more information regarding factors considered to determine an adequate allowance for loan loss.

Provision for loan loss expense increased $64,852 or 41.9% from $154,448 at December 31, 2001 to $219,300 at December 31, 2002. For the year ended December 31, 2002, charge-offs totaled $29,645 and recoveries totaled $4,765. For the year ended December 31, 2001, charge-offs totaled $93,639 and recoveries totaled $23,078. Loan growth during 2002 and the 2001 recovery account for the variance between the 2002 and 2001 provision for loan loss expense. Net loans increased $17,682,474 or 30.2% from $58,53,131 at December 31, 2001 to $76,217,605 at December 31, 2002.

Provision expense decreased $185,669 or 54.6% from $340,117 at December 31, 2000 to $154,448 at December 31, 2001. The decline was primarily attributable to one-time allowance activity that occurred during 2000. A $23,000 recovery during 2001 also contributed to the decline. During 2000, the Bank reviewed and priced a portion of its one-to-four family residential mortgage portfolio for sale. The review resulted in a $134,000 charge to the allowance. The allowance was then replenished $134,000 through a charge to the provision. The Bank sold twenty-one loans for $2,600,000. The majority of the loans sold originated in the Bank’s 100% financing program for its Culpeper, Virginia real estate owned asset. Management believed the Culpeper loans created a significant credit concentration and that disposition would be beneficial to the Bank and to the Company. The sale contributed to the Company’s liquidity and the proceeds have been reemployed in assets that yield approximately 200 basis points higher than the loans sold.

NONINTEREST INCOME

Total noninterest income increased $174,232 or 50.6% at year ended December 31, 2002 compared to year ended December 31, 2001. The 2002 increase was primarily attributable to income earned from the sales of real estate owned. During the year ended 2002, BVCI had net gains of $121,419 on the sales of real estate owned versus $1,279 during 2001. Fee income of $57,284 from the BVCI subsidiary, United Title LLC, also contributed to noninterest income during the year ended December 31, 2002. United Title LLC began operations in April 2002.

Total noninterest income increased $80,878 or 30.7% at year end 2001 compared to year end 2000. The 2001 increase was primarily attributable to fees earned on deposit products which were implemented during the fourth quarter of 2000. Loan servicing and other fees also contributed favorably to the improvement.

UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST EXPENSE

Comparison of 2002 to 2001

Total noninterest expense increased $421,166 or 15.7% during the year ended December 31, 2002 as compared to 2001. The 2002 increase was primarily attributable to costs associated with growth. During 2002, Company assets grew $23,815,031 or 27.8% from $85,529,236 at December 31, 2001 to $109,344,267 at December 31, 2002. Growth costs generally impact salary, benefit, occupancy, furniture and equipment, communications, data processing, printing and supply expense. The Company upgraded computer equipment and telephone lines during 2002 which also contributed to increased noninterest expense.

Salaries and employee benefits increased $233,980 or 18.4% from $1,507,863 at year ended December 31, 2001 to $1,780,313 at December 31, 2002. The increase was principally due to additional staff hired at the end of 2001 to facilitate the Company’s expansion of its banking operations, staff hired to initiate title operations during 2002 and employees hired to staff the Reston branch which opened during 2002. The Reston branch also primarily accounts for the $26,212 or 7.1% increase in occupancy expense from $371,567 at year ended December 31, 2001 to $397,779 at December 31, 2002.

Furniture and equipment expense increased $22,933 or 19.7% during 2002. Equipment purchased to upgrade technology and furniture and equipment purchased for the Reston branch accounts for increased depreciation expense during 2002.

Other expense rose $99,571 or 14.7% from $680,020 at year ended December 31, 2001 to $779,591 at December 31, 2002. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, communications, printing, supplies and franchise tax increased $64,364 or 22.4% during 2002 compared to 2001.

Comparison of 2001 to 2000

Total noninterest expense increased $182,982 or 7.3% during the year ended December 31, 2001 as compared to 2000 (Table 4, Noninterest Expense). The 2001 increase was primarily attributable to costs associated with growth.

During 2001, the Company added employees which increased salaries and employee benefit expense. Salaries and employee benefits increased $156,614 or 11.6% from $1,351,249 at December 31, 2000 to $1,507,863 at December 31, 2001.

Furniture and equipment expense decreased $22,409 or 16.2% during the year ended December 31, 2001 compared to December 31, 2000. During 2001, several items became fully depreciated which reduced expense.

Other expense rose $58,583 or 9.4% from $621,437 at December 31, 2000 to $621,437 at December 31, 2001. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, franchise tax, advertising and communications increased $33,633 or 14.9% during 2001 compared to 2000. REO holding expense, included in other expense, increased $7,976 or 42.4% at December 31, 2001 compared to December 31, 2000. The increases was attributable to the disposition of the Company’s REO properties.

UNITED FINANCIAL BANKING COMPANIES, INC.

Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

TABLE 4    NONINTEREST EXPENSE

				Percentage increase (decrease)
	2002	2001	2000	2002 / 2001	2001 / 2000
Salaries and employee benefits	1,780,313	1,507,863	1,351,249	18.07	11.59
Occupancy, net	397,779	371,567	381,373	7.05	(2.57)
Furniture and equipment	138,982	116,049	138,458	19.76	(16.18)
Professional fees	104,443	83,547	78,849	25.01	5.96
State franchise tax	61,200	45,200	38,184	35.40	18.37
Insurance	46,159	39,886	36,036	15.73	10.68
Data processing	171,132	160,283	148,041	6.77	8.27
Real estate owned holding expense	15,670	26,788	18,812	(41.50)	42.40
Other expenses	380,987	324,316	301,515	17.47	7.56

Total	3,096,665	2,675,499	2,492,517	15.74	7.34

Noninterest expense as a percentage of :
Average assets	3.38%	3.47%	4.67%

Average earning assets	3.62%	3.69%	5.00%

Gross income	49.59%	43.64%	58.39%

BALANCE SHEET ANALYSIS

Total assets grew $23,815,031 or 27.8% from $85,529,236 at year ended December 31, 2001 to $109,344,267 at year ended December 31, 2002. The rise in assets was attributable to the Bank’s increased volume of deposits and increased borrowings which increased the volume of assets available for investment. Total deposits increased $19,792,919 or 27.6% from $71,690,272 at December 31, 2001 to $91,483,191 at December 31, 2002. The increase was attributable to new deposit relationships and expansion of core deposit relationships. The increased volume of assets were invested into federal funds sold and into loans. The variance between 2002 and 2001 securities available-for-sale as shown on the consolidated balance sheets was due to a $10,000,000 short term investment transacted for tax planning. Average federal funds sold was $12,243,460 during 2002 (Consolidated Average Balances, Table 2). Management considers such factors as the Company’s strategic goals, the economy, the market, liquidity and return opportunity for the investment mix. Management also considers the projected duration and the nature of the assets available for investment.

In June 2002, United Facilities LLC, a subsidiary of the parent, purchased a branch location in Reston, Virginia. The building and land totaled $1,307,249 at December 31, 2002 and primarily accounted for the $1,592,894 or 903.1% increase in premises and equipment during 2002. Purchases to upgrade technology and communications also contributed to the increase.

Short-term borrowings decreased $1,586,505 or 61.05% during 2002 due to the Company’s improved liquidity position. The Company borrowed $4,000,000 from the Federal Home Loan Bank of Atlanta to match loans in the portfolio. Financing for the Reston branch purchase totaled $800,000.

Earnings of $742,131 and additional capital, through exercised stock options, of $13,100 primarily accounted for the $764,477 or 7.1% increase in stockholders’ equity at December 31, 2002 compared to December 31, 2001. Further details regarding stockholder equity are provided in Note 19 to the consolidated financial statements. Both the Company and the Bank were well capitalized, per regulatory capital requirements, for the years ended December 31, 2002 and 2001.

UNITED FINANCIAL BANKING COMPANIES, INC.

LOAN PORTFOLIO

Net loans increased $17,682,474 or 30.2% from $58,535,131 at December 31, 2001 to $76,217,605 at December 31, 2002. Loans were 69.2% percent of total assets at December 31, 2002 compared to 68.4% at December 31, 2001. In managing risk for what is predominantly a commercial loan portfolio, management maintains clearly defined credit standards.

TABLE 5—LOAN PORTFOLIO

December 31,	2002	2001	2000	1999	1998
Commercial	$58,518,566	$41,591,724	$37,097,497	$25,160,558	$24,721,939
Real estate construction	7,746,431	8,621,773	8,661,702	4,934,806	3,499,723
Real estate mortgage	5,259,090	4,686,547	6,939,635	8,786,994	7,076,032
Installment	4,693,519	3,635,087	3,002,301	1,770,411	1,664,519

Total loans	$76,217,606	$58,535,131	$55,701,135	$40,652,769	$36,962,213

The loan portfolio is predominately short-term in nature which can work to mitigate interest rate risk. The following chart shows the maturities of the Company’s two largest loan classes, commercial and real estate construction.

	One Year or Less	One Through Five Years	Over Five Years	Total
Commercial	$12,990,465	$18,164,917	$27,363,184	$58,518,566
Real estate construction	4,780,814	1,740,267	1,225,350	7,746,431

	$17,771,279	$19,905,184	$28,588,534	$66,264,997

Approval and funding of all loans is centralized and thereby promotes uniform application of credit standards. The Bank Board reviews and regularly monitors policies for lending practices. The Bank has policies limiting exposure to certain industries in an effort to limit the risks associated with commercial lending, including extending new credit to real estate development related businesses. The primary focus when extending credit is the borrower’s ability to repay the loan from expected cash flows.

As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank’s primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans therefore remain the most significant component of the loan portfolio, comprising 76.7% and 71.1% of total loans at December 31, 2002 and 2001, respectively.

UNITED FINANCIAL BANKING COMPANIES, INC.

ALLOWANCE FOR LOAN LOSSES

In response to the growth of the loan portfolio, the allowance for loan losses increased $83,913 or 8.6% during 2001. The ratio of allowance for loan losses to total loans was 1.8% at December 31, 2001 and 2000. A five-year history of the activity in the allowance for loan/lease losses follows:

TABLE 6    ALLOWANCE FOR LOAN LOSSES

Period Ending December 31,	2002	2001	2000	1999	1998
Balance at beginning of period	$1,057,344	$973,431	$783,143	$747,374	$715,399

Charge-offs:
Installment	—	—	—	15,809	5,787
Commercial	29,645	56,282	841	31,086	88,486
Mortgage	—	37,357	150,600	—	4,743
Construction	—	—	—	—	—
Leveraged leases	—	—	—	—	203,201
Recoveries:
Installment	—	—	—	—	392
Commercial	4,765	23,104	1,612	2,798	10,300
Construction	—	—	—	—	—

Net charge-offs	24,880	70,535	149,829	44,097	291,525

Provision charged to operations	219,300	154,448	340,117	79,866	323,500

Balance at end of period	$1,251,764	$1,057,344	$973,431	$783,143	$747,374

Average total loans	$67,240,905	$57,846,750	$47,138,981	$37,022,216	$36,785,634

Ratio of net charge-offs to average total loans	0.04%	0.12%	0.32%	0.12%	0.79%

The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

Period ending December 31,	2002	2001	2000	1999	1998
Commercial	913,000	$687,000	$606,000	$434,000	$480,000
Real estate construction	116,000	165,000	130,000	74,000	52,000
Real estate mortgage	84,000	99,000	141,000	208,000	165,000
Installment	80,000	62,000	50,000	31,000	32,000
Unallocated	58,764	44,344	46,431	36,143	18,374

	1,251,764	$1,057,344	$973,431	$783,143	$747,374

UNITED FINANCIAL BANKING COMPANIES, INC.

DEFERRED TAX ASSET

At December 31, 2001, the Company had potential off-balance sheet deferred income tax credits of $833,734. The deferred income tax credits primarily resulted from net operating loss carryforwards. The Company used the following criteria to determine an appropriate and reasonable amount of deferred income tax credits to recognize as an asset for the year ended December 31, 2001. The Company projected income three years forward, 2002, 2003 and 2004. A discount was applied to each year’s income projection in consideration for unknown variables. Other factors such as the Company’s historical earnings performance, growth potential, the local and national economy and market competition were also used to determine the reasonableness of the Company’s income projections. Once the projected income was ascertained, a 34% tax rate was applied to the projection to determine the amount of deferred income tax credits to beneficially recognize. The amount of tax credits appropriately recognized as an asset is evaluated annually using the factors listed.

NONPERFORMING ASSETS

Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and loans which have become foreclosed real estate. For the years ended December 31, 2002 and 2001, nonperforming assets were .3% and .8% of total assets, respectively.

Nonaccruing loans at year end 2002 totaled $97,613 compared to a balance of $28,367 at year end 2001. The Company had no loans still accruing interest that were ninety days or more past due as to principal or interest at December 31, 2002. Management’s policy for placing loans into nonaccrual status is to consider the repayment probability, overall security and character of the loan. Foreclosed real estate is discussed in Real Estate Owned.

The following is a summary of nonperforming assets:

TABLE 7    NONPERFORMING ASSETS

Period ending December 31,	2002	2001	2000
Nonaccruing loans (90 days or more past due)	$97,613	$28,367	$12,507
Real estate owned	222,621	644,407	1,364,066

Total nonperforming assets	$320,234	$672,774	$1,376,573

Nonaccruing loans as a % of total loans	0.13%	0.05%	0.02%
Reserve for loans losses to nonaccruing loans	1282.37%	3727.37%	7783.09%
Nonperforming assets to total loans	0.42%	1.15%	2.47%

UNITED FINANCIAL BANKING COMPANIES, INC.

REAL ESTATE OWNED

Real Estate Owned (REO) includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements. REO was .2% and .8% of total assets at December 31, 2002 and 2001, respectively. REO was comprised of a property located in Culpeper, Virginia. The property was acquired through foreclosure in the Bank in 1989. To liquidate the asset, the property was developed and lots and residential homes have been sold. In December 2002, the balance of the project was transferred to BVCI. At December 31, 2002, of the 87 lots available, 81 had been sold to date and 3 were under contract and 3 remain available for sale.

An aging of real estate owned and a breakdown by project type as of December 31, 2002 and 2001 are presented in Table 8.

TABLE 8    REAL ESTATE OWNED

Aging of Foreclosed Properties
Period ending December 31,	2002	2001
From 1 to 6 months	$—	—
From 7 to 12 months	—	—
From 13 to 24 months	—	—
Over 24 months	222,621	644,407

	$222,621	$644,407

Foreclosed Properties by Project Type
Period ending December 31,	2002	2001
Undeveloped land	$—	$—
1—4 family dwelling	—	—
Developed land	222,621	644,407

	$222,621	$644,407

DEPOSITS

As shown in Table 10, Deposits Structure and Certificates of Deposit 100K and Over, total deposits rose $19,792,919 or 27.6% at year ended December 31, 2002 compared to December 31, 2001. As shown in Table 9, Deposits Balance and Rate, the cost of funds decreased 93 basis points during 2002. The cost decrease is attributable to the depressed rate environment of 2002 and to the deposit mix. During 2002, Management continued to focus on maintaining a deposit mix prominently consisting of core deposits. Core deposits consist of demand, savings, NOW and money market accounts, and are generally less costly and more stable than certificates of deposits. As shown in Table 9, total average core deposits increased $13,746,071 or 30.4% from $45,221,575 at December 31, 2001 to $58,967,646 at December 31, 2002. When comparing average core deposit growth from December 31, 2001 to December 31, 2002, the change was as follows: demand deposits (noninterest-bearing) increased $4,406,935 or 22.5%, money market deposits decreased $892,012 or 6.2%, savings and NOW deposits increased $10,230,783 or 90.4%. As shown in Table 10, other deposit accounts represented 64.4% while time deposits represented 35.6% of total deposits at year end 2002.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 9    DEPOSITS BALANCE AND RATE

Rates paid on each classification of deposits are shown below:

Year Ended December 31,	2002		2001		2000		1999		1998
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Demand	$19,451,361	—%	$17,080,710	—%	$15,159,490	—%	$10,853,570	—%	$9,843,027	—%
Savings and NOW accounts	15,911,801	2.47	6,229,714	2.46	5,369,945	2.93	3,389,515	2.39	2,360,360	2.39
Money market accounts	12,370,980	1.56	14,534,980	2.81	14,301,086	3.58	10,284,048	3.14	8,817,006	3.6
Time:
Under $100,000	16,635,973	3.82	15,821,546	5.49	14,750,470	5.47	16,613,670	5.12	19,638,531	5.49
$100,000 and over	11,687,340	3.71	10,987,933	5.31	7,553,286	5.62	6,071,187	5.00	6,636,143	5.44

Total	$76,057,455	2.18%	$64,654,883	3.11%	$57,134,277	3.33%	$47,211,990	3.30%	$47,295,067	3.83%

TABLE 10    DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER

Year Ended December 31,	2002		2001		2000		1999		1998
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand	$23,977,619	26.21	$19,570,684	27.30	$15,103,101	24.91%	$12,248,025	24.91%	$14,264,071	28.42%
Savings and NOW accounts	21,547,324	23.55	11,316,541	15.79	5,232,987	8.63	4,902,524	9.97	3,051,446	6.08
Money market accounts	13,405,082	14.65	14,297,094	19.94	13,896,824	22.92	11,473,851	23.32	7,524,516	14.99
Time:
Under $100,000	17,976,949	19.65	15,476,230	21.59	15,937,455	26.28	15,513,608	31.54	18,048,129	35.96
$100,000 and over	14,576,217	15.93	11,029,723	15.39	10,472,041	17.27	5,053,294	10.27	7,297,297	14.54

Total	$91,483,191	100.00%	$71,690,272	100.00%	$60,642,408	100.00%	$49,191,302	100.00%	$50,185,459	100.00%

The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 2002.

Maturing	Balance
Three months or less	$1,926,447
Over three months to six months	1,733,332
Over six months to twelve months	4,362,331
Over twelve months	6,554,107

Total	$14,576,217

UNITED FINANCIAL BANKING COMPANIES, INC.

INVESTMENTS

The Bank held all of the Company’s investment securities at December 31, 2002 and 2001. The securities portfolio was comprised of U.S. Treasury securities, U.S. Government agency securities, Mortgage-backed securities, Mutual Fund securities and Equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale (AFS) and those held-to-maturity (HTM). Securities classified as AFS may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

LIQUIDITY AND INTEREST SENSITIVITY

The Company’s liquidity management is designed to achieve an appropriate balance between the maturities and pricing of its assets and liabilities. Management seeks to accomplish this through maintaining sufficient liquid assets, increasing core deposits and/or raising funds in various money markets. Cash and due from banks, money market investments, AFS securities and loan maturities are the Company’s primary sources of liquidity. Liquid assets were 26.7% of total assets for 2002 and 26.6% for 2001. Additional sources of liquidity are available through lines of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

UFBC’s operational needs have been significantly reduced in recent years as overhead has been allocated proportionately between the subsidiaries. For the near future, management projects that proceeds retained from completed capital offerings and reimbursements from inter-company allocated expenses will provide sufficient cash flow for UFBC’s continuing operational needs.

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

The short-term nature of the Company’s assets and liabilities can be seen in the interest sensitivity analysis presented in Table 11. The volume of non-earning assets can significantly affect the analysis by limiting the amount of assets available to reprice. A positive gap position indicates that more assets than liabilities will reprice, having a negative earnings impact in a falling rate environment.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 11—INTEREST SENSITIVITY ANALYSIS

( thousands )

	BALANCES 12/31/2002	0-3 MONTHS	RATE	4-6 MONTHS	RATE	7-12 MONTHS	RATE	1-5 YEARS	RATE	OVER 5 YEARS	RATE	TOTAL
ASSETS
FEDERAL FUNDS SOLD	$8,050	8,050	1.38%									$8,050
INVESTMENTS	17,344	12,718	3.99%	224	4.06%	1,292	3.82%	1,996	3.75%	1,114	2.59%	17,344
LOANS, NET—FIXED	21,810	11,006	7.68%	1,523	7.65%	600	8.57%	7,128	8.51%	1,553	8.43%	21,810
LOANS, NET—VARIABLE	54,539	28,473	6.78%	1,441	7.18%	1,746	8.54%	22,024	7.85%	855	7.61%	54,539

TOTAL EARNING ASSETS	101,743	60,247	5.63%	3,188	7.19%	3,638	6.87%	31,148	7.74%	3,522	6.38%	101,743
LOAN LOSS RESERVE	(1,252)
NON-ACCRUAL LOANS	89											—
CASH AND DUE FROM BANKS	5,064											—
REAL ESTATE OWNED	223											—
FIXED ASSETS	1,769											—
OTHER NONINTEREST-BEARING ASSETS	1,708											—

TOTAL NONEARNING ASSETS	7,601	—		—		—		—		—		—

TOTAL ASSETS	$109,344	60,247		3,188		3,638		31,148		3,522		$101,743

LIABILITIES
NOW ACCOUNTS	$5,749	5,749	0.97%									$5,749
MONEY MARKET ACCOUNTS	13,405	13,405	0.98%									13,405
SAVINGS ACCOUNTS	15,799							15,799	3.00%			15,799
CERTIFICATES OF DEPOSIT < $100,000	17,977	2,122	3.56%	2,677	3.36%	6,951	2.79%	6,227	3.95%			17,977
CERTIFICATES OF DEPOSIT > $100,000	14,576	1,927	2.98%	1,733	3.35%	4,362	2.93%	6,554	2.81%			14,576

TOTAL INTEREST-BEARING DEPOSITS	67,506	23,203	1.38%	4,410	3.36%	11,313	2.84%	28,580	3.16%	—		67,506

NONINTEREST-BEARING DEPOSITS	23,976											—

TOTAL DEPOSITS	91,482	23,203		4,410		11,313		28,580		—		67,506
TOTAL OTHER LIABILITIES	6,279											—
TOTAL CAPITAL	11,583											—

TOTAL LIABILITIES & CAPITAL	$109,344	23,203		4,410		11,313		28,580		—		$67,506

INTERVAL GAP/GAP SPREAD		37,044	4.25%	(1,222)	3.83%	(7,675)	4.02%	2,568	4.57%	3,522	6.38%
CUMULATIVE GAP		37,044		35,822		28,147		30,715		34,237
INTERVAL GAP/TOTAL ASSETS		33.88%		(1.12)%		(7.02)%		2.35%		3.22%
CUMULATIVE GAP/TOTAL ASSETS		33.88%		32.76%		25.74%		28.09%		31.31%
INTERVAL GAP/EARNING ASSETS		36.41%		(1.20)%		(7.54)%		2.52%		3.46%
CUMULATIVE GAP/EARNING ASSETS		36.41%		35.21%		27.66%		30.19%		33.65%
MATCHED		23,203	1.38%	3,188	3.36%	3,638	6.87%	31,148	7.74%	—	0.00%
OPEN		37,044	4.25%	(1,222)	3.83%	(7,675)	4.02%	2,568	4.57%	3,522	6.38%

UNITED FINANCIAL BANKING COMPANIES, INC.

DIRECTORS	OFFICERS
Jeffery T. Valcourt	Harold C. Rauner
Chairman of the Board	President/CEO
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services	Sharon A. Stakes
Executive Vice President
Manuel V. Fernandez	Assistant Secretary
Vice Chairman
United Financial Banking Companies, Inc.	Lisa M. Porter
President, 650 Water Street, Inc.	Chief Financial Officer/Controller
Corporate Secretary
William J. McCormick, Jr.
President, Jordan Kitts Music, Inc.

Dennis I. Meyer
Investor, Baker & McKenzie, Attorneys

Edward H. Pechan
Environmental Consultant, (retired)

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank
President/CEO, Business Venture Capital, Inc.

Sharon A. Stakes
Executive Vice President, United Financial Banking Companies, Inc.
Executive Vice President, The Business Bank
President, The Business Bank Insurance Agency, Inc.

The Business Bank Board of Directors

Harold C. Rauner	Jeffery T. Valcourt
Chairman of the Board	Vice Chairman
The Business Bank	The Business Bank
President/CEO, The Business Bank	President/CEO, Valcourt Building Services
President/CEO, United Financial Banking Companies, Inc.
President/CEO, Business Venture Capital, Inc.

Robert E. Carpenter	Charles S. Evans
Partner, Weller and Scott (retired)	Chairman, Computerware

John R. Motz	Robert W. Pitts
Commercial Condominium Management Company	Partner, Pitts and Pitts

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.
President, The Business Bank Insurance Agency, Inc.

UNITED FINANCIAL BANKING COMPANIES, INC.

CORPORATE INFORMATION

The Company did not accrue or pay dividends during the years ended December 31, 2002 and 2001.

The Company had 448 shareholders of record as of December 31, 2002.

Below are the high and low bid prices for the common stock for each quarter of 2002 and 2001. These prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual trades.

	2002		2001
For the Quarter Ended:	High	Low	High	Low
March 31	$10.95	$10.75	$8.63	$8.63
June 30	$13.75	$12.00	$9.25	$9.00
September 30	$13.75	$13.75	$9.10	$9.10
December 31	$15.25	$14.40	$10.25	$10.25

FORM 10KSB

For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary

United Financial Banking Companies, Inc.

8399 Leesburg Pike

P.O. Box 2459

Vienna, Virginia 22182