Form 10KSB, Exhibit 13
period 2003-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2004-04-14
CIK 714286

EXHIBIT 13

UNITED FINANCIAL BANKING

COMPANIES, INC. AND SUBSIDIARIES

FINANCIAL REPORT

DECEMBER 31, 2003

CONTENTS

Page
REPORT OF INDEPENDENT AUDITORS	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2
Consolidated Statements of Income and Comprehensive Income	3
Consolidated Statements of Stockholders’ Equity	4
Consolidated Statements of Cash Flows	5
Notes to Financial Statements	6-27

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors

United Financial Banking Companies, Inc. and Subsidiaries

We have audited the consolidated balance sheets of United Financial Banking Companies, Inc., and Subsidiaries (Company) as of December 31, 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2002, and for each of the two years in the period then ended, were audited by other auditors whose report dated February 18, 2003, expressed an unqualified opinion on those statements.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Banking Companies, Inc., and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ Goodman & Company, L.L.P.

Norfolk, Virginia

February 10, 2004

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS

Cash and due from banks	$4,340,579	$5,064,434
Interest-bearing deposits in other banks	2,268,173	928,061
Federal funds sold	3,900,000	8,050,000

Total cash and cash equivalents	10,508,752	14,042,495

Securities available-for-sale	24,966,285	15,101,994
Securities held-to-maturity	6,035,368	1,313,779

Total securities	31,001,653	16,415,773

Loans, net of unearned income of $317,232 in 2003; $219,870 in 2002	99,114,122	76,217,605
Less: Allowance for loan losses	(1,515,875)	(1,251,764)

Net loans and lease financing	97,598,247	74,965,841
Real estate owned, net	—	222,621
Premises and equipment, net	2,106,672	1,769,278
Deferred income tax	930,187	1,359,079
Other assets	784,815	569,180

Total assets	$142,930,326	$109,344,267

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$34,504,653	$23,977,619
Savings and NOW	41,947,627	21,547,324
Money market	16,562,967	13,405,082
Time:
Under $100,000	17,999,566	17,976,949
$100,000 and over	14,217,017	14,576,217

Total deposits	125,231,830	91,483,191
Short-term borrowings	1,000,000	1,013,495
Long-term debt	3,780,155	4,780,155
Accounts payable and accrued expenses	513,284	484,548

Total liabilities	130,525,269	97,761,389

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock $-0-par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock, par value $1; authorized 3,500,000 shares, issued 1,038,637 shares in 2003 and 1,036,999 shares in 2002	1,038,637	1,036,999
Surplus	16,221,687	16,208,535
Accumulated deficit	(4,847,015)	(5,677,981)
Accumulated other comprehensive income (loss)	(8,252)	15,325

Total stockholders’ equity	12,405,057	11,582,878

Total liabilities and stockholders’ equity	$142,930,326	$109,344,267

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income:
Interest and fees on loans	$6,092,703	$5,273,240	$5,113,683
Interest on investment securities	212,252	246,232	438,006
Interest on interest-bearing deposits	16,616	12,202	4,036
Interest on federal funds sold	278,966	194,665	231,383

	6,600,537	5,726,339	5,787,108

Interest expense:
Interest on deposits	1,664,835	1,655,526	2,013,777
Interest on short-term borrowings	45,152	27,794	139,765
Interest on long-term debt	192,208	114,427	—

	1,902,195	1,797,747	2,153,542

Net interest income	4,698,342	3,928,592	3,633,566
Provision for loan losses	280,000	219,300	154,448

Net interest income after provision for loan/lease losses	4,418,342	3,709,292	3,479,118

Noninterest income:
Loan servicing and other fees	187,628	139,684	67,457
Other income	447,801	378,868	276,863

	635,429	518,552	344,320

Noninterest expense:
Salaries	1,740,995	1,506,179	1,272,199
Employee benefits	318,405	274,134	235,664
Occupancy	546,722	397,779	371,567
Furniture and equipment	220,533	138,982	116,049
Other	961,161	779,591	680,020

	3,787,816	3,096,665	2,675,499

Income before federal income taxes	1,265,955	1,131,179	1,147,939
Provision (benefit) for income taxes:
Current	—	—	17,316
Deferred	434,989	389,048	(833,734)

Net income	$830,966	$742,131	$1,964,357

Net income per common share
Basic	$0.80	$0.72	$1.94

Diluted	$0.75	$0.68	$1.90

Comprehensive Income
Net income	830,966	742,131	1,964,357
Other comprehensive income, net of tax Unrealized gains (losses) on available-for-sale securities	(23,577)	9,246	48,136

Comprehensive income	$807,389	$751,377	$2,012,493

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance December 31, 2000	$1,001,499	$15,975,810	$(8,384,469)	$(42,057)	$8,550,783

Net income	—	—	1,964,357	—	1,964,357

Net proceeds from issuance of shares of common stock	33,850	221,275	—	—	255,125

Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	48,136	48,136

Balance December 31, 2001	1,035,349	16,197,085	(6,420,112)	6,079	10,818,401

Net income	—	—	742,131	—	742,131

Net proceeds from issuance of shares of common stock	1,650	11,450	—	—	13,100

Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	9,246	9,246

Balance December 31, 2002	1,036,999	16,208,535	(5,677,981)	15,325	11,582,878

Net income	—	—	830,966	—	830,966

Net proceeds from issuance of shares of common stock	1,638	13,152	—	—	14,790

Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(23,577)	(23,577)

Balance December 31, 2003	$1,038,637	$16,221,687	$(4,847,015)	$(8,252)	$12,405,057

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$830,966	$742,131	$1,964,357
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	154,271	91,533	78,908
Provision for loan losses	280,000	219,300	154,448
Amortization of investment security discounts	75,713	11,052	9,590
Amortization of loan fees and discounts	80,436	117,201	(9,627)
Net (gain) on the sale of real estate owned	(94,809)	(121,419)	(1,279)
(Increase) decrease in other assets	213,257	326,095	(604,925)
Increase (decrease) in other liabilities	28,736	63,985	(54,359)

Net cash provided by operating activities	1,568,570	1,449,878	1,537,113

CASH FLOWS FROM INVESTING ACTIVITIES
Nonbank loans and leases repaid, net of originations	(391,140)	(85,428)	173,554
Bank loans and leases repaid, net of originations	(22,601,702)	(17,739,127)	(3,068,458)
Purchases of securities available-for-sale	(55,488,080)	(13,075,186)	(1,111,795)
Purchases of securities held-to-maturity	(26,689,648)	(1,942,051)	(1,829,063)
Investments made in real estate owned	(992,358)	(1,447,714)	(1,359,884)
Proceeds received from maturity of securities available-for-sale	45,524,499	1,274,296	5,893,168
Proceeds received from maturity of securities held-to-maturity	21,968,059	2,875,731	1,852,087
Proceeds received from real estate owned	1,309,788	1,990,919	2,080,822
Purchases of premises and equipment	(491,665)	(1,684,427)	(48,623)

Net cash provided by (used) for investing activities	(37,852,247)	(29,832,987)	2,581,808

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, savings accounts, NOW accounts and money market accounts	34,085,222	13,745,706	10,951,407

Certificates of deposit sold (matured), net	(336,583)	6,047,213	96,457
Net change in short-term borrowings	—	(1,600,000)	414,000
Net payments on long-term debt	(1,013,495)	4,793,650	—
Proceeds from issuance of common stock	14,790	13,100	255,125

Net cash provided by financing activities	32,749,934	22,999,669	11,716,989

Net increase (decrease) in cash and cash equivalents	(3,533,743)	(5,383,440)	15,835,910

Cash and cash equivalents at beginning of year	14,042,495	19,425,935	3,590,025

Cash and cash equivalents at end of year	$10,508,752	$14,042,495	$19,425,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest on deposits and other borrowings	$1,920,365	$1,806,211	$2,217,035

Income taxes	$—	$18,514	$37,606

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies

Nature of Operations:

United Financial Banking Companies, Inc. (“UFBC”), is a one-bank financial holding company which was organized under the laws of the Commonwealth of Virginia in February 1982. In July 1983, UFBC acquired all the outstanding common stock of The Business Bank (the “Bank”), a banking company organized under the laws of the Commonwealth of Virginia. UFBC also wholly owns Business Venture Capital, Inc. (BVCI), a subsidiary that conducts limited lending and other investment activities and United Facilities LLC (“UFLLC”) that holds Bank premises. Collectively, UFBC, the Bank, BVCI and UFLLC are referred to as “the Company”. Primarily through its banking subsidiary, the Company offers loan and deposit products and other financial services to commercial and retail customers in the Northern Virginia metropolitan area.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale (AFS). Marketable equity securities not classified as trading are also classified as AFS. AFS securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. At December 31, 2003 and 2002, the Company held no securities classified as trading.

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

Loans are placed in nonaccrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses:

The allowance for loan losses is an estimate of the losses that may be sustained in the Company’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of the collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

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

The allowance for loan losses is maintained at a level, that in management’s judgment, is adequate to absorb credit losses inherent in the existing loan portfolio. The allowance for loan losses is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Due to uncertainties associated with economic conditions and the inherent subjectivity of the evaluation process, it is possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the possible change cannot be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Real Estate Owned:

Real estate owned (REO) consists of properties held for resale which were acquired through foreclosure on loans secured by real estate. REO is carried at the lower of cost or appraised fair market value, less estimated costs to sell. In the normal course of business, it is possible that the estimated market value will change in the near term. Write-downs to fair market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in fair market value are charged to noninterest expense. Routine holding costs, subsequent declines and recoveries in appraised value are included in noninterest expense. Net gains or losses on disposal are included in noninterest income.

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

Other Assets:

The Business Bank Insurance Agency, Inc. (TBBIA) is a wholly owned subsidiary of The Business Bank. TBBIA’s only asset is an investment in Bankers Insurance LLC as a limited liability company member. TBBIA ownership of Bankers Insurance LLC at December 31, 2003 and 2002, totaled $115,765 and $110,067, respectively.

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

Stock-Based Compensation:

The Company applies Accounting Principles Bulletin (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations to account for employee stock compensation plans, and accordingly, does not recognize compensation expense for stock options granted when the option price is greater than or equal to the underlying stock price. The Company presents the pro forma disclosures required by SFAS 123, Accounting for Stock-Based Compensation, and as amended by SFAS 148, as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

December 31,	2003	2002	2001
Net income, as reported	$830,966	$742,131	$1,964,357
Deduct: total stock-based employee compensation expense determined based on fair value method of awards, net of tax	(22,277)	(15,928)	(12,401)

Pro forma net income	$808,689	$726,203	$1,951,956

Basic earnings per share:
As reported	$0.80	$0.72	$1.94
Pro forma	$0.77	$0.69	$1.92

Diluted earnings per share:
As reported	$0.75	$0.68	$1.90
Pro forma	$0.73	$0.66	$1.89

Assumptions
Risk-free interest rate	3.52%	4.30%	4.88%
Dividend yield	—	—	—
Volatility factor	10.00%	10.00%	10.00%
Weighted average expected life (years)	6.7	6.9	7.3

Recent Accounting Pronouncements:

Derivatives

On January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FASB No. 133). This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. The adoption of FASB No. 133 did not have a material impact on the Company’s results of operations or financial condition.

On March 13, 2002, the Financial Accounting Standard Board (FASB) determined that loan commitments related to the acquisition or origination of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarters beginning after April 10, 2002. Accordingly, the Company adopted such accounting on July 1, 2002.

The Company enters into commitments to originate such loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value in based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels for interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

The cumulative effect of adopting FASB No. 133, for rate lock commitments as of July 1, 2002 was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Business Combinations

Effective January 1, 2002, the Company adopted Financial Accounting Board Statement No. 142, Goodwill and Other Intangible Assets (FASB No. 142). Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an annual assessment for impairment by applying a fair value test. Additionally, under FASB No. 142, acquired intangible assets are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful life.

Branch acquisition transactions were outside the initial scope of FASB No. 142 and, accordingly, intangible assets related to such transactions continued to amortize upon the adoption of FASB No. 142. However, in October 2002, the Financial Accounting Standards Board issued Statement No. 147, Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement amends previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of FASB Statement No. 141, Business Combinations, and FASB No. 142 to branch acquisitions if such transactions meet the definition of a business combination.

The Company has not been party to any of the transactions described and therefore, the adoption of FASB No. 141, 142 and 147 did not have a material impact on the results of operations or financial condition of the Company.

Accounting for Long-Lived Assets

Effective January 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FASB No. 144). The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement specifies criteria for classifying assets as held for sale. The adoption of this Statement did not have a material impact on the Company’s financial condition and results of operations.

Stock-Based Compensation

FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (FASB No. 148) was issued in December 2002. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation (FASB No. 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, effective for fiscal years ending after December 15, 2002, FASB No. 148 amends the disclosure requirements of FASB No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results of operations. Accordingly, the Company has incorporated such disclosures. We are currently assessing the fair value approach under FASB No. 123, and the transitional provisions of FASB No. 148.

Guarantees

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees (FIN 45), requires that a liability be recognized, at inception, for the fair value of certain guarantees and for the ongoing obligation, if any, to perform over the term of the guarantee. The recognition provisions of FIN 45 are effective for certain guarantees modified or issued after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s results of operation or financial condition.

The disclosure provisions of FIN 45 are effective for financial statements with periods ended after December 15, 2002. Accordingly, the Company has incorporated such disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Asset Retirements and Disposal Costs

In June of 2001 and 2002, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations (FASB No. 143), and Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (FASB No. 146), respectively. FASB No. 143 addresses financial accounting requirements for obligations associated with the retirement of tangible long-lived assets, and FASB No. 146 requires the recognition of a liability, when incurred, for a cost associated with an exit or disposal activity. The resultant obligations and liabilities should be recognized at fair value. The provisions of these statements were first effective in 2003. The adoption of these statements did not have a material impact on the Company’s results of operations or financial condition.

Financial Instruments

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (FASB No. 149). This statement amends FASB No. 133, Accounting for Derivative Instruments and Hedging Activities, for decisions made by the FASB’s Derivative Implementation Group, other FASB Projects dealing with financial instruments, and in response to implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

The FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FASB No. 150), in May 2003. FASB No. 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, Elements of Financial Statements, as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments and disclosure requirements. FASB No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement did not have a material impact on the Company’s results of operations and financial position.

New Accounting Pronouncement

In December 2003, the FASB issued a revision to FASB Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (FASB No. 132). This statement does not change the measurement recognition aspects for pension and other postretirement benefit plans. However, it does revise employers’ disclosures to include more information about the plan assets, obligations to pay benefits and funding obligations. These disclosures are effective for the 2003 financial statements. Accordingly, the Company has incorporated such disclosures.

Reclassifications:

Certain amounts for 2002 and 2001 have been reclassified to conform to the presentation for fiscal year 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2003:
U.S. Treasury	$2,200,545	$—	$(3,477)	$2,197,068
U.S. Government Agencies	21,092,471	7,648	—	21,100,119
Mortgage-Backed Securities	1,050,619	—	(5,774)	1,044,845
Corporate Debt Securities	309,343	—	(551)	308,792
Other Securities	2,711	—	—	2,711
Equity Securities	312,750	—	—	312,750

Total	$24,968,439	$7,648	$(9,802)	$24,966,285

December 31, 2002:
U.S. Treasury	$9,999,739	$—	$—	$9,999,739
U.S. Government Agencies	1,868,051	27,155	—	1,895,206
Mortgage-Backed Securities	901,366	—	(7,067)	894,299
Mutual Funds	2,000,000	—	—	2,000,000
Equity	312,750	—	—	312,750

Total	$15,081,906	$27,155	$(7,067)	$15,101,994

Securities Held-to-Maturity
December 31, 2003:
U.S. Government Agencies	$5,998,329	$—	$(18,488)	$5,979,841
Mortgage-Backed Securities	37,039	705	—	37,744

Total	$6,035,368	$705	$(18,488)	$6,017,585

December 31, 2002:
U.S. Government Agencies	$1,218,719	$2,235	$—	$1,220,954
Mortgage-Backed Securities	95,060	3,720	—	98,780

Total	$1,313,779	$5,955	$—	$1,319,734

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (continued)

The amortized cost and estimated fair value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Securities Available-for-Sale
Due in one year or less	$15,392,081	$15,392,443
Due after 1 year through 5 years	3,645,310	3,658,175
Due after 5 years through 10 years	1,455,678	1,454,103
Due after 10 years	4,162,620	4,148,814

	24,655,690	24,653,535

Equity securities	312,750	312,750

Total	$24,968,439	$24,966,285

	Amortized Cost	Fair Value
Securities Held-to-Maturity
Due in one year or less	$37,039	$37,743
Due after 1 year through 5 years	5,499,785	5,490,184
Due after 5 years through 10 years	498,544	489,657
Due after 10 years	—	—

Total	$6,035,368	$6,017,585

At December 31, 2003, a held-to-maturity security with an amortized cost of $500,000 was pledged as collateral to the Treasury Board of Virginia for public funds held by the Bank, and another held-to-maturity security with an amortized cost of $498,544 was pledged as collateral to the Federal Reserve Bank of Richmond for the Bank’s treasury, tax and loan account.

No gains or losses were realized on the sale of investment securities in 2003, 2002 and 2001.

Equity Securities

As a member of the Federal Home Loan Bank Systems, the Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $250,000, since no active trading market exists.

At December 31, 2003, The Bank owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

Neither equity stock was pledged at December 31, 2003.

Note 3. Loans and Related Accounts

Major classifications of loans are summarized as follows:

	2003	2002
Commercial	$72,111,718	$58,673,221
Real estate construction	14,503,009	7,790,391
Real estate mortgage	8,315,566	5,278,302
Installment	4,501,061	4,695,561

	99,431,354	76,437,475
Less unearned discount	(317,232)	(219,870)

	99,114,122	76,217,605
Allowance for loan/lease losses	(1,515,875)	(1,251,764)

Loans, net	$97,598,247	$74,965,841

At December 31, 2003 and 2002, overdrafts of $345,225 and $372,894, respectively, are included in commercial loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Related Accounts (continued)

Changes in the allowance for loan losses were as follows:

	2003	2002	2001
Balance, beginning of year	$1,251,764	$1,057,344	$973,431
Provision charged to operations	280,000	219,300	154,448
Loans charged off	(28,176)	(29,645)	(93,639)
Recoveries	12,287	4,765	23,104

Balance, end of year	$1,515,875	$1,251,764	$1,057,344

Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

Impaired loans are summarized as follows:

	2003	2002	2001
Nonaccrual	$33,457	$98,055	$28,367
Restructured	—	14,879	—
Other impaired loans	—	18,966	—

Total impaired loans	$33,457	$131,900	$28,367

The allowance for loan losses related to impaired loans amounted to approximately $6,691, $26,380 and $5,673 at December 31, 2003, 2002 and 2001, respectively.

The following is an analysis of approximate interest income related to impaired loans that is recognized on a cash basis:

	2003	2002	2001
Interest that would have been accrued as income	$2,719	$6,472	$3,936
Interest paid and recognized as interest income	(1,973)	(1,268)	(2,571)

Interest forgone	$746	$5,204	$1,365

The annual average balance of impaired loans on which income was recognized on a cash basis was $38,000, $114,000, and $33,000 for the years ending December 31, 2003, 2002 and 2001, respectively. There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2003.

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

The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 2003, the Company had uninsured cash of $2,510,647.

At December 31, 2003, two deposit relationships constituted approximately 6.0% of the Bank’s total deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Real Estate Owned

	2003	2002
Real estate owned	$—	$265,428
Allowances for losses on real estate owned	—	(42,807)

Real estate owned, net	$—	$222,621

Changes in the allowance for losses on real estate owned are summarized as follows:

	2003	2002
Balance, beginning	$42,807	$620,700
Provision charged to operations	—	—
Realized losses charged to allowance	(42,807)	(577,893)

Balance, ending	$—	$42,807

Note 6. Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2003	2002
Land	$818,910	$818,910
Building	495,566	495,566
Leasehold improvements	330,934	110,410
Furniture, fixtures and equipment	1,376,730	1,105,589

	3,022,140	2,530,475
Accumulated depreciation and amortization	(915,468)	(761,197)

	$2,106,672	$1,769,278

Depreciation and amortization expense of $154,271 in 2003, $91,533 in 2002 and $78,908 in 2001, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset.

Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 2003, are as follows:

2004	$531,377
2005	531,377
2006	531,377
2007	323,015
2008	323,015
Later years	1,205,913

Total minimum lease payments	$3,446,074

At December 31, 2003, the Company’s operations included one owned and three leased properties. The main office of the Company and the Bank are located in Vienna, Virginia. The lease term includes an initial period of one year, three options for renewal, totaling twenty years, and a right of first offer. The lease for 7,780 square feet commenced on December 31, 1996.

In June 2002, United Facilities LLC, a subsidiary of the parent, purchased a branch location in Reston, Virginia. The land and building, net totaled $1,294,860 at December 31, 2003.

The Company leases 3,016 square feet for a Bank branch in McLean, Virginia. The lease term is for ten years and two months with three options, each granting five year extensions. The lease commenced April 1, 1999.

The Bank leases 12,184 square feet in Vienna, Virginia for a branch location and for its operations center. The lease term is for ten years with four options, each granting five-year extensions. The lease commenced September 1, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Premises and Equipment (continued)

Rental expense for operating leases amounted to $387,766, $291,743 and $294,995 for the years ended December 31, 2003, 2002 and 2001, respectively. Leases are straightlined based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

Note 7. Short-term Borrowings

	2003	2002
Federal Home Loan Bank of Atlanta	$1,000,000	$1,013,495

Average daily amount outstanding	$1,443,836	$303,014

Weighted average interest rate	3.01%	4.72%

Maximum amount outstanding at any month-end	$2,000,000	$2,600,000

Advances from the Federal Home Loan Bank of Atlanta were secured by liens on the Bank’s residential and commercial mortgages totaling $9,597,063 at December 31, 2003 and $11,957,515 at December 31, 2002.

At December 31, 2003, the Bank had unsecured lines of credit with correspondent banks totaling $17,700,000 available for overnight borrowing. There were no amounts drawn on the lines of credit at either December 31, 2003 or December 31, 2002.

Note 8. Long-term Debt

At December 31, 2003, long-term debt consisted of $3,000,000 in advances from the Federal Home Loan Bank of Atlanta and a $780,155 term note. The Federal Home Loan Bank of Atlanta advances are at rates ranging from 3.84% to 4.57%. Advances from the Federal Home Loan Bank of Atlanta are secured by liens on the Bank’s residential and commercial mortgages. The term note has a contractual fixed rate of 6.50% and is secured by a first deed of trust on Company property. Long-term debt maturing in each of the five years subsequent to December 31, 2003 is as follows: 2004 - $14,265; 2005 - $1,015,381; 2006 - $1,016,426; 2007 - $1,734,083; 2008 - $0.

Note 9. Deposits

Deposit account balances at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Noninterest-bearing demand	$34,504,653	$23,977,619
Interest-bearing demand	27,239,392	19,153,712
Savings deposits	31,271,202	15,798,694
Certificates of deposits under $100,000	17,999,566	17,976,949
Certificates of deposits $100,000 and over	14,217,017	14,576,217

	$125,231,830	$91,483,191

Certificates maturing in years ending December 31, as of December 31, 2003:

2004	$22,032,544
2005	6,145,795
2006	2,510,395
2007	1,457,460
2008 and thereafter	70,389

$32,216,583

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

Provision (benefit) for income taxes in the consolidated statements of income are summarized as follows:

	2003	2002	2001
Current	$—	$—	$17,316
Deferred	434,989	389,048	(833,734)

	$434,989	$389,048	$(816,418)

	2003	2002	2001
Income before income taxes	$1,265,955	$1,131,179	$1,147,939
Applicable statutory income tax rate	34%	34%	34%

Computed “expected” federal tax expense	430,425	384,601	390,299

Adjustments to federal income tax resulting from:
Nondeductible expenses	4,564	4,447	3,872
Alternative minimum tax	—	—	17,316
Net operating loss carryforward	—	—	(394,171)
Decrease in deferred tax valuation allowance	—	—	(833,734)

Provision for federal income tax	$434,989	$389,048	$(816,418)

Other comprehensive income	$(17,932)	$14,009	$48,136
Applicable tax	(5,645)	4,763	16,366
Net operating loss carryforward	—	—	(16,366)

Other comprehensive income, net of tax	$(23,577)	$9,246	$48,136

The major components of deferred tax assets and liabilities are as follows:

	2003	2002
Deferred tax assets (liabilities):
Accelerated depreciation	$(4,373)	$(1,376)
Provision for loan losses	447,649	357,851
Valuation adjustments of real property	—	14,554
Deferred loan fees	107,859	74,756
Unrealized gain/loss on investment securities	(733)	(6,830)
Deferred rent	44,505	47,149
Net operating loss carryforward	335,280	872,975

Net deferred tax asset	$930,187	$1,359,079

The change in the net deferred tax asset for 2001 in the amount of $833,734 was to recognize amounts of the Company’s net tax assets considered by management as more likely than not to be realized.

At December 31, 2003, the Company had net operating loss carryforwards for regular income tax purposes of $980,130 which will expire in 2012. The Company also has an alternative minimum tax credit carryforward of approximately $358,000 which may be carried forward indefinitely.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Commitments and Contingencies

General Contingency

The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 2003, that would have a material adverse effect on the Company’s financial statements.

Financial Instruments With Off-Balance Sheet Risk

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

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2003 and 2002, unused commitments that were extended under lines of credit amounted to $17,950,808 and $12,063,652, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2003 and 2002, commitments to extend credit amounted to $15,527,200 and $2,575,500, respectively.

The Company’s outstanding standby letters of credit amounted to $4,320,335 and $3,924,088 as of December 31, 2003 and 2002, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2003, 84% of the Company’s letters of credit were cash secured.

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

Balance, December 31, 2001	$2,409,906
Additions	2,023,354
Reductions	(878,888)

Balance, December 31, 2002	$3,554,372
Additions	2,679,450
Reductions	(1,027,783)

Balance, December 31, 2003	$5,206,039

As of December 31, 2003, this balance consists of secured loans totaling $4,752,134 and unsecured loans totaling $453,905. No loans to related parties were classified as impaired or nonperforming at December 31, 2003.

The Bank held related party deposits of approximately $9,797,000 and $8,371,000 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Related Party Transactions (continued)

The Bank entered into a lease with 133 Maple Ave LC, a limited liability company organized in the Commonwealth of Virginia, for 12,184 square feet in Vienna, Virginia. Mr. Harold C. Rauner, Chief Executive Officer and President of the Company and of the Bank and a shareholder, is a member of the limited liability company. Mr. Manuel V. Fernandez, Vice Chairman and Director of the Company, and a beneficial shareholder owning in excess of 5% of the Company’s common stock, is also a member of the limited liability company. A third shareholder, owning less than 5% of the Company’s common stock, is also a member of the limited liability company. The lease term is for ten years with four options, each granting five-year extensions. The lease commenced September 1, 2003. The terms of the lease are substantially the same as those prevailing for similar leases within the market area that the building is located.

Note 13. Regulatory Requirements and Restrictions

The Company’s banking subsidiary is subject to federal and/or state statutes that prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 2003, 2002 and 2001.

The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank’s capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank’s capital and surplus totaled $10,247,156 at December 31, 2003; thus net assets of the Bank in excess of $1,024,716 were restricted from use by the Holding Company in the form of loans or advances. The Company had no such borrowings from the Bank in 2003 or 2002.

As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are noninterest bearing. The daily average reserve requirement for the week including December 31, 2003 was $1,103,000.

The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its bank subsidiary are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Federal Reserve’s capital guidelines do not currently apply to the Company. They will apply to the Company at such time as it has total assets equal to $150,000,000 or more, it has public debt, or it engages in certain highly leveraged activities. At December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions nor events, since December 31, 2003, that management believes would result in the institution not being well capitalized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Regulatory Requirements and Restrictions (continued)

The following table presents the Company and the Bank’s actual regulatory capital amounts and ratios:

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total capital (to risk-weighted assets)
Company	12,807,697	13.03%	7,861,170	8.00%	9,826,463	N/A
The Business Bank	11,451,744	11.95%	7,665,996	8.00%	9,582,496	10.00%
Tier 1 capital (to risk-weighted assets)
Company	11,575,839	11.78%	3,930,585	4.00%	5,895,878	N/A
The Business Bank	10,250,044	10.70%	3,832,998	4.00%	5,749,497	6.00%
Tier 1 capital (to average assets)
Company	11,575,839	8.14%	5,689,582	4.00%	7,111,978	N/A
The Business Bank	10,250,044	7.41%	5,532,520	4.00%	6,915,650	5.00%
As of December 31, 2002:
Total capital (to risk-weighted assets)
Company	11,457,679	14.31%	6,403,334	8.00%	8,004,168	N/A
The Business Bank	10,409,455	13.39%	6,219,215	8.00%	7,774,019	10.00%
Tier 1 capital (to risk-weighted assets)
Company	10,454,056	13.06%	3,201,667	4.00%	4,802,501	N/A
The Business Bank	9,434,284	12.14%	3,109,608	4.00%	4,664,411	6.00%
Tier 1 capital (to average assets)
Company	10,454,056	10.07%	4,151,064	4.00%	5,188,831	N/A
The Business Bank	9,434,284	9.47%	3,986,538	4.00%	4,983,173	5.00%

Note 14. Other Income

	2003	2002	2001
Service charges on deposits	$292,004	$211,126	$219,357
Fees on letters of credit	13,507	23,945	17,910
Gain on sale of real estate owned	105,536	121,419	1,279
Sweep income	6,204	7,656	20,979
Other	30,550	14,722	17,338

	$447,801	$378,868	$276,863

Note 15. Interest on Deposits

	2003	2002	2001
Savings and NOW	$499,028	$393,736	$153,171
Money market	160,081	192,968	408,297
Time:
Under $100,000	591,620	635,703	868,854
$100,000 and over	414,106	433,119	583,455

	$1,664,835	$1,655,526	$2,013,777

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Employee Benefit Plan

The Company has a 401(k) Plan covering all employees who meet specified age and employment requirements. The administrative expense associated with the 401(k) Plan was approximately $2,180 in 2003, $2,800 in 2002 and $1,900 in 2001. The Company made contributions of $30,000 in 2003, 2002 and 2001. Future contributions, if any, will be determined annually at the discretion of the Board of Directors.

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

The Compensation Committee establishes the price of each option share granted, but not less than the fair market value at the date of grant. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880. The 1990 Plan expired December 31, 1999 and all options were granted. The maximum number of options to purchase common stock issuable under the 1999 Plan was 56,113. The 1999 Plan expired December 31, 2003 and 52,201 options were granted. The maximum number of options to purchase common stock issuable under the 2003 Plan is 90,000. As of December 31, 2003, no options had been granted under the 2003 Plan. Under the Plans, options are exercisable at any time over a ten year period from the date of grant as long as the option holder is an employee of the Company. Certain grants are subject to vesting over four years.

The Company also has 1996, 1999 and 2003 Nonqualified Stock Option Plans for Non-Employee Directors (the Directors Plan) that awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 and 2003 Directors Plans also include awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase common stock were awarded. The maximum number of shares issuable under the 1999 Directors Plan was 35,000. The 1999 Directors Plan expired on August 1, 2003 and 32,400 options to purchase common stock were awarded. The maximum number of shares issuable under the 2003 Directors Plan is 60,000. The 2003 Directors Plan expires on July 31, 2008 and no options had been awarded as of December 31, 2003.

The following table summarizes the Company’s stock option plan status and activity for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	136,680	$8.66	110,780	$8.23	86,680	$8.15
Granted	16,313	16.43	29,200	10.25	27,800	8.50
Exercised	(1,638)	9.03	(1,650)	7.94	(1,850)	8.18
Forfeited	(3,912)	12.33	(1,500)	8.50	(500)	8.50
Expired	—	—	(150)	9.00	(1,350)	8.80

Outstanding at end of year	147,443	9.42	136,680	8.66	110,780	8.23

Exercisable at end of year	115,993		96,857		91,381

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock-Based Compensation (continued)

Information pertaining to options outstanding at December 31, 2003 is as follows:

Weighted Average Contractual Life Remaining	Range of Exercise Prices	Number Outstanding at December 31, 2003	Number Exercisable at December 31, 2003
2.0 years	$7.50	42,082	42,082
4.3 years	8.75	5,100	5,100
5.0 years	8.75	18,098	18,098
5.6 years	8.75	4,600	4,600
6.0 years	9.00	12,100	12,098
7.0 years	8.50	23,300	18,051
8.0 years	10.25	27,450	10,764
9.0 years	16.43	14,713	5,200

		147,443	115,993

The Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of Statement No. 123, in December 2002. The Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effects of stock options in interim financial information. The amendments to SFAS 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

The Company has elected to continue to account for stock-based compensation under the intrinsic value guidelines of APB Opinion No. 25. Under the intrinsic value based method, compensation cost is measured as the excess of the market price of the stock underlying the option at the date granted over the exercise price. The Company’s policy is to grant options at market value. Accordingly, no compensation cost has been recognized for its stock options. Pro forma information regarding net income and earnings per share as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair values of the options granted were estimated using the Black-Scholes option pricing model. A summary of the assumptions used and pro forma results for 2003, 2002 and 2001 is presented in Note 1 to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Other Expense

	2003	2002	2001
Data processing	$208,286	$171,132	$160,283
Professional fees	119,536	104,443	83,547
State franchise tax	79,900	61,200	45,200
Stationery, printing and supplies	73,416	56,016	45,450
Insurance	58,551	46,159	39,886
Postage	33,334	30,538	27,480
Telephone	61,720	49,986	36,737
Advertising	26,832	15,296	19,021
Real estate owned, holding expense	2,130	15,670	26,788
Other	297,456	229,151	195,628

	$961,161	$779,591	$680,020

Advertising costs are expensed as incurred.

Note 19. Stockholders’ Equity

The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 2003 and 2002, there were no shares of preferred stock outstanding. Preferences are determined by the Board of Directors.

The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 2003 and 2002, there were 1,038,637 and 1,036,999 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (stock option plans and stock warrants) total 313,995.

Warrants and Options

During 2003, stock options to purchase 1,638 of common stock pursuant to the Executive Stock Plan were exercised.

During 2002, stock options to purchase 650 of common stock pursuant to the Executive Stock Plan were exercised. Stock options to purchase 1,000 of common stock pursuant to the Directors Stock Plan were exercised during 2002. A warrant to purchase 2,000 shares of common stock was unexercised as of December 31, 2003 and expires January 27, 2007.

The following table is a reconciliation of earnings per common share:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share
For the year ended December 31, 2003
Basic earnings per common share:
Income available to common stockholders	$830,966	1,037,135	$.80

For the year ended December 31, 2002
Basic earnings per common share:
Income available to common stockholders	$742,131	1,035,783	$.72

For the year ended December 31, 2001
Basic earnings per common share:
Net income available to common stockholders	$1,964,357	1,010,341	$1.94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stockholders Equity (continued)

Diluted Earnings Per Share

For the year ended December 31, 2003
Net Income available to common stockholders	$830,966	1,037,135

Add: Contracts to issue common stock
Warrant - expires 01/27/07		1,164
Options - expire 12/31/05 - 01/27/13		70,054

Weighted-average dilutive shares		71,218

Diluted earnings per common share:	$830,966	1,108,353	$.75

For the year ended December 31, 2002
Net Income available to common stockholders	$742,131	1,035,783

Add: Contracts to issue common stock
Warrant - expires 01/27/07		1,016
Options - expire 12/31/05 - 01/01/12		59,048

Weighted-average dilutive shares		60,064

Diluted earnings per common share:	$742,131	1,095,847	$.68

For the year ended December 31, 2001
Net Income available to common stockholders	$1,964,357	1,010,341

Add: Contracts to issue common stock
Warrant - expires 01/27/07		537
Options - expire 12/31/05 - 01/01/11		21,790

Weighted-average dilutive shares		22,327

Diluted earnings per common share:	$1,964,357	1,032,668	$1.90

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

Deposits

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 2003 and 2002. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

	2003		2002
	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and short-term investments	$10,509,000	$10,509,000	$14,042,000	$14,042,000
Investment securities	31,002,000	30,984,000	16,416,000	16,422,000
Net loans	97,598,000	101,092,247	74,966,000	78,784,000
Financial Liabilities:
Deposits	125,232,000	125,631,000	91,483,000	92,256,000
Short-term borrowings	1,000,000	1,000,000	1,014,000	1,024,000
Long-term debt	3,780,000	3,903,000	4,780,000	4,961,000

SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements

Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, follow:

BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash on deposit with subsidiary bank	$264,969	$273,913
Investment in The Business Bank	10,238,954	9,451,676
Investments in other subsidiaries	1,146,874	1,088,446
Other assets	805,819	814,928

Total assets	$12,456,616	$11,628,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Other liabilities	$51,559	$46,085

Total liabilities	51,559	46,085

STOCKHOLDERS’ EQUITY	12,405,057	11,582,878

Total liabilities and stockholders’ equity	$12,456,616	$11,628,963

STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Income:
Interest	$2,086	$3,922	$2,903
Other	98,736	91,368	90,000

Total income	100,822	95,290	92,903
Expenses	148,678	133,307	88,775

	(47,856)	(38,017)	4,128
Undistributed net earnings of subsidiaries	869,282	771,265	1,539,428

Income before income taxes	821,426	733,248	1,543,556
Federal income tax expense (benefit)	(9,540)	(8,883)	(420,801)

Net income	$830,966	$742,131	$1,964,357

COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Net income	$830,966	$742,131	$1,964,357
Other comprehensive income, net of tax
Unrealized gains (losses) on available-for-sale securities	(23,577)	9,246	48,136

Comprehensive income	$807,389	$751,377	$2,012,493

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements (continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$830,966	$742,131	$1,964,357
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of:
The Business Bank	(810,854)	(684,963)	(1,333,170)
Other subsidiaries	(58,427)	(86,302)	(206,258)
Increase in other assets	(9,107)	(26,045)	(439,601)
Increase (decrease) in other liabilities	5,474	11,533	(20,701)

Net cash used in operating activities	(23,734)	(43,646)	(35,373)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	—	(50,000)	—

Net cash used in investing activities	—	(50,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	14,790	13,100	255,125

Net cash provided by financing activities	14,790	13,100	255,125

Net increase (decrease) in cash and cash equivalents	(8,944)	(80,546)	219,752
Cash and cash equivalents at beginning of year	273,913	354,459	134,707

Cash and cash equivalents at end of year	$264,969	$273,913	$354,459

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Income taxes	$—	$18,514	$37,606

NONCASH ITEMS
Effect on stockholders’ equity of an unrealized gain (loss) on debt and equity securities available-for-sale	$(23,577)	$9,246	$48,136

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE	1 Selected Consolidated Financial Data

Year Ended December 31,	2003	2002	2001	2000	1999
Results of operations:
Total interest income	$6,600,537	$5,726,339	$5,787,108	$5,334,317	$3,977,200
Total interest expense	1,902,195	1,797,747	2,153,542	1,934,307	1,587,216

Net interest income	4,698,342	3,928,592	3,633,566	3,400,010	2,389,984
Provision for loan losses	280,000	219,300	154,448	340,117	79,866

Net interest income after provision for loan losses	4,418,342	3,709,292	3,479,118	3,059,893	2,310,118
Other income	635,429	518,552	344,320	263,442	291,301
Other expenses	3,787,816	3,096,665	2,675,499	2,492,517	2,261,310

Income before income taxes	1,265,955	1,131,179	1,147,939	830,818	340,109
Income tax expense (benefit)	434,989	389,048	(816,418)	(389,000)	(510,004)

Net income	$830,966	$742,131	$1,964,357	$1,219,818	$850,113

Earnings per share:
Net income	830,966	742,131	1,964,357	1,219,818	850,113
Less: preferred stock dividends	—	—	—	—	—

Income available to common stockholders	830,966	742,131	1,964,357	1,219,818	850,113
Basic earnings per common share	0.80	0.72	1.94	1.22	1.00
Diluted earnings per common share:	0.75	0.68	1.90	1.21	0.99

Average weighted shares outstanding:
Basic	1,037,135	1,035,783	1,010,341	996,481	847,805
Dilutive	1,108,353	1,095,847	1,032,668	1,005,667	861,094

Period-ending balances:

Total loans	99,114,122	76,217,605	58,535,131	55,701,135	40,652,769
Total assets	142,930,326	109,344,267	85,529,236	71,854,113	56,455,892
Total deposits	125,231,830	91,483,191	71,690,272	60,642,408	49,191,302
Stockholders’ equity	12,405,057	11,582,878	10,818,401	8,550,783	6,928,065

Selected ratios:

Return on average total assets	0.64%	0.81%	2.55%	1.86%	1.59%

Return on average earning assets	0.68%	0.87%	2.71%	1.98%	1.71%

Return on average stockholders’ equity	7.00%	6.63%	21.20%	16.09%	16.14%

Average stockholders’ equity to average total assets	9.17%	12.21%	12.02%	11.55%	9.87%

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

OVERVIEW

United Financial Banking Companies, Inc. (UFBC) is a one-bank holding company which owns 100% of the issued and outstanding shares of common stock of The Business Bank (the Bank). UFBC also wholly owns Business Venture Capital, Inc. (BVCI) and United Facilities LLC (UFLLC). Collectively, UFBC, the Bank, BVCI and UFLLC are referred to as “the Company”. The following commentary provides an overview of the consolidated financial condition and results of operations of the Company, and should be read together with the consolidated financial statements and accompanying notes presented in this report.

The Company reported net income of $830,966 for the year ended December 31, 2003, compared with net income of $724,131 for the year ended December 31, 2002. Basic earnings per share were $.80 for the year 2003, compared to $.72 basic earnings per share for 2002. Net income increased $88,835 or 11.9% from 2002. An increased volume of earning assets primarily accounted for the increase. For the year ended December 31, 2003, average total earning assets increased $37,312,298 or 43.6% when compared to 2002 (Consolidated Average Balances, Table 2). Earnings from the increased earning assets were off-set by increased expenses associated with opening a third Bank branch and the de novo status of a second Bank branch.

The Company reported net income of $742,131 for the year ended December 31, 2002, compared with net income of $1,964,357 for the year ended December 31, 2001. Basic earnings per share were $.72 for the year 2002, compared to $1.94 basic earnings per share for 2001. Net income declined $1,222,226 from 2001. The difference in the net provision for federal income tax accounted for 98.6% of the decline in net income, when comparing December 31, 2002 and 2001. Beginning January 1, 2002, the Company began to accrue tax expense as the balance of the Company’s deferred tax assets was recorded in 2001. Net income for 2001 was significantly impacted by the beneficial recognition of the Company’s deferred income taxes. The deferred income tax benefit represented 42.4% of net income for the year ended December 31, 2001. Income before income taxes decreased $16,760, or 1.5%, from $1,147,939 at December 31, 2002 to $1,131,179 at December 31, 2001. The pre-tax decline was attributable to the depressed interest rate environment and costs associated with opening a second Bank branch.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 2

CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/YIELDS AND RATES

For the Year Ended	December 31, 2003			December 31, 2002			December 31, 2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Earning assets:
Loans:
Commercial	$63,052,458	$4,623,196	7.33%	$48,843,393	$3,749,348	7.68%	$39,228,583	$3,461,314	8.82%
Real estate construction	9,888,936	792,988	8.02%	9,212,255	792,550	8.60%	9,619,817	953,766	9.91%
Real estate mortgage	6,964,942	456,950	6.56%	4,083,186	321,041	7.86%	5,770,152	491,528	8.52%
Installment	5,220,415	219,569	4.21%	5,102,071	410,300	8.04%	3,228,198	207,075	6.41%

Total loans	85,126,751	6,092,703	7.16%	67,240,905	5,273,239	7.84%	57,846,750	5,113,683	8.84%

Interest-bearing deposits	1,761,214	16,616	0.94%	730,857	12,203	1.67%	110,363	4,036	3.66%
Federal funds sold	25,688,568	278,966	1.09%	12,243,460	194,665	1.59%	7,232,408	231,383	3.20%
Investment securities	10,362,012	212,252	2.05%	5,411,025	246,232	4.55%	7,397,208	438,006	5.92%

Total earning assets	122,938,545	6,600,537	5.37%	85,626,247	5,726,339	6.69%	72,586,729	5,787,108	7.97%

Noninterest-earning assets
Cash and due from banks	4,337,446			3,403,982			2,766,725
Other assets	3,652,714			3,867,700			2,745,895
Allowance for loan losses	(1,457,294)			(1,185,948)			(1,021,066)

Total assets	$129,471,411			$91,711,981			$77,078,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and NOW accounts	29,114,312	499,028	1.71%	15,911,801	393,736	2.47%	6,229,714	153,170	2.46%
Money market accounts	16,620,842	160,081	0.96%	12,370,980	192,968	1.56%	14,534,980	408,297	2.81%
Time:
Under $100,000	19,202,705	591,620	3.08%	16,635,973	635,703	3.82%	15,821,546	868,855	5.49%
$100,000 and over	15,764,091	414,106	2.63%	11,687,340	433,119	3.71%	10,987,933	583,455	5.31%

Total interest-bearing deposits	80,701,950	1,664,835	2.06%	56,606,094	1,655,526	2.92%	47,574,173	2,013,777	4.23%
Short-term borrowings	1,531,821	45,152	2.95%	303,014	14,316	4.72%	2,610,205	139,765	5.35%
Long-term debt	4,171,226	192,208	4.61%	3,061,582	127,905	4.18%	—	—	0.00%

Total interest-bearing liabilities	86,404,997	1,902,195	2.20%	59,970,690	1,797,747	3.00%	50,184,378	2,153,542	4.29%

Noninterest-bearing liabilities:
Demand deposits	30,594,263			19,451,361			17,080,710
Other liabilities	593,187			1,096,052			545,462
Stockholders’ equity	11,878,964			11,193,878			9,267,733

Total liabilities and stockholders’ equity	$129,471,411			$91,711,981			$77,078,283

Net interest income		$4,698,342			$3,928,592			$3,633,566

Net interest margin (1)			3.82%			4.59%			5.01%

Net interest spread (2)			3.17%			3.69%			3.68%

Fees included in loan income		$281,854			$196,520			$200,928

Taxable equivalent adjustment		$—			$—			$—

Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

(1)	Net interest income divided by total earning assets.
(2)	Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

UNITED FINANCIAL BANKING COMPANIES, INC.

NET INTEREST INCOME AND INTEREST ANALYSIS

Net interest income is the principal component of the Company’s operating income, and is the amount by which interest and loan fee income earned on assets exceeds interest paid on interest-bearing liabilities.

Comparison of 2003 to 2002

Net interest income increased $796,750, or 19.6%, from $3,928,592 at December 31, 2002 to $4,698,342 at December 31, 2003, as a result of an increased volume of earning assets. Average total earning assets increased $37,312,298 or 43.6% from $85,626,247 at December 31, 2002 to $122,938,545 at December 31, 2003 (Consolidated Average Balances, Table 2). Contributing $819,463 of earnings, the increased volume of the loan portfolio predominately accounted for the rise in net interest income. Rates continued to impact earnings during 2003. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, rates decreased loan income by $565,573 and total interest income by $967,111.

Total interest expense increased $104,448 for the year ended December 31, 2003, compared to the year ended December 31, 2002. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the compressed rate environment during 2003 favorably impacted total interest expense and mitigated its increase due to the increased volume of interest-bearing liabilities. During 2003, total interest expense increased $746,561 due to volume while rates decreased total interest expense by $660,057. Average total interest-bearing liabilities increased $26,434,307, or 44.1%, from $59,970,690 at December 31, 2002 to $86,404,997 at December 31, 2003 (Consolidated Average Balances, Table 2). The Bank’s deposit mix also contributed to the constrained interest expense and net interest income during 2003. As shown in the Consolidated Average Balances table, average demand deposits increased $11,142,902, or 57.3%, from $19,451,361 at December 31, 2002 to $30,594,263 at December 31, 2003.

The suppressed rate environment of 2003 significantly influenced net interest income. Company earnings are primarily derived from the core operation of lending. The suppressed prime rate notably impacts the Bank’s earnings as approximately one half of the Bank’s loan portfolio is tied to prime repricing. The yield on total loans dropped 68 basis points from 7.84% at December 31, 2002 to 7.16% at December 31, 2003. The rate environment also negatively impacted short-term investments, federal funds sold and investment securities. The effective duration of the Bank’s investment securities portfolio is less than one year. During 2003, the yield on federal funds decreased 50 basis points and the yield on investment securities decreased 250 basis points (Consolidated Average Balances, Table 2).

Net interest margin is a key measure of net interest income performance. Representing the Company’s net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 2003, the Company had a net interest margin of 3.82% and the Bank had a net interest margin of 3.91%.

UNITED FINANCIAL BANKING COMPANIES, INC.

Comparison of 2002 to 2001

Net interest income increased $295,026 or 8.1% from $3,633,566 at December 31, 2001 to $3,928,592 at December 31, 2002 as a result of increased loan volume and decreased rates on interest-bearing liabilities. Total interest income decreased $60,769 for the year ended December 31, 2002, compared to the year ended December 31, 2001; however, as shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the increased volume of earning assets mitigated the 2002 loss due to changes in rates. During 2002, total interest income increased $849,848 due to volume, while changes in rates decreased total interest income by $910,617. Average total earning assets increased $13,039,518, or 17.7%, from $72,586,729 at December 31, 2001 to $85,626,247 at December 31, 2002 (Consolidated Average Balances, Table 2).

Total interest expense decreased $355,795 for the year ended December 31, 2002, compared to the year ended December 31, 2001. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, decreased rates during 2002 significantly contributed to decreased interest expense at December 31, 2002 compared to December 31, 2001. During 2002, total interest expense increased $263,494 due to volume while changes in rates decreased total interest expense by $619,289.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

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

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent basis)

For the Year Ended December 31,	2003 Compared to 2002			2002 Compared to 2001
	Total Increase (Decrease)	Change Due To:		Total Increase (Decrease)	Change Due To:
		Rate	Volume		Rate	Volume
Interest income:
Loans & lease financing:
Commercial	$873,848	$(216,877)	$1,090,725	$288,034	$(560,324)	$848,358
Real estate - construction	438	(57,778)	58,216	(161,216)	(120,808)	(40,408)
Real estate - mortgage	135,909	(90,669)	226,578	(170,487)	(26,784)	(143,703)
Installment	(190,731)	(200,248)	9,517	203,225	83,024	120,201

Total loans/leases	819,464	(565,573)	1,385,037	159,556	(624,891)	784,447
Interest-bearing deposits	4,413	(12,791)	17,204	8,167	(14,525)	22,692
Federal funds sold	84,301	(129,470)	213,771	(36,718)	(197,034)	160,316
Investment securities	(33,980)	(259,278)	225,298	(191,774)	(74,167)	(117,607)

Total interest income	874,198	(967,111)	1,841,309	(60,769)	(910,617)	849,848

Interest expense:
Savings and NOW accounts	105,292	(221,403)	326,695	240,566	2,512	238,054
Money markets accounts	(32,887)	(99,178)	66,291	(215,329)	(154,541)	(60,788)
Time:
Under $100,000	(44,083)	(142,164)	98,081	(233,152)	(277,877)	44,725
$100,000 and over	(19,013)	(170,093)	151,080	(150,336)	(187,474)	37,138
Short-term borrowings	30,836	(27,219)	58,055	(125,449)	(1,909)	(123,540)
Long-term debt	64,303	—	46,358	127,905	—	127,905

Total interest expense	104,448	(660,057)	746,561	(355,795)	(619,289)	263,494

Net interest income	$769,750	$(307,054)	$1,094,749	$295,026	$(291,329)	$586,355

UNITED FINANCIAL BANKING COMPANIES, INC.

PROVISION FOR LOAN LOSSES

The provision for loan losses is based upon management’s estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. The Company and Bank generate a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar figure of inherent losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on an annual independent external loan review. The determination of the allowance for loan losses is based on qualitative factors as well as any specific allowance for impaired loans. Qualitative factors include: levels and trends in delinquencies and nonaccruals, trends in volumes and terms of loans, effects of any changes in lending policies, the experience, ability and depth of management, national and local economic trends and conditions, concentrations of credit, quality of the Company’s and the Bank’s loan review system and regulatory requirements. The total allowance required changes as each factor is increased or decreased due to its particular circumstance, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to an increase in impaired loans. See Note 1 to the Consolidated Financial Statements for more information regarding factors considered to determine an adequate allowance for loan loss.

Provision for loan loss expense increased $60,700, or 27.7%, from $219,300 at December 31, 2002 to $280,000 at December 31, 2003. For the year ended December 31, 2003, charge-offs totaled $28,176 and recoveries totaled $12,287. For the year ended December 31, 2002, charge-offs totaled $29,645 and recoveries totaled $4,765. General risks inherent in all loan portfolios account for the variance between the 2003 and 2002 provision for loan loss expense.

Provision for loan loss expense increased $64,852, or 41.9%, from $154,448 at December 31, 2001 to $219,300 at December 31, 2002. For the year ended December 31, 2002, charge-offs totaled $29,645 and recoveries totaled $4,765. For the year ended December 31, 2001, charge-offs totaled $93,639 and recoveries totaled $23,078. General risks inherent in all loan portfolios account for the variance between the 2003 and 2002 provision for loan loss expense.

NONINTEREST INCOME

Total noninterest income increased $116,877, or 22.5%, at December 31, 2003 compared to December 31, 2002. The 2003 increase was primarily attributable to income earned on an increased volume of deposits and the resulting accounts. Average total deposits increased $35,238,758, or 46.3%, from $76,057,455 at December 31, 2002 to $111,296,213 at December 31, 2003 (Table 9, Deposits Balance and Rate).

Total noninterest income increased $174,232, or 50.6%, at year ended December 31, 2002 compared to year ended December 31, 2001. The 2002 increase was primarily attributable to income earned from the sales of real estate owned. During the year ended 2002, BVCI had net gains of $121,419 on the sales of real estate owned versus $1,279 during 2001. Fee income of $57,284 from the BVCI subsidiary, United Title LLC, also contributed to noninterest income during the year ended December 31, 2002. United Title LLC began operations in April 2002.

UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST EXPENSE

Comparison of 2003 to 2002

Total noninterest expense increased $691,151, or 22.3%, during the year ended December 31, 2003 as compared to 2002. The 2003 increase was primarily attributable to costs associated with growth. During 2003, Company assets grew $33,586,059, or 30.7%, from $109,344,267 at December 31, 2002 to $142,930,326 at December 31, 2003. Growth costs generally impact salary, benefits, occupancy, furniture and equipment, communications, data processing, printing and supply expense.

Salaries and employee benefits increased $279,087, or 15.7%, from $1,780,313 at year ended December 31, 2002 to $2,059,400 at December 31, 2003. The increase was principally due to additional staff hired to facilitate the Company’s expansion of its lending operations and employees hired to staff the Vienna branch that opened during 2003.

Occupancy increased $148,943, or 37.4%, from $397,779 at year ended December 31, 2002 to $546,722 at December 31, 2003. An entire year of Reston branch operations and the opening of the Vienna branch in September 2003 primarily account for the increase.

Furniture and equipment expense rose $81,551 or 58.7% during 2003. The rise was principally due to further renovation at the Reston branch and the build out and furnishing of the Vienna branch. Also, in the fourth quarter of 2003, the Bank’s operations center was relocated to the Vienna branch. The associated costs also contributed to the increase.

Other expense rose $181,570, or 23.3%, from $779,591 at December 31, 2002 to $961,161 at December 31, 2003. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, communications, printing, supplies and franchise tax increased $71,288, or 20.3%, during 2003 compared to 2002. Expense associated with the regulatory requirements and the rate environment also contributed to the increase. Costs such as accounting, subscriptions and banking fees increased $59,029, or 71.5%, during 2003 compared to 2002.

Comparison of 2002 to 2001

Total noninterest expense increased $421,166, or 15.7%, during the year ended December 31, 2002 as compared to 2001. The 2002 increase was primarily attributable to costs associated with growth. During 2002, Company assets grew $23,815,031, or 27.8%, from $85,529,236 at December 31, 2001 to $109,344,267 at December 31, 2002. Growth costs generally impact salary, benefits, occupancy, furniture and equipment, communications, data processing, printing and supply expense. During 2002, the Company upgraded computer equipment and telephone lines that also contributed to increased noninterest expense.

Salaries and employee benefits increased $233,980, or 18.4%, from $1,507,863 at year ended December 31, 2001 to $1,780,313 at December 31, 2002. The increase was principally due to additional staff hired at the end of 2001 to facilitate the Company’s expansion of its banking operations, staff hired to initiate title operations during 2002, and employees hired to staff the Reston branch that opened during 2002. The Reston branch also primarily accounts for the $26,212, or 7.1%, increase in occupancy expense from $371,567 for the year ended December 31, 2001 to $397,779 at December 31, 2002.

Furniture and equipment expense increased $22,933, or 19.7%, during 2002. Equipment purchased to upgrade technology and furniture and equipment purchased for the Reston branch accounts for increased depreciation expense during 2002.

Other expense rose $99,571, or 14.7%, from $680,020 at year ended December 31, 2001 to $779,591 at December 31, 2002. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, communications, printing, supplies and franchise tax increased $64,364, or 22.4%, during 2002 compared to 2001.

UNITED FINANCIAL BANKING COMPANIES, INC.

Table 4 shows the major categories of noninterest expense for the past three years and its relation to average assets, average earning assets and gross income.

TABLE 4 NONINTEREST EXPENSE

	2003	2002	2001	Percentage increase (decrease)
				2003 / 2002	2002 / 2001
Salaries and employee benefits	$2,059,400	$1,780,313	$1,507,863	15.68%	18.07%
Occupancy, net	546,722	397,779	371,567	37.44	7.05
Furniture and equipment	220,533	138,982	116,049	58.68	19.76
Professional fees	119,536	104,443	83,547	14.45	25.01
State franchise tax	79,900	61,200	45,200	30.56	35.40
Insurance	58,551	46,159	39,886	26.85	15.73
Data processing	208,286	171,132	160,283	21.71	6.77
Real estate owned holding expense	2,130	15,670	26,788	(86.41)	(41.50)
Other expenses	492,758	380,987	324,316	29.34	17.47

Total	$3,787,816	$3,096,665	$2,675,499	22.32	15.74

Noninterest expense as a percentage of :
Average assets	2.93%	3.38%	3.47%

Average earning assets	3.08%	3.62%	3.69%

Gross income	52.35%	49.59%	43.64%

BALANCE SHEET ANALYSIS

Total assets grew $33,586,059, or 30.7%, from $109,344,267 at year ended December 31, 2002 to $142,930,326 at year ended December 31, 2003. Assets rose due to the Bank’s increased volume of deposits that increased the volume of assets available for investment. Total deposits increased $33,748,639, or 36.9%, from $91,483,191 at December 31, 2002 to $125,231,830 at December 31, 2003. The increase was attributable to new deposit relationships and expansion of core deposit relationships. The increased volume of assets were invested into loans and investment securities. Management considers such factors as the Company’s strategic goals, the economy, the market, liquidity and return opportunity for its investment mix. Management also considers the projected duration and the nature of the assets available for investment.

In September 2003, the Bank opened a third branch in Vienna, Virginia. The branch also houses the Bank’s operations center. Also during 2003, renovations on the Reston branch were completed. The build out and renovations primarily accounted for the $337,394, or 19.1%, increase in premises and equipment at December 31, 2003 compared to December 31, 2002.

Long-term debt decreased $1,000,000, or 20.9%, during 2003 due to the maturity and payment of an advance from the Federal Home Loan Bank of Atlanta

Earnings of $830,966 and additional capital, through exercised stock options of $14,790, primarily accounted for the $822,179, or 7.1%, increase in stockholders’ equity at December 31, 2003 compared to December 31, 2002. Further details regarding stockholders’ equity are provided in Note 19 to the consolidated financial statements. The Bank was well capitalized, per regulatory capital requirements, for the years ended December 31, 2003 and 2002.

UNITED FINANCIAL BANKING COMPANIES, INC.

LOAN PORTFOLIO

Net loans increased $22,896,517, or 30.0%, from $76,217,605 at December 31, 2002 to $99,114,122 at December 31, 2003. Loans were 69.3% percent of total assets at December 31, 2003, compared to 69.7% at December 31, 2002.

TABLE 5 - LOAN PORTFOLIO

December 31,	2003	2002	2001	2000	1999
Commercial	$71,886,557	$58,518,565	$41,591,724	$37,097,497	$25,160,558
Real estate construction	14,445,992	7,746,431	8,621,773	8,661,702	4,934,806
Real estate mortgage	8,282,734	5,259,090	4,686,547	6,939,635	8,786,994
Installment	4,498,839	4,693,519	3,635,087	3,002,301	1,770,411

Total loans	$99,114,122	$76,217,605	$58,535,131	$55,701,135	$40,652,769

The loan portfolio is structured to mitigate interest rate risk. The following chart shows the maturities of the Company’s two largest loan classes, commercial and real estate construction.

	One Year or Less	One Through Five Years	Over Five Years	Total
Commercial	$16,519,882	$15,965,680	$39,400,995	$71,886,557
Real estate construction	9,413,501	2,279,868	2,752,623	14,445,992

	$25,933,383	$18,245,548	$42,153,618	$86,332,549

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

As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank’s primary focus is providing short-term loans to small and medium-sized businesses and professionals. Commercial loans, therefore, remain the most significant component of the loan portfolio, comprising 72.5% and 76.7% of total loans at December 31, 2003 and 2002, respectively.

UNITED FINANCIAL BANKING COMPANIES, INC.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased $264,111, or 21.1%, during 2003. The ratio of allowance for loan losses to total loans was 1.5% and 1.6%, respectively, at December 31, 2003 and 2002. A five-year history of the activity in the allowance for loan/lease losses follows:

TABLE 6 ALLOWANCE FOR LOAN LOSSES

Period Ending December 31,	2003	2002	2001	2000	1999
Balance at beginning of period	$1,251,764	$1,057,344	$973,431	$783,143	$747,374

Charge-offs:
Installment	14,905	—	—	—	15,809
Commercial	13,271	29,645	56,282	841	31,086
Mortgage	—	—	37,357	150,600	—
Construction	—	—	—	—	—
Recoveries:
Installment	493	—	—	—	—
Commercial	11,794	4,765	23,104	1,612	2,798
Mortgage	—	—	—	—	—
Construction	—	—	—	—	—

Net charge-offs	15,889	24,880	70,535	149,829	44,097

Provision charged to operations	280,000	219,300	154,448	340,117	79,866

Balance at end of period	$1,515,875	$1,251,764	$1,057,344	$973,431	$783,143

Average total loans	$85,126,751	$67,240,905	$57,846,750	$47,138,981	$37,022,216

Ratio of net charge-offs to average total loans	0.02%	0.04%	0.12%	0.32%	0.12%

The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

Period ending December 31,	2003	2002	2001	2000	1999
Commercial	$1,078,000	$913,000	$687,000	$606,000	$434,000
Real estate construction	216,000	116,000	165,000	130,000	74,000
Real estate mortgage	124,000	84,000	99,000	141,000	208,000
Installment	67,000	80,000	62,000	50,000	31,000
Unallocated	30,875	58,764	44,344	46,431	36,143

	$1,515,875	$1,251,764	$1,057,344	$973,431	$783,143

UNITED FINANCIAL BANKING COMPANIES, INC.

DEFERRED TAX ASSET

The deferred income tax asset primarily resulted from net operating loss carryforwards and the timing differences on loan loss expense. Using factors such as the Company’s historical earnings performance, growth potential, the local and national economy and market competition, management determined that it was more likely than not that the Company will utilize the amounts available at December 31, 2003.

NONPERFORMING ASSETS

Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and loans that have become foreclosed real estate. For the years ended December 31, 2003 and 2002, nonperforming assets were .02% and .29% of total assets, respectively.

Nonaccruing loans at year end 2003 totaled $33,457 compared to a balance of $97,613 at year end 2002. The Company had no loans still accruing interest that were ninety days or more past due as to principal or interest at December 31, 2003. Management’s policy for placing loans into nonaccrual status is to consider the repayment probability, overall security and character of the loan. Foreclosed real estate is discussed in Real Estate Owned.

The following is a summary of nonperforming assets:

TABLE 7 NONPERFORMING ASSETS

Period ending December 31,	2003	2002	2001
Nonaccruing loans (90 days or more past due)	$33,457	$97,613	$28,367
Real estate owned	—	222,621	644,407

Total nonperforming assets	$33,457	$320,234	$672,774

Nonaccruing loans as a % of total loans	0.03%	0.13%	0.05%
Reserve for loans losses to nonaccruing loans	4530.82%	1282.37%	3727.37%
Nonperforming assets to total loans	0.03%	0.42%	1.15%

UNITED FINANCIAL BANKING COMPANIES, INC.

REAL ESTATE OWNED

Real Estate Owned (REO) includes foreclosed properties in which the Company has taken title. Accounting policies for real estate owned are outlined in Note 1 to the consolidated financial statements. REO was 0% and .2% of total assets at December 31, 2003 and 2002, respectively. At December 31, 2002, REO was comprised of a property located in Culpeper, Virginia. The property was acquired through foreclosure by the Bank in 1989. To liquidate the asset, the property was developed and lots and residential homes were sold. In December 2002, the balance of the project was transferred to BVCI. The project was sold out during 2003.

An aging of real estate owned and a breakdown by project type as of December 31, 2003 and 2002 are presented in Table 8.

TABLE 8 REAL ESTATE OWNED

Aging of Foreclosed Properties
Period ending December 31,	2003	2002
From 1 to 6 months	$—	$—
From 7 to 12 months	—	—
From 13 to 24 months	—	—
Over 24 months	—	222,621

	$—	$222,621

Foreclosed Properties by Project Type
Period ending December 31,	2003	2002
Undeveloped land	$—	$—
1 - 4 family dwelling	—	—
Developed land	—	222,621

	$—	$222,621

DEPOSITS

As shown in Table 10, Deposits Structure and Certificates of Deposit 100K and Over, total deposits rose $33,748,639, or 36.9%,at December 31, 2003 compared to December 31, 2002. As shown in Table 9, Deposits Balance and Rate, the cost of funds decreased 68 basis points during 2003. The cost decrease is attributable to the suppressed rate environment of 2003 and to the deposit mix. During 2003, management continued to focus on maintaining a deposit mix predominantly consisting of core deposits. Core deposits consist of demand, savings, NOW and money market accounts, and are generally less costly and more stable than certificates of deposits. As shown in Table 9, total average core deposits increased $28,595,275, or 59.9%, from $47,734,142 at December 31, 2002 to $76,329,417 at December 31, 2003. When comparing average core deposit growth from December 31, 2002 to December 31, 2003, the change was as follows: demand deposits (noninterest-bearing) increased $11,142,902, or 57.3%, money market deposits increased $4,249,862 or 34.4%, savings and NOW deposits increased $13,202,511 or 83.0%. As shown in Table 10, core deposit accounts represented 74.3% while time deposits represented 25.7% of total deposits at year end 2003.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 9 DEPOSITS BALANCE AND RATE

Rates paid on each classification of deposits are shown below:

Year Ended December 31,	2003	Rate	2002	Rate	2001	Rate	2000	Rate	1999	Rate
	Average Balance		Average Balance		Average Balance		Average Balance		Average Balance
Demand	$30,594,263	—%	$19,451,361	—%	$17,080,710	—%	$15,159,490	—%	$10,853,570	—%
Savings and NOW accounts	29,114,312	1.71	15,911,801	2.47	6,229,714	2.46	5,369,945	2.93	3,389,515	2.39
Money market accounts	16,620,842	0.96	12,370,980	1.56	14,534,980	2.81	14,301,086	3.58	10,284,048	3.14
Time:
Under $100,000	19,202,705	3.08	16,635,973	3.82	15,821,546	5.49	14,750,470	5.47	16,613,670	5.12
$100,000 and over	15,764,091	2.63	11,687,340	3.71	10,987,933	5.31	7,553,286	5.62	6,071,187	5.00

Total	$111,296,213	1.50%	$76,057,455	2.18%	$64,654,883	3.11%	$57,134,277	3.33%	$47,211,990	3.30%

TABLE 10 DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER

Year Ended December 31,	2003	% of Total	2002	% of Total	2001	% of Total	2000	% of Total	1999	% of Total
	Amount		Amount		Amount		Amount		Amount
Demand	$34,504,653	27.55	$23,977,619	26.21	$19,570,684	27.30	$15,103,101	24.91%	$12,248,025	24.91%
Savings and NOW accounts	41,947,627	33.50	21,547,324	23.55	11,316,541	15.79	5,232,987	8.63	4,902,524	9.97
Money market accounts	16,562,967	13.23	13,405,082	14.65	14,297,094	19.94	13,896,824	22.92	11,473,851	23.32
Time:
Under $100,000	17,999,566	14.37	17,976,949	19.65	15,476,230	21.59	15,937,455	26.28	15,513,608	31.54
$100,000 and over	14,217,017	11.35	14,576,217	15.93	11,029,723	15.39	10,472,041	17.27	5,053,294	10.27

Total	$125,231,830	100.00%	$91,483,191	100.00%	$71,690,272	100.00%	$60,642,408	100.00%	$49,191,302	100.00%

The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 2003.

Maturing	Balance
Three months or less	$2,608,038
Over three months to six months	3,862,497
Over six months to twelve months	4,789,079
Over twelve months	2,957,403

Total	$14,217,017

UNITED FINANCIAL BANKING COMPANIES, INC.

INVESTMENTS

The Bank held all of the Company’s investment securities at December 31, 2003 and 2002. The securities portfolio was comprised of U.S. Treasury securities, U.S. Government agency securities, mortgage-backed securities, mutual fund securities and other equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale (AFS) and those held-to-maturity (HTM). Securities classified as AFS may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

LIQUIDITY AND INTEREST SENSITIVITY

The Company’s liquidity management is designed to achieve an appropriate balance between the maturities and pricing of its assets and liabilities. Management seeks to accomplish this through maintaining sufficient liquid assets, increasing core deposits and/or raising funds in various money markets. Cash and due from banks, money market investments, AFS securities and loan maturities are the Company’s primary sources of liquidity. Liquid assets were 24.8% of total assets for 2003 and 26.7% for 2002. Additional sources of liquidity are available through lines of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

UFBC’s operational needs have been significantly reduced in recent years, as overhead has been allocated proportionately between the subsidiaries. For the near future, management projects that proceeds retained from completed capital offerings and reimbursements from inter-company allocated expenses will provide sufficient cash flow for UFBC’s continuing operational needs.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 11 - INTEREST SENSITIVITY ANALYSIS

( thousands )

	BALANCES 12/31/03	0-3 MONTHS	RATE	4-6 MONTHS	RATE	7-12 MONTHS	RATE	1-5 YEARS	RATE	OVER 5 YEARS	RATE	TOTAL
ASSETS
FEDERAL FUNDS SOLD	$3,900	$3,900	0.91%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$3,900
INVESTMENTS	33,245	16,710	3.99%	798	1.89%	3,865	1.48%	9,232	2.46%	2,640	2.65%	33,245
LOANS, NET - FIXED	21,756	13,131	6.26%	1,480	7.46%	1,930	6.91%	4,435	6.76%	780	7.16%	21,756
LOANS, NET - VARIABLE	77,666	37,192	6.14%	3,793	7.37%	2,759	7.12%	33,839	6.18%	83	7.75%	77,666

TOTAL EARNING ASSETS	136,567	70,933	5.37%	6,071	6.67%	8,554	4.52%	47,506	5.51%	3,503	3.77%	136,567
LOAN LOSS RESERVE	(1,516)											—
NON-ACCRUAL LOANS	33											—
CASH AND DUE FROM BANKS	4,341											—
REAL ESTATE OWNED	—											—
FIXED ASSETS	2,107											—
OTHER NONINTEREST-BEARING ASSETS	1,398											—

TOTAL NONEARNING ASSETS	6,363	—		—		—		—		—		—

TOTAL ASSETS	$142,930	$70,933		$6,071		$8,554		$47,506		$3,503		$136,567

LIABILITIES
NOW ACCOUNTS	$10,677	$10,677	0.86%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$10,677
MONEY MARKET ACCOUNTS	16,562	16,562	0.88%									16,562
SAVINGS ACCOUNTS	31,271	8,000	1.73%			3,000	1.73%	20,271	1.73%			31,271
CERTIFICATES OF DEPOSIT < $100,000	18,000	2,335	2.79%	2,650	2.54%	5,788	2.20%	5,699	3.15%	1,528	3.93%	18,000
CERTIFICATES OF DEPOSIT > $100,000	14,217	2,608	2.08%	3,863	1.60%	4,789	2.82%	2,957	2.91%			14,217

TOTAL INTEREST-BEARING DEPOSITS	90,727	40,182	1.23%	6,513	1.98%	13,577	2.31%	28,927	2.13%	1,528		90,727

NONINTEREST-BEARING DEPOSITS	34,505											—
TOTAL DEPOSITS	125,232	40,182		6,513		13,577		28,927		1,528		90,727
TOTAL OTHER LIABILITIES	5,293											—
TOTAL CAPITAL	12,405											—

TOTAL LIABILITIES & CAPITAL	$142,930	$40,182		$6,513		$13,577		$28,927		$1,528		$90,727

INTERVAL GAP/GAP SPREAD		30,751	4.14%	(442)	4.69%	(5,023)	2.21%	18,579	3.38%	1,975	3.77%
CUMULATIVE GAP		30,751		30,309		25,286		43,865		45,840
INTERVAL GAP/TOTAL ASSETS		21.51%		(0.31)%		(3.51)%		13.00%		1.38%
CUMULATIVE GAP/TOTAL ASSETS		21.51%		21.21%		17.69%		30.69%		32.07%
INTERVAL GAP/EARNING ASSETS		22.52%		(0.32)%		(3.68)%		13.60%		1.45%
CUMULATIVE GAP/EARNING ASSETS		22.52%		22.19%		18.52%		32.12%		33.57%
MATCHED		40,182	1.23%	6,071	1.98%	8,554	4.52%	47,506	5.51%	1,528	0.00%
OPEN		30,751	4.14%	(442)	4.69%	(5,023)	2.21%	18,579	3.38%	1,975	3.77%

UNITED FINANCIAL BANKING COMPANIES, INC.

CONTRACTUAL OBLIGATIONS, CONTINGENT LIABILITIES AND COMMITMENTS

Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company make various commitments and incur certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. The Company and the Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company and the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Such collateral, where required, generally consists of cash, real estate and/or assets of the business. Because many commitments and almost all standby letters of credit expire without being funded, the contractual commitments do not necessarily represent future cash requirements.

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2003 and 2002, unused commitments that were extended under lines of credit amounted to $17,950,808 and $12,063,652, respectively.

The Company’s and the Bank’s outstanding standby letters of credit amounted to $4,320,335 and $3,924,088 as of December 31, 2003 and 2002, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2003, 84% of the Company’s letters of credit were cash secured.

The following table summarizes the Company’s and the Bank’s significant contractual obligations, contingent liabilities and certain other commitments outstanding as of December 31, 2003:

TABLE 12

	Payments due by period
		Less than			More than
Contractual Obligations	Total	1 year	1 - 3 years	3 - 5 years	5 years
Operating leases	$3,446,074	$531,377	$1,062,754	$646,030	$1,205,913
Other long-term liabilities reflected on the registrant’s balance sheet under GAAP Federal Home Loan Bank Advances	4,000,000	1,000,000	2,000,000	1,000,000	—
Other debt payments	780,155	14,265	31,807	734,083	—
Other commitments
Standby letters of credit	4,320,335	4,094,179	211,510	10,500	4,146
Commitments to extend credit	33,478,008	27,680,333	3,099,753	739,288	1,958,634

Total contractual obligations	$46,024,572	$33,320,154	$6,405,824	$3,129,901	$3,168,693

UNITED FINANCIAL BANKING COMPANIES, INC.

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

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates in certain circumstances that affect amounts reported in our consolidated financial statements and the accompanying footnotes. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from management’s current judgments. The critical accounting policies used are significantly affected by judgments, assumptions and estimates used by our management in the preparation of the consolidated financial statements.

SARBANES-OXLEY ACT

Congress enacted the Sarbanes-Oxley Act (the Act) on July 30, 2002, which pertains to the oversight of the accounting profession and corporate responsibility. All companies subject to the Form 10-K, 10-Q and 8-K reporting requirements under the Securities and Exchange Act of 1934 will be subject to the Act. Under the Act, the SEC is required to adopt various rules related to officer certification of quarterly and annual reports, audit firm independence, audit committee responsibilities, officer and director prohibited activities, financial reporting and disclosure, and internal control reporting.

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
Environmental Consultant (retired)

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank
President/CEO, Business Venture Capital, Inc.

Sharon A. Stakes
Executive Vice President, United Financial Banking Companies, Inc.
Executive Vice President, The Business Bank
President, The Business Bank Insurance Agency, Inc.

The Business Bank Board of Directors

Harold C. Rauner	Jeffery T. Valcourt
Chairman of the Board	Vice Chairman
The Business Bank	The Business Bank
President/CEO, The Business Bank	President/CEO, Valcourt Building Services
President/CEO, United Financial Banking Companies, Inc.
President/CEO, Business Venture Capital, Inc.

Robert E. Carpenter	Charles S. Evans
Managing Member, McLean Management	Chairman, Computerware

John R. Motz	Robert W. Pitts
President, Commercial Condominium Management Company	Partner, Pitts and Pitts

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.
President, The Business Bank Insurance Agency, Inc.

UNITED FINANCIAL BANKING COMPANIES, INC.

The Business Bank Advisory Board

Michael P. Mullen	Carl F. Desmarais
Chairman	Partner, O’Connor & Desmarais, P.C.
President, Washington Financial

Thomas J. Robertson	Mark A. Karl
Investment Advisor, Linsco/Private Ledger	President, Advanced Mailing Services

Dean M. Xenos	Charles W. Bray
President, Leros Technologies Corporation	Director, Not-for-profit, RSM McGladrey, Inc.

Puneet Alhuwalia	Casey Veatch
President, Loans and Mortgages LLC	Vice President, Trammell Crow Company

CORPORATE INFORMATION

The Company did not accrue or pay dividends during the years ended December 31, 2003 and 2002.

The Company had 317 shareholders of record as of December 31, 2003.

Below are the high and low bid prices for the common stock for each quarter of 2003 and 2002. These prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual trades.

	2003		2002
	High	Low	High	Low
For the Quarter Ended:
March 31	$15.45	$15.40	$10.95	$10.75
June 30	$16.50	$15.60	$13.75	$12.00
September 30	$17.10	$15.85	$13.75	$13.75
December 31	$18.05	$18.05	$15.25	$14.40

FORM 10KSB

For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary

United Financial Banking Companies, Inc.

8399 Leesburg Pike

P.O. Box 2459

Vienna, Virginia 22182