Form 10KSB, Exhibit 13
period 2004-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2005-04-15
CIK 714286

EXHIBIT 13

UNITED FINANCIAL BANKING

COMPANIES, INC. AND SUBSIDIARIES

FINANCIAL REPORT

DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

United Financial Banking Companies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of United Financial Banking Companies, Inc. and Subsidiaries (Company) as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Banking Companies, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ Goodman & Company, L.L.P.

Norfolk, Virginia
April 8, 2005

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
ASSETS

Cash and due from banks	$5,377,787	$4,340,579
Interest-bearing deposits in other banks	2,006,161	2,268,173
Federal funds sold	6,625,000	3,900,000

Total cash and cash equivalents	14,008,948	10,508,752

Securities available-for-sale	25,987,380	24,966,285
Securities held-to-maturity	2,998,667	6,035,368

Total securities	28,986,047	31,001,653

Loans, net of unearned income of $320,014 in 2004; $317,232 in 2003	128,851,646	99,114,122
Less: Allowance for loan losses	(1,914,616)	(1,515,875)

Net loans	126,937,030	97,598,247
Premises and equipment, net	2,348,343	2,106,672
Deferred income tax	809,625	930,187
Other assets	1,224,749	784,815

Total assets	$174,314,742	$142,930,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$44,799,016	$34,504,653
Savings and NOW	37,476,465	41,947,627
Money market	25,539,882	16,562,967
Time:
Under $100,000	20,557,642	17,999,566
$100,000 and over	22,840,161	14,217,017

Total deposits	151,213,166	125,231,830
Short-term borrowings	1,000,000	1,000,000
Trust preferred capital notes	5,155,000	—
Long-term debt	2,765,867	3,780,155
Accounts payable and accrued expenses	618,876	513,284

Total liabilities	160,752,909	130,525,269

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock $-0- par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock, par value $1; authorized 3,500,000 shares, issued 1,041,080 shares in 2004 and 1,038,637 shares in 2003	1,041,080	1,038,637
Surplus	16,250,826	16,221,687
Accumulated deficit	(3,677,271)	(4,847,015)
Accumulated other comprehensive income (loss)	(52,802)	(8,252)

Total stockholders’ equity	13,561,833	12,405,057

Total liabilities and stockholders’ equity	$174,314,742	$142,930,326

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31, 2004 and 2003

	2004	2003
Interest income:
Interest and fees on loans	$7,578,601	$6,092,703
Interest on investment securities	354,844	212,252
Interest on interest-bearing deposits	28,597	16,616
Interest on federal funds sold	169,671	278,966

	8,131,713	6,600,537

Interest expense:
Interest on deposits	1,687,769	1,664,835
Interest on short-term borrowings	35,882	45,152
Interest on long-term debt	157,956	192,208

	1,881,607	1,902,195

Net interest income	6,250,106	4,698,342
Provision for loan losses	412,017	280,000

Net interest income after provision for loan losses	5,838,089	4,418,342

Noninterest income:
Loan servicing and other fees	279,345	187,628
Other income	456,204	447,801

	735,549	635,429

Noninterest expense:
Salaries	2,520,248	1,740,995
Employee benefits	459,649	318,405
Occupancy	811,609	546,722
Furniture and equipment	309,968	220,533
Other	1,115,657	961,161

	5,217,131	3,787,816

Income before federal income taxes	1,356,507	1,265,955
Provision for income taxes:
Current	39,000	—
Deferred	147,763	434,989

Net income	$1,169,744	$830,966

Net income per common share
Basic	$1.13	$0.80

Diluted	$1.05	$0.75

Comprehensive Income
Net income	1,169,744	830,966
Other comprehensive income, net of tax Unrealized gains (losses) on available-for-sale securities	(44,550)	(23,577)

Comprehensive income	$1,125,194	$807,389

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2004 and 2003

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance December 31, 2002	$1,036,999	$16,208,535	$(5,677,981)	$15,325	$11,582,878

Net income	—	—	830,966	—	830,966
Net proceeds from issuance of shares of common stock	1,638	13,152	—	—	14,790
Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(23,577)	(23,577)

Balance December 31, 2003	1,038,637	16,221,687	(4,847,015)	(8,252)	12,405,057

Net income	—	—	1,169,744	—	1,169,744
Net proceeds from issuance of shares of common stock	2,443	21,228	—	—	23,671
Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(44,550)	(44,550)
Other	—	7,911	—	—	7,911

Balance December 31, 2004	$1,041,080	$16,250,826	$(3,677,271)	$(52,802)	$13,561,833

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$1,169,744	$830,966
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	243,793	154,271
Provision for loan losses	412,017	280,000
Amortization of investment security discounts	62,918	75,713
Amortization of loan fees and discounts	20,906	80,436
Net gain on the sale of real estate owned	—	(94,809)
Net gain on the sale of available-for-sale securities	(22,770)	—
(Increase) decrease in other assets	(164,372)	213,257
Increase in other liabilities	105,097	28,736

Net cash provided by operating activities	1,827,333	1,568,570

CASH FLOWS FROM INVESTING ACTIVITIES
Nonbank loans repaid, net of originations	188,006	(391,140)
Bank loans repaid, net of originations	(29,959,712)	(22,601,702)
Purchases of securities available-for-sale	(46,283,719)	(55,488,080)
Purchases of securities held-to-maturity	(750,000)	(26,689,648)
Investments made in real estate owned	—	(992,358)
Proceeds received from sale of securities	522,770	—
Proceeds received from maturity of securities available-for-sale	44,654,875	45,524,499
Proceeds received from maturity of securities held-to-maturity	3,786,982	21,968,059
Proceeds received from real estate owned	—	1,309,788
Purchases of premises and equipment	(485,464)	(491,665)

Net cash provided by (used) for investing activities	(28,326,262)	(37,852,247)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, savings accounts, NOW accounts and money market accounts	14,800,611	34,085,222
Certificates of deposit sold (matured), net	11,181,220	(336,583)
Net change in short-term borrowings	—	—
Proceeds from issuance of trust preferred securities	5,000,000	—
Payments on long-term debt	(1,014,288)	(1,013,495)
Proceeds from issuance of common stock	31,582	14,790

Net cash provided by financing activities	29,999,125	32,749,934

Net increase (decrease) in cash and cash equivalents	3,500,196	(3,533,743)

Cash and cash equivalents at beginning of year	10,508,752	14,042,495

Cash and cash equivalents at end of year	$14,008,948	$10,508,752

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:

Interest on deposits and other borrowings	$1,839,016	$1,920,365

Income taxes	$179,000	$—

Noncash item:

During 2004, the Company received $155,000 in common stock from the subsidiary, UFBC Capital Trust I, through the issuance of a $155,000 note payable

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies

Nature of Operations:

United Financial Banking Companies, Inc. (“UFBC”), is a one-bank financial holding company organized under the laws of the Commonwealth of Virginia in February 1982. In July 1983, UFBC acquired all the outstanding common stock of The Business Bank (the “Bank”), a banking company organized under the laws of the Commonwealth of Virginia. UFBC also wholly owns Business Venture Capital, Inc. (BVCI), a subsidiary that conducts limited lending and other investment activities and United Facilities LLC (“UFLLC”) that holds Bank premises. Collectively, UFBC, the Bank, BVCI and UFLLC are referred to as the Company. Primarily through its banking subsidiary, the Company offers loan and deposit products and other financial services to commercial and retail customers in the Northern Virginia metropolitan area.

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

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of United Financial Banking Companies, Inc. and subsidiaries (the Company). Following is a summary of each subsidiary and its primary business activity:

The Business Bank and Subsidiary (the Bank)	Commercial Bank
The Business Bank Insurance Agency, Inc. (TBBIA)	Insurance Agency
Business Venture Capital, Inc. (BVCI) and Subsidiary	Limited Lending and Investment
United Title LLC (UTL)	Title Agency
United Facilities LLC (UFL)	Holding Bank Facilities
UFBC Capital Trust I	Trust Preferred Entity

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of investment securities. While management uses available information to recognize losses on loans and changes to the fair value of investment securities, modifications to the allowance for loan losses and unrealized gains and losses on investment securities may by necessary based on changes in economic conditions and other factors.

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

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale (AFS). Marketable equity securities not classified as trading are also classified as AFS. AFS securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. At December 31, 2004 and 2003, the Company held no securities classified as trading.

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

Allowance for Loan Losses:

The allowance for loan losses is an estimate of the losses that may be sustained in the Company’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“FASB”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the loan balance and the value of the collateral, present value of future cash flows or values that are observable in the secondary market.

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

Real Estate Owned:

Real estate owned (REO) consists of properties held for resale that were acquired through foreclosure on loans secured by real estate. REO is carried at the lower of cost or appraised fair value, less estimated costs to sell. In the normal course of business, it is possible that the estimated fair value will change in the near term. Write-downs to fair value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in fair value are charged to noninterest expense. Routine holding costs and subsequent declines in fair value are included in noninterest expense. Net gains or losses on disposal are included in noninterest income.

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

Other Assets:

The Business Bank Insurance Agency, Inc. (TBBIA) is a wholly owned subsidiary of The Business Bank. TBBIA’s only asset is an investment in Bankers Insurance LLC as a limited liability company member. TBBIA ownership of Bankers Insurance LLC at December 31, 2004 and 2003, totaled $128,652 and $115,765, respectively.

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

Stock-Based Compensation:

The Company applies Accounting Principles Bulletin (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations to account for employee stock compensation plans, and accordingly, does not recognize compensation expense for stock options granted when the option price is greater than or equal to the underlying stock price. The Company presents the pro forma disclosures required by FASB 123, Accounting for Stock-Based Compensation, and as amended by FASB 148, as follows:

	2004	2003	2002
Net income, as reported	$1,169,744	$830,966	$742,131

Deduct: total stock-based employee compensation expense determined based on fair value method of awards, net of tax	(21,265)	(22,277)	(15,928)

Pro forma net income	$1,148,479	$808,689	$726,203

Basic earnings per share:
As reported	$1.13	$0.80	$0.72
Pro forma	$1.09	$0.77	$0.69

Diluted earnings per share:
As reported	$1.05	$0.75	$0.68
Pro forma	$1.03	$0.73	$0.66

Assumptions

Risk-free interest rate	3.84%	3.52%	4.30%
Dividend yield	—	—	—
Volatility factor	10.00%	10.00%	10.00%
Weighted average expected life (years)	7.9	6.7	6.9

Recent Accounting Pronouncements:

Derivatives

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

The cumulative effect of adopting FASB No. 133, for rate lock commitments as of July 1, 2002, was not material.

In March 2004, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” Under Statement No. 133, as amended, mortgage loan commitments that relate to the origination of mortgage loans that will be held for sale should be accounted for as derivative instruments by the issuer of the loan commitment. SAB No. 105 clarifies that expected future cash flows related to the servicing of the loan should not be recognized as part of the loan commitment, and is effective for loan commitments entered into after March 31, 2004. . The adoption of SAB No. 104 did not have a material effect on the financial statements.

Investment Securities

In November 2003, the FASB’s Emerging Issues Task Force (EITF) reached consensus on new disclosure requirements related to unrealized losses on investment securities. The new disclosure requirements apply to marketable equity and debt securities accounted for under Financial Accounting Board Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and are required for inclusion in annual reports with fiscal years ended after December 15, 2003. Accordingly, the required disclosures have been incorporated into the financial statements.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Limited Liability Companies

In March 2004, the FASB ratified the consensus reached in Emerging Issues Task Force (EITF) Issue No. 03-16, “Accounting for Investments in Limited Liability Companies.” Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” prescribes the accounting for investments in the common stock of corporations that are not consolidated. In EITF Abstract Topic No. D-46, “Accounting for Limited Liability Partnership Investments,” the Securities and Exchange Commission staff clarified its view that investments in limited partnerships of more than 3 to 5 percent are considered to be more that minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for noncontrolling investments in LLCs. The EITF reached a consensus that an investment in an LLC that maintains a “specific ownership account” for each investor - similar to a partnership capital account structure - should be viewed as similar to an investment in a limited partnership for purposes of determining whether a noncontrolling investment in an LLC should be accounted for using the cost method or the equity method. The consensus is effective for the first reporting period beginning after June 15, 2004. The adoption of this consensus did not have a material effect on the financial statements.

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

Stockholders’ Equity

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

In April 2004, the FASB issued FASB Staff Position (“FSP”) No. 129-1, “Disclosure Requirements under FASB Statement No. 129, “Disclosure of Information about Capital Structure” Relating to Contingently Convertible Securities.” This FSP provides guidance pertaining to how the disclosure provisions of Statement No. 129 apply to contingently convertible securities and to their potentially dilutive effects on earnings per share (EPS). The FASB concluded that the disclosure requirements in Statement No. 129 apply to all contingently convertible securities, including those containing conversion requirements that have not been met and are not otherwise required to be included in EPS. The guidance in this FSP is effective immediately and applies to all existing and newly created securities. The adoption of FSP 129-1 did not have a material effect on the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

In October 2004, the FASB ratified the consensus reached on Emerging Issues Task Force (EITF) Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” Contingently convertible debt instruments, commonly referred to as Co-Cos, are structured financial transactions that combine the features of contingently issuable shares with a convertible debt instrument. Co-Cos are convertible into common shares of the issuer after the common stock price has exceeded a predetermined threshold for a specified time period (market price trigger). A consensus was reached that Co-Cos should be included in the computation of earning per share, if dilutive, regardless of whether the market price trigger has been reached. The consensus is effective immediately, and may require the restatement of previously disclosed earnings per share. The adoption of this consensus did not have a material effect on the financial statements.

The dilutive effect of common stock equivalents is determined using the treasury stock method, that calculates the number of additional shares that would have to be issued if exercised (net of proceeds from exercise).

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

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, a revised interpretation was issued (FIN No. 46®)). In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights nor has equity investors providing sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. Generally, the interpretation applies to VIEs created after January 31, 2003, and for all financial statements issued after December 15, 2003, for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of this standard did not have a material effect on the financial statements.

On March 3, 2005, the FASB staff posted FASB Staff Position (FSP) No. FIN 46®)-5 to its website. The FSP, entitled Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, is effective for reporting periods beginning after March 3, 2005. This issue commonly arises in leasing arrangements among related parties. As the Company has leasing arrangements with certain officers, directors and shareholders, these arrangements will be evaluated in the context of this FASB Staff Position during the second quarter of 2005. If the reporting enterprise (the Company in this case) is considered the primary beneficiary of the leasing arrangements, then the financial position and results of operations of the variable interest entities (the limited liability companies owned by certain officers, directors, and shareholders) should be consolidated with the reporting enterprise. At this time, the Company cannot determine what impact, if any, the application of the FSP might have on its consolidated financial position and results of operations.

New Accounting Pronouncements

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination after December 15, 2004. The SOP also requires the recognition of expected decreases in cash flows on such loans as impairment losses prospectively, regardless or whether or not they were acquired before or after December 15, 2004. The potential effect of SOP 03-3 on the financial statements is currently being considered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

In December 2004, the FASB issued Statement No. 123®), “Share-Based Compensation”, which requires the recognition of costs resulting from transactions involving the acquisition of goods and services by issuing its shares, share options, or other equity instruments. This standard requires a fair value-based measurement method in accounting for share-based payment transactions with both employees and nonemployees. This standard replaces Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the use of the intrinsic value method as provided under APB Opinion No. 25 will be eliminated. SFAS No. 123®) is effective for all awards of share-based payments granted, modified, or cancelled after June 15, 2005, except for public entities filing as small business issuers. Public entities that file as small business issuers will be required to apply Statement 123®) in the first interim or reporting period that begins after December 15, 2005. In addition, compensation costs for the unvested portion of awards, issued prior to and outstanding as of June 15, 2005, would continue to be recognized at the grant-date fair value as the remaining requisite service is rendered. The potential effect of Statement No. 123®) on the financial statements is currently being considered.

Reclassifications:

Certain amounts for 2003 have been reclassified to conform to the presentation for fiscal year 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2004:
U.S. Treasury	$3,466,214	$94	$(24,253)	$3,442,055
U.S. Government Agencies	20,153,463	2,256	(51,287)	20,104,432
Mortgage-Backed Securities	765,608	1,412	(3,293)	763,727
Corporate Debt Securities	563,918	318	(5,250)	558,986
Other Securities	638,930	—	—	638,930
Equity Securities	479,250	—	—	479,250

Total	$26,067,383	$4,080	$(84,083)	$25,987,380

December 31, 2003:
U.S. Treasury	$2,200,545	$2,459	$(5,936)	$2,197,068
U.S. Government Agencies	21,092,471	28,012	(20,364)	21,100,119
Mortgage-Backed Securities	1,050,619	2,066	(7,843)	1,044,845
Corporate Debt Securities	309,343	566	(1,117)	308,792
Other Securities	2,711	—	—	2,711
Equity Securities	312,750	—	—	312,750

Total	$24,968,439	$33,106	$(35,260)	$24,966,285

Securities Held-to-Maturity
December 31, 2004:
U.S. Government Agencies	$2,998,667	$—	$(35,819)	$2,962,848

Total	$2,998,667	$—	$(35,819)	$2,962,848

December 31, 2003:
U.S. Government Agencies	$5,998,329	$—	$(18,488)	$5,979,841
Mortgage-Backed Securities	37,039	705	—	37,744

Total	$6,035,368	$705	$(18,488)	$6,017,585

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (continued)

Following is a summary of securities which were in an unrealized loss position at December 31, 2004, and 2003. Of the total securities in an unrealized loss position for less than twelve months at December 31, 2004, 97.0% were U.S. Government Agency and Treasury securities with a weighted duration of 2.01 years. As the Company has the ability and intent to hold these securities until maturity, or until such time as the value recovers, no declines were deemed to be other-than-temporary.

	Continuous Unrealized Losses Less Than 12 Months		Continuous Unrealized Losses More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
December 31, 2004:
U.S. Treasury	$3,422,200	$(24,252)	$—	$—
U.S. Government Agencies	8,028,735	(46,933)	628,542	(4,356)
Mortgage-Backed Securities	—	—	392,267	(3,293)
Corporate Debt Securities	434,367	(5,249)	—	—
Other Securities	—	—	—	—

	$11,885,302	$(76,434)	$1,020,809	$(7,649)

December 31, 2003:
U.S. Treasury	$759,669	$(5,936)	$—	$—
U.S. Government Agencies	2,837,563	(18,560)	770,999	(1,804)
Mortgage-Backed Securities	—	—	681,540	(7,843)
Corporate Debt Securities	201,161	(1,117)	—	—
Other Securities	—	—	—	—

	$3,798,393	$(25,613)	$1,452,539	$(9,647)

Securities Held-to-Maturity
December 31, 2004:
U.S. Government Agencies	$2,473,843	$(26,014)	$489,006	$(9,805)

	$2,473,843	$(26,014)	$489,006	$(9,805)

December 31, 2003:
U.S. Government Agencies	$2,979,762	$(18,488)	$—	$—
Mortgage-Backed Securities	—	—	—	—

	$2,979,762	$(18,488)	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (continued)

The amortized cost and estimated fair value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

Securities Available-for-Sale	Amortized Cost	Fair Value
Due in one year or less	$13,482,312	$13,471,019
Due after 1 year through 5 years	9,545,940	9,487,915
Due after 5 years through 10 years	357,450	354,870
Due after 10 years	2,202,431	2,194,326

	25,588,133	25,508,130

Equity securities	479,250	479,250

Total	$26,067,383	$25,987,380

Securities Held-to-Maturity	Amortized Cost	Fair Value
Due in one year or less	$1,000,000	$993,449
Due after 1 year through 5 years	1,998,667	1,969,399
Due after 5 years through 10 years	—	—
Due after 10 years	—	—

Total	$2,998,667	$2,962,848

At December 31, 2004, a held-to-maturity security with an amortized cost of $500,000 was pledged as collateral to the Treasury Board of Virginia for public funds held by the Bank, and another held-to-maturity security with an amortized cost of $498,811 was pledged as collateral to the Federal Reserve Bank of Richmond for the Bank’s treasury, tax and loan account.

A gain of $22,770 was realized on the sale of investment securities during 2004. No gains or losses were realized on the sale of investment securities during 2003 and 2002.

Equity Securities

As a member of the Federal Home Loan Bank Systems, the Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $416,500, since no active trading market exists.

At December 31, 2004 and 2003, the Bank owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

Neither equity stock was pledged at December 31, 2004.

Note 3. Loans and Related Accounts

Major classifications of loans are summarized as follows:

	2004	2003
Commercial	$93,462,033	$72,111,718
Real estate construction	20,568,245	14,503,009
Real estate mortgage	7,669,903	8,315,566
Installment	7,471,479	4,501,061

	129,171,660	99,431,354
Less unearned discount	(320,014)	(317,232)

	128,851,646	99,114,122
Allowance for loan/lease losses	(1,914,616)	(1,515,875)

Loans, net	$126,937,030	$97,598,247

At December 31, 2004 and 2003, overdrafts of $750,498 and $345,225, respectively, are included in commercial loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Related Accounts (continued)

Changes in the allowance for loan losses were as follows:

	2004	2003
Balance, beginning of year	$1,515,875	$1,251,764
Provision charged to operations	412,017	280,000
Loans charged off	(38,772)	(28,176)
Recoveries	25,496	12,287

Balance, end of year	$1,914,616	$1,515,875

Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

Impaired loans are summarized as follows:

	2004	2003
Nonaccrual	$37,202	$33,457
Restructured	—	—
Other impaired loans	—	—

Total impaired loans	$37,202	$33,457

The allowance for loan losses related to impaired loans amounted to approximately $7,440 and $6,691 at December 31, 2004 and 2003, respectively.

The following is an analysis of approximate interest income related to impaired loans that is recognized on a cash basis:

	2004	2003
Interest that would have been accrued as income	$5,338	$2,719
Interest paid and recognized as interest income	—	(1,973)

Interest forgone	$5,338	$746

The annual average balance of impaired loans on which income was recognized on a cash basis was $74,442, and $38,000 for the years ending December 31, 2004 and 2003, respectively. There were no commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2004.

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

The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 2004, the Company had uninsured cash of $2,257,605.

At December 31, 2004, six deposit relationships constituted approximately 19.0% of the Company’s total deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2004	2003
Land	$818,910	$818,910
Building	495,566	495,566
Leasehold improvements	533,482	330,934
Furniture, fixtures and equipment	1,659,646	1,376,730

	3,507,604	3,022,140
Accumulated depreciation and amortization	(1,159,261)	(915,468)

	$2,348,343	$2,106,672

Depreciation and amortization expense of $243,793 in 2004 and $154,271 in 2003, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset.

Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 2004, are as follows:

2005	$531,377
2006	531,377
2007	323,015
2008	323,015
2009	281,634
Later years	924,279

Total minimum lease payments	$2,914,696

At December 31, 2004, the Company’s operations included one owned and three leased properties. The main office of the Company and the Bank are located in Vienna, Virginia. The lease term includes an initial period of one year with three options for renewal, totaling twenty years, and a right of first offer. The lease for 7,780 square feet commenced on December 31, 1996.

In June 2002, United Facilities LLC, a subsidiary of the parent, purchased a branch location in Reston, Virginia. The land and building, net totaled $1,282,471 at December 31, 2004.

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

Rental expense for operating leases amounted to $576,828, $387,766 and $291,743 for the years ended December 31, 2004, 2003 and 2002, respectively. Rental exposure on leases are amortized on the straight-line method, based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Short-term Borrowings

	2004	2003
Federal Home Loan Bank of Atlanta	$1,000,000	$1,000,000

Average daily amount outstanding	$1,024,658	$1,443,836

Weighted average interest rate	3.59%	3.01%

Maximum amount outstanding at any month-end	$1,000,000	$2,000,000

Advances from the Federal Home Loan Bank of Atlanta were secured by liens on the Bank’s qualifying residential and commercial mortgages totaling $8,424,452 at December 31, 2004 and $9,597,063 at December 31, 2003.

At December 31, 2004, the Bank had unsecured lines of credit with correspondent banks totaling $7,400,000 available for overnight borrowing. There were no amounts drawn on the lines of credit at either December 31, 2004 or December 31, 2003.

Note 7. Trust Preferred Capital Notes

On December 30, 2004, the Company completed a private placement issuance of $5.0 million of trust preferred securities through a newly formed, wholly-owned, subsidiary trust (UFBC Capital Trust I) which issued $155,000 in common equity to the Company. The securities bear a fixed rate of interest of 6.175% until March 15, 2010, at which time, the securities will then bear a floating rate of interest, adjusting quarterly, of 210 basis points over three-month Libor. The securities have a thirty-year term and are callable at par beginning March 15, 2010. The principal asset of the trust is a similar amount of the Company’s junior subordinated debt securities with like maturities and interest rates to the trust preferred securities. The obligations of the Company with respect to the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the trust preferred securities to the extent set forth in the related guarantees. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, resulting in a deferral of distribution payments on the related trust preferred securities.

The Trust Preferred Securities may be included in Tier 1 capital for regulatory capital adequacy purposes up to 25.0% of Tier 1 capital after its inclusion. The portion of the trust preferred securities not qualifying as Tier 1 capital may be included as part of total qualifying capital in Tier 2 capital.

Note 8. Long-term Debt

At December 31, 2004, long-term debt consisted of $2,000,000 in advances from the Federal Home Loan Bank of Atlanta and a $765,867 term note. The Federal Home Loan Bank of Atlanta advances are at rates ranging from 4.35% to 4.57%. Advances from the Federal Home Loan Bank of Atlanta are secured by liens on the Bank’s residential and commercial mortgages. The term note has a contractual fixed rate of 6.50% and is secured by a first deed of trust on Company property. Long-term debt maturing in each of the five years subsequent to December 31, 2004 is as follows: 2005 - $15,358; 2006 - $1,016,426; 2007 - $1,734,083; 2008 - $0; 2009 - $0.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Deposits

Deposit account balances at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Noninterest-bearing demand	$44,799,511	$34,504,653
Interest-bearing demand	36,499,746	27,239,392
Savings deposits	26,516,601	31,271,202
Certificates of deposits under $100,000	20,557,642	17,999,566
Certificates of deposits $100,000 and over	22,840,161	14,217,017

	$151,213,661	$125,231,830

Certificates maturing in years ending December 31, as of December 31, 2004:

2005	$16,430,092
2006	5,904,888
2007	14,948,681
2008	5,381,438
2009 and thereafter	732,704

$43,397,803

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

Provision for income taxes in the consolidated statements of income are summarized as follows:

	2004	2003
Current	$39,000	$—
Deferred	147,763	434,989

	$186,763	$434,989

	2004	2003
Income before income taxes	$1,356,705	$1,265,955
Applicable statutory income tax rate	34%	34%

Computed “expected” federal tax expense	461,280	430,425

Adjustments to federal income tax resulting from:
Nondeductible expenses	5,573	4,564
Valuation allowance	(301,828)	—
Other	21,738	—

Provision for federal income tax	$186,763	$434,989

Other comprehensive income	$(77,848)	$(17,932)
Applicable tax (benefit)	(33,298)	5,645

Other comprehensive income, net of tax	$(44,550)	$(23,577)

The major components of deferred tax assets and liabilities are as follows:

	2004	2003
Deferred tax assets (liabilities):
Accelerated depreciation	$1,155	$(4,373)
Provision for loan losses	583,221	447,649
Alternative minimum tax	43,828	301,828
Deferred loan fees	108,805	107,859
Unrealized gain/loss on investment securities	27,201	(733)
Deferred rent	45,415	44,505
Net operating loss carryforward	—	335,280

Net deferred tax asset before valuation allowance	809,625	1,232,015

Less - valuation allowance	—	(301,828)

Net deferred tax asset	$809,625	$930,187

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Commitments and Contingencies

General Contingency

The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 2004, that would have a material adverse effect on the Company’s financial statements.

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

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2004 and 2003, unused commitments that were extended under lines of credit amounted to $22,575,754 and $17,950,808, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2004 and 2003, commitments to extend credit amounted to $7,921,147 and $15,527,200, respectively.

The Company’s outstanding standby letters of credit amounted to $2,533,249 and $4,320,335 as of December 31, 2004 and 2003, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2004, 59% of the Company’s letters of credit were cash secured.

Note 12. Related Party Transactions

Directors and executive officers, including family members and businesses in which the directors or executive officers have 5 percent or more beneficial ownership of the Company, are customers, and entered into transactions with the Company. In the opinion of management, loan transactions with directors and officers were made on the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Loans to directors and officers are summarized as follows:

Balance, December 31, 2002	$3,554,372
Additions	2,679,450
Reductions	(1,027,783)

Balance, December 31, 2003	$5,206,039
Additions	2,688,942
Reductions	(2,931,304)

Balance, December 31, 2004	$4,963,677

As of December 31, 2004, this balance consists of secured loans totaling $4,520,340 and unsecured loans totaling $443,677. No loans to related parties were classified as impaired or nonperforming at December 31, 2004.

The Bank held related party deposits of approximately $12,886,157 and $9,797,000 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Related Party Transactions (continued)

The building which serves as the Company’s headquarters is owned by a limited liability company of which Mr. Manuel V. Fernandez, a director and beneficial shareholder owning in excess of 5% of the Company’s common stock, has 50% beneficial ownership. A second shareholder, owning less than 5% of the Company’s common stock, also has 50% beneficial ownership in the limited liability company. The lease terms include three options for renewal and a right of first offer. During 1997, the Bank exercised one renewal option for a nine-year extension. At December 31, 2004, the future minimum lease payments for the Company’s headquarters totaled $416,724.

The Bank entered into a lease with 133 Maple Ave LC, a limited liability company organized in the Commonwealth of Virginia, for 12,184 square feet in Vienna, Virginia. Mr. Harold C. Rauner, Chief Executive Officer and President of the Company and of the Bank and a shareholder, is a member of the limited liability company. Mr. Manuel V. Fernandez, Vice Chairman and Director of the Company, and a beneficial shareholder owning in excess of 5% of the Company’s common stock, is also a member of the limited liability company. A third shareholder, owning less than 5% of the Company’s common stock, is also a member of the limited liability company. The lease term is for ten years with four options, each granting five-year extensions. The lease commenced September 1, 2003. The terms of the lease are substantially the same as those prevailing for similar leases within the market area that the building is located. At December 31, 2004, the future minimum lease payments for the Company’s headquarters totaled $2,184,659.

Note 13. Regulatory Requirements and Restrictions

The Company’s banking subsidiary is subject to federal and/or state statutes that prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 2004, 2003 and 2002.

The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank’s capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank’s capital and surplus totaled $15,589,728 at December 31, 2004; thus net assets of the Bank in excess of $1,558,973 were restricted from use by the Holding Company in the form of loans or advances. The Company had no such borrowings from the Bank in 2004 or 2003.

As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are noninterest bearing. The daily average reserve requirement for the week including December 31, 2004 was $2,121,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. At December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions nor events, since December 31, 2004, that management believes would result in the institution not being well capitalized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Regulatory Requirements and Restrictions (continued)

The following table presents the Company and the Bank’s actual regulatory capital amounts and ratios:

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total capital (to risk-weighted assets)
Company	$19,487,819	14.90%	$10,466,315	8.00%	$13,082,894	N/A
The Business Bank	16,760,995	13.01%	10,306,391	8.00%	12,882,989	10.00%
Tier 1 capital (to risk-weighted assets)
Company	17,131,971	13.09%	5,233,157	4.00%	7,849,736	N/A
The Business Bank	15,146,904	11.76%	5,153,196	4.00%	7,729,793	6.00%
Tier 1 capital (to average assets)
Company	17,131,971	10.36%	6,617,784	4.00%	8,272,230	N/A
The Business Bank	15,146,904	9.27%	6,537,174	4.00%	8,171,468	5.00%

As of December 31, 2003:
Total capital (to risk-weighted assets)
Company	$12,807,697	13.03%	$7,861,170	8.00%	$9,826,463	N/A
The Business Bank	11,451,744	11.95%	7,665,996	8.00%	9,582,496	10.00%
Tier 1 capital (to risk-weighted assets)
Company	11,575,839	11.78%	3,930,585	4.00%	5,895,878	N/A
The Business Bank	10,250,044	10.70%	3,832,998	4.00%	5,749,497	6.00%
Tier 1 capital (to average assets)
Company	11,575,839	8.14%	5,689,582	4.00%	7,111,978	N/A
The Business Bank	10,250,044	7.41%	5,532,520	4.00%	6,915,650	5.00%

Note 14. Other Income

	2004	2003
Service charges on deposits	$267,744	$292,004
Fees on letters of credit	30,136	13,507
Gain on sale of real estate owned	—	105,536
Gain on sale of loans	74,105	—
Sweep income	8,384	6,204
Other	75,835	30,550

	$456,204	$447,801

Note 15. Interest on Deposits

	2004	2003
Savings and NOW	$607,911	$499,028
Money market	212,651	160,081
Time:
Under $100,000	490,129	591,620
$100,000 and over	377,078	414,106

	$1,687,769	$1,664,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Employee Benefit Plan

The Company has a 401(k) Plan covering all employees who meet specified age and employment requirements. The administrative expense associated with the 401(k) Plan was $2,190 in 2004 and $2,180 in 2003. The Company made contributions of $52,875 in 2004 and $30,000 in 2003. Future contributions, if any, will be determined annually at the discretion of the Board of Directors.

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

The Compensation Committee establishes the price of each option share granted, but not less than the fair value at the date of grant. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880. The 1990 Plan expired December 31, 1999 and all options were granted. The maximum number of options to purchase common stock issuable under the 1999 Plan was 56,113. The 1999 Plan expired December 31, 2003 and 52,201 options were granted. The maximum number of options to purchase common stock issuable under the 2003 Plan is 90,000. As of December 31, 2004, no options had been granted under the 2003 Plan. Under the Plans, options are exercisable at any time over a ten-year period from the date of grant as long as the option holder is an employee of the Company. Certain grants are subject to vesting over four years.

The Company also has 1996, 1999 and 2003 Nonqualified Stock Option Plans for Non-Employee Directors (the Directors Plan) that awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 and 2003 Directors Plans also include awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase common stock were awarded. The maximum number of shares issuable under the 1999 Directors Plan was 35,000. The 1999 Directors Plan expired on August 1, 2003 and 6,000 options to purchase common stock were awarded to advisory board members and 18,000 options to purchase common stock were awarded to non-employee directors. The maximum number of shares issuable under the 2003 Directors Plan is 60,000. The 2003 Directors Plan expires on July 31, 2008 and 9,350 options to purchase common stock, 1,150 to advisory board members and 8,200 to non-employee directors, were granted as of December 31, 2004 .

The following table summarizes the Company’s stock option plan status and activity for the years ended December 31, 2004 and 2003:

	2004		2003
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	147,043	$9.41	136,480	$8.66
Granted	9,350	18.50	16,113	16.43
Exercised	(2,443)	9.69	(1,638)	9.03
Forfeited	—	—	(3,912)	12.33
Expired	(500)	16.43	—	—

Outstanding at end of year	153,450	9.91	147,043	9.41

Exercisable at end of year	132,940	9.58	115,593	8.76

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock-Based Compensation (continued)

Information pertaining to options outstanding at December 31, 2004 is as follows:

Weighted Average Contractual Life Remaining	Range of Exercise Prices	Number Outstanding at December 31, 2004	Number Exercisable at December 31, 2004
1.0 years	$7.50	42,082	42,082
3.3 years	8.75	5,100	5,100
4.0 years	8.75	18,098	18,098
4.6 years	8.75	4,600	4,600
5.0 years	9.00	11,100	11,100
6.0 years	8.50	22,350	19,726
7.0 years	10.25	26,950	15,825
8.0 years	16.43	13,820	7,059
9.0 years	18.05	9,350	9,350

		153,450	132,940

The Company has elected to continue to account for stock-based compensation under the intrinsic value guidelines of APB Opinion No. 25. Under the intrinsic value based method, compensation cost is measured as the excess of the market price of the stock underlying the option at the date granted over the exercise price. The Company’s policy is to grant options at market value. Accordingly, no compensation cost has been recognized for its stock options. Pro forma information regarding net income and earnings per share as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair values of the options granted were estimated using the Black-Scholes option pricing model. A summary of the assumptions used and pro forma results for 2004 and 2003 is presented in Note 1 to the Consolidated Financial Statements.

Note 18. Other Expense

	2004	2003
Data processing	$221,171	$208,286
Professional fees	124,416	119,536
State franchise tax	81,600	79,900
Stationery, printing and supplies	80,188	73,416
Insurance	64,335	58,551
Postage	40,168	33,334
Telephone	75,033	61,720
Advertising	85,592	26,832
Real estate owned, holding expense	—	2,130
Other	343,154	297,456

	$1,115,657	$961,161

Advertising costs are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stockholders’ Equity

The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 2004 and 2003, there were no shares of preferred stock outstanding. Preferences are determined by the Board of Directors.

The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 2004 and 2003, there were 1,041,080 and 1,038,637 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (stock option plans and stock warrants) total 296,100.

Warrants and Options

During 2004, stock options to purchase 2,443 shares of common stock pursuant to the Executive Stock Plan were exercised. A warrant to purchase 2,000 shares of common stock was unexercised as of December 31, 2004 and expires January 27, 2007.

During 2003, stock options to purchase 1,638 shares of common stock pursuant to the Executive Stock Plan were exercised.

The following table is a reconciliation of earnings per common share:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share

For the year ended December 31, 2004
Basic earnings per common share:
Net income available to common stockholders	$1,169,744	1,039,248	$1.13

For the year ended December 31, 2003
Basic earnings per common share:
Income available to common stockholders	$830,966	1,037,135	$.80

Diluted Earnings Per Share

For the year ended December 31, 2004
Net Income available to common stockholders	$1,169,744	1,039,248

Add: Contracts to issue common stock
Warrant - expires 01/27/07		1,259
Options - expire 12/31/05 - 01/01/11		78,350

Weighted-average dilutive shares		79,609

Diluted earnings per common share:	$1,169,744	1,118,857	$1.05

For the year ended December 31, 2003
Net Income available to common stockholders	$830,966	1,037,135

Add: Contracts to issue common stock
Warrant - expires 01/27/07		1,164
Options - expire 12/31/05 - 01/27/13		70,054

Weighted-average dilutive shares		71,218

Diluted earnings per common share:	$830,966	1,108,353	$.75

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

Deposits and Borrowings

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 2004 and 2003. The fair value for all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

	2004		2003
	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and short-term investments	$14,009,000	$14,009,000	$10,509,000	$10,509,000
Investment securities	28,986,000	28,950,000	31,002,000	30,984,000
Net loans	126,937,000	129,263,000	97,598,000	101,092,247
Accrued interest receivable	532,000	532,000	387,000	387,000

Financial Liabilities:
Deposits	151,214,000	151,290,000	125,232,000	125,631,000
Short-term borrowings	1,000,000	1,005,000	1,000,000	1,000,000
Long-term debt	2,766,000	2,814,000	3,780,000	3,903,000
Trust preferred capital notes	5,155,000	5,142,000	—	—
Accrued interest payable	141,000	141,000	98,000	98,000

SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements

Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003 follow:

BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash on deposit with subsidiary bank	$645,243	$264,969
Securities available-for-sale	617,500	—
Investment in The Business Bank	15,859,727	10,238,954
Investments in other subsidiaries	1,122,573	1,146,874
Other assets	558,862	805,819

Total assets	$18,803,905	$12,456,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Other liabilities	$87,072	$51,559
Trust preferred subordinated debt	5,155,000	—

Total liabilities	5,242,072	51,559

STOCKHOLDERS’ EQUITY	13,561,833	12,405,057

Total liabilities and stockholders’ equity	$18,803,905	$12,456,616

STATEMENTS OF INCOME

Years Ended December 31, 2004 and 2003

	2004	2003
Income:
Interest	$2,226	$2,086
Other	118,590	98,736

Total income	120,816	100,822
Expenses	174,281	148,678

	(53,465)	(47,856)
Undistributed net earnings of subsidiaries	1,199,780	869,282

Income before income taxes	1,146,315	821,426
Federal income tax expense (benefit)	(23,429)	(9,540)

Net income	$1,169,744	$830,966

COMPREHENSIVE INCOME

Years Ended December 31, 2004 and 2003

	2004	2003
Net income	$1,169,744	$830,966
Other comprehensive income, net of tax
Unrealized gains (losses) on available-for-sale securities	(44,550)	(23,577)

Comprehensive income	$1,125,194	$807,389

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements (continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,169,744	$830,966
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of:
The Business Bank	(1,165,324)	(810,854)
Other subsidiaries	(34,456)	(58,427)
Increase in other assets	(39,285)	(9,107)
Increase (decrease) in other liabilities	43,424	5,474

Net cash used in operating activities	(25,897)	(23,734)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(4,000,000)	—
Investment in available-for-sale securities	(617,500)	—

Net cash used in investing activities	(4,617,500)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from subordinated debt	5,000,000	—
Proceeds from issuance of common stock	23,671	14,790

Net cash provided by financing activities	5,023,671	14,790

Net increase (decrease) in cash and cash equivalents	380,274	(8,944)
Cash and cash equivalents at beginning of year	264,969	273,913

Cash and cash equivalents at end of year	$645,243	$264,969

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for:
Income taxes	$—	$—

NONCASH ITEMS

Effect on stockholders’ equity of an unrealized gain (loss) on debt and equity securities available-for-sale	$(44,550)	$(23,577)

Effect on stockholders’ equity of share-based payment	$7,911	$—

During 2004, the parent received $155,000 in common stock from the subsidiary, UFBC Capital Trust I, through the issuance of a $155,000 note payable.

UNITED FINANCIAL BANKING COMPANIES, INC. TABLE 1 Selected Consolidated Financial Data
Year Ended December 31,	2004	2003	2002	2001	2000
Results of operations:
Total interest income	$8,131,713	$6,600,537	$5,726,339	$5,787,108	$5,334,317
Total interest expense	1,881,607	1,902,195	1,797,747	2,153,542	1,934,307

Net interest income	6,250,106	4,698,342	3,928,592	3,633,566	3,400,010

Provision for loan losses	412,017	280,000	219,300	154,448	340,117

Net interest income after provision for loan losses	5,838,089	4,418,342	3,709,292	3,479,118	3,059,893

Other income	735,549	635,429	518,552	344,320	263,442

Other expenses	5,217,131	3,787,816	3,096,665	2,675,499	2,492,517

Income before income taxes	1,356,507	1,265,955	1,131,179	1,147,939	830,818

Income tax expense (benefit)	186,763	434,989	389,048	(816,418)	(389,000)

Net income	$1,169,744	$830,966	$742,131	$1,964,357	$1,219,818

Earnings per share:
Net income	1,169,744	830,966	742,131	1,964,357	1,219,818
Less: preferred stock dividends	—	—	—	—	—

Income available to common stockholders	1,169,744	830,966	742,131	1,964,357	1,219,818

Basic earnings per common share	1.13	0.80	0.72	1.94	1.22

Diluted earnings per common share:	1.05	0.75	0.68	1.90	1.21

Average weighted shares outstanding:
Basic	1,039,248	1,037,135	1,035,783	1,010,341	996,481
Dilutive	1,118,857	1,108,353	1,095,847	1,032,668	1,005,667

Period-ending balances:

Total loans	128,851,646	99,114,122	76,217,605	58,535,131	55,701,135
Total assets	174,314,742	142,930,326	109,344,267	85,529,236	71,854,113
Total deposits	151,213,661	125,231,830	91,483,191	71,690,272	60,642,408
Stockholders’ equity	13,561,833	12,405,057	11,582,878	10,818,401	8,550,783

Selected ratios:

Return on average total assets	0.76%	0.64%	0.81%	2.55%	1.86%

Return on average earning assets	0.80%	0.68%	0.87%	2.71%	1.98%

Return on average stockholders’ equity	9.11%	7.00%	6.63%	21.20%	16.09%

Average stockholders’ equity to average total assets	8.37%	9.17%	12.21%	12.02%	11.55%

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

The Company reported net income of $1,169,744 for the year ended December 31, 2004, compared with net income of $830,966 for the year ended December 31, 2003. Basic earnings per share were $1.13 for the year 2004, compared to $.80 basic earnings per share for 2003. Net income increased $338,778 or 40.8% from 2003. An increased volume of earning assets primarily accounted for the increase. For the year ended December 31, 2004, average total earning assets increased $23,186,394 or 18.9% when compared to 2003 (Consolidated Average Balances, Table 2). Revenue from the increased earning assets was off-set by increased expenses associated with branches and growth. Utilization of alternative minimum tax credits contributed approximately $263,000 to net income for 2004.

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

UNITED FINANCIAL BANKING COMPANIES, INC. TABLE 2 CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/ YIELDS AND RATES
For the Year Ended	December 31, 2004			December 31, 2003			December 31, 2002
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS

Earning assets:
Loans:
Commercial	$85,158,732	$5,606,665	6.58%	$63,052,458	$4,623,196	7.33%	$48,843,393	$3,749,348	7.68%
Real estate construction	16,410,264	1,137,413	6.93%	9,888,936	792,988	8.02%	9,212,255	792,550	8.60%
Real estate mortgage	7,742,599	501,167	6.47%	6,964,942	456,950	6.56%	4,083,186	321,041	7.86%
Installment	5,998,021	333,356	5.56%	5,220,415	219,569	4.21%	5,102,071	410,300	8.04%

Total loans	115,309,616	7,578,601	6.57%	85,126,751	6,092,703	7.16%	67,240,905	5,273,239	7.84%

Interest-bearing deposits	2,214,206	28,597	1.29%	1,761,214	16,616	0.94%	730,857	12,203	1.67%
Federal funds sold	13,373,952	169,671	1.27%	25,688,568	278,966	1.09%	12,243,460	194,665	1.59%
Investment securities	15,227,165	354,844	2.33%	10,362,012	212,252	2.05%	5,411,025	246,232	4.55%

Total earning assets	146,124,939	8,131,713	5.56%	122,938,545	6,600,537	5.37%	85,626,247	5,726,339	6.69%

Noninterest-earning assets
Cash and due from banks	5,447,841			4,337,446			3,403,982
Other assets	3,532,746			3,652,714			3,867,700
Allowance for loan losses	(1,694,057)			(1,457,294)			(1,185,948)

Total assets	$153,411,469			$129,471,411			$91,711,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing liabilities:
Interest-bearing deposits:
Savings and NOW accounts	39,927,335	607,911	1.52%	29,114,312	499,028	1.71%	15,911,801	393,736	2.47%
Money market accounts	22,032,925	212,651	0.97%	16,620,842	160,081	0.96%	12,370,980	192,968	1.56%
Time:
Under $100,000	17,877,422	490,129	2.74%	19,202,705	591,620	3.08%	16,635,973	635,703	3.82%
$100,000 and over	14,280,954	377,078	2.64%	15,764,091	414,106	2.63%	11,687,340	433,119	3.71%

Total interest-bearing deposits	94,118,636	1,687,769	1.79%	80,701,950	1,664,835	2.06%	56,606,094	1,655,526	2.92%
Short-term borrowings	1,036,698	35,882	3.46%	1,531,821	45,152	2.95%	303,014	14,316	4.72%
Long-term debt	3,235,646	157,956	4.88%	4,171,226	192,208	4.61%	3,061,582	127,905	4.18%

Total interest-bearing liabilities	98,390,980	1,881,607	1.91%	86,404,997	1,902,195	2.20%	59,970,690	1,797,747	3.00%

Noninterest-bearing liabilities:
Demand deposits	41,521,695			30,594,263			19,451,361
Other liabilities	665,167			593,187			1,096,052
Stockholders’ equity	12,833,627			11,878,964			11,193,878

Total liabilities and stockholders’ equity	$153,411,469			$129,471,411			$91,711,981

Net interest income		$6,250,106			$4,698,342			$3,928,592

Net interest margin (1)			4.28%			3.82%			4.59%

Net interest spread (2)			3.65%			3.17%			3.69%

Fees included in loan income		$389,935			$281,854			$196,520

Taxable equivalent adjustment		$—			$—			$—

Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

(1)	Net interest income divided by total earning assets.
(2)	Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

UNITED FINANCIAL BANKING COMPANIES, INC.

NET INTEREST INCOME AND INTEREST ANALYSIS

Net interest income is the principal component of the Company’s operating income, and is the amount by which interest and loan fee income earned on assets exceeds interest paid on interest-bearing liabilities.

Comparison of 2004 to 2003

Net interest income increased $1,551,764, or 33.0%, from $4,698,342 at December 31, 2003 to $6,250,106 at December 31, 2004, as a result of an increased volume of earning assets. Average total earning assets increased $23,186,394 or 18.9% from $122,938,545 at December 31, 2003 to $146,124,939 at December 31, 2004 (Consolidated Average Balances, Table 2). Contributing $1,485,898 of earnings, the increased volume of the loan portfolio predominately accounted for the rise in net interest income. The changing rate environment during 2004 contributed favorably to net interest income. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, rates decreased loan income by $741,668 and total interest income by $666,589 in 2004 versus decreasing loan income by $565,573 and total interest income by $967,111 in 2003.

Total interest expense decreased $20,588 for the year ended December 31, 2004, compared to the year ended December 31, 2003. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the changing rate environment during 2004 also impacted total interest expense. During 2004, total interest expense increased $99,968 due to volume while rates decreased total interest expense by $129,415. Average total interest-bearing liabilities increased $11,985,983, or 13.9%, from $86,404,997 at December 31, 2003 to $98,390,980 at December 31, 2004 (Consolidated Average Balances, Table 2). The Bank’s deposit mix also contributed to the constrained interest expense and net interest income during 2004. As shown in the Consolidated Average Balances table, average demand deposits increased $10,927,432, or 35.7%, from $30,594,263 at December 31, 2003 to $41,521,695 at December 31, 2004.

The rate environment of 2004 significantly influenced net interest income. Company earnings are primarily derived from the core operation of lending. The prime rate notably impacts the Bank’s earnings as approximately one half of the Bank’s loan portfolio is tied to prime repricing. Though rates increased during the latter half of 2004, the prevailing compressed rate environment negatively impacted the yield on loans and longer term investments. The yield on total loans dropped 59 basis points from 7.16% at December 31, 2003 to 6.57% at December 31, 2004. However, the changing rate environment positively impacted short-term investments, federal funds sold, interest-bearing deposits and investment securities. The effective duration of the Bank’s investment securities portfolio is less than one year. During 2004, the yield on federal funds increased 18 basis points, interest-bearing deposits increased 35 basis points and the yield on investment securities increased 28 basis points (Consolidated Average Balances, Table 2).

Net interest margin is a key measure of net interest income performance. Representing the Company’s net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. At December 31, 2004, the Company’s net interest margin increased 46 basis points from 3.82% at December 31, 2003 to 4.28% at December 31, 2004.

UNITED FINANCIAL BANKING COMPANIES, INC.

Comparison of 2003 to 2002

Net interest income increased $796,750, or 19.6%, from $3,928,592 at December 31, 2002 to $4,698,342 at December 31, 2003, as a result of an increased volume of earning assets. Average total earning assets increased $37,312,298 or 43.6% from $85,626,247 at December 31, 2002 to $122,938,545 at December 31, 2003 (Consolidated Average Balances, Table 2). Contributing $819,464 of earnings, the increased volume of the loan portfolio predominately accounted for the rise in net interest income. Rates continued to impact earnings during 2003. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, rates decreased loan income by $565,573 and total interest income by $967,111.

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

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent basis)

For the Year Ended December 31,	2004 Compared to 2003			2003 Compared to 2002
	Total Increase (Decrease)	Change Due To:		Total Increase (Decrease)	Change Due To:
		Rate	Volume		Rate	Volume
Interest income:
Loans & lease financing:
Commercial	$983,469	$(637,430)	$1,620,899	$873,848	$(216,877)	$1,090,725
Real estate - construction	344,425	(178,516)	522,941	438	(57,778)	58,216
Real estate - mortgage	44,217	(6,803)	51,020	135,909	(90,669)	226,578
Installment	113,787	81,081	32,706	(190,731)	(200,248)	9,517

Total loans/leases	1,485,898	(741,668)	2,227,566	819,464	(565,573)	1,385,037

Interest-bearing deposits	11,981	7,707	4,274	4,413	(12,791)	17,204
Federal funds sold	(109,295)	24,436	(133,731)	84,301	(129,470)	213,771
Investment securities	142,592	42,936	99,656	(33,980)	(259,278)	225,298

Total interest income	1,531,176	(666,589)	2,197,765	874,198	(967,111)	1,841,309

Interest expense:
Savings and NOW accounts	108,883	(76,455)	185,338	105,292	(221,403)	326,695
Money markets accounts	52,570	444	52,126	(32,887)	(99,178)	66,291
Time:
Under $100,000	(101,491)	(60,660)	(40,831)	(44,083)	(142,164)	98,081
$100,000 and over	(37,028)	1,932	(38,960)	(19,013)	(170,093)	151,080
Short-term borrowings	(9,270)	5,324	(14,594)	30,836	(27,219)	58,055
Long-term debt	(34,252)	8,859	(43,111)	64,303	17,945	46,358

Total interest expense	(20,588)	(120,555)	99,967	104,448	(642,113)	746,561

Net interest income	$1,551,764	$(546,033)	$2,097,797	$769,750	$(324,999)	$1,094,749

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

Provision for loan loss expense increased $132,017, or 47.2%, from $280,000 at December 31, 2003 to $412,017 at December 31, 2004. For the year ended December 31, 2004, charge-offs totaled $38,772 and recoveries totaled $25,496. For the year ended December 31, 2003, charge-offs totaled $28,176 and recoveries totaled $12,287. General risks inherent in all loan portfolios account for the variance between the 2004 and 2003 provision for loan loss expense.

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

NONINTEREST INCOME

Total noninterest income increased $100,120, or 15.8%, at December 31, 2004 compared to December 31, 2003. The 2004 increase was primarily attributable to net fee income generated by the United Title LLC. Net fee income from United Title LLC totaled $63,311 for the year ended December 31, 2003 versus $148,401 for the year ended December 31, 2004.

Total noninterest income increased $116,877, or 22.5%, at December 31, 2003 compared to December 31, 2002. The 2003 increase was primarily attributable to income earned on an increased volume of deposits and the resulting accounts. Average total deposits increased $35,238,758, or 46.3%, from $76,057,455 at December 31, 2002 to $111,296,213 at December 31, 2003 (Table 8, Deposits Balance and Rate).

UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST EXPENSE

Comparison of 2004 to 2003

Total noninterest expense increased $1,429,315, or 37.7%, during the year ended December 31, 2004 as compared to 2003. The 2004 increase was primarily attributable to costs associated with growth. During 2004, Company assets grew $31,384,416, or 21.9%, from $142,930,326 at December 31, 2003 to $174,314,742 at December 31, 2004. Growth costs generally impact salary, benefits, occupancy, furniture and equipment, communications, data processing, printing and supply expense.

Salaries and employee benefits increased $920,497, or 44.7%, from $2,059,400 at year ended December 31, 2003 to $2,979,897 at December 31, 2004. The increase was principally due to additional staff hired to facilitate the Company’s expansion of its lending operations and deposit generation during 2004.

Occupancy increased $264,887, or 48.5%, from $546,722 at year ended December 31, 2003 to $811,609 at December 31, 2004. A full year of rent expense for the Vienna branch primarily accounts for the increase.

Furniture and equipment expense rose $89,435 or 40.6% during 2004. The rise was principally due to renovation of the Company’s headquarters located in Tysons Corner. Costs and depreciation associated with build out and furnishing of the Vienna branch also contributed to the increase.

Other expense rose $154,496, or 16.1%, from $961,161 at December 31, 2003 to $1,115,657 at December 31, 2004. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, communications, printing, supplies, delivery and advertising increased $105,282, or 26.3%, during 2004 compared to 2003.

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

Furniture and equipment expense rose $81,551 or 58.7% during 2003. The rise was principally due to further renovation at the Reston branch and the build out and furnishing of the Vienna branch. Also, in the fourth quarter 0f 2003, the Bank’s operations center was relocated to the Vienna branch. The associated costs also contributed to the increase.

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

TABLE 4 NONINTEREST EXPENSE

				Percentage increase (decrease)
	2004	2003	2002	2004 / 2003	2003 / 2002
Salaries and employee benefits	$2,979,897	$2,059,400	$1,780,313	44.70%	15.68%
Occupancy, net	811,609	546,722	397,779	48.45	37.44
Furniture and equipment	309,968	220,533	138,982	40.55	58.68
Professional fees	109,579	119,536	104,443	(8.33)	14.45
State franchise tax	81,600	79,900	61,200	2.13	30.56
Insurance	64,335	58,551	46,159	9.88	26.85
Data processing	221,170	208,286	171,132	6.19	21.71
Real estate owned holding expense	—	2,130	15,670	(100.00)	(86.41)
Other expenses	638,973	492,758	380,987	29.67	29.34

Total	$5,217,131	$3,787,816	$3,096,665	37.73	22.32

Noninterest expense as a percentage of :

Average assets	3.40%	2.93%	3.38%

Average earning assets	3.57%	3.08%	3.62%

Gross income	58.84%	52.35%	49.59%

BALANCE SHEET ANALYSIS

Total assets grew $31,384,416, or 21.9%, from $142,930,326 at year ended December 31, 2003 to $174,314,742 at year ended December 31, 2004. Assets rose primarily due to the Bank’s increased volume of deposits that increased the volume of assets available for investment. Total deposits increased $25,981,831, or 20.8%, from $125,231,830 at December 31, 2003 to $151,213,661 at December 31, 2004. The increase was attributable to new deposit relationships and expansion of core deposit relationships. Obtaining $5,155,000 of trust preferred notes during the fourth quarter of 2004 also contributed to the increased the volume of assets available for investment. The increased volume of assets was primarily invested into loans. Management considers such factors as the Company’s strategic goals, the economy, the market, liquidity and return opportunity for its investment mix. Management also considers the projected duration and the nature of the assets available for investment.

Long-term debt decreased approximately $1,000,000, or 26.8%, during 2004 due to the maturity and payment of an advance from the Federal Home Loan Bank of Atlanta

Earnings of $1,169,744 and additional capital, through exercised stock options of $31,582, primarily accounted for the $1,156,776, or 9.3%, increase in stockholders’ equity at December 31, 2004 compared to December 31, 2003. Further details regarding stockholders’ equity are provided in Note 19 to the consolidated financial statements. The Bank was well capitalized, per regulatory capital requirements, for the years ended December 31, 2004 and 2003.

UNITED FINANCIAL BANKING COMPANIES, INC.

LOAN PORTFOLIO

Net loans increased $29,737,524, or 30.0%, from $99,114,122 at December 31, 2003 to $128,851,646 at December 31, 2004. Loans were 73.9% percent of total assets at December 31, 2004, compared to 69.3% at December 31, 2003.

TABLE 5 - LOAN PORTFOLIO

December 31,	2004	2003	2002	2001	2000
Commercial	$93,209,156	$71,886,557	$58,518,565	$41,591,724	$37,097,497
Real estate construction	20,502,811	14,445,992	7,746,431	8,621,773	8,661,702
Real estate mortgage	7,638,495	8,282,734	5,259,090	4,686,547	6,939,635
Installment	7,501,184	4,498,839	4,693,519	3,635,087	3,002,301

Total loans	$128,851,646	$99,114,122	$76,217,605	$58,535,131	$55,701,135

The loan portfolio is structured to mitigate interest rate risk. The following chart shows the maturities of the Company’s two largest loan classes, commercial and real estate construction.

	One Year or Less	One Through Five Years	Over Five Years	Total
Commercial	$30,096,941	$17,494,481	$45,617,734	$93,209,156
Real estate construction	16,900,578	3,005,620	596,613	20,502,811

	$46,997,519	$20,500,101	$46,214,347	$113,711,967

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

As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank’s primary focus is providing short-term, either through maturity or repricing, loans to small and medium-sized businesses and professionals. Commercial loans, therefore, remain the most significant component of the loan portfolio, comprising 72.3% and 72.5% of total loans at December 31, 2004 and 2003, respectively.

UNITED FINANCIAL BANKING COMPANIES, INC.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased $398,741, or 26.3%, during 2004. The ratio of allowance for loan losses to total loans was 1.5% at December 31, 2004 and 2003. A five-year history of the activity in the allowance for loan/lease losses follows:

TABLE 6 ALLOWANCE FOR LOAN LOSSES

Period Ending December 31,	2004	2003	2002	2001	2000
Balance at beginning of period	$1,515,875	$1,251,764	$1,057,344	$973,431	$783,143

Charge-offs:
Installment	1,772	14,905	—	—	—
Commercial	37,000	13,271	29,645	56,282	841
Mortgage	—	—	—	37,357	150,600
Construction	—	—	—	—	—

Recoveries:
Installment	496	493	—	—	—
Commercial	25,000	11,794	4,765	23,104	1,612
Mortgage	—	—	—	—	—
Construction	—	—	—	—	—

Net charge-offs	13,276	15,889	24,880	70,535	149,829

Provision charged to operations	412,017	280,000	219,300	154,448	340,117

Balance at end of period	$1,914,616	$1,515,875	$1,251,764	$1,057,344	$973,431

Average total loans	$115,309,616	$85,126,751	$67,240,905	$57,846,750	$47,138,981

Ratio of net charge-offs to average total loans	0.01%	0.02%	0.04%	0.12%	0.32%

The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

Period ending December 31,	2004	2003	2002	2001	2000
Commercial	$1,344,000	$1,078,000	$913,000	$687,000	$606,000
Real estate construction	307,000	216,000	116,000	165,000	130,000
Real estate mortgage	115,000	124,000	84,000	99,000	141,000
Installment	112,000	67,000	80,000	62,000	50,000
Unallocated	36,616	30,875	58,764	44,344	46,431

	$1,914,616	$1,515,875	$1,251,764	$1,057,344	$973,431

UNITED FINANCIAL BANKING COMPANIES, INC.

NONPERFORMING ASSETS

Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and loans that have become foreclosed real estate. For the years ended December 31, 2004 and 2003, nonperforming assets were .02% of total assets.

Nonaccruing loans at year end 2004 totaled $37,202 compared to a balance of $33,457 at year end 2003. The Company had no loans still accruing interest that were ninety days or more past due as to principal or interest at December 31, 2004. Management’s policy for placing loans into nonaccrual status is to consider the repayment probability, overall security and character of the loan. Accounting policies for foreclosed real estate (real estate owned) are outlined in Note 1 to the consolidated financial statements.

The following is a summary of nonperforming assets:

TABLE 7 NONPERFORMING ASSETS

Period ending December 31,	2004	2003	2002
Nonaccruing loans (90 days or more past due)	$37,202	$33,457	$97,613

Real estate owned	—	—	222,621

Total nonperforming assets	$37,202	$33,457	$320,234

Nonaccruing loans as a % of total loans	0.03%	0.03%	0.13%

Reserve for loans losses to nonaccruing loans	5146.54%	4530.82%	1282.37%

Nonperforming assets to total loans	0.03%	0.03%	0.42%

DEPOSITS

As shown in Table 9, Deposits Structure and Certificates of Deposit 100K and Over, total deposits rose $25,981,831, or 20.7%,at December 31, 2004 compared to December 31, 2003. As shown in Table 8, Deposits Balance and Rate, the cost of funds decreased 26 basis points during 2004. The cost decrease is attributable to the suppressed rate environment of 2004 and to the deposit mix. During 2004, management continued to focus on maintaining a deposit mix predominantly consisting of core deposits. Core deposits consist of demand, savings, NOW and money market accounts, and are generally less costly and more stable than certificates of deposits. As shown in Table 8, total average core deposits increased $27,152,538, or 35.6%, from $76,329,417 at December 31, 2003 to $103,481,955 at December 31, 2004. When comparing average core deposit growth from December 31, 2003 to December 31, 2004, the change was as follows: demand deposits (noninterest-bearing) increased $10,927,432, or 35.7%, money market deposits increased $5,412,083 or 32.6%, savings and NOW deposits increased $10,813,023 or 37.1%. As shown in Table 9, core deposit accounts represented 71.3% while time deposits represented 28.7% of total deposits at year end 2004.

UNITED FINANCIAL BANKING COMPANIES, INC. TABLE 8 DEPOSITS BALANCE AND RATE Rates paid on each classification of deposits are shown below:
Year Ended December 31,	2004		2003		2002		2001		2000
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Demand	$41,521,695	—%	$30,594,263	—%	$19,451,361	—%	$17,080,710	—%	$15,159,490	—%

Savings and NOW accounts	39,927,335	1.52	29,114,312	1.71	15,911,801	2.47	6,229,714	2.46	5,369,945	2.93

Money market accounts	22,032,925	0.97	16,620,842	0.96	12,370,980	1.56	14,534,980	2.81	14,301,086	3.58

Time:
Under $100,000	17,877,422	2.74	19,202,705	3.08	16,635,973	3.82	15,821,546	5.49	14,750,470	5.47
$100,000 and over	14,280,954	2.64	15,764,091	2.63	11,687,340	3.71	10,987,933	5.31	7,553,286	5.62

Total	$135,640,331	1.24%	$111,296,213	1.50%	$76,057,455	2.18%	$64,654,883	3.11%	$57,134,277	3.33%

TABLE 9 DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER

Year Ended December 31,	2004		2003		2002		2001		2000
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand	$44,799,511	29.63	$34,504,653	27.55	$23,977,619	26.21	$19,570,684	27.30%	$15,103,101	24.91%

Savings and NOW accounts	37,476,465	24.78	41,947,627	33.50	21,547,324	23.55	11,316,541	15.79	5,232,987	8.63

Money market accounts	25,539,882	16.89	16,562,967	13.23	13,405,082	14.65	14,297,094	19.94	13,896,824	22.92

Time:
Under $100,000	20,557,642	13.60	17,999,566	14.37	17,976,949	19.65	15,476,230	21.59	15,937,455	26.28

$100,000 and over	22,840,161	15.10	14,217,017	11.35	14,576,217	15.93	11,029,723	15.39	10,472,041	17.27

Total	$151,213,661	100.00%	$125,231,830	100.00%	$91,483,191	100.00%	$71,690,272	100.00%	$60,642,408	100.00%

The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 2004.

Maturing	Balance
Three months or less	$3,076,234
Over three months to six months	2,688,435
Over six months to twelve months	2,132,343
Over twelve months	14,943,149

Total	$22,840,161

UNITED FINANCIAL BANKING COMPANIES, INC.

INVESTMENTS

The Bank held 98% and 100%, respectively, of the Company’s investment securities at December 31, 2004 and 2003. The securities portfolio was comprised of U.S. Treasury securities, U.S. Government agency securities, mortgage-backed securities, mutual fund securities, corporate debt securities and other equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale (AFS) and those held-to-maturity (HTM). Securities classified as AFS may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

LIQUIDITY AND INTEREST SENSITIVITY

The Company’s liquidity management is designed to achieve an appropriate balance between the maturities and pricing of its assets and liabilities. Management seeks to accomplish this through maintaining sufficient liquid assets, increasing core deposits and/or raising funds in various money markets. Cash and due from banks, money market investments, AFS securities and loan maturities are the Company’s primary sources of liquidity. Liquid assets were 22.9% of total assets for 2004 and 24.8% for 2003. Additional sources of liquidity are available through lines of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

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

The short-term nature of the Company’s assets and liabilities can be seen in the interest sensitivity analysis presented in Table 10. The volume of non-earning assets can significantly affect the analysis by limiting the amount of assets available to reprice. A positive gap position indicates that more assets than liabilities will reprice, having a negative earnings impact in a falling rate environment.

UNITED FINANCIAL BANKING COMPANIES, INC. TABLE 10 - INTEREST SENSITIVITY ANALYSIS ( thousands )
	BALANCES 12/31/2004	0-3 MONTHS	RATE	4-6 MONTHS	RATE	7-12 MONTHS	RATE	1-5 YEARS	RATE	OVER 5 YEARS	RATE	TOTAL
ASSETS
FEDERAL FUNDS SOLD	$6,625	$6,625	2.19%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$6,625
INVESTMENTS	30,992	11,758	2.09%	410	2.12%	5,072	1.71%	9,286	2.82%	4,466	3.42%	30,992
LOANS - FIXED	20,825	11,970	6.23%	1,438	7.11%	4,262	6.70%	2,619	6.16%	536	7.16%	20,825
LOANS - VARIABLE	108,310	62,989	6.13%	2,167	7.63%	6,006	6.97%	37,148	6.12%	—	0.00%	108,310

TOTAL EARNING ASSETS	166,752	93,342	5.35%	4,015	6.88%	15,340	5.16%	49,053	5.49%	5,002	3.82%	166,752
LOAN LOSS RESERVE	(1,915)											—
NON-ACCRUAL LOANS	37											—
CASH AND DUE FROM BANKS	5,378											—
REAL ESTATE OWNED	—											—
FIXED ASSETS	2,348											—
OTHER NONINTEREST-BEARING ASSETS	1,715											—

TOTAL NONEARNING ASSETS	7,563	—		—		—		—		—		—

TOTAL ASSETS	$174,315	$93,342		$4,015		$15,340		$49,053		$5,002		$166,752

LIABILITIES
NOW ACCOUNTS	$10,960	$10,960	0.93%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$10,960
MONEY MARKET ACCOUNTS	25,540	25,540	1.10%									25,540
SAVINGS ACCOUNTS	26,516	6,629	1.71%			6,629	1.71%	6,629	1.71%	6,629	1.71%	26,516
CERTIFICATES OF DEPOSIT < $100,000	20,558	1,472	2.38%	2,484	2.27%	4,577	2.23%	9,272	3.22%	2,753	3.85%	20,558
CERTIFICATES OF DEPOSIT > $100,000	22,840	3,078	1.84%	2,688	2.11%	2,132	2.63%	11,581	3.05%	3,361	3.83%	22,840

TOTAL INTEREST-BEARING DEPOSITS	106,414	47,679	1.23%	5,172	2.19%	13,338	2.04%	27,482	2.78%	12,743		106,414

NONINTEREST-BEARING DEPOSITS	44,799											—
TOTAL DEPOSITS	151,213	47,679		5,172		13,338		27,482		12,743		106,414

TOTAL OTHER LIABILITIES	9,540											—
TOTAL CAPITAL	13,562											—

TOTAL LIABILITIES & CAPITAL	$174,315	$47,679		$5,172		$13,338		$27,482		$12,743		$106,414

INTERVAL GAP/GAP SPREAD		45,663	4.12%	(1,157)	4.69%	2,002	3.12%	21,571	2.71%	(7,741)	3.82%
CUMULATIVE GAP		45,663		44,506		46,508		68,079		60,338
INTERVAL GAP/TOTAL ASSETS		26.20%		(0.66)%		1.15%		12.37%		(4.44)%
CUMULATIVE GAP/TOTAL ASSETS		26.20%		25.53%		26.68%		39.06%		34.61%
INTERVAL GAP/EARNING ASSETS		27.38%		(0.69)%		1.20%		12.94%		(4.64)%
CUMULATIVE GAP/EARNING ASSETS		27.38%		26.69%		27.89%		40.83%		36.18%
MATCHED		47,679	1.23%	4,015	2.19%	15,340	5.16%	49,053	5.49%	12,743	0.00%
OPEN		45,663	4.12%	(1,157)	4.69%	2,002	3.12%	21,571	2.71%	(7,741)	3.82%

UNITED FINANCIAL BANKING COMPANIES, INC.

CONTRACTUAL OBLIGATIONS, CONTINGENT LIABILITIES AND COMMITMENTS

Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company makes various commitments and incur certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. The Company and the Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company and the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Such collateral, where required, generally consists of cash, real estate and/or assets of the business. Because many commitments and almost all standby letters of credit expire without being funded, the contractual commitments do not necessarily represent future cash requirements.

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2004 and 2003, unused commitments that were extended under lines of credit amounted to $22,575,754 and $17,950,808, respectively.

The Company’s and the Bank’s outstanding standby letters of credit amounted to $2,533,249 and $4,320,335 as of December 31, 2004 and 2003, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2003, 59% of the Company’s letters of credit were cash secured.

The following table summarizes the Company’s and the Bank’s significant contractual obligations, contingent liabilities and certain other commitments outstanding as of December 31, 2004:

TABLE 11

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating leases	$2,914,696	$531,377	$854,392	$604,649	$924,278
Other long-term liabilities reflected on the registrant’s balance sheet under GAAP
Federal Home Loan Bank Advances	3,000,000	1,000,000	2,000,000	—	—
Trust preferred capital notes	5,155,000	—	—	—	5,155,000
Other debt payments	765,867	15,358	750,509	—	—
Other commitments
Standby letters of credit	2,533,249	2,174,935	167,668	190,646	—
Commitments to extend credit	33,030,150	23,610,356	4,694,565	487,834	4,237,395

Total contractual obligations	$47,398,962	$27,332,026	$8,467,134	$1,283,129	$10,316,673

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
Corporate Secretary

William J. McCormick, Jr.
President, Jordan Kitts Music, Inc.

Dennis I. Meyer
Senior Counsel, Baker & McKenzie, Attorneys

Robert W. Pitts
Partner, Pitts and Pitts

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

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.
President, The Business Bank Insurance Agency, Inc.

UNITED FINANCIAL BANKING COMPANIES, INC.

The Business Bank Advisory Board

Michael P. Mullen	Carl F. Desmarais
Chairman	Partner, O’Connor & Desmarais, P.C.
President, Washington Financial

Laura Degnon	James E. Merritt
Vice President, Degnon Associates, Inc.	President, Horizon Title Escrow, Inc.

Dean M. Xenos	Charles W. Bray
President, Leros Technologies Corporation	CFO, IAAPA

Puneet Alhuwalia	Casey Veatch
President, Loans and Mortgages LLC	Vice President, Trammell Crow Company

CORPORATE INFORMATION

The Company did not accrue or pay dividends during the years ended December 31, 2004 and 2003.

The Company had 311 shareholders of record as of December 31, 2004.

Below are the high and low bid prices for the common stock for each quarter of 2004 and 2003.

These prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual trades.

	2004		2003
	High	Low	High	Low
For the Quarter Ended:

March 31	$19.57	$18.55	$15.45	$15.40
June 30	$19.75	$19.00	$16.50	$15.60
September 30	$19.92	$18.00	$17.10	$15.85
December 31	$20.75	$19.00	$18.05	$18.05

FORM 10KSB

For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary

United Financial Banking Companies, Inc.

8399 Leesburg Pike

P.O. Box 2459

Vienna, Virginia 22182