Form 10KSB, Exhibit 13
period 2005-12-31
UNITED FINANCIAL BANKING COMPANIES INC
filed 2006-04-17
CIK 714286

EXHIBIT 13

UNITED FINANCIAL BANKING

COMPANIES, INC. AND SUBSIDIARIES

FINANCIAL REPORT

DECEMBER 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

United Financial Banking Companies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of United Financial Banking Companies, Inc. and Subsidiaries (Company) as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Banking Companies, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, and in conformity with accounting principles generally accepted in the United States of America.

/S/ Goodman & Company, L.L.P.

Norfolk, Virginia

March 29, 2006

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$5,128,713	$5,377,787
Interest-bearing deposits in other banks	175,899	2,006,161
Federal funds sold	8,150,000	6,625,000

Total cash and cash equivalents	13,454,612	14,008,948

Securities available-for-sale	33,314,164	25,987,380
Securities held-to-maturity (fair value of $1,951,112 at December 31, 2005 and $2,962,848 at December 31, 2004)	1,999,014	2,998,667

Total securities	35,313,178	28,986,047

Loans, net of unearned income of $383,978 in 2005; $320,014 in 2004	154,273,100	128,851,646
Less: Allowance for loan losses	(2,327,464)	(1,914,616)

Net loans	151,945,636	126,937,030
Premises and equipment, net	2,568,425	2,348,343
Deferred income tax	1,001,920	809,625
Other assets	1,526,922	1,224,749

Total assets	$205,810,693	$174,314,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Demand	$51,552,317	$44,799,016
Savings and NOW	55,761,579	37,476,465
Money market	22,562,064	25,539,882
Time:
Under $100,000	25,006,141	20,557,642
$100,000 and over	26,500,049	22,840,161

Total deposits	181,382,150	151,213,166
Short-term borrowings	1,000,000	1,000,000
Trust preferred capital notes	5,155,000	5,155,000
Long-term debt	1,750,475	2,765,867
Accounts payable and accrued expenses	1,432,680	618,876

Total liabilities	190,720,305	160,752,909

STOCKHOLDERS’ EQUITY
Preferred stock $ no par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock, par value $1; authorized 3,500,000 shares, issued 1,077,682 shares in 2005 and 1,041,080 shares in 2004	1,077,682	1,041,080
Surplus	16,505,543	16,250,826
Accumulated deficit	(2,312,395)	(3,677,271)
Accumulated other comprehensive income (loss)	(180,442)	(52,802)

Total stockholders’ equity	15,090,388	13,561,833

Total liabilities and stockholders’ equity	$205,810,693	$174,314,742

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income:
Interest and fees on loans	$9,791,477	$7,578,601	$6,092,703
Interest on investment securities	739,266	354,844	212,252
Interest on interest-bearing deposits	135,188	28,597	16,616
Interest on federal funds sold	328,642	169,671	278,966

	10,994,573	8,131,713	6,600,537

Interest expense:
Interest on deposits	2,730,273	1,687,769	1,664,835
Interest on short-term borrowings	74,864	35,882	45,152
Interest on long-term debt	425,754	157,956	192,208

	3,230,891	1,881,607	1,902,195

Net interest income	7,763,682	6,250,106	4,698,342
Provision for loan losses	379,162	412,017	280,000

Net interest income after provision for loan losses	7,384,520	5,838,089	4,418,342

Noninterest income:
Gain (loss) on sale of securities	(3,632)	22,770	—
Service charges and other fees on deposits	253,682	317,742	341,243
Origination and other fees on loans	413,779	112,425	90,103
Gain on sale of loans, net	4,594	74,105	—
Other	278,307	208,507	204,083

	946,730	735,549	635,429

Noninterest expense:
Salaries	3,136,553	2,520,248	1,740,995
Employee benefits	479,370	459,649	318,405
Occupancy	904,283	811,609	546,722
Furniture and equipment	315,339	309,968	220,533
Other	1,401,865	1,115,657	961,161

	6,237,410	5,217,131	3,787,816

Income before federal income taxes	2,093,840	1,356,507	1,265,955
Provision (benefit) for income taxes:
Current	855,505	39,000	—
Deferred	(126,541)	147,763	434,989

Net income	$1,364,876	$1,169,744	$830,966

Net income per common share
Basic	$1.31	$1.13	$0.80

Diluted	$1.23	$1.05	$0.75

Comprehensive Income
Net income	1,364,876	1,169,744	830,966
Other comprehensive income, net of tax
Unrealized gains (losses) on available-for-sale securities	(127,640)	(44,550)	(23,577)

Comprehensive income	$1,237,236	$1,125,194	$807,389

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004 and 2003

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance December 31, 2002	$1,036,999	$16,208,535	$(5,677,981)	$15,325	$11,582,878

Net income	—	—	830,966	—	830,966
Net proceeds from issuance of shares of common stock	1,638	13,152	—	—	14,790
Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(23,577)	(23,577)

Balance December 31, 2003	1,038,637	16,221,687	(4,847,015)	(8,252)	12,405,057

Net income	—	—	1,169,744	—	1,169,744
Net proceeds from issuance of shares of common stock	2,443	21,228	—	—	23,671
Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(44,550)	(44,550)
Other	—	7,911	—	—	7,911

Balance December 31, 2004	1,041,080	16,250,826	(3,677,271)	(52,802)	13,561,833

Net income	—	—	1,364,876	—	1,364,876
Net proceeds from issuance of shares of common stock	36,602	248,561	—	—	285,163
Change in unrealized holding gain (loss) on available-for-sale securities, net of taxes	—	—	—	(127,640)	(127,640)
Other	—	6,156	—	—	6,156

Balance December 31, 2005	$1,077,682	$16,505,543	$(2,312,395)	$(180,442)	$15,090,388

See Notes to Consolidated Financial Statements.

UNITED FINANCIAL BANKING COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,364,876	$1,169,744	$830,966
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	290,788	270,110	174,160
Provision for loan losses	379,162	412,017	280,000
Amortization of investment security discounts	31,438	62,918	75,713
Amortization of loan fees and discounts	76,411	20,906	80,436
Net gain on the sale of real estate owned	—	—	(94,809)
Net gain on the disposal of equipment	(5,124)	—	—
Net loss (gain) on the sale of available-for-sale securities	3,632	(22,770)	—
(Increase) decrease in other assets	(485,543)	(170,276)	229,575
Increase in other liabilities	813,804	105,097	28,736

Net cash provided by operating activities	2,469,444	1,847,746	1,604,777

CASH FLOWS FROM INVESTING ACTIVITIES
Nonbank loans and leases repaid, net of originations	(778,756)	188,006	(391,140)
Bank loans and leases repaid, net of originations	(24,685,423)	(29,959,712)	(22,601,702)
Purchases of securities available-for-sale	(43,512,120)	(46,283,719)	(55,488,080)
Purchases of securities held-to-maturity	—	(750,000)	(26,689,648)
Investments made in real estate owned	—	—	(992,358)
Proceeds received from sale of available-for-sale securities	345,000	522,770	—
Proceeds received from maturity of securities available-for-sale	35,677,626	44,654,875	45,524,499
Proceeds received from maturity of securities held-to-maturity	999,653	3,786,982	21,968,059
Proceeds received from real estate owned	—	—	1,309,788
Purchases of premises and equipment	(534,814)	(505,877)	(527,872)
Proceeds received from sale of equipment	20,143	—	—

Net cash used for investing activities	(32,468,691)	(28,346,675)	(37,888,454)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, savings accounts, NOW accounts and money market accounts	22,060,597	14,800,611	34,085,222
Certificates of deposit sold (matured), net	8,108,387	11,181,220	(336,583)
Proceeds from issuance of trust preferred securities, net	—	5,000,000	—
Net payments on long-term debt	(1,015,392)	(1,014,288)	(1,013,495)
Proceeds from issuance of common stock	291,319	31,582	14,790

Net cash provided by financing activities	29,444,911	29,999,125	32,749,934

Net increase (decrease) in cash and cash equivalents	(554,336)	3,500,196	(3,533,743)

Cash and cash equivalents at beginning of year	14,008,948	10,508,752	14,042,495

Cash and cash equivalents at end of year	$13,454,612	$14,008,948	$10,508,752

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:

Interest on deposits and other borrowings	$3,165,652	$1,839,016	$1,920,365

Income taxes	$—	$179,000	$—

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

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of United Financial Banking Companies, Inc. and subsidiaries (the Company). Following is a summary of each subsidiary and its primary business activity:

The Business Bank and Subsidiary (the Bank)	Commercial Bank
The Business Bank Insurance Agency, Inc. (TBBIA)	Insurance Agency
Business Venture Capital, Inc. (BVCI) and Subsidiary Limited	Lending and Investment
United Title LLC (UTLLC)	Title Agency
United Facilities LLC (UFLLC)	Holding Bank Facilities
UFBC Capital Trust I	Trust Preferred Entity

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

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale (AFS). Marketable equity securities not classified as trading are also classified as AFS. AFS securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. At December 31, 2005 and 2004, the Company held no securities classified as trading.

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

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, not exceeding 40 and 10 years for buildings and equipment, respectively. Leasehold improvements are amortized over the lesser of the life of the lease or life of the improvements. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the Company’s records and gain or loss is included in noninterest expense.

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

Stock-Based Compensation:

The Company applies Accounting Principles Bulletin (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related Interpretations to account for employee stock compensation plans, and accordingly, does not recognize compensation expense for stock options granted when the option price is greater than or equal to the underlying stock price. The Company presents the pro forma disclosures required by FASB 123, “Accounting for Stock-Based Compensation”, and as amended by FASB 148, as follows:

	2005	2004	2003
Net income, as reported	$1,364,876	$1,169,744	$830,966

Deduct: total stock-based employee compensation expense determined based on fair value of awards, net of tax	(54,845)	(51,202)	(45,312)

Pro forma net income	$1,310,031	$1,118,542	$785,654

Basic earnings per share:
As reported	$1.31	$1.13	$0.80
Pro forma	$1.26	$1.08	$0.75

Diluted earnings per share:
As reported	$1.23	$1.05	$0.75
Pro forma	$1.18	$1.00	$0.71

Assumptions
Risk-free interest rate	4.54%	4.50%	4.30%
Dividend yield	—	—	—
Volatility factor	10.00%	10.00%	10.00%
Weighted average expected life (years)	6.2	6.2	6.6
Weighted average fair value per share	$3.22	$3.10	$2.34

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

The Company enters into commitments to originate such loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels for interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received subsequently were included in the net gain or loss on sale of mortgage loans.

In March 2004, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” Under Statement No. 133, as amended, mortgage loan commitments that relate to the origination of mortgage loans that will be held for sale should be accounted for as derivative instruments by the issuer of the loan commitment. SAB No. 105 clarifies that expected future cash flows related to the servicing of the loan should not be recognized as part of the loan commitment, and is effective for loan commitments entered into after March 31, 2004. The adoption of SAB No. 105 did not have a material effect on the financial statements.

Limited Liability Companies

In March 2004, the FASB ratified the consensus reached in Emerging Issues Task Force (EITF) Issue No. 03-16, “Accounting for Investments in Limited Liability Companies.” Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” prescribes the accounting for investments in the common stock of corporations that are not consolidated. In EITF Abstract Topic No. D-46, “Accounting for Limited Liability Partnership Investments,” the Securities and Exchange Commission staff clarified its view that investments in limited partnerships of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for noncontrolling investments in LLCs. The EITF reached a consensus that an investment in an LLC that maintains a “specific ownership account” for each investor - similar to a partnership capital account structure - should be viewed as similar to an investment in a limited partnership for purposes of determining whether a noncontrolling investment in an LLC should be accounted for using the cost method or the equity method. The consensus is effective for the first reporting period beginning after June 15, 2004. The adoption of this consensus did not have a material effect on the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Accounting for Loans

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

Stockholders’ Equity

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

Asset Retirements and Disposal Costs

In June of 2001 and 2002, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (FASB No. 143), and Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (FASB No. 146), respectively. FASB No. 143 addresses financial accounting requirements for obligations associated with the retirement of tangible long-lived assets, and FASB No. 146 requires the recognition of a liability, when incurred, for a cost associated with an exit or disposal activity. The resultant obligations and liabilities should be recognized at fair value. The provisions of these statements were first effective in 2003. The adoption of these statements did not have a material impact on the Company’s results of operations or financial condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

Financial Instruments

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities” (FASB No. 149). This statement amends FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities”, for decisions made by the FASB’s Derivative Implementation Group, other FASB Projects dealing with financial instruments, and in response to implementation issues raised in relation to the application of the definition of a derivative. This statement is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

The FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (FASB No. 150), in May 2003. FASB No. 150 clarifies the definition of a liability as currently defined in FASB Concepts Statement No. 6, Elements of Financial Statements, as well as other planned revisions. This statement requires a financial instrument that embodies an obligation of an issuer to be classified as a liability. In addition, the statement establishes standards for the initial and subsequent measurement of these financial instruments and disclosure requirements. FASB No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement did not have a material impact on the Company’s results of operations and financial position.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, a revised interpretation was issued (FIN No. 46R). In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights and does not have equity investors providing sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is designated as the primary beneficiary. Generally, the interpretation applies to VIEs created after January 31, 2003 and, for all financial statements issued after December 15, 2003, for VIEs in which an enterprise held a variable interest that it acquired before February 1, 2003. The adoption of this standard did not have a material effect on the financial statements.

On March 3, 2005, the FASB staff posted FASB Staff Position (FSP) No. FIN 46R-5 to its website. The FSP, entitled Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, is effective for reporting periods beginning after March 3, 2005. This issue commonly arises in leasing arrangements among related parties. As the Company has leasing arrangements with certain officers, directors and shareholders, these arrangements were evaluated in the context of this FASB Staff Position during the second quarter of 2005. The reporting enterprise (the Company in this case) was not considered the primary beneficiary of the leasing arrangements. Therefore, the financial position and results of operations of the variable interest entities (the limited liability companies owned by certain officers, directors, and shareholders) should not be consolidated with the reporting enterprise. The adoption of this standard did not have a material effect on the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123R, “Share-Based Compensation”, which requires the recognition of costs resulting from transactions involving the acquisition of goods and services by issuing its shares, share options, or other equity instruments. This standard requires a fair value-based measurement method in accounting for share-based payment transactions with both employees and nonemployees. This standard replaces Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the use of the intrinsic value method as provided under APB Opinion No. 25 will be eliminated. SFAS No. 123R is effective for all awards of share-based payments granted, modified, or cancelled after June 15, 2005, except for public entities filing as small business issuers. Public entities that file as small business issuers will be required to apply Statement 123R in the first interim or reporting period that begins after December 15, 2005. In addition, compensation costs for the unvested portion of awards, issued prior to and outstanding as of December 15, 2005, would continue to be recognized at the grant-date fair value as the remaining requisite service is rendered. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations during 2006 and thereafter.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which requires retrospective application of all comparative financial statements for “voluntary” accounting principle changes. This statement, however, does not apply to changes in principle due to new accounting pronouncements when the new pronouncement includes specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is currently not expected to have a material impact on the Company’s consolidated results of operations and financial position in the foreseeable future.

On November 3, 2005, the FASB issued FASB Staff Position on SFAS 115 and 124, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (FSP FAS 115-1 and 124-1). This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. It is effective for reporting periods beginning after December 15, 2005. Accordingly, the Company is reviewing its processes and will adopt the required accounting and disclosures.

On December 19, 2005, the FASB issued a FASB Staff Position (“FSP”) on American Institute of Certified Public Accountants Statement of Position 94-6, Terms of Loan Products that May Give Rise to a Concentration of Credit Risk (“FSP SOP 94-6-1”). This FSP provides guidance on what circumstances, if any, do the terms of loan products, specifically nontraditional loan products, give rise to a concentration of credit risk. Nontraditional loan products are those that expose the originator, holder, investor, guarantor, or servicer to higher risk than traditional products. Examples include interest-only loans, loans with the contractual ability to negatively amortize, and loans with below market or teaser interest rates. FSP SOP 94-6-1 is effective for interim and annual periods ending after December 19, 2005. The adoption of this standard is currently not expected to have a material impact on the Company’s consolidated results of operations or financial position in the foreseeable future.

Reclassifications:

Certain amounts for 2004 and 2003 have been reclassified to conform to the presentation for fiscal year 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

The amortized cost, gross unrealized gains and losses, and fair value related to the securities portfolio are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2005:
U.S. Treasury	$1,668,354	$—	$(34,578)	$1,633,776
U.S. Government Agencies	26,680,163	1,560	(217,168)	26,464,555
Mortgage-Backed Securities	735,499	134	(6,285)	729,348
Municipal Securities	815,091	—	(5,762)	809,329
Mutual Funds	2,633,865	—	—	2,633,865
Corporate Debt Securities	512,140	—	(11,299)	500,841
Equity Securities	542,450	—	—	542,450

Total	$33,587,562	$1,694	$(275,092)	$33,314,164

December 31, 2004:
U.S. Treasury	$3,466,214	$94	$(24,253)	$3,442,055
U.S. Government Agencies	19,397,357	2,256	(46,320)	19,353,293
Mortgage-Backed Securities	1,521,714	1,412	(8,260)	1,514,866
Mutual Funds	638,930	—	—	638,930
Corporate Debt Securities	563,918	318	(5,250)	558,986
Equity Securities	479,250	—	—	479,250

Total	$26,067,383	$4,080	$(84,083)	$25,987,380

Securities Held-to-Maturity
December 31, 2005:
U.S. Government Agencies	$1,999,014	$—	$(47,902)	$1,951,112

Total	$1,999,014	$—	$(47,902)	$1,951,112

December 31, 2004:
U.S. Government Agencies	$2,998,667	$—	$(35,819)	$2,962,848

Total	$2,998,667	$—	$(35,819)	$2,962,848

F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (continued)

Following is a summary of securities that were in an unrealized loss position at December 31, 2005, and 2004. Of total securities in a continuous unrealized loss position for more than twelve months at December 31, 2005, 92.6% were U.S. Government Agency and Treasury securities with a weighted average life of 1.10 years. As the Company has the ability and intent to hold these securities until maturity, or until such time as the value recovers, no declines were deemed to be other-than-temporary.

	Continuous Unrealized Losses Less Than 12 Months		Continuous Unrealized Losses More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
December 31, 2005:
U.S. Treasury	$340,467	$(5,555)	$1,293,308	$(29,022)
U.S. Government Agencies	9,872,143	(115,667)	7,662,478	(101,501)
Mortgage-Backed Securities	133,499	(353)	588,094	(5,931)
Municipal Securities	382,639	(5,763)	—	—
Corporate Debt Securities	146,108	(3,334)	277,519	(7,965)
Other Securities	—	—	—	—

	$10,874,856	$(130,672)	$9,821,399	$(144,419)

December 31, 2004:
U.S. Treasury	$3,422,200	$(24,252)	$—	$—
U.S. Government Agencies	8,028,735	(46,933)	628,542	(4,356)
Mortgage-Backed Securities	—	—	392,267	(3,293)
Corporate Debt Securities	434,367	(5,249)	—	—
Other Securities	—	—	—	—

	$11,885,302	$(76,434)	$1,020,809	$(7,649)

Securities Held-to-Maturity
December 31, 2005:
U.S. Government Agencies	$—	$—	$1,951,112	$(47,902)

	$—	$—	$1,951,112	$(47,902)

December 31, 2004:
U.S. Government Agencies	$2,473,843	$(26,014)	$489,006	$(9,805)

	$2,473,843	$(26,014)	$489,006	$(9,805)

The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and the intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and the intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

Unrealized losses on other security types are insignificant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (continued)

The amortized cost and estimated fair value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Securities Available-for-Sale
Due in one year or less	$14,995,289	$14,958,132
Due after 1 year through 5 years	16,593,964	16,368,012
Due after 5 years through 10 years	438,558	432,124
Due after 10 years	1,017,301	1,013,446

	33,045,112	32,771,714

Equity securities	542,450	542,450

Total	$33,587,562	$33,314,164

Securities Held-to-Maturity
Due in one year or less	$1,499,927	$1,472,408
Due after 1 year through 5 years	499,087	478,704
Due after 5 years through 10 years	—	—
Due after 10 years	—	—

Total	$1,999,014	$1,951,112

At December 31, 2005, a held-to-maturity security with an amortized cost of $500,000 was pledged as collateral to the Treasury Board of Virginia for public funds held by the Bank, and another held-to-maturity security with an amortized cost of $499,087 was pledged as collateral to the Federal Reserve Bank of Richmond for the Bank’s treasury, tax and loan account.

A loss of $3,632 and a gain of $22,770 were realized on the sale of available-for-sale investment securities during 2005 and 2004, respectively. No gains or losses were realized on the sale of investment securities during 2003.

Equity Securities

As a member of the Federal Home Loan Bank Systems, the Bank is required to hold stock in the Federal Home Loan Bank of Atlanta. The stock, which has no stated maturity, is carried at cost, $479,700, since no active trading market exists.

At December 31, 2005 and 2004, the Bank also owned $62,750 of Community Bankers Bank stock. The stock is restricted from sale, transfer, pledge or other disposal unless permitted by an opinion of Community Bankers Bank counsel. The stock, which has no stated maturity, is carried at cost since no active trading market exits.

Neither equity stock was pledged at December 31, 2005.

Note 3. Loans and Related Accounts

Major classifications of loans are summarized as follows:

	2005	2004
Commercial	$115,422,619	$93,033,698
Real estate construction	23,782,702	20,568,245
Real estate mortgage	7,497,726	8,098,238
Installment	7,954,031	7,471,479

	154,657,078	129,171,660
Less unearned discount	(383,978)	(320,014)

	154,273,100	128,851,646
Allowance for loan/lease losses	(2,327,464)	(1,914,616)

Loans, net	$151,945,636	$126,937,030

At December 31, 2005 and 2004, overdrafts of $1,121,353 and $750,498, respectively, are included in commercial loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Related Accounts (continued)

Changes in the allowance for loan losses were as follows:

	2005	2004
Balance, beginning of year	$1,914,616	$1,515,875
Provision charged to operations	379,162	412,017
Loans charged off	—	(38,772)
Recoveries	33,686	25,496

Balance, end of year	$2,327,464	$1,914,616

Loans are impaired when it is probable that a borrower will not be able to pay all amounts due according to the contractual terms of the loan.

Impaired loans are summarized as follows:

	2005	2004
Nonaccrual	$—	$37,202
Restructured	—	—
Other impaired loans	—	—

Total impaired loans	$—	$37,202

The following is an analysis of approximate interest income related to impaired loans that is recognized on a cash basis:

	2005	2004
Interest that would have been accrued as income	$—	$5,338
Interest paid and recognized as interest income	—	—

Interest forgone	$—	$5,338

The annual average balance of impaired loans on which income was recognized on a cash basis was $-0-, $74,442 and $-0- for the years ending December 31, 2005, 2004 and 2003, respectively. The allowance for loan losses related to impaired loans amounted to $-0- and $7,440 at December 31, 2005 and 2004, respectively.

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

The Company maintains cash in commercial checking accounts. Accounts at commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000 per customer. At December 31, 2005, the Company had uninsured cash of $484,869.

At December 31, 2005, eight deposit relationships constituted approximately 28.6% of the Company’s total deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2005	2004
Land	$818,910	$818,910
Building	495,566	495,566
Leasehold improvements	762,179	533,482
Furniture, fixtures and equipment	1,881,824	1,659,646

	3,958,479	3,507,604
Accumulated depreciation and amortization	(1,390,054)	(1,159,261)

	$2,568,425	$2,348,343

Depreciation and amortization expense of $259,073, $243,793 and $154,271 in 2005, 2004 and 2003, respectively, is included in occupancy expense or furniture and equipment expense, depending upon the nature of the asset.

Future minimum lease payments for noncancellable operating leases with initial or remaining terms of one year or more as of December 31, 2005, are as follows:

2006	$623,934
2007	390,982
2008	401,125
2009	361,949
2010	329,765
Later years	733,437

Total minimum lease payments	$2,841,192

At December 31, 2005, the Company’s operations included one owned and four leased properties. The main office of the Company and the Bank are located in Vienna, Virginia. The lease term for the main office includes an initial period of one year with three options for renewal, totaling twenty years, and a right of first offer. The lease for 7,780 square feet commenced on December 31, 1996.

In June 2002, United Facilities LLC, a subsidiary of the parent, purchased a branch location in Reston, Virginia. The land and building, net totaled $1,282,471 at December 31, 2004.

The Company leases 3,016 square feet for a Bank branch in McLean, Virginia. The lease term is for ten years and two months with three options, each granting five year extensions. The lease commenced April 1, 1999.

The Bank leases 12,184 square feet in Vienna, Virginia for a branch location and for an operations center. The lease term is for ten years with four options, each granting five-year extensions. The lease commenced September 1, 2003.

The Bank leases 5,744 square feet in Sterling, Virginia for a branch location and for an operations center. The lease term is for five years and three months, with one option, granting a five-year extension. The lease commenced September 1, 2005.

Rental expense for operating leases amounted to $605,413, $576,828 and $387,766 for the years ended December 31, 2005, 2004 and 2003, respectively. Rental expenses on leases are amortized on the straight-line method, based on the current terms of the lease. Customarily, the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Short-term Borrowings

	2005	2004
Federal Home Loan Bank of Atlanta	$1,000,000	$1,000,000

Average daily amount outstanding	$1,843,836	$1,024,658

Weighted average interest rate	4.14%	3.59%

Maximum amount outstanding at any month-end	$3,500,000	$1,000,000

Advances from the Federal Home Loan Bank of Atlanta were secured by liens on the Bank’s qualifying residential and commercial mortgages totaling $8,902,653 at December 31, 2005 and $8,424,452 at December 31, 2004.

At December 31, 2005, the Bank had unsecured lines of credit with correspondent banks totaling $13,700,000 available for overnight borrowing. There were no amounts drawn on the lines of credit at either December 31, 2005 or December 31, 2004.

Note 7. Trust Preferred Capital Notes

On December 30, 2004, the Company completed a private placement issuance of $5.0 million of trust preferred securities through a newly formed, wholly owned, subsidiary trust (UFBC Capital Trust I) which issued $155,000 in common equity to the Company. The securities bear a fixed rate of interest of 6.175% until March 15, 2010, at which time, the securities will then bear a floating rate of interest, adjusting quarterly, of 210 basis points over three-month Libor. The securities have a thirty-year term and are callable at par beginning March 15, 2010. The principal asset of the trust is a similar amount of the Company’s junior subordinated debt securities with like maturities and interest rates to the trust preferred securities. The obligations of the Company with respect to the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the trust preferred securities to the extent set forth in the related guarantees. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, resulting in a deferral of distribution payments on the related trust preferred securities.

The Trust Preferred Securities may be included in Tier 1 capital for regulatory capital adequacy purposes up to 25.0% of Tier 1 capital after its inclusion. The portion of the trust preferred securities not qualifying as Tier 1 capital may be included as part of total qualifying capital in Tier 2 capital.

Note 8. Long-term Debt

At December 31, 2005, long-term debt consisted of $1,000,000 in advances from the Federal Home Loan Bank of Atlanta and a $750,475 term note. The Federal Home Loan Bank of Atlanta advances are at a rate of 4.57%. Advances from the Federal Home Loan Bank of Atlanta are secured by liens on the Bank’s residential and commercial mortgages. The term note has a contractual fixed rate of 6.50% and is secured by a first deed of trust on Company property. Long-term debt maturing in each of the five years subsequent to December 31, 2005 is as follows: 2006 - $16,426; 2007 - $1,726,772; 2008 - $0; 2009 - $0; 2010 - $0.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Deposits

Deposit account balances at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Noninterest-bearing demand	$51,552,317	$44,799,016
Interest-bearing demand	32,464,850	36,499,746
Savings deposits	45,858,793	26,516,601
Certificates of deposits under $100,000	25,006,141	20,557,642
Certificates of deposits $100,000 and over	26,500,049	22,840,161

	$181,382,150	$151,213,166

Certificates maturing in years ending December 31, as of December 31, 2005:

2006	$29,084,665
2007	14,821,818
2008	6,470,668
2009	707,844
2010 and thereafter	421,195

$51,506,190

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

Provision for income taxes in the consolidated statements of income are summarized as follows:

	2005	2004
Current	$855,505	$39,000
Deferred	(126,412)	147,763

	$728,964	$186,763

	2005	2004
Income before income taxes	$2,093,840	$1,356,507
Applicable statutory income tax rate	34%	34%

Computed “expected” federal tax expense	711,906	461,212

Adjustments to federal income tax resulting from:
Nondeductible expenses	8,725	5,573
Valuation allowance	—	(301,828)
Other	8,333	21,806

Provision for federal income tax	$728,964	$186,763

Other comprehensive income	$(193,395)	$(77,848)
Applicable tax (benefit)	(65,755)	(33,298)

Other comprehensive income, net of tax	$(127,640)	$(44,550)

The major components of deferred tax assets and liabilities are as follows:

	2005	2004
Deferred tax assets (liabilities):
Accelerated depreciation	$9,623	$1,155
Provision for loan losses	722,676	583,221
Alternative minimum tax	—	43,828
Deferred loan fees	130,553	108,805
Unrealized losses on investment securities	92,955	27,201
Deferred rent	41,330	45,415
Stock option compensation	4,783	—

Net deferred tax asset before valuation allowance	1,001,920	809,625

Less - valuation allowance	—	—

Net deferred tax asset	$1,001,920	$809,625

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Commitments and Contingencies

General Contingency

The Company, in the normal course of its business, is occasionally the subject of legal actions and proceedings. In the opinion of management, after consultation with counsel, there were no legal matters pending as of December 31, 2005, that would have a material adverse effect on the Company’s financial statements.

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

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2005 and 2004, unused commitments that were extended under lines of credit amounted to $27,457,625 and $22,575,754, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2005 and 2004, commitments to extend credit amounted to $5,572,400 and $7,921,147, respectively.

The Company’s outstanding standby letters of credit amounted to $4,477,414 and $2,533,249 as of December 31, 2005 and 2004, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2005, 60% of the Company’s letters of credit were cash secured.

Note 12. Related Party Transactions

Directors and executive officers, including family members and businesses in which the directors or executive officers have 5 percent or more beneficial ownership, of the Company, are customers, and entered into transactions with the Company. In the opinion of management, loan transactions with directors and officers were made on the same terms as those prevailing for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Loans to directors and officers are summarized as follows:

Balance, December 31, 2003	$5,206,039
Additions	2,688,942
Reductions	(2,931,304)

Balance, December 31, 2004	4,963,677
Additions	983,924
Reductions	(2,874,905)

Balance, December 31, 2005	$3,072,696

As of December 31, 2005, this balance consists of secured loans totaling $2,953,880 and unsecured loans totaling $118,816. No loans to related parties were classified as impaired or nonperforming at December 31, 2005.

The Bank held related party deposits of approximately $15,442,321 and $12,886,157 at December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Related Party Transactions (continued)

The building which serves as the Company’s headquarters is owned by a limited liability company of which Mr. Manuel V. Fernandez, a director and beneficial shareholder owning in excess of 5% of the Company’s common stock, has 50% beneficial ownership. A second shareholder, owning less than 5% of the Company’s common stock, also has 50% beneficial ownership in the limited liability company. The lease terms include three options for renewal and a right of first offer. During 1997, the Bank exercised one renewal option for a nine-year extension. At December 31, 2005, the future minimum lease payments for the Company’s headquarters totaled $242,844.

The Bank entered into a lease with 133 Maple Ave LC, a limited liability company organized in the Commonwealth of Virginia, for 12,184 square feet in Vienna, Virginia. Mr. Harold C. Rauner, Chief Executive Officer and President of the Company and of the Bank and a shareholder, is a member of the limited liability company. Mr. Manuel V. Fernandez, Vice Chairman and Director of the Company, and a beneficial shareholder owning in excess of 5% of the Company’s common stock, is also a member of the limited liability company. A third shareholder, owning less than 5% of the Company’s common stock, is also a member of the limited liability company. The lease term is for ten years with four options, each granting five-year extensions. The lease commenced September 1, 2003. On April 18, 2005, 133 Maple Ave LC sold the property that the Bank leases to an independent party. At December 31, 2005, the future minimum lease payments for the Company’s headquarters totaled $1,986,339.

Note 13. Regulatory Requirements and Restrictions

The Company’s banking subsidiary is subject to federal and/or state statutes that prohibit or restrict certain of its activities, including the transfer of funds to the Company. There are restrictions on loans from the Bank to the Company, and the Bank is limited as to the amount of cash dividends it can pay. The Bank paid no dividends in 2005, 2004 and 2003.

The Federal Reserve Act (Act) allows the Bank to make loans or other extensions of credit to its parent, UFBC, only if such loans do not exceed 10 percent of the Bank’s capital and surplus and if such loans or extensions of credit are secured by adequate collateral, as defined by the Act. The Bank’s capital and surplus totaled $17,544,823 at December 31, 2005; thus net assets of the Bank in excess of $1,754,482 were restricted from use by the Holding Company in the form of loans or advances. The Company had no such borrowings from the Bank in 2005 or 2004.

As a participant in the Federal Reserve system, the Bank is required to maintain certain average reserve balances which are noninterest bearing. The daily average reserve requirement for the week including December 31, 2005 was $1,674,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. At December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based and Tier 1 average asset ratios as set forth in the table. There are no conditions nor events, since December 31, 2005, that management believes would result in the institution not being well capitalized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note	13. Regulatory Requirements and Restrictions (continued)

The following table presents the Company and the Bank’s actual regulatory capital amounts and ratios:

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total capital (to risk-weighted assets)
Company	$21,347,633	13.14%	$12,998,807	8.00%	$16,248,509	N/A
The Business Bank	18,897,452	11.81%	12,797,177	8.00%	15,996,472	10.00%
Tier 1 capital (to risk-weighted assets)
Company	19,083,832	11.74%	6,499,404	4.00%	9,749,106	N/A
The Business Bank	16,893,885	10.56%	6,398,589	4.00%	9,597,883	6.00%
Tier 1 capital (to average assets)
Company	19,083,832	9.95%	7,668,175	4.00%	9,585,218	N/A
The Business Bank	16,893,885	8.95%	7,549,358	4.00%	9,436,697	5.00%
As of December 31, 2004:
Total capital (to risk-weighted assets)
Company	$19,487,819	14.90%	$10,466,315	8.00%	$13,082,894	N/A
The Business Bank	16,760,995	13.01%	10,306,391	8.00%	12,882,989	10.00%
Tier 1 capital (to risk-weighted assets)
Company	17,131,971	13.09%	5,233,157	4.00%	7,849,736	N/A
The Business Bank	15,146,904	11.76%	5,153,196	4.00%	7,729,793	6.00%
Tier 1 capital (to average assets)
Company	17,131,971	10.36%	6,617,784	4.00%	8,272,230	N/A
The Business Bank	15,146,904	9.27%	6,537,174	4.00%	8,171,468	5.00%

Note 14. Other Noninterest Income

	2005	2004	2003
Insurance fees and services, net	$259,020	$172,889	$77,905
Sweep income	12,304	8,384	6,204
Gain on sale of real estate owned	—	—	105,536
Other	6,983	27,234	14,438

	$278,307	$208,507	$204,083

Note 15. Interest on Deposits

	2005	2004	2003
Savings and NOW	$1,017,480	$607,911	$499,028
Money market	313,150	212,651	160,081
Time:
Under $100,000	713,759	490,129	591,620
$100,000 and over	685,884	377,078	414,106

	$2,730,273	$1,687,769	$1,664,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Employee Benefit Plan

The Company has a 401(k) Plan covering all employees who meet specified age and employment requirements. The administrative expense associated with the 401(k) Plan was $5,000 in 2005, $2,190 in 2004 and $2,180 in 2003. The Company made contributions of $40,000 in 2005, $52,875 in 2004 and $30,000 in 2003. Future contributions, if any, will be determined annually at the discretion of the Board of Directors.

Note 17. Stock-Based Compensation

The Company has Executive Incentive Stock Option Plans (Plans) covering substantially all employees. Under the Plans, any employee who has or is expected to significantly contribute to the Company’s growth and profit may be granted one or more options to purchase common stock. Members of the Compensation Committee are not eligible. The Compensation Committee, consisting of non-employee members of the Board of Directors, may designate the characteristics and terms of the granted options.

The Compensation Committee establishes the price of each option share awarded, but not less than the fair value at the date of award. The maximum number of options to purchase common stock issuable under the 1990 Plan was 69,880. The 1990 Plan expired December 31, 1999 and all options were awarded. The maximum number of options to purchase common stock issuable under the 1999 Plan was 56,113. The 1999 Plan expired December 31, 2003 and 52,201 options were awarded. The maximum number of options to purchase common stock issuable under the 2003 Plan is 90,000. As of December 31, 2005, 19,750 options had been awarded under the 2003 Plan. Under the Plans, options are exercisable at any time over a ten-year period from the date of award as long as the option holder is an employee of the Company. Most awards are subject to vesting over four years.

The Company also has 1996, 1999 and 2003 Nonqualified Stock Option Plans for Non-Employee Directors (the Directors Plan) that awards options to purchase common stock to non-employee directors of the Company and of the Bank. The 1999 and 2003 Directors Plans also include awards to advisory board members. The maximum number of shares issuable under the 1996 Directors Plan was 8,000. The 1996 Directors Plan expired on July 1, 1998 and all options to purchase common stock were awarded. The maximum number of shares issuable under the 1999 Directors Plan was 35,000. The 1999 Directors Plan expired on August 1, 2003 and 6,000 options to purchase common stock were awarded to advisory board members and 18,000 options to purchase common stock were awarded to non-employee directors. The maximum number of shares issuable under the 2003 Directors Plan is 60,000. The 2003 Directors Plan expires on July 31, 2008 and 18,700 options to purchase common stock were awarded as of December 31, 2005 - 2,700 to advisory board members and 16,000 to non-employee directors.

The following table summarizes the Company’s stock option plan status and activity for the years ended December 31, 2005 and 2004:

	2005		2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	153,450	$9.91	147,043	$9.41
Granted	29,100	19.56	9,350	18.50
Exercised	(36,602)	7.79	(2,443)	9.69
Forfeited	(2,250)	19.35	—	—
Expired	(712)	15.89	(500)	16.43

Outstanding at end of year	142,986	12.24	153,450	9.91

Exercisable at end of year	116,130	11.12	132,940	9.58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock-Based Compensation (continued)

Information pertaining to options outstanding at December 31, 2005 is as follows:

Weighted Average Contractual Life Remaining	Range of Exercise Prices	Number Outstanding at December 31, 2005	Number Exercisable at December 31, 2005
.6 years	$7.50	7,000	7,000
2.3 years	8.75	5,100	5,100
3.0 years	8.75	18,098	18,098
3.6 years	8.75	4,600	4,600
4.0 years	9.00	11,100	11,100
5.0 years	8.50	22,225	22,224
6.0 years	10.25	26,575	21,076
7.0 years	16.43	12,088	8,232
8.0 years	18.05	9,350	9,350
9.0 years	20.00	9,350	9,350
9.3 years	19.35	17,500	—

		142,986	116,130

The Company has elected to continue to account for stock-based compensation under the intrinsic value guidelines of APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Under the intrinsic value based method, compensation cost is measured as the excess of the market price of the stock underlying the option at the date granted over the exercise price. The Company’s policy is to award options at market value. Accordingly, no compensation cost has been recognized for its stock options. Pro forma information regarding net income and earnings per share as required by SFAS 123, “Accounting for Stock-Based Compensation” has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair values of the options awarded were estimated using the Black-Scholes option pricing model. A summary of the assumptions used and pro forma results for 2005, 2004 and 2003 is presented in Note 1 to the Consolidated Financial Statements.

Effective January 1, 2006, all stock options awarded or vested after this date will require fair value accounting as required by SFAS 123R, “Stock-Based Compensation”.

Note 18. Other Noninterest Expense

	2005	2004	2003
Data processing	$251,909	$221,171	$208,286
Professional fees	199,894	124,416	119,536
State franchise tax	81,600	81,600	79,900
Stationery, printing and supplies	118,873	80,188	73,416
Insurance	69,365	64,335	58,551
Postage	36,924	40,168	33,334
Telephone	88,050	75,033	61,720
Advertising	93,536	85,592	26,832
Real estate owned holding expenses, net	(3,781)	—	2,130
Other	465,495	343,154	297,456

	$1,401,865	$1,115,657	$961,161

Advertising costs are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stockholders’ Equity

The Company has authorized 5,000,000 shares of no par value preferred stock. At December 31, 2005 and 2004, there were no shares of preferred stock outstanding. Preferences are determined by the Board of Directors.

The Company has authorized 3,500,000 shares of $1 par value common stock. At December 31, 2005 and 2004, there were 1,077,682 and 1,041,080 common shares outstanding, respectively. Common shares reserved by the Company for future issuance (stock option plans and stock warrants) total 258,786.

Warrants and Options

During 2005, stock options to purchase 36,602 shares of common stock pursuant to the Executive Stock Plan were exercised. A warrant to purchase 2,000 shares of common stock was unexercised as of December 31, 2005 and expires January 27, 2007.

During 2004, stock options to purchase 2,443 shares of common stock pursuant to the Executive Stock Plan were exercised.

The following table is a reconciliation of earnings per common share:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share
For the year ended December 31, 2005
Basic earnings per common share:
Net income available to common stockholders	$1,364,876	1,042,464	$1.31

For the year ended December 31, 2004
Basic earnings per common share:
Net income available to common stockholders	$1,169,744	1,039,248	$1.13

For the year ended December 31, 2003
Basic earnings per common share:
Income available to common stockholders	$830,966	1,037,135	$.80

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stockholders’ Equity (continued)

Diluted Earnings Per Share

For the year ended December 31, 2005
Net Income available to common stockholders	$1,364,876	1,042,464

Add: Contracts to issue common stock Dilutive effect of:
Warrant - expires 01/27/07		1,320
Options - expire 06/30/06 to 04/24/15		63,624

Weighted-average dilutive shares		64,944

Diluted earnings per common share:	$1,364,876	1,107,408	$1.23

For the year ended December 31, 2004
Net Income available to common stockholders	$1,169,744	1,039,248

Add: Contracts to issue common stock Dilutive effect of:
Warrant - expires 01/27/07		1,259
Options - expire 12/31/05 to 01/01/11		78,350

Weighted-average dilutive shares		79,609

Diluted earnings per common share:	$1,169,744	1,118,857	$1.05

For the year ended December 31, 2003
Net Income available to common stockholders	$830,966	1,037,135

Add: Contracts to issue common stock Dilutive effect of:
Warrant - expires 01/27/07		1,164
Options - expire 12/31/05 to 01/27/13		70,054

Weighted-average dilutive shares		71,218

Diluted earnings per common share:	$830,966	1,108,353	$.75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (SFAS 107), requires disclosure of the estimated fair values of financial instruments, which is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow analyses or other valuation techniques. Those techniques involve subjective judgment and are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The estimation methods for individual classifications of financial instruments are more fully described below. Accordingly, the net realizable values could be materially different from the estimates presented below.

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

Deposits and Borrowings

The fair value of demand deposits, savings accounts and certain money market deposits is considered the amount payable on demand. The fair value for all other deposits and borrowings is determined using the discounted cash flow method. The discount rate used is equal to the rate currently offered on similar products.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

	2005		2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and short-term investments	$13,455,000	$13,455,000	$14,009,000	$14,009,000
Investment securities	35,313,000	35,265,000	28,986,000	28,950,000
Net loans	151,946,000	144,984,000	126,937,000	129,263,000
Accrued interest receivable	781,000	781,000	532,000	532,000

Financial Liabilities:
Deposits	181,382,000	180,737,000	151,214,000	151,290,000
Short-term borrowings	1,000,000	1,000,000	1,000,000	1,005,000
Long-term debt	1,750,475	1,753,475	2,766,000	2,814,000
Trust preferred capital notes	5,155,000	5,140,000	5,155,000	5,142,000
Accrued interest payable	206,000	206,000	141,000	141,000

SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented should not be interpreted as representing the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements

Condensed financial statements of the parent company, United Financial Banking Companies, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003 follow:

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash on deposit with subsidiary bank	$547,276	$645,243
Securities available-for-sale	633,430	617,500
Investment in The Business Bank	17,544,823	15,859,727
Investments in other subsidiaries	1,400,593	1,122,573
Other assets	225,151	558,862

Total assets	$20,351,273	$18,803,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Other liabilities	$105,885	$87,072
Trust preferred subordinated debt	5,155,000	5,155,000

Total liabilities	5,260,885	5,242,072

STOCKHOLDERS’ EQUITY	15,090,388	13,561,833

Total liabilities and stockholders’ equity	$20,351,273	$18,803,905

STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income:
Interest	$25,551	$2,226	$2,086
Other	175,500	118,590	98,736

Total income	201,051	120,816	100,822
Expenses	510,975	174,281	148,678

	(309,924)	(53,465)	(47,856)
Undistributed net earnings of subsidiaries	1,590,756	1,199,780	869,282

Income before income taxes	1,280,832	1,146,315	821,426
Federal income tax expense (benefit)	(84,044)	(23,429)	(9,540)

Net income	$1,364,876	$1,169,744	$830,966

COMPREHENSIVE INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Net income	$1,364,876	$1,169,744	$830,966

Other comprehensive income, net of tax
Unrealized gains (losses) on available-for-sale securities	(127,640)	(44,550)	(23,577)

Comprehensive income	$1,237,236	$1,125,194	$807,389

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Parent Company Financial Statements (continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,364,876	$1,169,744	$830,966
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of:
The Business Bank	(1,512,736)	(1,165,324)	(810,854)
Other subsidiaries	(78,020)	(34,456)	(58,427)
(Increase) decrease in other assets	333,711	(39,285)	9,107
Increase in other liabilities	24,969	43,424	5,474

Net cash used in operating activities	132,800	(25,897)	(23,734)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries	(500,000)	(4,000,000)	—
Investment in available-for-sale securities	(15,930)	(617,500)	—

Net cash used in investing activities	(515,930)	(4,617,500)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from subordinated debt	—	5,000,000	—
Proceeds from issuance of common stock	285,163	23,671	14,790

Net cash provided by financing activities	285,163	5,023,671	14,790

Net increase (decrease) in cash and cash equivalents	(97,967)	380,274	(8,944)

Cash and cash equivalents at beginning of year	645,243	264,969	273,913

Cash and cash equivalents at end of year	$547,276	$645,243	$264,969

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for:

Income taxes	$—	$179,000	$—

NONCASH ITEMS
Effect on stockholders( equity of an unrealized gain (loss) on debt and equity securities available-for-sale	$(127,640)	$(44,550)	$(23,577)

Effect on stockholders( equity of share-based payment	$6,156	$7,911	$—

During 2004, the parent received $155,000 in common stock from the subsidiary, UFBC Capital Trust I, through the issuance of a $155,000 note payable.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 1 Selected Consolidated Financial Data

Year Ended December 31,	2005	2004	2003	2002	2001
Results of operations:
Total interest income	$10,994,573	$8,131,713	$6,600,537	$5,726,339	$5,787,108
Total interest expense	3,230,891	1,881,607	1,902,195	1,797,747	2,153,542

Net interest income	7,763,682	6,250,106	4,698,342	3,928,592	3,633,566

Provision for loan losses	379,162	412,017	280,000	219,300	154,448

Net interest income after provision for loan losses	7,384,520	5,838,089	4,418,342	3,709,292	3,479,118

Other income	946,730	735,549	635,429	518,552	344,320

Other expenses	6,237,410	5,217,131	3,787,816	3,096,665	2,675,499

Income before income taxes	2,093,840	1,356,507	1,265,955	1,131,179	1,147,939

Income tax expense (benefit)	728,964	186,763	434,989	389,048	(816,418)

Net income	$1,364,876	$1,169,744	$830,966	$742,131	$1,964,357

Earnings per share:
Net income	$1,364,876	$1,169,744	$830,966	$742,131	$1,964,357
Basic earnings per common share	1.31	1.13	0.80	0.72	1.94
Diluted earnings per common share:	1.23	1.05	0.75	0.68	1.90

Average weighted shares outstanding:
Basic	1,042,464	1,039,248	1,037,135	1,035,783	1,010,341
Dilutive	1,107,408	1,118,857	1,108,353	1,095,847	1,032,668

Period-ending balances:

Total loans	$154,273,100	$128,851,646	$99,114,122	$76,217,605	$58,535,131
Total assets	205,810,693	174,314,742	142,930,326	109,344,267	85,529,236
Total deposits	181,382,150	151,213,166	125,231,830	91,483,191	71,690,272
Stockholders’ equity	15,090,388	13,561,833	12,405,057	11,582,878	10,818,401

Selected ratios:

Return on average total assets	0.72%	0.80%	0.64%	0.81%	2.55%

Return on average earning assets	0.76%	0.93%	0.68%	0.87%	2.71%

Return on average stockholders’ equity	9.68%	9.11%	7.00%	6.63%	21.20%

Average stockholders’ equity to average total assets	7.48%	8.37%	9.17%	12.21%	12.02%

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

The Company reported net income of $1,364,876 for the year ended December 31, 2005, compared with net income of $1,169,744 for the year ended December 31, 2004. Basic earnings per share were $1.31 for the year 2005, compared to $1.13 basic earnings per share for 2004. Net income increased $195,132 or 16.7% from 2004. An increased volume of earning assets primarily accounted for the increase. For the year ended December 31, 2005, average total earning assets increased $34,540,861 or 23.6% when compared to 2004 (Consolidated Average Balances, Table 2). Revenue from the increased earning assets was off-set by increased expenses associated with branches and growth.

The Company reported net income of $1,169,744 for the year ended December 31, 2004, compared with net income of $830,966 for the year ended December 31, 2003. Basic earnings per share were $1.13 for the year 2004, compared to $.80 basic earnings per share for 2003. Net income increased $338,778 or 40.8% from 2003. An increased volume of earning assets primarily accounted for the increase. For the year ended December 31, 2004, average total earning assets increased $23,186,394 or 18.9% when compared to 2003 (Consolidated Average Balances, Table 2). Revenue from the increased earning assets was off-set by increased expenses associated with branches and growth. Elimination of the Company’s valuation allowance on alternative minimum tax credits contributed approximately $302,000 to net income for 2004.

The Company reported net income of $830,966 for the year ended December 31, 2003, compared with net income of $742,131 for the year ended December 31, 2002. Basic earnings per share were $.80 for the year 2003, compared to $.72 basic earnings per share for 2002. Net income increased $88,835 or 11.9% from 2002. An increased volume of earning assets primarily accounted for the increase. For the year ended December 31, 2003, average total earning assets increased $37,312,298 or 43.6% when compared to 2002 (Consolidated Average Balances, Table 2). Earnings from the increased earning assets were off-set by increased expenses associated with opening a third Bank branch and the de novo status of a second Bank branch.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 2

CONSOLIDATED AVERAGE BALANCES/NET INTEREST ANALYSIS/

YIELDS AND RATES

For the Year Ended	December 31, 2005			December 31, 2004			December 31, 2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Earning assets:
Loans:
Commercial	$101,818,163	$6,927,003	6.80%	$85,158,732	$5,606,665	6.58%	$63,052,458	$4,623,196	7.33%
Real estate construction	23,793,677	1,843,029	7.75%	16,410,264	1,137,413	6.93%	9,888,936	792,988	8.02%
Real estate mortgage	7,348,893	501,710	6.83%	7,742,599	501,167	6.47%	6,964,942	456,950	6.56%
Installment	8,270,167	519,735	6.28%	5,998,021	333,356	5.56%	5,220,415	219,569	4.21%

Total loans	141,230,900	9,791,477	6.93%	115,309,616	7,578,601	6.57%	85,126,751	6,092,703	7.16%

Interest-bearing deposits	4,826,667	135,188	2.80%	2,214,206	28,597	1.29%	1,761,214	16,616	0.94%
Federal funds sold	10,985,708	328,642	2.99%	13,373,952	169,671	1.27%	25,688,568	278,966	1.09%
Investment securities	23,622,525	739,266	3.13%	15,227,165	354,844	2.33%	10,362,012	212,252	2.05%

Total earning assets	180,665,800	10,994,573	6.09%	146,124,939	8,131,713	5.56%	122,938,545	6,600,537	5.37%

Noninterest-earning assets
Cash and due from banks	5,723,601			5,447,841			4,337,446
Other assets	4,274,805			3,532,746			3,652,714
Allowance for loan losses	(2,134,427)			(1,694,057)			(1,457,294)

Total assets	$188,529,779			$153,411,469			$129,471,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and NOW accounts	47,942,308	1,017,480	2.12%	39,927,335	607,911	1.52%	29,114,312	499,028	1.71%
Money market accounts	23,566,462	313,150	1.33%	22,032,925	212,651	0.97%	16,620,842	160,081	0.96%
Time:
Under $100,000	22,163,493	713,759	3.22%	17,877,422	490,129	2.74%	19,202,705	591,620	3.08%
$100,000 and over	21,943,434	685,884	3.13%	14,280,954	377,078	2.64%	15,764,091	414,106	2.63%

Total interest-bearing deposits	115,615,697	2,730,273	2.36%	94,118,636	1,687,769	1.79%	80,701,950	1,664,835	2.06%
Short-term borrowings	1,817,414	74,864	4.12%	1,036,698	35,882	3.46%	1,531,821	45,152	2.95%
Long-term debt	7,370,610	425,754	5.78%	3,235,646	157,956	4.88%	4,171,226	192,208	4.61%

Total interest-bearing liabilities	124,803,721	3,230,891	2.59%	98,390,980	1,881,607	1.91%	86,404,997	1,902,195	2.20%

Noninterest-bearing liabilities:
Demand deposits	48,513,230			41,521,695			30,594,263
Other liabilities	1,112,932			665,167			593,187
Stockholders’ equity	14,099,896			12,833,627			11,878,964

Total liabilities and stockholders’ equity	$188,529,779			$153,411,469			$129,471,411

Net interest income		$7,763,682			$6,250,106			$4,698,342

Net interest margin (1)			4.30%			4.28%			3.82%

Net interest spread (2)			3.50%			3.65%			3.17%

Fees included in loan income		$399,370			$389,935			$281,854

Taxable equivalent adjustment		$1,851			$—			$—

Average balances for the years presented are calculated on a monthly basis. Nonaccruing loans are included in the average loan balance.

(1)	Net interest income divided by total earning assets.
(2)	Average rate earned on total earning assets less average rate paid for interest-bearing liabilities.

UNITED FINANCIAL BANKING COMPANIES, INC.

NET INTEREST INCOME AND INTEREST ANALYSIS

Net interest income is the principal component of the Company’s operating income, and is the amount by which interest and loan fee income earned on assets exceeds interest paid on interest-bearing liabilities.

Comparison of 2005 to 2004

Net interest income increased $1,513,576, or 24.2%, from $6,250,106 at December 31, 2004 to $7,763,682 at December 31, 2005, as a result of an increased volume of earning assets. Average total earning assets increased $34,540,861 or 23.6% from $146,124,939 at December 31, 2004 to $180,665,800 at December 31, 2005 (Consolidated Average Balances, Table 2). Contributing $2,212,876 of earnings, the increased volume of the loan portfolio predominately accounted for the rise in net interest income. The changing rate environment during 2005 contributed favorably to net interest income. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, rates increased loan income by $503,668 and total interest income by $954,409 in 2005 versus decreasing loan income by $741,668 and total interest income by $666,589 in 2004.

Total interest expense increased $1,349,284 for the year ended December 31, 2005, compared to the year ended December 31, 2004. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the changing rate environment during 2005 also impacted total interest expense. During 2005, total interest expense increased $663,742 due to rate and $685,542 due to volume. Average total interest-bearing liabilities increased $26,412,741, or 26.8%, from $93,390,980 at December 31, 2004 to $124,803,721 at December 31, 2005 (Consolidated Average Balances, Table 2). The Bank’s deposit mix contributed to net interest income by constraining interest expense during the increasing rate environment of 2005. As shown in the Consolidated Average Balances table, average demand, noninterest-bearing, deposits increased $6,991,535, or 16.8%, from $41,521,695 at December 31, 2004 to $48,513,235 at December 31, 2005.

The rate environment of 2005 significantly influenced net interest income. Company earnings are primarily derived from the core operation of lending. The prime rate notably impacts the Bank’s earnings as approximately one half of the Bank’s loan portfolio re-prices within ninety days of a rate change. The yield on total loans rose 36 basis points from 6.57% at December 31, 2004 to 6.93% at December 31, 2005. The changing rate environment most notably impacted short-term investments, federal funds sold, interest-bearing deposits and investment securities. During 2005, the yield on federal funds increased 172 basis points, interest-bearing deposits increased 151 basis points and the yield on investment securities increased 80 basis points (Consolidated Average Balances, Table 2). The weighted average life of the Company’s investment portfolio at December 31, 2005 was 1.7 years.

Net interest margin is a key measure of net interest income performance. Representing the Company’s net yield on its average earning assets, net interest margin is calculated as net interest income divided by average earning assets. Both net interest margin and net interest income are affected by many factors, including competition, the economy, and the volume and mix of balance sheet components and their relative sensitivity to interest rate fluctuations. Despite the rising interest rate environment of 2005, the Company’s net interest margin remained consistent at 4.30% compared to 4.28% at December 31, 2004.

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

Total interest expense decreased $20,588 for the year ended December 31, 2004, compared to the year ended December 31, 2003. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the changing rate environment during 2004 also impacted total interest expense. During 2004, total interest expense increased $99,967 due to volume while rates decreased total interest expense by $120,555. Average total interest-bearing liabilities increased $11,985,983, or 13.9%, from $86,404,997 at December 31, 2003 to $98,390,980 at December 31, 2004 (Consolidated Average Balances, Table 2). The Bank’s deposit mix also contributed to the constrained interest expense and net interest income during 2004. As shown in the Consolidated Average Balances table, average demand deposits increased $10,927,432, or 35.7%, from $30,594,263 at December 31, 2003 to $41,521,695 at December 31, 2004.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

Comparison of 2003 to 2002

Net interest income increased $796,750, or 19.6%, from $3,928,592 at December 31, 2002 to $4,698,342 at December 31, 2003, as a result of an increased volume of earning assets. Average total earning assets increased $37,312,298 or 43.6% from $85,626,247 at December 31, 2002 to $122,938,545 at December 31, 2003 (Consolidated Average Balances, Table 2). Contributing $819,464 of earnings, the increased volume of the loan portfolio predominately accounted for the rise in net interest income. Rates continued to impact earnings during 2003 by decreasing loan income by $565,573 and total interest income by $967,111.

Total interest expense increased $104,448 for the year ended December 31, 2003, compared to the year ended December 31, 2002. As shown in Table 3, Analysis of the Changes in the Components of Net Interest Income, the compressed rate environment during 2003 favorably impacted total interest expense and mitigated its increase due to the increased volume of interest-bearing liabilities. During 2003, total interest expense increased $746,561 due to volume while rates decreased total interest expense by $642,113. Average total interest-bearing liabilities increased $26,434,307, or 44.1%, from $59,970,690 at December 31, 2002 to $86,404,997 at December 31, 2003 (Consolidated Average Balances, Table 2). The Bank’s deposit mix also contributed to the constrained interest expense and net interest income during 2003 as average demand deposits increased $11,142,902, or 57.3%, from $19,451,361 at December 31, 2002 to $30,594,263 at December 31, 2003 (Consolidated Average Balances, Table 2).

The suppressed rate environment of 2003 significantly influenced net interest income. Company earnings are primarily derived from the core operation of lending. The suppressed prime rate notably impacts the Bank’s earnings as approximately one half of the Bank’s loan portfolio is tied to prime repricing. The yield on total loans dropped 68 basis points from 7.84% at December 31, 2002 to 7.16% at December 31, 2003. The rate environment also negatively impacted short-term investments, federal funds sold and investment securities. The effective duration of the Bank’s investment securities portfolio is less than one year. During 2003, the yield on federal funds decreased 50 basis points and the yield on investment securities decreased 250 basis points.

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

TABLE 3

Analysis of the Changes in the Components of Net Interest Income (tax equivalent basis)

For the Year Ended December 31,	2005 Compared to 2004			2004 Compared to 2003
	Total Increase (Decrease)	Change Due To:		Total Increase (Decrease)	Change Due To:
		Rate	Volume		Rate	Volume
Interest income:
Loans & lease financing:
Commercial	$1,320,338	$223,517	$1,096,821	$983,469	$(637,430)	$1,620,899
Real estate - construction	705,616	193,864	511,752	344,425	(178,516)	522,941
Real estate - mortgage	543	26,027	(25,484)	44,217	(6,803)	51,020
Installment	186,379	60,098	126,281	113,787	81,081	32,706

Total loans/leases	2,212,876	503,507	1,709,369	1,485,898	(741,668)	2,227,566

Interest-bearing deposits	106,591	72,850	33,741	11,981	7,707	4,274
Federal funds sold	158,971	189,270	(30,299)	(109,295)	24,436	(133,731)
Investment securities	384,422	188,782	195,640	142,592	42,936	99,656

Total interest income	2,862,860	954,409	1,908,451	1,531,176	(666,589)	2,197,765

Interest expense:
Savings and NOW accounts	409,569	287,538	122,031	108,883	(76,455)	185,338
Money markets accounts	100,499	85,698	14,801	52,570	444	52,126
Time:
Under $100,000	223,630	106,123	117,507	(101,491)	(60,660)	(40,831)
$100,000 and over	308,806	106,484	202,322	(37,028)	1,932	(38,960)
Short-term borrowings	38,982	11,960	27,022	(9,270)	5,324	(14,594)
Long-term debt	267,798	65,940	201,858	(34,252)	8,859	(43,111)

Total interest expense	1,349,284	663,742	685,542	(20,588)	(120,555)	99,967

Net interest income	$1,513,576	$290,667	$1,222,909	$1,551,764	$(546,033)	$2,097,797

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

Provision for loan loss expense decreased $32,855, or 8.0%, from $412,017 at December 31, 2004 to $379,162 at December 31, 2005. For the year ended December 31, 2005, charge-offs totaled $-0- and recoveries totaled $33,686. For the year ended December 31, 2004, charge-offs totaled $38,772 and recoveries totaled $25,496. General risks inherent in the loan portfolio account for the variance between the 2005 and 2004 provision for loan loss expense.

Provision for loan loss expense increased $132,017, or 47.1%, from $280,000 at December 31, 2003 to $412,017 at December 31, 2004. For the year ended December 31, 2004, charge-offs totaled $38,772 and recoveries totaled $25,496. For the year ended December 31, 2003, charge-offs totaled $28,176 and recoveries totaled $12,287. General risks inherent in the loan portfolio account for the variance between the 2004 and 2003 provision for loan loss expense.

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

NONINTEREST INCOME

Total noninterest income increased $211,181, or 28.7%, at December 31, 2005 compared to December 31, 2004. The 2005 increase was primarily attributable to net fee income generated by the Bank’s mortgage division, Encarta Mortgage. Net fee income from Encarta Mortgage totaled $344,545 for the year ended December 31, 2005 versus $130,133 for the year ended December 31, 2004.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

NONINTEREST EXPENSE

Comparison of 2005 to 2004

Total noninterest expense increased $1,020,279, or 19.6%, during the year ended December 31, 2005 as compared to 2004. The 2005 increase was primarily attributable to costs associated with growth. During 2005, Company assets grew $31,495,951, or 18.1%, from $174,314,742 at December 31, 2004 to $205,810,693 at December 31, 2005. Growth costs generally impact salary, benefits, occupancy, furniture and equipment, communications, data processing, printing and supply expense.

Salaries and employee benefits increased $636,026, or 21.3%, from $2,979,897 at year ended December 31, 2004 to $3,615,923 at December 31, 2005. The increase was principally due to additional staff hired to facilitate the Company’s expansion of its lending operations and deposit generation during 2005.

Occupancy increased $92,674, or 11.4%, from $811,609 at year ended December 31, 2004 to $904,283 at December 31, 2005. Costs associated with the Dulles office, increased real estate taxes and general increases, such as electric, janitorial and lawn expenses, each account for approximately one third of the increase in total occupancy expense.

Furniture and equipment expense increased $5,371 or 1.7% during 2005. Furniture and equipment expense associated with the Dulles office was offset by the conclusion of depreciation on equipment and furniture from other offices.

Other expense rose $286,208, or 25.7%, from $1,115,657 at December 31, 2004 to $1,401,865 at December 31, 2005. The increase was primarily attributable to expanded banking operations and growth. Costs such as data processing, communications, printing, supplies, subscriptions and travel increased $124,113, or 29.9%, during 2005 compared to 2004. Accounting expense also contributed to the increase. Accounting expense rose $66,450 or 94.2% during 2005 compared to 2004. Costs incurred to comply with the Sarbanes-Oxley Act account for the increase.

Comparison of 2004 to 2003

Total noninterest expense increased $1,429,315, or 37.7%, during the year ended December 31, 2004 as compared to 2003. The 2004 increase was primarily attributable to costs associated with growth. During 2004, Company assets grew $31,384,416, or 22.0%, from $142,930,326 at December 31, 2003 to $174,314,742 at December 31, 2004. Growth costs generally impact salary, benefits, occupancy, furniture and equipment, communications, data processing, printing and supply expense.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

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

TABLE 4 NONINTEREST EXPENSE

				Percentage increase (decrease)
	2005	2004	2003	2005 /2004	2004 /2003
Salaries and employee benefits	$3,615,923	$2,979,897	$2,059,400	21.34%	44.70%
Occupancy, net	904,283	811,609	546,722	11.42	48.45
Furniture and equipment	315,339	309,968	220,533	1.73	40.55
Professional fees	198,894	109,579	119,536	81.51	(8.33)
State franchise tax	81,600	81,600	79,900	—	2.13
Insurance	69,365	64,335	58,551	7.82	9.88
Data processing	251,909	221,170	208,286	13.90	6.19
Real estate owned holding expense	(3,781)	—	2,130		(100.00)
Other expenses	803,878	638,973	492,758	25.81	29.67

Total	$6,237,410	$5,217,131	$3,787,816	19.56%	37.73%

Noninterest expense as a percentage of :
Average assets	3.31%	3.40%	2.93%

Average earning assets	3.45%	3.57%	3.08%

Gross income	52.23%	58.84%	52.35%

BALANCE SHEET ANALYSIS

Total assets grew $31,495,951, or 18.1%, from $174,314,742 at year ended December 31, 2004 to $205,810,693 at year ended December 31, 2005. Assets rose primarily due to the Bank’s increased volume of deposits that increased the volume of assets available for investment. Total deposits increased $30,168,984, or 20.0%, from $151,213,166 at December 31, 2004 to $181,382,150 at December 31, 2005. The increase was attributable to new deposit relationships and expansion of core deposit relationships. The increased volume of assets was primarily invested into loans. Management considers such factors as the Company’s strategic goals, the economy, the market, liquidity and return opportunity for its investment mix. Management also considers the projected duration and the nature of the assets available for investment.

Long-term debt decreased $1,015,392, or 36.7%, during 2005 primarily due to the maturity and payment of an advance from the Federal Home Loan Bank of Atlanta.

Earnings of $1,364,876 and additional capital, through exercised stock options of $285,163, primarily accounted for the $1,528,555, or 11.3%, increase in stockholders’ equity at December 31, 2005 compared to December 31, 2004. Further details regarding stockholders’ equity are provided in Note 19 to the consolidated financial statements. The Bank was well capitalized, per regulatory capital requirements, for the years ended December 31, 2005 and 2004.

LOAN PORTFOLIO

Net loans increased $25,421,454, or 19.7%, from $128,851,646 at December 31, 2004 to $154,273,100 at December 31, 2005. Loans were 74.9% percent of total assets at December 31, 2005, compared to 73.9% at December 31, 2004.

TABLE 5 - LOAN PORTFOLIO

December 31,	2005	2004	2003	2002	2001
Commercial	$115,107,970	$92,780,821	$71,886,557	$58,518,565	$41,591,724
Real estate construction	23,710,675	20,502,811	14,445,992	7,746,431	8,621,773
Real estate mortgage	7,461,624	8,066,830	8,282,734	5,259,090	4,686,547
Installment	7,992,831	7,501,184	4,498,839	4,693,519	3,635,087

Total loans	$154,273,100	$128,851,646	$99,114,122	$76,217,605	$58,535,131

The loan portfolio is structured to mitigate interest rate risk. The following chart shows the maturities of the Company’s two largest loan classes, commercial and real estate construction.

	One Year or Less	One Through Five Years	Over Five Years	Total
Commercial	$35,655,483	$23,503,219	$55,949,268	$115,107,970
Real estate construction	19,511,379	3,389,351	809,945	23,710,675

	$55,166,862	$26,892,570	$56,759,213	$138,818,645

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

As the Bank continues to focus on expanding customer relationships, management projects that the resulting blend of loans and deposits will continue to become more diversified. The Bank’s primary focus is providing short-term, either through maturity or repricing, loans to small and medium-sized businesses and professionals. Commercial loans, therefore, remain the most significant component of the loan portfolio, comprising 74.6% and 72.0% of total loans at December 31, 2005 and 2004, respectively.

UNITED FINANCIAL BANKING COMPANIES, INC.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased $412,848, or 21.6%, during 2005. The ratio of allowance for loan losses to total loans was 1.5% at December 31, 2005 and 2004. A five-year history of the activity in the allowance for loan/lease losses follows:

TABLE 6 ALLOWANCE FOR LOAN LOSSES

Period Ending December 31,	2005	2004	2003	2002	2001
Balance at beginning of period	$1,914,616	$1,515,875	$1,251,764	$1,057,344	$973,431

Charge-offs:
Installment	—	1,772	14,905	—	—
Commercial	—	37,000	13,271	29,645	56,282
Mortgage	—	—	—	—	37,357
Construction	—	—	—	—	—

Recoveries:
Installment	2,686	496	493	—	—
Commercial	31,000	25,000	11,794	4,765	23,104
Mortgage	—	—	—	—	—
Construction	—	—	—	—	—

Net charge-offs	(33,686)	13,276	15,889	24,880	70,535

Provision charged to operations	379,162	412,017	280,000	219,300	154,448

Balance at end of period	$2,327,464	$1,914,616	$1,515,875	$1,251,764	$1,057,344

Average total loans	$141,230,900	$115,309,616	$85,126,751	$67,240,905	$57,846,750

Ratio of net charge-offs to average total loans	(0.02)%	0.01%	0.02%	0.04%	0.12%

The allowance for loan losses is a general allowance applicable to all loan categories. The following allocation of the allowance for loan losses is intended only as an indication of the relative risk characteristics in the loan portfolio and not as a definitive indication of relative portfolio risks or of funds available to cover losses in any category of loans:

Period ending December 31,	2005	2004	2003	2002	2001
Commercial	$1,698,000	$1,344,000	$1,078,000	$913,000	$687,000
Real estate construction	355,000	307,000	216,000	116,000	165,000
Real estate mortgage	111,000	115,000	124,000	84,000	99,000
Installment	119,000	112,000	67,000	80,000	62,000
Unallocated	44,464	36,616	30,875	58,764	44,344

	$2,327,464	$1,914,616	$1,515,875	$1,251,764	$1,057,344

UNITED FINANCIAL BANKING COMPANIES, INC.

NONPERFORMING ASSETS

Nonperforming assets are assets on which accrued income recognition has been discontinued. Nonperforming assets include nonaccrual loans and loans that have become foreclosed real estate. For the years ended December 31, 2005 and 2004, nonperforming assets were 0% and .02% of total assets, respectively.

Nonaccruing loans at year end 2005 totaled $-0- compared to a balance of $37,202 at year end 2004. The Company had no loans still accruing interest that were ninety days or more past due as to principal or interest at December 31, 2005. Management’s policy for placing loans into nonaccrual status is to consider the repayment probability, overall security and character of the loan. Accounting policies for foreclosed real estate (real estate owned) are outlined in Note 1 to the consolidated financial statements.

The following is a summary of nonperforming assets:

TABLE 7 NONPERFORMING ASSETS

Period ending December 31,	2005	2004	2003
Nonaccruing loans (90 days or more past due)	$—	$37,202	$33,457
Real estate owned	—	—	—

Total nonperforming assets	$—	$37,202	$33,457

Nonaccruing loans as a % of total loans	0.00%	0.03%	0.03%
Reserve for loans losses to nonaccruing loans	—	5146.54%	4530.82%
Nonperforming assets to total loans	0.00%	0.03%	0.03%

DEPOSITS

As shown in Table 9, Deposits Structure and Certificates of Deposit 100K and Over, total deposits rose $30,168,984, or 20.0%, at December 31, 2005 compared to December 31, 2004. As shown in Table 8, Deposits Balance and Rate, the cost of funds increased 42 basis points during 2005. The cost increase was attributable to the increasing rate environment of 2005 and the Bank’s competitive market area. During 2005, management continued to focus on maintaining a deposit mix predominantly consisting of core deposits. Core deposits consist of demand, savings, NOW and money market accounts, and are generally less costly and more stable than certificates of deposits. As shown in Table 8, total average core deposits increased $16,540,045, or 16.0%, from $103,481,955 at December 31, 2004 to $120,022,000 at December 31, 2005. When comparing average core deposit growth from December 31, 2004 to December 31, 2005, the change was as follows: demand deposits (noninterest-bearing) increased $6,991,535, or 16.8%, money market deposits increased $1,533,537 or 6.9%, savings and NOW deposits increased $8,014,973 or 20.1%. As shown in Table 9, core deposit accounts represented 71.6% while time deposits represented 28.4% of total deposits at year end 2005.

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 8 DEPOSITS BALANCE AND RATE

Rates paid on each classification of deposits are shown below:

	2005		2004		2003		2002		2001
Year Ended December 31,	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Demand	$48,513,230	—%	$41,521,695	—%	$30,594,263	—%	$19,451,361	—%	$17,080,710	—%
Savings and NOW accounts	47,942,308	2.12	39,927,335	1.52	29,114,312	1.71	15,911,801	2.47	6,229,714	2.46
Money market accounts	23,566,462	1.33	22,032,925	0.97	16,620,842	0.96	12,370,980	1.56	14,534,980	2.81
Time:
Under $100,000	22,163,493	3.22	17,877,422	2.74	19,202,705	3.08	16,635,973	3.82	15,821,546	5.49
$100,000 and over	21,943,434	3.13	14,280,954	2.64	15,764,091	2.63	11,687,340	3.71	10,987,933	5.31

Total	$164,128,927	1.66%	$135,640,331	1.24%	$111,296,213	1.50%	$76,057,455	2.18%	$64,654,883	3.11%

TABLE 9 DEPOSITS STRUCTURE AND CERTIFICATES OF DEPOSIT 100K AND OVER

	2005		2004		2003		2002		2001
Year Ended December 31,	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand	$51,552,317	28.42	$44,799,016	29.63	$34,504,653	27.55	$23,977,619	26.21	$19,570,684	27.30%
Savings and NOW accounts	55,761,579	30.74	37,476,465	24.78	41,947,627	33.50	21,547,324	23.55	11,316,541	15.79
Money market accounts	22,562,064	12.44	25,539,882	16.89	16,562,967	13.23	13,405,082	14.65	14,297,094	19.94
Time:
Under $100,000	25,006,141	13.79	20,557,642	13.60	17,999,566	14.37	17,976,949	19.65	15,476,230	21.59
$100,000 and over	26,500,049	14.61	22,840,161	15.10	14,217,017	11.35	14,576,217	15.93	11,029,723	15.38

Total	$181,382,150	100.00%	$151,213,166	100.00%	$125,231,830	100.00%	$91,483,191	100.00%	$71,690,272	100.00%

The maturity schedule that follows categorizes time deposits of $100,000 or more as of December 31, 2005.

Maturing	Balance
Three months or less	$2,710,522
Over three months to six months	6,636,730
Over six months to twelve months	5,429,210
Over twelve months	11,723,587

Total	$26,500,049

UNITED FINANCIAL BANKING COMPANIES, INC.

INVESTMENTS

The Bank held 98% of the Company’s investment securities at December 31, 2005 and 2004. The securities portfolio was comprised of U.S. Treasury securities, U.S. Government agency securities, mortgage-backed securities, mutual fund securities, corporate debt securities and other equity securities. The Bank has been strategically growing its securities portfolio to ensure safe levels of liquidity, to enhance the overall credit quality of its asset base and to generate increased interest income. The securities portfolio included both instruments available-for-sale (AFS) and those held-to-maturity (HTM). Securities classified as AFS may be sold in response to changes in market interest rates, changes in prepayment or extension risk, management of the federal tax position, liquidity needs and other asset/liability management issues. Securities classified as HTM are intended for investment purposes. Further details on securities are discussed in Note 2 to the consolidated financial statements.

LIQUIDITY AND INTEREST SENSITIVITY

The Company’s liquidity management is designed to achieve an appropriate balance between the maturities and pricing of its assets and liabilities. Management seeks to accomplish this through maintaining sufficient liquid assets, increasing core deposits and/or raising funds in various money markets. Cash and due from banks, money market investments, AFS securities and loan maturities are the Company’s primary sources of liquidity. Liquid assets were 22.7% of total assets for 2005 and 22.9% for 2004. Additional sources of liquidity are available through lines of credit held by the Bank, loan participations, deposit growth and other borrowings. Cash flows from operations are presented in the consolidated statements of cash flows.

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

UNITED FINANCIAL BANKING COMPANIES, INC.

TABLE 10 - INTEREST SENSITIVITY ANALYSIS

( thousands )

	BALANCES 12/31/05	0-3 MONTHS	RATE	4-6 MONTHS	RATE	7-12 MONTHS	RATE	1-5 YEARS	RATE	OVER 5 YEARS	RATE	TOTAL
ASSETS
FEDERAL FUNDS SOLD	$8,150	$8,150	4.02%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$8,150
INVESTMENTS	35,488	10,621	3.14%	1,001	2.42%	3,657	3.02%	18,997	3.89%	1,212	4.36%	35,488
LOANS - FIXED	19,755	10,792	7.56%	2,217	6.39%	1,274	6.36%	4,602	6.48%	870	6.75%	19,755
LOANS - VARIABLE	134,902	79,949	7.68%	5,203	6.23%	4,984	6.26%	42,252	6.44%	2,514	6.59%	134,902

TOTAL EARNING ASSETS	198,295	109,512	6.96%	8,421	5.82%	9,915	5.08%	65,851	5.71%	4,596	6.03%	198,295
LOAN LOSS RESERVE	(2,327)											—
CASH AND DUE FROM BANKS	5,129											—
FIXED ASSETS	2,569											—
OTHER NONINTEREST-BEARING ASSETS	2,145											—

TOTAL NONEARNING ASSETS	7,516	—		—		—		—		—		—

TOTAL ASSETS	$205,811	$109,512	6.96%	$8,421	5.82%	$9,915	5.08%	$65,851	5.71%	$4,596	6.03%	$198,295

LIABILITIES

NOW ACCOUNTS	$9,903	$9,903	1.11%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$9,903
MONEY MARKET ACCOUNTS	22,638	22,638	1.60%									22,638
SAVINGS ACCOUNTS	45,859	11,465	3.09%	11,465	3.09%	11,464	3.09%	—	0.00%	11,465	3.09%	45,859
CERTIFICATES OF DEPOSIT < $100,000	25,006	1,795	2.85%	2,976	3.17%	9,527	4.21%	10,698	3.62%	10	2.00%	25,006
CERTIFICATES OF DEPOSIT > $100,000	26,500	2,711	3.00%	6,637	3.82%	5,429	3.61%	11,723	3.44%	—	0.00%	26,500

TOTAL INTEREST-BEARING DEPOSITS	129,906	48,512	1.98%	21,078	3.33%	26,420	3.60%	22,421	3.52%	11,475	3.09%	129,906

NONINTEREST-BEARING DEPOSITS	51,476											—
TOTAL DEPOSITS	181,382	48,512	1.98%	21,078	3.33%	26,420	3.60%	22,421	3.52%	11,475	3.09%	129,906
BORROWINGS / DEBT	7,905			1,000	4.35%			6,905	5.98%			7,905
TOTAL OTHER LIABILITIES	1,434											—
TOTAL CAPITAL	15,090											—

TOTAL LIABILITIES & CAPITAL	$205,811	$48,512	1.98%	$22,078	3.38%	$26,420	3.60%	$29,326	4.10%	$11,475	3.09%	$137,811

INTERVAL GAP/GAP SPREAD		61,000	4.98%	(13,657)	2.44%	(16,505)	1.48%	36,525	1.61%	(6,879)	2.94%
CUMULATIVE GAP		61,000		47,343		30,838		67,363		60,484
INTERVAL GAP/TOTAL ASSETS		29.64%		(6.64)%		(8.02)%		17.75%		(3.34)%
CUMULATIVE GAP/TOTAL ASSETS		29.64%		23.00%		14.98%		32.73%		29.39%
INTERVAL GAP/EARNING ASSETS		30.76%		(6.89)%		(8.32)%		18.42%		(3.47)%
CUMULATIVE GAP/EARNING ASSETS		30.76%		23.88%		15.55%		33.97%		30.50%
MATCHED		48,512	1.98%	8,421	3.33%	9,915	5.08%	65,851	5.71%	11,475	3.09%
OPEN		61,000	4.98%	(13,657)	2.44%	(16,505)	1.48%	36,525	1.61%	(6,879)	6.03%

UNITED FINANCIAL BANKING COMPANIES, INC.

CONTRACTUAL OBLIGATIONS, CONTINGENT LIABILITIES AND COMMITMENTS

Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. The Company and the Bank evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company and the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Such collateral, where required, generally consists of cash, real estate and/or assets of the business. Because many commitments and almost all standby letters of credit expire without being funded, the contractual commitments do not necessarily represent future cash requirements.

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding credit that the Company is willing to extend. At December 31, 2005 and 2004, unused commitments that were extended under lines of credit amounted to $27,457,625 and $22,575,754, respectively.

The Company’s and the Bank’s outstanding standby letters of credit amounted to $4,477,414 and $2,533,249 as of December 31, 2005 and 2004, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. At December 31, 2005, 60% of the Company’s letters of credit were cash secured.

The following table summarizes the Company’s and the Bank’s significant contractual obligations, contingent liabilities and certain other commitments outstanding as of December 31, 2005:

TABLE 11

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating leases	$2,841,192	$623,934	$792,107	$691,714	$733,437
Other long-term liabilities reflected on the registrant’s balance sheet under GAAP
Federal Home Loan Bank Advances	2,000,000	1,000,000	1,000,000	—	—
Trust preferred capital notes	5,155,000	—	—	—	5,155,000
Other debt payments	750,475	16,426	734,049	—	—
Other commitments
Standby letters of credit	4,477,414	2,923,168	1,365,100	189,146	—
Commitments to extend credit	33,030,025	24,349,791	3,624,921	478,818	4,576,495

Total contractual obligations	$48,254,106	$28,913,319	$7,516,177	$1,359,678	$10,464,932

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

CRITICAL ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

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

The Company’s critical accounting policies and new accounting pronouncements are disclosed in Note 1 to the Consolidated Financial Statements.

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

On March 2, 2005, the Securities and Exchange Commission extended the dates for non-accelerated filers to comply with Section 404 of the Act. Section 404 of the Act requires a company to include in its annual reports a report by management on internal control and an accompanying auditor’s report. As the Company is a non-accelerated filer, its compliance date is extended to December 31, 2007.

UNITED FINANCIAL BANKING COMPANIES, INC.

DIRECTORS

Jeffery T. Valcourt	Robert E. Carpenter
Chairman of the Board	Managing Member, McLean Management
United Financial Banking Companies, Inc.
President/CEO, Valcourt Building Services

Manuel V. Fernandez	Charles S. Evans
Vice Chairman	Chairman, Computerware
United Financial Banking Companies, Inc.
President, 650 Water Street, Inc.

William J. McCormick, Jr.	John R. Motz
President, Jordan Kitts Music, Inc. Company	President, Commercial Condominium Management

Dennis I. Meyer	Robert W. Pitts
Senior Counsel, Baker & McKenzie, Attorneys	Partner, Pitts and Pitts

Harold C. Rauner
President/CEO, United Financial Banking Companies, Inc.
President/CEO, The Business Bank
President/CEO, Business Venture Capital, Inc.

OFFICERS
Harold C. Rauner	Lisa M. Porter
Chief Executive Officer/President	Chief Financial Officer/Controller
Corporate Secretary
Sharon A. Stakes
Executive Vice President
Assistant Secretary

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

Sharon A. Stakes
Executive Vice President, The Business Bank
Executive Vice President, United Financial Banking Companies, Inc.
President, The Business Bank Insurance Agency, Inc.

UNITED FINANCIAL BANKING COMPANIES, INC.

The Business Bank Advisory Board

Michael P. Mullen	Carl F. Desmarais
Chairman	Partner, O(Connor & Desmarais, P.C.
President, Washington Financial

Laura Degnon	James E. Merritt
Vice President, Degnon Associates, Inc.	President, Horizon Title Escrow, Inc.

Dean M. Xenos	Charles W. Bray
President, Leros Technologies Corporation	President and CEO, IAAPA

Casey Veatch, Sr.
Vice President, Trammell Crow Company

CORPORATE

INFORMATION

The Company did not accrue or pay dividends during the years ended December 31, 2005 and 2004.

The Company had 291 shareholders of record as of December 31, 2005.

Below are the high and low bid prices for the common stock for each quarter of 2005 and 2004. These prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual trades.

	2005		2004
For the Quarter Ended:	High	Low	High	Low
March 31	$20.00	$19.60	$19.57	$18.55
June 30	$25.00	$19.20	$19.75	$19.00
September 30	$25.00	$21.05	$19.92	$18.00
December 31	$22.55	$22.05	$20.75	$19.00

FORM

10KSB

For a free copy of the Annual Report on Form 10KSB, shareholders should write to:

Corporate Secretary

United Financial Banking Companies, Inc.

8399 Leesburg Pike

P.O. Box 2459

Vienna, Virginia 22182